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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 8, 2005

Registration No. 333-117584

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BUHRMANN US INC.
(Exact name of co-registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5110 (Primary Standard Industrial Classification Number)	06-1560597 (IRS Employer Identification Number)

SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

Buhrmann NV
Hoogoorddreef 62, 1101 BE Amsterdam ZO, The Netherlands, (011) 31-20-651 11 11
(Address, including zip code, and telephone number, including area code, of co-registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, New York, New York 10011, (212) 894 8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alexander F. Cohen
Bryant Edwards
Latham & Watkins
99 Bishopsgate, London EC2M 3XF, United Kingdom, (011) 44 20 7710 1000

Approximate date of commencement of the proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7 7/8% Senior Subordinated Notes due 2015	$150,000,000	100%	$150,000,000	$17,655

Guarantee of 7 7/8% Senior Subordinated Notes due 2015(1)	(3)	(3)	(3)	(3)

Total	$150,000,000	100%	$150,000,000	$17,655

(1)
The issuers of the guarantees are listed below in the Table of Additional Registrants.

(2)
Estimated solely for the purposes of computing the registration fee, pursuant to Rule 457(f) under the Securities Act of 1933.

(3)
In accordance with Rule 457(n) under the Securities Act of 1933, no separate fee for the registration of the guarantees is required.

        The co-registrants hereby amend this Registration Statement on the date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
Buhrmann N.V.	The Netherlands	Not applicable
Buhrmann Financieringen B.V.	The Netherlands	Not applicable
Buhrmann Fined B.V.	The Netherlands	Not applicable
Buhrmann II B.V.	The Netherlands	Not applicable
Buhrmann International B.V.	The Netherlands	Not applicable
Buhrmann Nederland B.V.	The Netherlands	Not applicable
Buhrmann Nederland Holding B.V.	The Netherlands	Not applicable
Tetterode-Nederland B.V.	The Netherlands	Not applicable
Veenman B.V.	The Netherlands	Not applicable
Buhrmann Office Products Nederland B.V.	The Netherlands	Not applicable
Buhrmann Europcenter N.V.	Belgium	Not applicable
Buhrmann Luxembourg S.A.R.L.	Luxembourg	Not applicable
ASAP Software Express, Inc.	Illinois	36-3328437
BTOP USA Corp.	Delaware	36-4265153
BTOPI Holding (U.S.)	Delaware	36-4271823
Buhrmann Swaps, Inc.	Delaware	51-0394363
Corporate Express Document & Print Management, Inc.	Nebraska	47-0445942
Corporate Express Office Products, Inc.	Delaware	84-1248716
CE Philadelphia Real Estate, Inc.	Delaware	84-1492344
Corporate Express Promotional Marketing, Inc.	Missouri	43-1540873
Corporate Express of Texas, Inc.	Delaware	74-1926921
Corporate Express, Inc.	Colorado	84-0978360
License Technologies Group, Inc.	Delaware	36-4378040

(1)
The address and telephone number for each of the additional registrants is Buhrmann NV, Hoogoorddreef 62, 1101 BE Amsterdam ZO, The Netherlands, (011) 31-20-651 11 11.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation or an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 8, 2005

PROSPECTUS

BUHRMANN US INC.

Offer to Exchange

$150,000,000 principal amount of its 7 7/8% Senior Subordinated Notes due 2015 which have been registered under the Securities Act
for any and all of its outstanding 7 7/8% Senior Subordinated Notes due 2015

        Buhrmann US Inc. is offering to exchange all of its outstanding 7 7/8% Senior Subordinated Notes due 2015, which we refer to as the old notes, for our registered 7 7/8% Senior Subordinated Notes due 2015, which we refer to as the exchange notes, or the Notes. The terms of the exchange notes are identical to the terms of the old notes, except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, are freely transferable. We will pay interest on the Notes on March 1 and September 1, commencing September 1, 2005. The Notes will mature on March 1, 2015.

        We may redeem the Notes at any time on or before March 1, 2010, in whole or in part, by paying a "make whole" premium. We may redeem the Notes at any time on or after March 1, 2010 by paying a specified premium. In addition, until March 1, 2008, we may redeem up to 35% of the Notes with the net proceeds of certain equity offerings. If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase Notes from holders. The Notes will be unsecured and subordinated to all of Buhrmann US Inc.'s existing and future senior debt. The Notes will be guaranteed on a senior subordinated basis by Buhrmann NV and substantially all of its existing and future U.S. subsidiaries and certain of its material non-U.S. subsidiaries.

The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                  , 2005, unless extended.

  •
  We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

        Investing in the Notes involves a high degree of risk. Please see "Risk Factors," beginning on page 19 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2005.

[Inside front cover]

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Cautionary Notice Regarding Forward-Looking Statements
Use of Proceeds
Capitalization
Selected Consolidated Financial Data
Unaudited Pro Forma Condensed Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Principal Shareholders
Related Party Transactions
Description of Certain Indebtedness
Description of the Notes
Registration Rights
The Exchange Offer
Book-Entry, Delivery and Form
Plan of Distribution
Material United States Federal Tax Considerations
Service of Process and Enforcement of Civil Liabilities
Legal Matters
Experts
Available Information
Index to Financial Statements

        Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days following the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUMMARY

        In this prospectus, we refer to Buhrmann US Inc., the issuer of the Notes, as the "Issuer." Use in this prospectus of the terms "we," "us," "our," the "Buhrmann Group," the "Group," "Buhrmann" and the "Company" refer to Buhrmann NV and its subsidiaries on a consolidated basis except where otherwise specified or clear from the context.

        The following summary contains basic information about Buhrmann, the Issuer and the exchange offer. It likely does not contain all of the information that is important to you. For a more complete understanding of us and this exchange offer, we encourage you to read this entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

Our Company

General

        Buhrmann is an international business-to-business services and distribution group, supplying office products and graphic systems and related services for the business market. A combination of modern Internet technology and advanced logistic processes allows Buhrmann to distribute its products in an efficient way. Internet sales account for a growing proportion of our total sales.

        The Issuer, a wholly-owned subsidiary of Buhrmann NV, is a holding company of certain North American subsidiaries of the Group. In addition, it operates primarily as a financing subsidiary for the Group on a global level. It does not conduct any ordinary business operations.

        We believe we are a market leader based on revenue, in the business-to-business market for office products in North America and Australia. We operate in these markets mostly under the name Corporate Express. In Europe, we believe that Corporate Express is one of the market leaders, based on revenue. Furthermore, we believe that we are one of the largest independent distributors of graphic systems in Europe, based on revenue.

        Buhrmann generated sales in 2004 of €5.5 billion. At the end of 2004, Buhrmann had approximately 18,000 employees in 18 countries.

Office Products

        Buhrmann believes that it is one of the world leaders in the sale, distribution and service of office and computer products to the business market, based on revenue. Products of this type are ideally suited for Internet selling. The vast majority of Buhrmann's customers have Internet access. Orders can be placed more easily, efficiently and accurately via the Internet than using traditional methods such as telephone or fax, where there is a greater risk of incorrect data input. The costs are also lower as the process circumvents a number of administrative tasks. Customers place e-commerce orders by accessing one of our websites. Buhrmann arranges next-day on-site delivery. Due to the geographical spread of its activities, Buhrmann is able to offer a high level of service to companies operating on a worldwide basis.

Graphic Systems

        Buhrmann's graphic systems business is active in six European countries, supplying graphic machines, materials and related services to the graphic industry. Buhrmann is an authorized distributor for Heidelberger Druckmaschinen AG (Heidelberg). In addition to the well-known Heidelberg presses, Buhrmann sells pre-press systems, cutting, folding and binding equipment and also supplies consumables, such as ink and spare parts.

Our Strengths

        We believe that we have a number of key strengths that differentiate us from our competitors:

Leading market positions

        Based on our market knowledge, we believe we continue to be a leader in the U.S. business-to-business office products market. We believe we are the number two supplier of office products in Canada and the number one business-to-business supplier of office products in the fast-growing Australian market. Furthermore, we believe we are among the market leaders in Germany, Benelux, Ireland and Italy. Our market leadership reflects a high level of service and delivery capabilities, cost competitiveness and improved profitability, mostly driven by advantageous pricing on supply purchases and a low-cost infrastructure system. Over the past four years we have demonstrated our ability to maintain our market leadership globally amid a challenging trading environment.

Global office products solution provider

        We are focused on operating a leading global business-to-business office products business in the world's developed economies. Both organic growth and add-on acquisitions have served to develop our operations into a global office products solutions provider, without any manufacturing or retail activities. Our closest competitors, both in Europe and North America, such as Staples Inc., OfficeMax Inc. and Office Depot, Inc., are not pure business-to-business competitors but also derive a significant portion of their sales from other activities such as retail and direct mail. In addition, none of our competitors have the same geographic spread. We believe our business model allows effective client service with a lower investment level than that required by retailers. We offer our customers next-day delivery and high service quality through our broad distribution network.

Broad product range

        We have a broad product line in our core Office Products business, comprising office products, computer and imaging supplies (including copiers, fax machines and printers), furniture, promotional marketing products, forms management services and, increasingly in 2003 and 2004, facility, break room and safety supplies. The catalog for our Office Products North America Division provides a comprehensive selection of about 13,000 stock keeping units (SKUs) in the core categories of office and computer supplies. The pan-European catalog for our Office Products Europe Division contains 2,800 SKUs in the core categories of office and computer supplies, while the main catalogs in our three largest European markets provide a comprehensive selection of about 6,000 SKUs.

        We offer brands such as 3M, Microsoft and Hewlett-Packard, as well as our own private-label brands, such as "Corporate Express." We also have access, through eCommerce and other ordering systems, to thousands of additional SKUs of office supplies, computer supplies and catalog furniture. We believe that this broad product range provides our customers with a one-stop shopping solution for their office products needs.

Extensive logistics infrastructure

        We have developed an extensive and advanced logistics infrastructure in our core Office Products business segment. Our North American and European Office Products Divisions receive orders through eCommerce, as well as by traditional forms such as telephone and fax. We distribute our products from a network of distribution centers. We believe that our extensive logistics infrastructure and our large geographic spread allow us to achieve first-time fill rates of approximately 99% and 95% in North America and Europe, respectively, and to service our international customers on a global basis.

Sophisticated eCommerce platforms

        Our investments in eCommerce and internal systems have yielded operational efficiencies benefiting our customers and we believe have helped differentiate ourselves from our competitors. Our eCommerce platforms in North America, Europe and Australia provide customers with sophisticated business-to-business capabilities that improve the customers' overall ability to fulfill and track orders as well as to reduce their supply chain expenses.

Strong cash generation

        Our business has been strongly cash generative as a result of our continued focus on operational efficiency and cost control, together with our focused working capital and capital expenditure management. Through cash generation and the sale of assets, from January 1, 2002 to December 31, 2004, we reduced net debt by approximately €1.3 billion. Efficient cost control measures implemented in our business through continued streamlining of our operations and focus on profitability on a customer by customer basis have enabled us to maintain stable margins over the last three years in spite of the challenging market environment. From the four-quarters ended December 31, 2001 to the four-quarters ended December 31, 2004, excluding the Paper Merchanting Division which we sold with effect from October 31, 2003, we reduced our working capital from 12.2% to 9.5% of sales. We have also reduced capital expenditure significantly from € 106 million in 2001, excluding the divested Paper Merchanting Division, to €59 million in 2004.

Experienced and committed management team

        We have an experienced management team with a strong track record of successfully integrating businesses in the office products industry. The experience and depth of our management team has been a key factor in our developing and maintaining leadership positions in the markets in which we participate. The management team has also been successful in integrating acquisitions and carrying out divestments over the past years.

Our Strategy

Continued focus on growth

        We continue to focus on growth in our existing businesses through the consolidation of our leadership in the large account segment, the penetration of the mid-market segment, the further growth of our private brand product ranges and the extension of our product range across all our geographic markets. We may support the growth in our existing businesses with selective acquisitions. Over the past five years we have demonstrated the flexible and efficient nature of our business model through the successful integration of three significant acquisitions (namely Corporate Express, the office products business of US Office Products Company (USOP) and the office products division of Samas Groep NV (Samas)), as well as a number of smaller acquisitions. Following up on these successful experiences, Buhrmann intends to pursue this balanced strategy.

Increase sales by leveraging global service capabilities

        Buhrmann intends to increase sales through continued emphasis on service quality across all of its business segments. Buhrmann believes that, in its Office Products business segment, service quality (for example fill rates, lead time, delivery reliability and a high degree of customization of ordering processes through adaptive information technology solutions) and the ability to provide a breadth of product offerings in a large number of markets are the key criteria that its customers consider when selecting suppliers for office products. Buhrmann believes that it will further strengthen its position with businesses and institutions in North America, Europe and Australia, as these entities increasingly demand single-source suppliers for their global office product needs. Furthermore, Buhrmann has also been stepping up efforts to reach out to small- and medium-sized office supplies customers who can benefit from a total supply solution. Buhrmann can help these customers fulfill their sourcing needs in addition to lowering their overall supply chain costs.

Consolidate market positions

        In our core Office Products business segment aimed at strategic and large-accounts, we will continue to consolidate our prominent market positions, while increasing our global contract business through which we provide office products sourcing coverage for global customers who operate in our North American, European and Australian markets.

Extend product lines

        By further leveraging its distribution network through product range extensions including forms, promotional items, facility, break room and safety supplies, Buhrmann has expanded its product lines. We will continue to focus on broadening our product line in order to further increase growth in our existing business.

Extend our customer base

        We believe that in our major geographical markets the strategic and large accounts market segment represents approximately 80% of our total sales. Small- and medium-sized companies account for the remainder of our total office product sales. We seek to increase sales to small- and medium-sized companies with a goal of increasing our overall customer base across different market segments and to utilize more fully the capacity of our distribution infrastructure.

Expand private brand

        Buhrmann has also successfully introduced private brand product ranges, of which the "Corporate Express" brand name is the most important. The extension of the private brand range has positively impacted gross margins and operational profitability and we believe it represents a profit growth opportunity which Buhrmann will continue to exploit.

Extend preferred supplier relations

        Buhrmann actively pursues a strategy of working with fewer, more strategic suppliers for a growing number of product categories. Category management is an essential part of our merchandising strategy. By strategically sourcing a core range of consumable supplies for our customers' business environment from preferred suppliers, we are able to streamline the supply chain and improve our cost base. This preferred supplier initiative has positively impacted gross margins and operational profitability and we believe it represents a profit growth opportunity which Buhrmann will continue to exploit.

Focus on improving operating margins

        Buhrmann has identified opportunities to improve the operating margins in each of its business segments. In the Office Products Divisions, Buhrmann will try to improve operating margins by (i) engaging in targeted marketing programs to increase sales of value-added products that carry higher margins, (ii) eliminating unprofitable product lines and (iii) centralizing or regionalizing certain administrative and operational functions. In the Graphic Systems Division, Buhrmann will continue to develop its services, supplies and spare parts (Triple S) in order to reduce the effects of the cyclicality of equipment sales on the operating margin of this Division.

Risks Associated With Our Strategy

        You should also consider the risks we face that could limit our ability to implement our business strategies, including:

  •
  a reduction in the number of white collar workers employed by our customers or a reduction in the spending per white collar worker could adversely affect growth in our existing businesses;

  •
  if we do not efficiently manage our growth, whether through organic growth or as a result of acquisitions, we may not fully realize the expected growth of our revenues;

  •
  the terms of our debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may limit our ability to, among other things, make acquisitions;

  •
  if we are unable to maintain and improve our information systems in a timely manner in order to correctly and efficiently process and distribute customers' orders on a global basis, this could adversely affect our ability to successfully leverage our global service capabilities;

  •
  the highly competitive nature of the markets in which we operate, combined with the fact that many of our competitors offer the same or similar products, could adversely affect our ability to extend our customer base and maintain our existing customers resulting in a loss of market share; and

  •
  our strategy for the improvement of operating margins relies on the successful implementation of certain measures which may not be sufficiently realized.

        In addition, while we may implement individual elements of our strategies, the benefits derived from such implementation may be mitigated in part, or in whole, if we suffer from one or more of the risks described in this prospectus. As a result of these or other risks, we may decide to alter or discontinue aspects of our strategy and may adopt alternative or additional strategies. Any failure to successfully implement our strategies could adversely affect our business, results of operation or financial condition. See "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements."

The Recapitalization Transaction

        The old notes were offered as part of a recapitalization of Buhrmann. As part of this recapitalization plan, we issued the old notes, and we also:

  •
  issued rights to purchase 39,312,904 of our Ordinary Shares (the Rights Issue); and

  •
  repurchased the outstanding Preference Shares C held by, among others, Apollo Investment Fund IV, L.P. and certain Apollo affiliates (Apollo) and certain affiliates of Bain Capital, LLC (Bain).

        These transactions are collectively referred to as the Recapitalization Transaction.

Sources and Uses of Funds

        The following table sets forth the sources and uses of funds in connection with the Recapitalization Transaction.

Sources	Amount	Amount	Uses	Amount	Amount
	(in millions)	(in millions)(1)		(in millions)	(in millions)(1)
Cash	€55	$71	Repurchase of Preference Shares C(2)	€400	$520
Old Notes(3)	114	149	Estimated fees and expenses	19	25
Rights Issue	250	325		—	—

Total sources	€419	$545	Total uses	€419	$545

(1)
Using an euro to U.S. dollar exchange rate of €1.00 = $1.30 at December 31, 2004, the rate at which the repurchase of the Preference Shares C was completed on March 31, 2005.

(2)
Composed of 43,628 Preference Shares C with a book value of €339 million (approximately $462 million).

(3)
The old notes were offered at a discount resulting in lower net proceeds.

        You should read "Use of Proceeds" and "Capitalization" for a more detailed description of the expected use of proceeds and our adjusted capitalization respectively.

Our Corporate Structure

        The diagram below depicts, in simplified form, our corporate and financing structure following completion of the offering of the old notes, the Rights Issue and the Recapitalization Transaction. The diagram does not show all of the guarantors of the Notes offered hereby, all of our non-guarantor affiliates and subsidiaries or all of our indebtedness. Please refer to "Principal Shareholders," "Description of Certain Indebtedness," and "Description of the Notes," for more information.

€115 million
subordinated convertible bond
Class A preferred stock
Buhrmann NV
Buhrmann International BV
Dutch operating subsidiaries(1)
BTOPI Holding (US)
€255 million
senior revolving credit facility(2)
€529 million
senior term loans(3)
US$150 million senior
subordinated notes due 2014
US$150 million senior
subordinated notes due 2015
Buhrmann US Inc.
Buhrmann non-Dutch,
non-US subsidiaries
Buhrmann Luxembourg
S.à.r.l.
Buhrmann
Europcenter N.V.
Corporate Express, Inc.
US$100 million
receivables securitization(4)
Corporate Express
US operating
subsidiaries(1)
Guarantor of Notes

(1)
For a complete list of the guarantors of the Notes, see "Description of the Notes—Certain Definitions—Guarantors."

(2)
As part of a senior credit facility (Senior Credit Facility), we have a €255 million committed revolving credit facility, of which, at December 31, 2004, approximately €180 million was available for borrowing, subject to customary borrowing conditions. Availability is reduced by outstanding letters of credit in an aggregate amount of €75 million, at December 31, 2004. All term loans under the Senior Credit Facility are referred to in this prospectus as the "Term Loans".

(3)
For a detailed description of the Senior Credit Facility, see "Description of Certain Indebtedness—The Senior Credit Facility."

(4)
Our operating companies sell their accounts receivable to Buhrmann Silver SA and Buhrmann Silver US LLC. For a detailed description of our receivables securitization, see "Description of Certain Indebtedness—Accounts Receivable Securitization Program."

The Offering of the Old Notes

        On March 2, 2005, Buhrmann US Inc. completed an offering of $150 million in aggregate principal amount of 7 7/8% senior subordinated notes due 2015, which was exempt from registration under the Securities Act.

Old Notes	Buhrmann US Inc., sold the old notes to Deutsche Bank Securities Inc., BNP PARIBAS and ING Bank N.V., London Branch, the initial purchasers, on March 2, 2005. The initial purchasers subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.
Registration Rights Agreement
In connection with the sale of the old notes, we, Buhrmann N.V. and the subsidiary guarantors, which together we refer to as the guarantors, entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agreed to:
	•	file a registration statement for the exchange offer and the exchange notes within 120 days after the date on which the old notes were purchased by the initial purchasers;
•
use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 180 days after the date on which the old notes were purchased by the initial purchasers; and
•
file a shelf registration statement for the resales of the old notes or the exchange notes, as the case may be, under certain circumstances and use our reasonable best efforts to cause such shelf registration statement to be declared effective under the Securities Act.

If we and the guarantors fail to meet any of these requirements, it will constitute a default under the registration rights agreement and we and the guarantors must pay additional interest on the Notes of up to 0.50% per annum for the first 90-day period after any such default. This interest rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement, which rights terminate upon completion of the exchange offer.

Summary of the Exchange Offer

        The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled "The Exchange Offer" contains a more detailed description of the exchange offer.

Exchange Offer	$1,000 principal amount of exchange notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered.
Resale
Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred to you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, unless you:
• are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act of 1933;
• are a broker-dealer who purchased the old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act of 1933;
• acquired the exchange notes other than in the ordinary course of your business; or
• have an arrangement with any person to engage in the distribution of exchange notes.

However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on 2005, which we refer to as the expiration date, unless we, in our sole discretion, extend it.
Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions, some of which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and it the letter of transmittal.

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your old notes are registered and promptly instruct the person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Acceptance of Old Notes and Delivery of Exchange Notes
Subject to customary conditions, we will accept old notes which are properly tendered in the exchange offer and not withdrawn prior to the exchange date. The exchange notes will be delivered promptly following the expiration date.
Effect of Not Tendering
Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the U.S. federal securities laws. See "The Exchange Offer—Effect of Not Tendering."
Interest on the Exchange Notes and the Old Notes
The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes, or, if no interest has been paid, from March 2, 2005. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Material United Stated Federal Tax Considerations
The exchange of the old notes for otherwise identical debt securities registered under the Securities Act pursuant to the exchange offer should not constitute a taxable exchange, and such holders should not recognize any taxable gain or loss or any interest income for U.S. federal income tax purposes as a result of the exchange. See "Material United Stated Federal Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent	The Bank of New York, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Summary of the Exchange Notes

        The following is a brief summary of the terms of the exchange notes. The financial terms and convenants of the exchange notes are the same as the old notes. For a more complete description of the terms of the exchange notes, see "Description of the Notes".

Issuer	Buhrmann US Inc.
Securities Offered	$150,000,000 principal amount of 7 7/8% senior subordinated notes due 2015.
Maturity	March 1, 2015.
Interest Rate	7 7/8% per year (calculated using a 360-day year).
Interest Payment Dates	March 1 and September 1, beginning on September 1, 2005. Interest will accrue from the issue date of the Notes.
Ranking
The Notes will be unsecured senior subordinated obligations of the Issuer and will rank junior to its existing and future senior debt. The guarantees by each Guarantor will be subordinated to its existing and future senior debt. As of December 31, 2004 pro forma for the completion of the offering of the old notes and related transactions, the Issuer and the Guarantors would have had €636 million of senior debt. In addition, the Issuer has:
• approximately €180 million of additional borrowings under the committed revolving credit facility portion of the Senior Credit Facility;
• approximately €65 million of additional borrowings under the uncommitted revolving credit facility portion of the Senior Credit Facility; and
• approximately $247 million of additional borrowings under the uncommitted term loan facility portion of the Senior Credit Facility.
The Notes will rank pari passu in right of payment with:
• approximately €115 million of indebtedness represented by Buhrmann's 2% Subordinated Convertible Bonds due 2010; and
• $150 million of indebtedness represented by the Issuer's 8 1/4% Senior Subordinated Notes due 2014.
Guarantees
Buhrmann NV, and substantially all of Buhrmann NV's existing and future U.S. subsidiaries and certain of its material non-U.S. subsidiaries, will unconditionally guarantee the Notes on a senior subordinated basis. If we create or acquire a new subsidiary and that subsidiary becomes an obligor under the Senior Credit Facility, it will guarantee the Notes unless we designate the subsidiary as an "unrestricted subsidiary" under the indenture or the subsidiary does not have significant assets.

Optional Redemption
Until March 1, 2010 the Issuer may redeem all or a part of the Notes by paying a "make whole" premium. Thereafter the Issuer may redeem some or all of the Notes at the redemption prices listed in the "Description of the Notes" section under the heading "Optional Redemption," plus accrued interest.

At any time, which may be more than once, before the third anniversary of the issue date of the Notes, the Issuer can choose to redeem up to 35% of the outstanding Notes with money that we raise in one or more equity offerings, as long as:
	•	it pays 107.875% of the face amount of the Notes, plus accrued and unpaid interest, if any;
	•	it redeems the Notes within 60 days of completing the equity offering; and
	•	at least 65% of the aggregate principal amount of Notes issued remains outstanding afterwards.

The Issuer may also redeem the Notes in whole, but not in part, at any time, upon giving proper notice, if changes in tax laws impose certain withholding taxes on amounts payable on the Notes. If the Issuer decides to do this, it must pay you a price equal to the principal amount of the Notes, plus interest and certain other amounts. See "Description of the Notes—Redemption of Notes for Changes in Withholding Taxes."
Change of Control Offer
If a change of control occurs, the Issuer must give holders of the Notes the opportunity to sell the Issuer their Notes at 101% of their face amount, plus accrued interest. The Issuer might not be able to pay you the required price for Notes you present to it at the time of a change of control, because:
	•	it might not have enough funds at that time; or
	•	the terms of its senior debt may prevent it from paying.
Asset Sale Proceeds
Upon the consummation of an asset sale, we generally must invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the Notes with the excess net cash proceeds. The purchase price of the Notes will be 100% of their principal amount, plus accrued interest.
Certain Indenture Provisions	The indenture governing the Notes will contain covenants limiting our, and most or all of our subsidiaries', ability to:
	•	incur additional debt;
	•	pay dividends or distributions on our common shares or repurchase our common shares;
	•	pay dividends or distributions on our preference shares or repurchase our preference shares;
	•	issue stock of subsidiaries;

	•	make certain investments;
	•	create liens on our assets to secure debt;
	•	enter into transactions with affiliates;
	•	merge or consolidate with another company; and
	•	transfer and sell assets.
These covenants are subject to a number of important limitations and exceptions.
Risk Factors
Investing in the Notes involves substiantial risks. See "Risk Factors" beginning on page 19 of this prospectus for a description of certain of the risks you should consider before investing in the Notes.

        Our principal executive offices are located at Hoogoorddreef 62, 1101 BE Amsterdam ZO, the Netherlands, and our telephone number is +31-20-651-1111, and our website is www.buhrmann.com. Information included on our website does not form part of this prospectus.

Summary Consolidated Financial and Other Data

        The following tables present selected financial data for Buhrmann as of and for the years ended December 31, 2002, 2003 and 2004. The selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The selected financial data set forth below is presented in accordance with Dutch GAAP and, where specified, in accordance with U.S. GAAP. For a discussion of the material differences between Dutch GAAP and U.S. GAAP, as applicable to Buhrmann, please see note 34 to our consolidated financial statements included elsewhere in this prospectus. Additionally, please see "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Major Events" and "—Acquisitions and Divestments" for a description of major events and significant acquisitions or divestments that may affect the comparability of the results of operations presented below.

        We note that under Dutch GAAP, as from January 1, 2002, the results from discontinued operations are included in operating results until the date the operations are actually sold (prior to 2002, such results were included until the moment the divestment decision was made), whereas under U.S. GAAP, the results from discontinued operations are presented separately from continuing operations. Accordingly, under U.S. GAAP, the consolidated statements of income for previous years are restated for discontinuance of an operation. The Paper Merchanting Division, which was sold with effect from October 31, 2003, qualifies as a discontinued operation.

	Year ended December 31,
	2002	2003	2004	2004(1)
	(in millions, except ratios)
	(audited)
Statement of Income Data:
Amounts in accordance with Dutch GAAP
Net sales	€9,948	€8,053	€5,539	$7,499
Added value	2,253	1,854	1,476	1,999
Impairment of goodwill	(573)	(53)	—	—
Operating result	(301)	171	161	218
Result from operations before taxes	(500)	(86)	58	79
Total taxes	(18)	68	33	45
Total results from participations and other financial results	16	(102)	6	8
Total minority interests	(12)	(12)	(17)	(22)

Net result from operations	(514)	(132)	80	109
Extraordinary result after tax	(74)	—	—	—

Net result	€(588)	€(132)	€80	$109

Amounts in accordance with U.S. GAAP
Net sales(2)	€6,967	€5,840	€5,550	$7,514
Operating result(2)	(718)	182	213	288
Result from continuing operations(2)	(849)	(59)	104	141
Discontinued operations(2)	(92)	(249)	4	5

Net result before cumulative effect of change in accounting principles(2)	(941)	(308)	108	146
Cumulative effect of change in accounting principles, after tax(2)	—	(29)	—	—

Net result(2)	€(941)	€(337)	€108	$146

Balance Sheet Data (at period end):
Amounts in accordance with Dutch GAAP
Working capital	€1,103	€456	€419	$567
Total assets	5,409	3,677	3,481	4,713
Long-term debt	1,678	949	822	1,112
Group equity	1,811	1,484	1,474	1,996
Amounts in accordance with U.S. GAAP
Total assets(2)	€5,607	€3,791	€3,683	$4,986
Long-term debt	1,678	949	862	1,167
Group equity(2)	1,910	1,504	1,530	2,071
Other Data (unaudited):
Amounts derived from Dutch GAAP
EBITDA(3)	€(216)	€213	€280	$379
Ratio of earnings to fixed charges(4)	—	0.18x	1.21x	1.21x
Amounts derived from U.S. GAAP
EBITDA(3)	€(621)	€37	€291	$394
Ratio of earnings to fixed charges(4)	—	0.69x	1.67x	1.67x

(1)
Certain euro amounts for 2004 have been translated into United States dollars at the Noon Buying Rate at December 31, 2004 of 1.3538 U.S. dollars to the euro. Such translations should not be construed as a representation that the euro amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)
Several U.S. GAAP adjustments have been made to net result under Dutch GAAP to comply with U.S. GAAP. These adjustments have been made, among other things, to:

•
recognize discontinuance of certain operations;

•
recognize goodwill on acquisitions that was previously written off to equity;

•
adjust goodwill for restructuring and integration provisions that did not qualify under U.S. GAAP;

•
reverse restructuring and integration provisions and other provisions not allowed under U.S. GAAP;

•
amortize intangible assets;

•
write-off capitalized software;

•
add extraordinary items to operating income;

•
record derivative instruments at fair value;

•
recognize pension assets;

•
defer revenue for timing differences in recognition;

•
write-off and amortize financing fees;

•
expense operating lease payments on a straight-line basis;

•
as of 2002, reverse amortization and adjust impairment of goodwill; and

•
as of 2003, defer revenue from catalog contributions.

  Several U.S. GAAP adjustments have been made to total assets under Dutch GAAP to comply with U.S. GAAP. These adjustments have been made, among other things, to:

  •
  recognize goodwill on acquisitions that was written off to equity under Dutch GAAP;

  •
  adjust goodwill for restructuring and integration provisions not allowed under U.S. GAAP;

  •
  recognize intangible assets;

  •
  expense software costs which do not qualify for capitalization under U.S. GAAP;

  •
  recognize deferred tax assets under U.S. GAAP;

  •
  recognize pension assets;

  •
  adjust our capitalization of financing fees;

  •
  accrue for operating lease payments on a straight-line basis;

  •
  as of 2002, reverse amortization and adjust impairment of goodwill; and

  •
  as of 2003, reduce inventory values for catalog contributions.

(3)
We define "EBITDA" as "net result before interest and other financing costs, taxes, depreciation of tangible fixed assets and internally used software and before amortization of goodwill". This is a non-GAAP financial measure for which the most directly comparable GAAP financial measure is "net result."

  Buhrmann evaluates its operating performance based on several factors, including the financial measure EBITDA. Buhrmann believes EBITDA to be an important indicator of the operational strength and performance of its business, including the ability to generate cash and to repay long-term debt. For a discussion of the reasons we use EBITDA to evaluate our operating performance, and its limitations, see "Non-GAAP Financial Measures," and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Use of Non-GAAP Financial Measures-EBITDA."

  The reconciliation between the Dutch GAAP measure of "net result" and the non-GAAP financial measure "EBITDA" is as follows (based on Dutch GAAP):

	Year ended December 31,
	2002	2003	2004	2004(1)
	(in millions)
Net result	€(588)	€(132)	€80	$109
Interest and other financing costs	199	257	103	139
Taxes	(11)	(68)	(33)	(45)
Depreciation of tangible fixed assets and internally used software	114	104	84	114
Amortization of goodwill	70	52	45	61

EBITDA	€(216)	€213	€280	$379

          The reconciliation between the U.S. GAAP measure of "net result" and the non-GAAP financial measure "EBITDA" is as follows (based on U.S. GAAP):

	Year ended December 31,
	2002	2003	2004	2004(1)
	(in millions)
Net result	€(941)	€(337)	€108	$146
Interest and other financing costs	203	262	97	131
Taxes	(4)	1	(3)	(4)
Depreciation of tangible fixed assets and internally used software	115	105	84	114
Amortization of other intangibles	6	6	5	7

EBITDA	€(621)	€37	€291	$394

(4)
The calculation of the ratio of earnings to fixed charges is set forth in an exhibit to the registration statement relating to this prospectus. Under Dutch GAAP, earnings were insufficient to cover fixed charges for the year ended December 31, 2002 and 2003 by €632 million and €226 million, respectively. Under US GAAP, earnings were insufficient to cover fixed charges for the year ended December 31, 2002 and 2003 by €894 million and €79 million, respectively.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

        The following summary pro forma condensed consolidated financial data is based on Buhrmann's consolidated financial statements included elsewhere in this prospectus, and should be read in conjunction with those financial statements and the notes thereto. The pro forma financial data set forth below is presented in accordance with Dutch GAAP. For a discussion of the material differences between Dutch GAAP and U.S. GAAP, as applicable to Buhrmann, please see note 34 to our consolidated financial statements included elsewhere in this prospectus.

        The pro forma financial information included below reflects adjustments to give effect to the issue of the old notes as if this issue had occurred as of January 1, 2004.

        This pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the issue of the old notes actually been consummated on the date indicated and do not purport to be indicative of results of operations as of any future date or for any future period. This pro forma financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the year ended December 31, 2004

Pro Forma year ended December 31, 2004(1)
(in millions of €, except per share and ratios)
Amounts in accordance with Dutch GAAP
Net sales	5,539
Costs of sales	(4,063)
Added value	1,476
Labor and other operating costs	(1,186)
Depreciation of tangible fixed assets and software	(84)
Amortization of goodwill	(45)
Impairment of goodwill	—
Operating result	161
Total financing costs	(114)
Result from operations before taxes	47
Total taxes	37
Total results from participations and other financial results	6
Total minority interests	(17)

Net result	73

Net result per ordinary share, basic and fully diluted	0.32
Ratio of earnings to fixed charges(2)	1.17x

(1)
The pro forma adjustments are described under "Unaudited Pro Forma Condensed Consolidated Financial Data."

(2)
The calculation of the ratio of earnings to fixed charges is set forth in an exhibit to the registration statement relating to this prospectus.

RISK FACTORS

        Before making an investment decision with respect to the Notes, you should carefully consider the risks related to our business, our industry and the legal structures underlying this offering described below, in addition to the other information in this prospectus. These risks are not the only ones we face; additional risks of which we are presently not aware or that we currently deem immaterial may also impair our business or our ability to make payment on the Notes.

Risks Relating to Our Business

        Buhrmann has material debt.

        Buhrmann has indebtedness that is material in relation to its shareholders' equity. A substantial portion of Buhrmann's cash flow from operations is dedicated to the payment of principal and interest on Buhrmann's debt. In particular, on a pro forma basis, assuming completion and the Recapitalization Transaction (including the offering of the old notes), as of December 31, 2004, we would have had total indebtedness of approximately €971 million. As a result, we are a highly leveraged company.

        Buhrmann's indebtedness could have important consequences, including that:

  •
  Buhrmann's ability to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate purposes may be impaired;

  •
  certain of Buhrmann's borrowings are and will continue to be at variable rates of interest, which exposes Buhrmann to the risk of increasing interest rates;

  •
  it may make it more difficult for us to satisfy our obligations with respect to these Notes;

  •
  it may increase our vulnerability to general adverse economic and industry conditions;

  •
  it may make it more difficult for us to satisfy our obligations with respect to the 8 1/4% Senior Subordinated Notes due 2014 (the 2014 Notes);

  •
  it may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  a substantial part of Buhrmann's assets has been pledged to secure Buhrmann's obligations under the Senior Credit Facility and in connection with its securitization program and will be unavailable to secure other debt; and

  •
  Buhrmann may be more leveraged than certain of its competitors, which may place Buhrmann at a competitive disadvantage.

        Buhrmann's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on Buhrmann's financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond its control, including interest rate exposure and credit risks. Buhrmann's operating performance, cash flow and capital resources may not be sufficient for payment of its debt in the future. If Buhrmann's cash flow and capital resources are insufficient to fund its debt service obligations, Buhrmann may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure its debt. In the event that Buhrmann is required to dispose of material assets or operations, obtain additional capital, or restructure its debt to meet its debt service and other obligations, the terms of any such transaction may not be as advantageous to Buhrmann as they otherwise might be.

        Buhrmann is restricted by the terms of its debt.

        The terms of the Senior Credit Facility limit Buhrmann's flexibility in operating its business. In particular, the Senior Credit Facility limits Buhrmann's ability to, among other things, incur other debt, pay dividends, make investments and enter into certain corporate transactions. The Senior Credit Facility also requires Buhrmann to meet certain financial ratios and tests. Buhrmann may not be able to do so for reasons beyond its control. If Buhrmann fails to comply with the obligations in the Senior Credit Facility, there could be an event of default under the Senior Credit Facility. This may cause Buhrmann to renegotiate the terms of the Senior Credit Facility, which may lead to an increase of interest expenses and may further restrict Buhrmann's ability to operate its business, including making acquisitions and paying dividends. In addition, if an event of default occurs, the lenders under the Senior Credit Facility could declare the debt under that agreement immediately due and payable, and seek to foreclose on Buhrmann's assets that secure the Senior Credit Facility. If there is a default under the Senior Credit Facility, Buhrmann may not have sufficient assets to repay the debt under that facility and other debt.

        In addition, other funding instruments such as the accounts receivable securitization program, our 2% Subordinated Convertible Bonds due 2010 (the Subordinated Convertible Bonds), the 2014 Notes, and the Notes offered hereby have certain restrictions attached. Failure to comply with the restrictions imposed in relation to any such instruments could result in a default under those agreements.

        Buhrmann may not be able to manage its growth effectively.

        Challenges which may result from organic growth, as well as growth through acquisitions, include Buhrmann's ability to:

  •
  improve the efficiency of growing operations;

  •
  manage efficiently the operations and employees of expanding businesses;

  •
  hire and retain enough qualified personnel to staff new or expanded operations;

  •
  maintain its existing customer base and the amount of sales to these customers; and

  •
  assess the value, strength and weaknesses of acquisition candidates.

        Buhrmann cannot ensure that it will be able to adequately address these concerns. Buhrmann's failure to address these concerns could prevent Buhrmann from achieving its strategic initiatives and could also lead to a material adverse effect on its business, financial condition and results of operations.

        Adverse developments in equity and bond markets may require Buhrmann to make additional contributions to its pension funds.

        Buhrmann is operating a variety of pension funds, including a number of defined pension schemes that are separately insured in trusts (pension funds). Local law or specific arrangements with these pension funds require a minimum funding level of benefit obligations of these pension funds. The funding levels are calculated based on certain assumptions, including expected return on plan assets. The value of the assets under management of these trusts varies, particularly with developments in the equity and bond markets, which can affect the costs to Buhrmann. Declining returns on the equity and bond markets may require Buhrmann to make additional contributions to these pension funds in order to meet the minimum funding levels, which may adversely affect Buhrmann's business, financial condition and results of operations.

        We face risks associated with acquisitions and divestitures.

        We have made a number of acquisitions over the last five years, and our growth strategy relies in part on selective acquisitions in the industries in which we operate. Risks we could face with respect to recent and future acquisitions include:

  •
  difficulties in the integration of operations, technologies, products and personnel of the acquired entity;

  •
  diversion of management's attention away from other business concerns; and

  •
  expenses of any undisclosed or unknown potential liabilities of the acquired entity.

        In addition, future acquisitions could result in the incurrence of debt and the assumption of liabilities, including contingent liabilities. Any of the foregoing could have a significant negative impact on our business, financial condition and results of operations.

        Buhrmann has also divested various subsidiaries and divisions, some of which were substantial. In connection with these divestments, Buhrmann has agreed to indemnify the purchasers against various potential liabilities, such as liabilities related to legal and regulatory proceedings, environmental liabilities and liabilities related to taxes. Buhrmann has established reserves for such potential liabilities that Buhrmann believes are adequate. However, Buhrmann cannot assure you that these reserves will in fact be sufficient to cover these potential liabilities. The lack of adequate reserves could have a material adverse effect on Buhrmann's business, financial condition and results of operations.

        Buhrmann's exposure to exchange rate fluctuations may affect its reported results of operations and financial condition.

        A major proportion of Buhrmann's activities is conducted in currencies other than the euro, which is Buhrmann's reporting currency. The position in relation to the U.S. dollar is, in particular, relevant, as approximately two-thirds of Buhrmann's revenues and more than two-thirds of Buhrmann's operating results were generated in U.S. dollars in 2004. This results in foreign exchange translation exposure when our results are translated into euro in our consolidated financial statements included elsewhere in this prospectus. For example, a 10% weakening in the value of the U.S. dollar in relation to the euro (i.e., a 10% change in the U.S. dollar/euro exchange rate) would have decreased the net result from ordinary operations before amortization and impairment of goodwill in 2004 by approximately 7%. Under the Company's foreign exchange policy, translation risks in these subsidiaries are, in general, not hedged. This means that fluctuations in exchange rates may positively or negatively affect results of operations reported in euro.

        Of Buhrmann's external long-term debt at December 31, 2004, approximately 80% was denominated in U.S. dollars and approximately 20% in other currencies after hedging. Buhrmann finances its subsidiaries predominantly through internal debt denominated in local currencies. Exchange rate fluctuations may lead to currency translation adjustments which may have a direct negative impact on the Buhrmann Group's equity and may negatively affect net result reported in euro.

        Inability to maintain and improve its information systems effectively, and prevent and recover from serious breakdowns, could disrupt Buhrmann's business processes.

        Buhrmann needs to maintain and consistently improve sophisticated information systems to grow its businesses and achieve operating efficiencies. If Buhrmann fails to do so, its information systems may not function correctly or efficiently, which could have an adverse effect on Buhrmann's ability to perform administrative functions and process and distribute customer orders. This, in turn, could have an material adverse impact on Buhrmann's results of operations. Furthermore, in the event of a serious breakdown of information systems, customers will expect a timely recovery. If Buhrmann fails to implement information technology improvements or recover from serious breakdowns within the anticipated time frame, such failure could have a material adverse effect on Buhrmann's business, financial condition and results of operations.

        If Buhrmann's contract with Heidelberg were to be terminated, or Heidelberg were to cease operations, Buhrmann could lose most of its Graphic Systems Division's revenues.

        Buhrmann's Graphics Systems Division is the authorized distributor in a number of countries of printing equipment manufactured by Heidelberg. The Graphic Systems Division derives most of its revenues from the sale of that equipment. The exclusive distribution agreement runs until June 30, 2008 but may be terminated earlier by either party for cause. If Heidelberg were to terminate the distribution agreement or cease operations (without a successor), Buhrmann's business, financial condition and results of operations could be materially adversely affected.

        If Buhrmann's relationship with Microsoft were to be terminated, or Microsoft were to cease operations, Buhrmann could lose most of its revenues derived from its specialty business, ASAP Software, Inc.

        ASAP is a distributor of Microsoft software in a number of countries. The Office Products North America Division derives more than half of its revenues from the sale of Microsoft products through ASAP's operations. If Microsoft were to appoint a third-party exclusive distributor of its products in the markets in which ASAP operates or otherwise terminate its relationship with ASAP, or cease operations (without a successor), Buhrmann's business, financial condition and results of operations could be materially adversely affected.

        Our restructuring programs may not achieve expected benefits.

        From time to time, Buhrmann implements restructuring programs, including reductions in the number of staff. Buhrmann expects that these programs will result in structural cost savings and will improve Buhrmann's operating results. However, this expectation involves a number of assumptions and uncertainties, and as a result, Buhrmann may not achieve the expected benefits. The savings expected from these programs are often significant and need to be realized on a timely basis. Buhrmann has recorded reserves for these restructuring programs. Buhrmann cannot assure you that additional reserves for restructuring programs will not be required in the future as well. In addition, these restructuring programs absorb management time and can interrupt normal business operations.

        Changes in the assumptions underlying Buhrmann's estimated utilization of its considerable amount of tax loss carry-forwards could have a material adverse impact on its tax assets and effective tax burden.

        Buhrmann has a considerable amount of tax loss carry-forwards, pursuant to which it records deferred tax assets. In addition, Buhrmann records certain valuation allowances to reduce these deferred tax assets to the amount that Buhrmann estimates the deferred tax assets are likely to be realized. In determining these valuation allowances and deferred tax liabilities, Buhrmann takes into account estimated future taxable income, tax planning, applicable limitations on the use of tax loss carry-forwards and the possibility that prior year tax returns will be challenged by the tax authorities. If actual future taxable income is different than originally assessed, if tax planning fails to materialize, if limitations on the use of tax loss carry-forwards apply or if the possibility that prior year tax returns will be challenged turn out to be different than originally assessed, the valuation allowances on deferred tax assets and deferred tax liabilities may have to be adjusted which could have a material adverse affect on Buhrmann's reported tax expense and net result in future years and a corresponding effect on its financial condition and results of operations.

        Volatility of the market for our Ordinary Shares, the Notes, the 2014 Notes and the Subordinated Convertible Bonds.

        The market price of Buhrmann's Ordinary Shares, the Notes offered hereby, the 2014 Notes and the Subordinated Convertible Bonds could be subject to wide fluctuations in response to numerous factors, many of which are beyond the control of Buhrmann. These factors include, among other things, actual or anticipated variations in operating results, earnings releases by the Buhrmann Group and its competitors, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities market, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

Risks Relating to Our Industry

        The demand for Buhrmann's products and services relates to the number of white collar workers employed by Buhrmann's customers, and as a result, to general economic conditions.

        Buhrmann's Office Products business is concentrated in North America, Western Europe and Australia. The demand for Buhrmann's products and services, most notably in office products, relates to the number of white collar workers employed by Buhrmann's customers in these markets. An interruption of growth in these markets or a reduction of white collar workers employed by Buhrmann's customers may adversely affect Buhrmann's operating results. A downturn in the United States and other western economies has recently had an adverse impact on a number of our customers, resulting in some cases in cutbacks in the employment of white collar workers and the related cutbacks in expenditures for office supplies and other products and services that we sell to them. Any future general economic downturn, together with the negative effect this has on the number of white collar workers employed, may adversely affect Buhrmann's business, financial condition and results of operations.

        Customers are able to reduce their spend per white collar worker on short term notice, by postponing the purchase of items or through the substitution of lower-cost items and services.

        Buhrmann's customers may, on short notice, postpone or reduce spending on Buhrmann's products and services per white collar worker, for instance, through the use of our eCommerce platforms. As a result, our level of sales can significantly change over a short period of time. In addition, customers may also, on short notice, substitute certain of Buhrmann's products and services for its other, lower margin, products and services. We cannot assure you that a significant amount of our customers will not choose to postpone, reduce or eliminate their spending on short notice, whether in response to market conditions or otherwise. Any such postponement, reduction or substitution would adversely affect Buhrmann's business, financial condition and results of operations.

        Although our customer base is spread over many industries and sectors, including government institutions, most of our customers are large corporations or institutions which frequently re-tender their office products contracts.

        Many of our large account customers frequently re-tender their office products contracts in order to take advantage of the competitive pricing within the office products industries and achieved efficiencies in office products distribution. Although we have tens of thousands of customers, and no single customer represents more than 1% of our revenues, the loss of several large account customers in a relatively short period as a result of contract re-tendering could materially adversely affect our business, financial condition and results of operations.

        Buhrmann could lose market share and profit margins due to increased competitive pressures, or due to a disruption in its service levels.

        Each of Buhrmann's divisions operates in a highly competitive market. Many of Buhrmann's competitors offer the same or similar products that Buhrmann offers to the same customers or potential customers. Some of Buhrmann's competitors may have advantages over Buhrmann, including greater financial resources, better technical capabilities, better marketing capabilities, the ability to adapt more quickly to changing customer requirements, greater name recognition and the ability to devote greater resources to developing, promoting and selling their products. Also, new entrants in Buhrmann's markets such as new Internet based businesses may, by offering alternative distribution channels, alter the competitive landscape to Buhrmann's disadvantage. If Buhrmann's competitors successfully exploit these advantages, they could force Buhrmann to lower its prices or may cause Buhrmann to sell fewer of its products, either of which could adversely affect Buhrmann's business, financial condition and results of operations.

        Furthermore, the continuation of office products contracts with our existing customers, and the successful retention of new office products contracts, primarily depends on pricing and service levels. We believe that one of the key factors differentiating Buhrmann from its competitors is its ability to provide competitive pricing on products combined with high quality service levels. Any disruption in the service levels that our customers have come to expect from us could result in the loss of their business to our competitors and adversely impact sales going-forward, which, in turn, could adversely affect Buhrmann's business, financial condition and results of operations.

        Our reliance on suppliers' allowances and promotional incentives could impact profitability.

        We derive important benefits from suppliers' allowances and promotional incentives provided by certain suppliers of products and services. We cannot be certain that we will be able to take advantage of any such suppliers' allowances and promotional incentives that may be offered.

        Should any of our key suppliers reduce or otherwise eliminate suppliers' allowances and promotional benefits, our profit margin for these products and services may be harmed. These occurrences may have a material adverse effect on our business, financial condition and results of operations.

        Revenues in Buhrmann's Graphic Systems Division are cyclical.

        A substantial part of the Graphic Systems Division's revenues derives from the sale of printing equipment which is regarded as a high-value investment good. The demand for this type of good depends to a large extent on developments in macro-economic circumstances, particularly in relation to the activity levels at commercial printers, and innovation of technology at the Graphic Systems Division's main suppliers. As a result, the Graphic Systems Division experiences cyclicality in its revenues which could adversely affect Buhrmann's business, financial condition and results of operations.

        There may be substantial differences between our financial condition as reported under Dutch GAAP from the equivalent data we would report under IFRS.

        We prepare our financial statements in accordance with Dutch GAAP. From January 1, 2005, all European publicly listed companies are required to report on the basis of International Financial Reporting Standards (IFRS). Buhrmann started preparing for the transition in 2003, aiming to begin external reporting on the basis of IFRS from the 2005 reporting periods onwards. Within the limits of the IFRS framework we strive towards convergence with our US GAAP reporting. There may be substantial differences between the results of operations, cash flows and financial condition Buhrmann reports under Dutch GAAP from the equivalent data Buhrmann would report under IFRS. Some of the accounting standards under IFRS, including their practical implementation, are not yet fully finalized, but we expect that the classification as debt of our Preference Shares A under IFRS, which are classified as part of shareholders' equity under Dutch GAAP, will have a material impact. In addition, the European Financial Reporting Advisory Group has not yet fully endorsed the adoption of all IFRS standards. Separate IFRS information may not be available for periods prior to our 2004 financial year.

        Forward-Looking Statements.

        This document contains certain forward-looking statements concerning Buhrmann's future operations, economic performances, financial conditions and financing plans, including such things as business strategy and measures to implement strategy, competitive strengths, goals, expansion and Buhrmann's business and operations and references to future success. These statements are based on certain assumptions and analyses made by Buhrmann in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate under the circumstances. However, whether actual results and developments will conform with Buhrmann's expectations and predictions is subject to a number of risks and uncertainties, including, among other things, the risk factors discussed above. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Buhrmann will be realized or, even if substantially realized, that they will have the expected consequences for or effects on Buhrmann and its subsidiaries or their business or operations.

Risks Relating to the Notes

        Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks posed by our indebtedness.

        Although covenants under the Senior Credit Facility, the indentures governing the Notes, the 2014 Notes and the Subordinated Convertible Bonds limit our ability and the ability of our present and future restricted subsidiaries to incur additional indebtedness, the terms of the Senior Credit Facility, the indentures and the Subordinated Convertible Bonds permit us to incur significant additional indebtedness if certain conditions are satisfied.

        Subject to the restrictions in the Senior Credit Facility, the indentures governing the Notes offered hereby, the 2014 Notes and the terms of the Subordinated Convertible Bonds, we may incur significant additional indebtedness, which may be secured from time to time. In addition, as of December 31, 2004 on a pro forma basis after giving effect to the offering of the old notes and the related recapitalization transactions, we would have had:

  •
  €180 million of additional borrowing available under the committed revolving credit facility portion of the Senior Credit Facility, subject to customary borrowing conditions;

  •
  approximately €65 million that would have been available for borrowing as additional senior debt under the uncommitted revolving credit facility; and

  •
  approximately $247 million that would have been available as additional senior debt under the uncommitted term loan facility of the Senior Credit Facility.

        In addition, we may securitize up to an additional $20 million under our accounts receivables securitization program. All borrowings under the Senior Credit Facility and our accounts receivable securitization program will be effectively senior, to the extent of the value of the collateral securing the borrowings, to the Notes and the Note guarantees. See "Description of Certain Indebtedness—The Senior Credit Facility" and "—Accounts Receivable Securitization Program."

        To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under the Senior Credit Facility and our accounts receivable securitization program will be adequate to meet our future liquidity needs for at least the next year. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the Senior Credit Facility and our accounts receivable securitization program or otherwise in an amount sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs, including capital expenditure requirements. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the Senior Credit Facility, our accounts receivable securitization program, the Subordinated Convertible Bonds, the 2014 Notes and the Notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all.

        The Notes will be structurally subordinated to the creditors and preference shareholder, if any, of our non-Guarantor subsidiaries.

        The Notes are structurally subordinated to the obligations of our non-guarantor subsidiaries. Generally, claims of creditors of our non-guarantor subsidiaries, including trade creditors and claims of preference shareholders, if any, of each such non-guarantor subsidiary, will have priority with respect to the assets and earnings of such non-guarantor subsidiary over claims of creditors of its parent entity. In the event of an insolvency, liquidation or other reorganization of any of our non-guarantor subsidiaries, holders of their debt and their trade creditors will typically be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us and any guarantor of the Notes.

        As of December 31, 2004, on a pro forma basis after giving effect to the offering of the old notes and the related recapitalization transactions, our non-guarantor subsidiaries would have had €97 million of other liabilities together with €279 million of trade payables outstanding, all of which would have ranked effectively senior to the Notes. Our non-guarantor subsidiaries generated 36% of our consolidated revenues in the fiscal year ended December 31, 2004 and held 32% of our consolidated assets as of December 31, 2004. See note 36 to our consolidated financial statements included elsewhere in this prospectus.

        Your right to receive payments on the Notes is junior to our existing and future senior debt.

        The Notes and the guarantees rank behind all of our and the guarantors' existing senior indebtedness, including the Senior Credit Facility, and all of our and their future senior indebtedness. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the Notes or the guarantees.

        In addition, all payments on the Notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt. The Notes will rank pari passu with the 2014 Notes.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the Notes will participate with trade creditors and all other holders of our and the guarantor subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of Notes may receive less, rateably, than the holders of our senior debt.

        Assuming completion of the offering of the old notes and the related recapitalization transactions on December 31, 2004, the Notes and the guarantees would have been subordinated to €636 million of senior debt, approximately € 180 million of additional senior debt that would have been available for borrowing under the committed revolving credit facility portion of the Senior Credit Facility, approximately €65 million of additional senior debt that would have been available for borrowing under the uncommitted revolving credit facility and approximately $247 million of additional senior debt that would have been available under the uncommitted term loan facility of the Senior Credit Facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

        We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the Notes.

        Although much of our business is conducted through our subsidiaries, none of our non-guarantor subsidiaries is obligated to make funds available to the issuer for payment on the Notes. Accordingly, the Issuer's ability to make payments on the Notes is dependent on the earnings and the distribution of funds from our subsidiaries. The terms of the Senior Credit Facility significantly restrict some of our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the Notes when due. In particular, none of the subsidiaries in our Office Products Australia Division will be guarantors of the Notes offered hereby. See "Description of Certain Indebtedness."

        We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in the Senior Credit Facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes—Change of Control."

        You cannot be sure an active trading market for the Notes will develop.

        The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system, although application will be made to make the exchange notes eligible for trading in the PORTALSM Market. Although each initial purchaser informed us that it was its intention to make a market in the old notes and, if issued, the exchange notes, it has no obligation to do so and may discontinue making a market at any time without notice.

        The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. A liquid trading market may not develop for the Notes. If a market develops, the Notes could trade at prices that may be lower than the initial offering price of the Notes. See "Plan of Distribution."

        If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.

        We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the exchange notes.

        U.S. federal, U.S. state, Dutch, Belgian and Luxembourg statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

  U.S. federal and state

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

  The Netherlands

        Guarantors of the Notes organized under the laws of the Netherlands (Dutch Guarantors) may invoke the nullity of any legal act (rechtshandeling) if that legal act was outside their corporate purpose (objects) and the other party to that legal act was or should-without investigation-have been aware of this; the determination of whether a legal act is within the objects of a company may not be based solely on the description of the articles of association, but must take into account all relevant circumstances, including in particular the question whether the interests of that company are served by the relevant legal act. If the issue of the Notes, in the light of the benefits, if any, derived by the Dutch Guarantors from the issue of the Notes, would have a disproportionate adverse effect on the interests of the Dutch Guarantors, these transactions may be found to be outside the objects of the Dutch Guarantors and the trustee under the indenture may be held to have been aware of this. To the extent a Dutch Guarantor successfully invoked the nullity of the Guarantee, the Guarantee would be limited to the extent any portion of it is nullified. In the event it is nullified in full, you would no longer be a creditor of that Dutch Guarantor and would be a creditor of the Issuer and the remaining guarantors of the Notes.

  Belgium

        The enforcement of the guarantee of the Notes by Buhrmann Europcenter N.V. would be subject to certain defences available to Belgian guarantors generally. These laws and defences include those that relate to fraudulent conveyance, corporate purpose or benefit and regulations or defences affecting the rights of creditors generally. If these laws and defences are applicable, Buhrmann Europcenter N.V. may have no liability under its guarantee.

        In particular, Belgian law requires that a guarantee by a Belgian company of third-party obligations must comply with the guarantor's corporate purpose and must be in the guarantor's corporate benefit. The presence of an actual corporate benefit to a Belgian guarantor is a matter of fact and Belgian case law provides no clear definition of what constitutes an actual corporate benefit. If a court in Belgium determined that actual corporate benefit is not established as to a guarantor, then the guarantee given by that guarantor could be declared void upon request of the guarantor (or its bankruptcy trustee). In addition, enforcement in Belgium of the guarantee is subject to authorisation by the Belgian courts.

        It is possible that a guarantor, a creditor of a guarantor or the bankruptcy trustee in the case of a bankruptcy of a guarantor, may contest the validity and enforceability of the guarantor's guarantee and that the applicable court may determine that the guarantee should be voided or declared unenforceable. For a description of the enforceability of obligations, including guarantees, in bankruptcy and judicial composition proceedings, see "—Relevant local insolvency laws may not be as favorable to you as U.S. bankruptcy laws—Belgium."

  Luxembourg

        There are no provisions under Luxembourg law and, in particular, under the Luxembourg Act dated August 10, 1915 concerning commercial companies, as amended, that govern, the ability of a Luxembourg private limited liability company to guarantee the indebtedness of another entity. A Luxembourg company may issue a guarantee provided such issuing (i) falls within the company's corporate objects and (ii) is in the best interest of the company. Consequently, for a group guarantee to be valid, it must satisfy the corporate objects test and the corporate interest test.

        If the giving of a guarantee is not covered by the company's corporate objects, the guarantee would be voidable.

        If the giving of a guarantee is not in the best interest of Buhrmann S.àr.l., the guarantee could be declared void. The test is whether the company which provides the guarantee receives some consideration in return, such as an economic or commercial benefit, from the transaction and whether such benefit is proportionate to the burden of the assistance.

        It follows that a Luxembourg company may give a guarantee to other group companies if it can be demonstrated that:

  •
  the company belongs to a group of companies that has a real structure and is organised in view of a common economic, industrial and commercial policy;

  •
  the company derives a benefit from granting the guarantee; and

  •
  the guarantee amount is not disproportionate to the company's financial means and the benefits derived from the granting of such guarantee are real.

        It is possible that the guarantor, a creditor of the guarantor or the bankruptcy trustee/receiver in the case of a bankruptcy of the guarantor, may contest the validity and enforceability of the guarantee and that a Luxembourg court holds that the guarantee should be voided or declared unenforceable. For a description of the enforceability of obligations, including guarantees, in bankruptcy and judicial composition proceedings, see "—Relevant local insolvency laws may not be as favourable to you as U.S. bankruptcy laws—Luxembourg."

        You may find it more difficult to enforce your rights against certain of the non-U.S. guarantors than if they were U.S. corporations.

        Certain guarantors of the Notes, including Buhrmann NV, are organized in jurisdictions other than the United States and non-U.S. corporate laws govern their formation documents and corporate affairs. The rights of our shareholders and the responsibilities of our management that directs our affairs are different from those established under the statutes and judicial precedents of the United States. You may find it more difficult to protect your interests against actions by our shareholders, management and our board members than you would if all of the guarantors were U.S. corporations.

        Service of process upon individuals or firms that are not resident in the United States may be difficult to obtain within the United States. Certain individual members of our boards and our management may reside outside the United States. Because the assets of certain of our subsidiaries and the assets of certain directors and managers are outside the United States, any judgment obtained in the United States against us or such persons may not be collectible within the United States. We have appointed CT Corporation System as our agent to receive service of process in any action against us in any federal court or court in the State of New York arising out of this offering. We have not given consent for such agent to accept service of process in connection with any other claim.

        There is doubt as to the enforceability in foreign jurisdictions, including Belgium, Luxembourg, and the Netherlands, of liabilities predicated solely upon United States federal or state securities law against us, our directors, controlling persons and management and the experts named in this prospectus who are not residents of the United States, in original actions or in actions for enforcements of judgments of United States courts. See "Service of Process and Enforcement of Civil Liabilities."

        Relevant local insolvency laws may not be as favorable to you as U.S. bankruptcy laws.

        Buhrmann Luxembourg S.àr.l., a guarantor of the Notes, is organized in Luxembourg, Buhrmann Europcenter N.V., a guarantor of the Notes, is organized in Belgium, and Buhrmann NV and certain of its subsidiaries, each of which are guarantors of the Notes, are organized in the Netherlands. Many of the Issuer's other subsidiaries are organized in jurisdictions other than the United States. The insolvency laws of the Netherlands and some of these other jurisdictions where these companies are organized may not be as favourable to your interests as creditors as the laws of the United States or other jurisdictions with which you may be familiar.

        The following is a brief description of certain aspects of insolvency law in Belgium, the Netherlands and Luxembourg. In the event that any one or more of the guarantors, the Issuer or any of the Company's other subsidiaries experienced financial difficulty, it is not possible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings would be commenced, or the outcome of such proceedings.

  The Netherlands

        Dutch insolvency laws differ significantly from the insolvency laws of the United States and may make it more difficult for holders of the Notes to recover amounts from any of the guarantors of the Notes incorporated in the Netherlands than in a liquidation or bankruptcy proceeding in the United States. These laws may also affect any recovery made by the issuer from any of the guarantors of the Notes incorporated in the Netherlands under their guarantees of the Notes. There are two corporate insolvency regimes under Dutch law: moratorium of payment (surséance van betaling), which is intended to facilitate the reorganization of a debtor's debts and enable the debtor to continue as a going concern, and bankruptcy (faillissement), which is primarily designed to liquidate and distribute the assets of a debtor to its creditors.

        Upon commencement of moratorium of payment proceedings, a Dutch court will grant a provisional moratorium and appoint a trustee administrator (bewindvoerder) who, jointly with the company's management, will be in charge of the company and its business undertakings. Before the court will decide on whether to grant a definitive moratorium, a creditors' vote will take place before the court. A definitive moratorium will generally be granted unless there is an objection by creditors with claims in excess of one-fourth of the amount of unsecured non-preferential claims admitted to the creditors vote or by one-third of the unsecured non-preferential creditors admitted to the vote. During both a definitive and a provisional moratorium, ordinary, non-preferential creditors will be precluded from attempting to recover their claims from the assets of the debtor. A moratorium is, however, subject to exceptions, the most important of which excludes secured and preferred creditors from the protection of the moratorium. Secured creditors include the holders of a right of pledge (pandrecht) and right of mortgage (hypotheek), preferred creditors include tax and social security authorities. Generally, debts arising after the date of the moratorium are excluded from the moratorium. A provisional or definitive moratorium of payment will be withdrawn and in most cases converted into a bankruptcy if, among other things, the assets or financial condition of the debtor is such that continuation of the moratorium is no longer desirable or the prospect that the debtor may eventually satisfy its creditors does not exist. Unlike Chapter 11 proceedings under U.S. bankruptcy law, during which both secured and unsecured creditors are generally barred from seeking to recover on their claims, during Dutch moratorium of payment proceedings, certain secured creditors, including the senior lenders as secured creditors under the Senior Credit Facility, and preferential creditors may seek to satisfy their claims by proceeding against the assets that secure their claims or to which they have preferential rights. Therefore, a recovery under Dutch law could involve a sale of the assets of the debtor in a manner that does not reflect its going concern value. Consequently, Dutch insolvency laws could preclude or inhibit a restructuring and could reduce any recovery you might obtain in an insolvency proceeding. At the request of the debtor or the administrator, the court may order a freeze for a period of two months, which can be extended once by court order for another two months, during which no recourse can be taken by some or all of the secured and/or preferential creditors against assets of the debtor.

        In Dutch bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor's creditors on the basis of the relative priority of the claims of those creditors and, to the extent claims of certain creditors have equal priority, in proportion to the amount of such claims. Certain parties, such as secured creditors, including the senior lenders as secured creditors under the Senior Credit Facility, will benefit from special rights. Except during a freeze, which may be ordered in bankruptcy proceedings for the same periods as this is possible in moratorium of payment proceedings, secured creditors such as pledgees and mortgagees may enforce their rights as if no bankruptcy exists. As a result, if the issuer becomes subject to these proceedings, you are likely to recover less under the Notes from the issuer than the principal amount of your Notes and may recover less than you would have recovered in an equivalent U.S. liquidation proceeding. In addition, any claims you may have may be limited depending on the date they become due and payable. All unsecured, pre-bankruptcy claims must be submitted to the receiver for verification. Verification means that the creditor sends a letter to the receiver setting out the relevant claim to enable the receiver to take a view as to the existence, ranking and value of the claim and whether and to what extent it should be admitted in the bankruptcy proceedings. Three methods of establishing the value of a claim for verification purposes may be applied:

  •
  the value of a claim that becomes payable at an undetermined point in time will be calculated at its net present value on the date of the bankruptcy;

  •
  the value of a claim that becomes payable within one year of the date of the bankruptcy will be calculated as if such claim were payable as of the date of the bankruptcy; and

  •
  the value of a claim that becomes payable after one year from the date of the bankruptcy will be calculated at its net present value on the date which is one year after the date of the bankruptcy.

        Creditors that wish to dispute the verification of their claims by the receiver will need to commence a court proceeding.

        Although no interest is payable in respect of unsecured claims as of the date of a bankruptcy, if the net present value of a claim of a holder needs to be determined, such determination will be made by taking into account the agreed payment date and interest rate.

  Luxembourg

        Under Luxembourg insolvency laws, your ability to receive payment on the Buhrmann Luxembourg S.àr.l. guarantee may be more limited than would be the case under U.S. bankruptcy laws. Under Luxembourg law, the following types of proceedings (altogether referred to as insolvency proceedings) may be opened against an entity having its registered office or center of main interest in Luxembourg:

        Bankruptcy proceedings (faillite), the opening of which may be requested by the company or by any of its creditors. Following such a request, the courts having jurisdiction may open bankruptcy proceedings if the company (i) is in a state of cessation of payments (cessation des paiements) and (ii) has lost its commercial creditworthiness. If a court finds that these conditions are satisfied, it may also open bankruptcy proceedings, absent a request made by the company or a creditor. The main effect of such proceedings is the suspension of all measures of enforcement against the company, except, subject to certain limited exceptions, for enforcement by secured creditors and the payment of the secured creditors in accordance with their rank upon realization of the assets.

        Controlled management proceedings (gestion contrôlée), the opening of which may only be requested by the company and not by its creditors. The court's decision to admit a company to the controlled management proceedings triggers a provisional stay on enforcement of claims by creditors, including secured creditors.

        Composition proceedings (concordat préventif de faillite), which may be requested only by the company and not by its creditors. The court's decision to admit a company to the composition proceedings triggers a provisional stay on enforcement of claims by creditors.

        In addition to these proceedings, your ability to receive payment on the Buhrmann Luxembourg S.àr.l. guarantee may be affected by a decision of a court to grant a stay on payments (sursis de paiements) or to put Buhrmann Luxembourg S.àr.l. into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that have committed a serious breach of Luxembourg law.

        Buhrmann Luxembourg S.àr.l.'s liabilities in respect of its guarantee will, in the event of a liquidation of Buhrmann Luxembourg S.àr.l. following bankruptcy or judicial liquidation proceedings, only rank after the cost or debt incurred in relation to the liquidation/administration of the bankruptcy estate, and those of Buhrmann Luxembourg S.àr.l.'s debts that are entitled to priority under Luxembourg law. Preferential debts under Luxembourg law include:

  •
  certain amounts owed to the Luxembourg Revenue;

  •
  value-added tax and other taxes and duties owed to the Luxembourg Customs and Excise;

  •
  social security contributions; and

  •
  remuneration owed to employees.

        Furthermore, there are special rights of priority (privileges spéciaux) which carry the right to be paid in priority out of the proceeds of the sale of a specific asset by reason of a claim associated to that asset.

        Assets over which a security interest has been granted will not, in principle, be available for distribution to unsecured creditors, except after enforcement and to the extent a surplus is realized.

        During such insolvency proceedings, all enforcement measures by unsecured creditors are suspended and the ability of secured creditors to enforce their security interest may also be limited.

        Furthermore, declarations of default and subsequent acceleration, such as acceleration upon the occurrence of an event of default, will not be enforceable during controlled management proceedings.

        On the basis of the principle of pari passu ranking of creditors in accordance to which all non privileged creditors (créanciers chirographaires) rank equally, any balance remaining after the proceeds of the bankrupt estate have been distributed to the secured and/or privileged creditors in order of priority, are then distributed to the non-privileged creditors in proportion to their claims.

        Payments made, as well as other transactions concluded or performed, during the pre-bankruptcy suspect period (période suspecte) which is fixed by the Luxembourg court and dates back not more than six months as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during ten days before the commencement of such period, are subject to cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver (curateur).

        In particular,

  •
  article 445 of the code of commerce sets out an additional period of ten days preceding the suspect period fixed by the court during which specified transactions (such as, in particular, the granting of a new security interest or an additional security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any other means than in cash or by bill of exchange; the sale of assets without consideration or for materially inadequate consideration) must be set aside or declared null and void, as the case may be, if so requested by the insolvency receiver;

  •
  article 446 of the code of commerce states that payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt's cessation of payments; and

  •
  regardless of the suspect period, article 448 of the code of commerce and article 1167 of the civil code (actio pauliana) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

        Further, upon request of the insolvency receiver, the legal and/or shadow directors of a company may be held liable, either severally or jointly, for all or part of the difference between the assets and the liabilities if the liabilities of the company exceed the assets and if it is shown that the legal and/or shadow directors have committed serious faults which contributed to the company's bankruptcy. A legal or shadow director, either an individual or a corporate entity, of a bankrupt company may be declared personally bankrupt, together with the company in order to constitute one single bankruptcy estate if the director has used the company, the company's assets or the company's activities for the sole benefit or own interest purposes.

        Finally, international aspects of Luxembourg solvency proceedings, bankruptcy, controlled management and composition proceedings may be subject to Council Regulation (EC) No 1346/200 of May 29, 2000 on insolvency proceedings.

  Belgium

        Buhrmann Europcenter N.V., one of the guarantors of the Notes, is incorporated in Belgium and, consequently, may be subject to insolvency laws and proceedings in Belgium.

        There are two types of insolvency procedures under Belgian law:

  •
  the judicial composition (concordat judiciaire) procedure, and

  •
  the bankruptcy (faillite) procedure.

        A proceeding for a judicial composition may be commenced if either:

  •
  the debtor is temporarily unable to meet is payment obligations; or

  •
  if certain difficulties jeopardise the continuation of the debtor's business which could lead to cessation of payments in the short run. The continuation of the debtor's business is in any event deemed to be jeopardized if, as a result of losses, the debtor's net assets have declined to less than 50% of its stated capital.

        A debtor is only eligible for judicial composition if its financial position can be restructured and if economic recovery (i.e., a continuation of the business in the long-term) is possible. A request for a judicial composition can be filed either on the initiative of the debtor, by a petition, or on the initiative of the public prosecutor. During an initial request period, the debtor cannot be dissolved and cannot be adjudicated into bankruptcy. The court can consider a preliminary suspension of payments during an initial period of six months, which can be extended by up to a maximum period of three months. As a rule, creditors cannot enforce their rights against the debtor's assets during the period of preliminary suspension of payments, except in the following circumstances:

  •
  failure by the debtor to pay interest or charges falling due in the course of the preliminary suspension period; and

  •
  failure by the debtor to pay any new debts (i.e., debts which have arisen after the date of the judicial composition).

        Creditors have to file their claims within the period indicated in the judgment.

        During the preliminary suspension period, the debtor must draw up an installment plan or a reorganisation plan which must be approved by a majority of its creditors, having filed their claims, who were present at a meeting of creditors and represent over half of the amount of the debts of the debtor. The court can then award a final suspension of payments for a maximum period of 24 months as from the date of the judgment. This term can be extended by up to a maximum of 12 months. The suspension of payments awarded by the court is binding on all creditors.

        A company which, on a sustained basis, ceases to make payments and whose credit is impaired, will be deemed to be in a state of bankruptcy. Within one month after the cessation of payments, the company must file for bankruptcy. If the company is late in filing for bankruptcy, its directors could be held liable for damages to creditors as a result thereof. The procedure may also be initiated on the request of unpaid creditors or on the initiative of the public prosecutor.

        Once the court decides that the requirements for bankruptcy are met, the court will establish a date before which claims for all unpaid debts must be filed by creditors. A bankruptcy trustee will be appointed to assume the operation of the business and to organize a sale of the debtor's assets, the distribution of the proceeds thereof to creditors and the liquidation of the debtor.

        The court may determine the date of commencement and the duration of the suspect period (i.e., la période suspecte). This period starts on the date of sustained cessation of payment of debts by the debtor. The court will establish this date in the bankruptcy judgment, but this date cannot be earlier than six months before the date of the bankruptcy judgment, unless a decision to dissolve the company was made more than six months before the date of the bankruptcy judgment, in which case the date could be the date of such decision to dissolve the company. The bankruptcy trustee and any interested third-party can challenge the court decision on the suspect period during a period of six months following the bankruptcy judgment.

        The rules on transactions which can be voided in the event of bankruptcy can be briefly summarized as follows:

  •
  Under the Belgian bankruptcy procedure, any transaction entered into by a Belgian company during the suspect period is ineffective against such creditors if entered into without consideration or if the value given to such creditors significantly exceeded the value the company received in consideration.

  •
  Any transaction entered into by a company which has stopped making payments may be voided upon the subsequent bankruptcy of such company if the counterparty to the transaction was aware of the suspension of payments.

  •
  Security interests granted during the suspect period may be declared ineffective if they intend to secure a debt which existed prior to the date on which the security interest was granted.

  •
  Any payments (in whatever form, i.e., money or in kind or by way of set-off) made during the suspect period of any debt which was not yet due as well as all payments made during the suspect period other than with money or monetary instruments (cheques, promissory notes, etc.) can be voided.

  •
  Any transaction or payment effected with fraudulent intent can be set aside irrespective of its date.

        Following a judgment commencing the bankruptcy proceeding, enforcement rights of individual creditors are suspended, except for those held by secured creditors and the owners of assets held by the bankrupt debtor, and only the bankruptcy trustee will from then on be able to proceed against the debtor and to liquidate its assets.

        Provisions of a contract which provide that a contract will be automatically terminated as a result of the mere consequence of the bankruptcy of the other party are in principle valid and effective under existing Belgian bankruptcy legislation. Provisions of a contract which provide that a contract will be automatically terminated as a result of the mere consequence of the judicial composition of the other party will not be effective under existing Belgian legislation.

        Finally, international aspects of a Belgian bankruptcy or judicial composition proceedings may be subject to Council Regulation (EC) No 1346/200 of May 29, 2000 on insolvency proceedings.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. All statements other than statements of historical fact included in this prospectus regarding our business, financial condition, results of operations and certain of our plans, objectives, assumptions, expectations or beliefs with respect to these items and statements regarding other future events or prospects, are forward-looking statements. These statements include, without limitation, those concerning: our strategy and our ability to achieve it; expectations regarding sales, profitability and growth; our possible or assumed future results of operations; capital expenditure and investment plans; adequacy of capital; and financing plans. The words "aim," "may," "expect," "anticipate," "believe," "future," "continue," "help," "estimate," "plan," "intend," "should," "could," "would," "shall" or the negative or other variations thereof as well as other statements regarding matters that are not historical fact, are or may constitute forward-looking statements. In addition, this prospectus includes forward-looking statements relating to our potential exposure to various types of market risks, such as foreign exchange rate risk, interest rate risks and other risks related to financial assets and liabilities. We have based these forward-looking statements on our management's current view with respect to future events and financial performance. These views reflect the best judgment of our management but involve a number of risks and uncertainties which could cause actual results to differ materially from those predicted in our forward-looking statements and from past results, performance or achievements. Although we believe that the estimates reflected in the forward-looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from these expressed or implied by these forward-looking statements. These factors include, among other things:

  •
  risks related to Buhrmann's material debt;

  •
  risks related to the restrictions imposed by the terms of Buhrmann's debt;

  •
  risks related to Buhrmann's ability to manage its growth;

  •
  risks related to the effects that adverse developments in equity and debt markets could have on Buhrmann's obligation to make pension contributions;

  •
  risks related to Buhrmann's acquisitions and divestitures;

  •
  risks associated with Buhrmann's exposure to exchange rate fluctuations;

  •
  risks related to Buhrmann's inability to maintain and improve its information systems effectively;

  •
  risks related to Buhrmann's reliance on certain key suppliers, in particular, Heidelberger Druckmaschinen AG (Heidelberg) and Microsoft Corporation (Microsoft);

  •
  risks related to Buhrmann's restructuring and integration programs;

  •
  risks related to changes in Buhrmann's tax assets and effective tax burden;

  •
  risks related to volatility of the market for our debt and equity securities;

  •
  risks associated with a decline in the number of white collar workers employed by Buhrmann's customers;

  •
  risks related to Buhrmann's customers postponing purchases or substituting lower-cost items or services on short notice;

  •
  risks related to the frequent re-tender by our customers of their office products contracts;

  •
  risks related to highly competitive markets and their impact on Buhrmann's market share and profit margins;

  •
  risks related to our reliance on supplier's allowances and promotional incentives;

  •
  risks related to the cyclical nature of Buhrmann's Graphic Systems Division;

  •
  risks related to our transition to International Financial Reporting Standards from Dutch GAAP in our financial statements;

  •
  risks associated with our structure, the Notes, the guarantees and our other indebtedness; and

  •
  other risks, uncertainties and factors inherent in our business.

        These risks are not exhaustive. For further discussion of these factors and other risks, see the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

MARKET SHARE, RANKING AND OTHER DATA

        The market share, ranking and other data contained in this prospectus are based on management's own estimates and are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

PRESENTATION OF OUR FINANCIAL INFORMATION

        Unless otherwise indicated, financial data in this prospectus has been prepared in accordance with Dutch GAAP, which differs in certain significant respects from U.S. GAAP. For a discussion of the most significant differences between Dutch GAAP and U.S. GAAP as they relate to Buhrmann, see note 34 to our consolidated financial statements included elsewhere in this prospectus.

        From January 1, 2005, all European publicly listed companies are required to report on the basis of International Financial Reporting Standards (IFRS). Buhrmann started preparing for the transition in 2003, aiming to begin external reporting on the basis of IFRS from the 2005 reporting periods onwards. Within the limits of the IFRS framework we strive towards convergence with our U.S. GAAP reporting. There may be substantial differences between the results of operations, cash flows and financial condition Buhrmann reports under Dutch GAAP from the equivalent data Buhrmann would report under IFRS. Some of the accounting standards under IFRS, including their practical implementation, are not yet fully finalized but we expect that the classification as debt of our Preference Shares A and Preference Shares C under IFRS, which are classified as part of shareholders' equity under Dutch GAAP, will have a material impact. Under IFRS, Buhrmann's Preference Shares A are classified as a liability and Buhrmann's Preference Shares C are classified as compound financial instruments and accordingly recorded as liabilities. See "Risk Factors-There may be substantial differences between our financial condition as reported under Dutch GAAP from the equivalent data we would report under IFRS" and "Management's Discussion and Analysis of Financial Condition and Results of Operations- International Financial Reporting Standards-Buhrmann Accounting Policies under IFRS."

        Some financial and statistical information has been rounded and, as a result, the numerical figures shown as totals in this prospectus may vary slightly from the exact arithmetic aggregation of the figures that precede them.

NON-GAAP FINANCIAL MEASURES

EBITDA

        EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, Dutch GAAP or U.S. GAAP. EBITDA is not a measure of our financial performance under Dutch GAAP or U.S. GAAP and should not be considered as an alternative to net result, operating result or any other performance measures derived in accordance with Dutch GAAP or U.S. GAAP, or as an alternative to cash flow from operating activities or as a measure of our operating liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-EBITDA" for a description of the calculation of EBITDA and footnote 3 included in "Prospectus Summary-Summary Consolidated Financial and Other Data" and "Selected Consolidated Financial Data" for a description of the calculation of EBITDA.

        We define "EBITDA" as "net result before interest and other financing costs, taxes, depreciation of tangible fixed assets and internally used software and before amortization of goodwill". This is a non-GAAP financial measure for which the most directly comparable GAAP financial measure is "net result." We present EBITDA because we consider it and we believe that our investors and lenders consider it, to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We believe issuers of "high yield" securities also present EBITDA because investors, lenders, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up. Depreciation and amortization are non-cash charges. In certain public disclosures, and in particular in connection with the Rights Issue which commenced on March 15, 2005, we have presented the non-GAAP financial measure "EBITDAE" as a supplemental measure of our performance. We define "EBITDAE" as "operating result before depreciation of tangible fixed assets and internally used software, amortization and impairment of goodwill and before exceptional items." Accordingly, our presentation of EBITDAE in certain disclosure documents is not comparable to our presentation of EBITDA in this prospectus.

        EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under Dutch GAAP or U.S. GAAP. Some of these limitations are:

  •
  EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect changes in tax;

  •
  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

        Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our Dutch GAAP results and using EBITDA only as a supplementary measure. See the statements of cash flow included in our consolidated financial statements.

Constant Exchange Rates

        We present our results in euro. Results of subsidiaries denominated in currencies other than the euro are translated into euro at an average exchange rate for the period. In the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus, we include discussions on the performance of our business based on constant exchange rates. We use constant exchange rate analysis to give a year-on-year measure of change which excludes the effect of fluctuations in currency exchange rates because fluctuations in currency exchange rates are outside of our control and may distort our underlying performance and result.

        Changes of results at constant exchange rates can be materially different to changes based on our reported results because prior year average exchange rates can be significantly different from current year average exchange rates.

"Organic" Analysis

        The "organic" analysis presented in this prospectus eliminates all factors that disturb a like-for-like comparison in our relevant business Divisions. These factors include such items as currency exchange rate movements, acquisitions, divestitures, variations in the number of working days, and with respect to our Office Products North America Division, the change to a commission-based model at our subsidiary, ASAP Software Express, Inc. (ASAP), and the change in the sales recognition of the Graphic Systems Division. We use "organic" analysis, in conjunction with constant exchange rates, to give a measure of the underlying growth year-on-year. The factors mentioned above can have a significant impact on a Division's reported results. We believe their exclusion provides a useful insight into the underlying performance of the Division and enables us to monitor the performance of both the underlying businesses and acquired businesses. Organic performance can be materially different to the Division's reported performance.

EXCHANGE RATE INFORMATION

        Amounts expressed in this prospectus in "euro," "EUR" or "€ "relate to the single currency of the member states of the European Union that have adopted such currency in accordance with legislation of the European Union relating to European Economic and Monetary Union. Amounts expressed in "GBP" relate to the British pound, amounts in "AUD" relate to Australian dollars and amounts expressed in "USD," "$" or "U.S. dollar" relate to dollars of the United States of America.

        In January 1999, Buhrmann started reporting in euro. We prepare our financial statements in euro.

        The following table sets forth, for the periods indicated, certain information regarding the Noon Buying Rate for the euro for the period 2000-2004. The term "Noon Buying Rate" means the noon buying rate in New York City for cable transfers into foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York:

	U.S. dollar per euro
	Year end	Average	High	Low
Year
2000	0.9388	0.9207	1.0335	0.8270
2001	0.8901	0.8909	0.9355	0.8370
2002	1.0485	0.9495	1.0485	0.8594
2003	1.2597	1.1315	1.2597	1.0361
2004	1.3538	1.2439	1.3625	1.1801

        The average Noon Buying Rate for each year is calculated by using the average of the Noon Buying Rates on the last day of each month during the year.

        In determining earnings originally stated in foreign currencies, Buhrmann used an average of daily exchange rates of the respective currency versus the euro. For the balance sheet, Buhrmann used the exchange rates of the last business day of the reported period. The following table shows the applicable rates used for such purposes for the periods indicated:

	Balance sheet as of December 31, 2002	Income Statement for year ended December 31, 2002
Australian dollar per euro	1.8556	1.7365
Canadian dollar per euro	1.6550	1.4828
British pound per euro	0.6505	0.6287
U.S. dollar per euro	1.0487	0.9448
	Balance sheet as of December 31, 2003	Income Statement for year ended December 31, 2003
Australian dollar per euro	1.6802	1.7384
Canadian dollar per euro	1.6234	1.5821
British pound per euro	0.7048	0.6918
U.S. dollar per euro	1.2630	1.1307
	Balance sheet as of December 31, 2004	Income Statement for year ended December 31, 2004
Australian dollar per euro	1.7459	1.6891
Canadian dollar per euro	1.6416	1.6169
British pound per euro	0.7051	0.6785
U.S. dollar per euro	1.3621	1.2434

        The following table sets forth the high and low Noon Buying Rate for the euro of each of the monthly periods indicated in U.S. dollar per euro:

	High	Low
Month
October 2004	1.2783	1.2271
November 2004	1.3288	1.2703
December 2004	1.3625	1.3224
January 2005	1.3476	1.2954
February 2005	1.3274	1.2773
March 2005	1.3465	1.2877

        On April 5, 2005, the exchange rate of the euro to the U.S. dollar based on the Noon Buying Rate of the Federal Reserve Bank of New York was €1.00 = $1.2842.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement dated March 2, 2005 by and among us, the guarantors party thereto, and the initial purchasers of the old notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer.

        On March 2, 2005, Burhmann US Inc. issued and sold the old notes. Buhrmann US Inc. used the proceeds from the offering of the old notes together with funds from the Rights Issue and cash in hand to fund the repurchase of our outstanding Preference Shares C. We consummated the repurchase of our Preference Shares C on March 31, 2005.

CAPITALIZATION

        The following table gives an overview of our unaudited cash and cash equivalents and capitalization, in accordance with Dutch GAAP, as of December 31, 2004, on an actual basis and as adjusted to give effect to the offering of the old notes, the Rights Issue and the Recapitalization Transaction.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of December 31, 2004
	Actual	As Adjusted	As Adjusted(1)
	(in millions)
Cash and cash equivalents(2)	€154	€99	$134

Total debt:
Senior Credit Facility
Term loan facilities(3)	529	529	716
Account receivables securitization	74	74	100
Other debt	33	33	45

Total senior debt	636	636	861
Old Notes	—	110	150
2014 Notes	110	110	150
Subordinated Convertible Bonds	115	115	155

Total debt(4)	€861	€971	$1,315

Shareholders funds:
Preference Shares A(5)	181	181	245
Preference Shares C(6)	339	—	—
Ordinary shares(7)	899	1,149	1,555

Total shareholders funds	1,419	1,330	1,800

Total capitalization	€2,280	€2,301	$3,115

(1)
Certain euro amounts have been translated into U.S. dollars at the Noon Buying Rate at December 31, 2004 of $1.3538 to the euro.

(2)
The agreement for the repurchase of the Preference Shares C is made in U.S. dollars. The repurchase of the Preference Shares C was completed on March 31, 2005 at a euro to U.S. dollar exchange rate of €1.00 = $1.30.

(3)
Term loan borrowings under the Senior Credit Facility are comprised of a term loan in an amount of €112 million ($153 million) (Term Loan A) and term loans in an aggregate amount of €417 million ($568 million) (Term Loans C). For a detailed description of the Senior Credit Facility, see "Description of Certain Indebtedness—The Senior Credit Facility."

(4)
Composed of €861 million of long-term debt of which €39 million is classified as short-term.

(5)
Composed of 53,281,979 Preference Shares A with a book value of €181 million (approximately $245 million).

(6)
Composed of 43,628 Preference Shares C with a book value of € 339 million (approximately $462 million).

(7)
Composed of 137,595,164 Ordinary Shares with a book value of €6.53 per share as of December 31, 2004.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables present selected consolidated financial data for Buhrmann as of and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. The selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The selected financial data set forth below is presented in accordance with Dutch GAAP, and where specified, in accordance with U.S. GAAP. For a discussion of the material differences between Dutch GAAP and U.S. GAAP, as applicable to Buhrmann, please see note 34 to our consolidated financial statements. Additionally, please see "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Major Events" and "—Acquisitions and Divestments" for a description of major events and significant acquisitions or divestments that may affect the comparability of the results of operations presented below.

        We note that under Dutch GAAP, as from January 1, 2002, the results from discontinued operations are included in operating results until the date the operations are actually sold (prior to 2002, such results were included until the moment the divestment decision was made), whereas under U.S. GAAP, the results from discontinued operations are presented separately from continuing operations. Accordingly, under U.S. GAAP the consolidated statements of income for previous years are restated for discontinuance of an operation. The Paper Merchanting Division, which was sold with effect from October 31, 2003, qualifies as a discontinued operation.

	Year ended December 31,
	2000	2001	2002	2003	2004	2004(1)
	(in millions except ratios)
	(audited)
Statement of Income Data:
Amounts in accordance with Dutch GAAP
Net sales	€9,603	€10,408	€9,948	€8,053	€5,539	$7,499
Added value	2,341	2,396	2,253	1,854	1,476	1,999
Impairment of goodwill	—	—	(573)	(53)	—	—
Operating result	491	341	(301)	171	161	218
Result from operations before taxes	270	131	(500)	(86)	58	79
Total taxes	(55)	(24)	(18)	68	33	45
Total results from participations and other financial results	5	(3)	16	(102)	6	8
Total minority interests	(9)	(9)	(12)	(12)	(17)	(22)

Net result from operations	211	95	(514)	(132)	80	109
Extraordinary result, after tax	10	(40)	(74)	—	0	0

Net result	€221	€55	€(588)	€(132)	€80	$109

Amounts in accordance with U.S. GAAP
Net sales(2)	€6,581	€7,310	€6,967	€5,840	€5,550	$7,514
Operating result(2)	250	116	(718)	182	213	288
Result from continuing operations(2)	57	13	(849)	(59)	104	141
Discontinued operations(2)	30	22	(92)	(249)	4	5
Net result before cumulative effect of change in accounting principles(2)	87	35	(941)	(308)	108	146
Cumulative effect of change in accounting principles, after tax(2)	—	—	—	(29)	—	—

Net result(2)	€87	€35	€(941)	€(337)	€108	$146

Balance Sheet Data (at period end):
Amounts in accordance with Dutch GAAP
Working capital	€1,366		€1,231		€1,103	€456		€419		$567
Total assets	6,418		7,117		5,409	3,677		3,481		4,713
Long-term debt	2,070		2,059		1,678	949		822		1,112
Group equity	1,948		2,671		1,811	1,484		1,474		1,996
Amounts in accordance with U.S. GAAP
Total assets(2)	€7,127		€7,701		€5,607	€3,791		€3,683		$4,986
Long-term debt	2,070		2,059		1,678	949		862		1,167
Group equity(2)	2,513		3,157		1,910	1,504		1,530		2,071
Other Data (unaudited):
Amounts derived from Dutch GAAP
EBITDA(3)	€664		€439		€(216)	€213		€280		$379
Total financing costs (including exceptional items)	(221)		(210)		(199)	(257)		(103)		(139)
Net investments in tangible fixed assets and internally used software	(122)		(127)		(107)	(79)		(59)		(80)
Ratio of earnings to fixed charges(4)	1.85x		1.06x		—	0.18x		1.21x		1.21x
Amounts derived from U.S. GAAP
EBITDA(3)			€398		€(621)	€37		€291		$394
Total financing costs			(200)		(203)	(262)		(97)		(131)
Net investments in tangible fixed assets and internally used software			(127)		(107)	(79)		(59)		(80)
Ratio of earnings to fixed charges(4)	1.04	x	0.74	x	—	0.69	x	1.67	x	1.67	x

(1)
Certain euro amounts for 2004 have been translated into United States dollars at the Noon Buying Rate at December 31, 2004 of 1.3538 U.S. dollars to the euro.

(2)
Several U.S. GAAP adjustments have been made to net result under Dutch GAAP to comply with U.S. GAAP. These adjustments have been made, among other things to:

•
recognize discontinuance of certain operations;

•
recognize goodwill on acquisitions that was previously written off to equity;

•
adjust goodwill for restructuring and integration provisions that did not qualify under U.S. GAAP;

•
reverse those restructuring and integration provisions and other provisions not allowed under U.S. GAAP;

•
amortize intangible assets;

•
write-off capitalized software;

•
add extraordinary items to operating income;

•
record derivative instruments at fair value;

•
recognize pension assets;

•
defer revenue for timing differences in recognition;

•
write-off and amortize financing fees;

•
expense operating lease payments on a straight-line basis;

•
as of 2002, reverse amortization and adjust impairment of goodwill; and

•
as of 2003, defer revenue from catalog contributions.

  Several U.S. GAAP adjustments have been made to total assets under Dutch GAAP to comply with U.S. GAAP. These adjustments have been made, among other things, to:

  •
  recognize goodwill on acquisitions that was written off to equity under Dutch GAAP;

  •
  adjust goodwill for restructuring and integration provisions not allowed under U.S. GAAP;

  •
  recognize intangible assets;

  •
  expense software costs which do not qualify for capitalization under U.S. GAAP;

  •
  recognize deferred tax assets under U.S. GAAP;

  •
  recognize pension assets;

  •
  adjust our capitalization of financing fees;

  •
  accrue for operating lease payments on a straight-line basis;

  •
  as of 2002, reverse amortization and adjust impairment of goodwill; and

  •
  as of 2003, reduce inventory values for catalog contributions.

(3)
We define "EBITDA" as "net result before interest and other financing costs, taxes, depreciation of tangible fixed assets and internally used software and before amortization of goodwill." This is a non-GAAP financial measure for which the most directly comparable GAAP financial measure is "net result." Buhrmann evaluates its operating performance based on several factors, including the financial measure EBITDA. Buhrmann believes EBITDA to be an important indicator of the operational strength and performance of its business, including the ability to generate cash and to repay long-term debt. For a discussion of the reasons we use EBITDA to evaluate our operating performance, and its limitations, see "Non-GAAP Financial Measures," and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Use of Non-GAAP Financial Measures-EBITDA."

  The reconciliation between the Dutch GAAP measure of "net result" and the non-GAAP financial measure "EBITDA" is as follows (based on Dutch GAAP):

	Year ended December 31,
	2000	2001	2002	2003	2004	2004(1)
	(in millions)
Net result	€221	€55	€(588)	€(132)	€80	$109
Interest and other financing costs	221	201	199	257	103	139
Taxes	55	(2)	(11)	(68)	(33)	(45)
Depreciation of tangible fixed assets and internally used software	113	109	114	104	84	114
Amortization of goodwill	55	67	70	52	45	61

EBITDA	€664	€439	€(216)	€213	€280	$379

  The reconciliation between the U.S. GAAP measure of "net result" and the non-GAAP financial measure "EBITDA" is as follows (based on U.S. GAAP):

	Year ended December 31,
	2001	2002	2003	2004	2004(1)
	(in millions)
Net result	€35	€(941)	€(337)	€108	$146
Interest and other financing costs	200	203	262	97	131
Taxes	(30)	(4)	1	(3)	(4)
Depreciation of tangible fixed assets and internally used software	111	115	105	84	114
Amortization of goodwill and other intangibles	82	6	6	5	7
EBITDA	€398	€(621)	€37	€291	$394
(4)
The calculation of the ratio of earnings to fixed charges is set forth in an exhibit to the registration statement relating to this prospectus. Under Dutch GAAP, earnings were insufficient to cover fixed charges for the year ended December 31, 2002 and 2003 by €632 million and €226 million, respectively. Under US GAAP, earnings were insufficient to cover fixed charges for the year ended December 31, 2002 and 2003 by €894 million and €79 million, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma financial information of Buhrmann has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Buhrmann included elsewhere in this prospectus. The pro forma financial data set forth below is presented in accordance with Dutch GAAP. For a discussion of the material differences between Dutch GAAP and U.S. GAAP, as applicable to Buhrmann, please see note 34 to our consolidated financial statements included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2004 included below gives pro forma effect to the issue of the old notes as if this issue had occurred as of January 1, 2004. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2004 gives pro forma effect to the issue of the old notes as if this issue had occurred as of December 31, 2004.

        The pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the issue of the old notes actually been consummated on the dates indicated and do not purport to be indicative of results of operations as of any future date or for any future period. The pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the year ended December 31, 2004

	Historical	Issue of Old Notes(1)		Pro Forma
	(in millions of €, except per share data)
Amounts in accordance with Dutch GAAP
Net sales	5,539			5,539
Costs of sales	(4,063)			(4,063)
Added value	1,476			1,476
Labor and other operating costs	(1,186)			(1,186)
Depreciation of tangible fixed assets and software	(84)			(84)
Amortization of goodwill	(45)			(45)
Impairment of goodwill	—			—
Operating result	161			161
Total financing costs	(103)	(11	)(2)	(114)
Result from operations before taxes	58	(11)		47
Total taxes	33	4	(3)	37
Total results from participations and other financial results	6			6
Total minority interests	(17)			(17)

Net result	80	(7)		73

Net result per ordinary share, basic and fully diluted	0.32	—		0.32 (4)

(1)
The adjustments to give pro forma effect to the issue of old notes in accordance with US GAAP are the same as under Dutch GAAP. For a discussion of the adjustments to reconcile historical net result to US GAAP, please see note 34 to our consolidated financial statements included elsewhere in this prospectus.

(2)
This comprises interest of €10 million (USD 12 million) and amortization of capitalized financing costs of €1 million.

(3)
Comprises taxes on adjustment of total financing costs at the statutory tax rates in the countries in which these costs are tax deductible.

(4)
Assumed that with the proceeds of the old notes a pro rata portion of the Preference Shares C was repurchased, based on proceeds of the old notes of €109 million (USD 149 million) and total repurchase price of the Preference Shares C of €400 million (USD 520 million)—see "Prospectus Summary—The Recapitalization Transaction," thereby reducing the Preference Shares C dividend requirement.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
for the year ended December 31, 2004

	Historical	Issue of Old Notes(1)		Pro Forma
	(in millions of €)
Amounts in accordance with Dutch GAAP
Fixed assets	1,977	6	(1)	1,983
Current assets:
Inventories of trade goods	422			422
Trade receivables	731			731
Other receivables	197			197
Cash	154			154

Total assets	3,481	6		3,487

Group equity:
Shareholders' equity	1,419	(104	)(2)	1,315
Minority interests	55			55

	1,474	(104)		1,370
Provisions	199			199
Long-term liabilities	822	110	(3)	932
Current liabilities:
Loans and bank overdrafts	39			39
Accounts payable	663			663
Other liabilities	284			284

Total group equity, provisions and liabilities	3,481	6		3,487

(1)
This comprises capitalized financing costs (including discount).

(2)
Assumed that with the proceeds of the old notes a pro rata portion of the Preference Shares C were repurchased, based on proceeds of the old notes of €109 million (USD 149 million) and total repurchase price of the Preference Shares C of €400 million (USD 520 million)—see "Prospectus Summary—The Recapitalization Transaction".

(3)
This comprises the old notes for an amount of € 110 million (USD 150 million).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The information in this section should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements. Our actual results may differ materially from those contemplated in the forward-looking statements. Forward looking statements involve a number of risks, uncertainties and assumptions, and include trend information and other factors that could cause actual results to differ materially, including, but not limited to, those set forth under the section entitled "Risk Factors."

General

        The following discussion and analysis of our results of operations and financial condition, which should be read together with our consolidated financial statements and the notes thereto appearing elsewhere in this document, is organized as follows:

  •
  Overview.  This section provides a brief description of the activities of Buhrmann and its Divisions.

  •
  Use of Non-GAAP Financial Measures.  This section discusses the presentation and use by the Company of certain non-GAAP financial measures in this prospectus and provides an explanation of why we believe each of these non-GAAP financial measures provides useful information regarding the Company's financial condition and results of operations.

  •
  Critical Accounting Policies.  This section provides a discussion of certain accounting estimates and assumptions involved in the application of Dutch GAAP and U.S. GAAP that may have a material impact on our reported financial condition and operating performance, and on the comparability of this information over different periods.

  •
  Major Events and Acquisitions and Divestments.  These sections provide a brief description of major events and significant acquisitions or divestments that may impact the comparability of the results of operations being analyzed.

  •
  Results of Operations.  This section provides an analysis of Buhrmann's results of operations for the year ended December 31, 2004 as compared to the year ended December 31, 2003 and an analysis of results of operations for the year ended December 31, 2003 as compared to the year ended December 31, 2002. The analysis in this section is presented on a consolidated and a segment basis.

  •
  Liquidity and Capital Resources.  This section provides an analysis of Buhrmann's financial condition for the year ended December 31, 2004, and cash flows for the year ended December 31, 2004 as compared to the year ended December 31, 2003, and includes a discussion of our off-balance sheet arrangements, contingent liabilities and contractual obligations.

  •
  New Accounting Pronouncements.  This section provides a brief analysis of new accounting changes for Buhrmann which might have an impact on results of operations, financial position and cash flows from January 1, 2005, including the impact of the IFRS, which is Buhrmann's primary basis of accounting as of January 1, 2005.

        Our consolidated financial statements have been prepared in accordance with Dutch GAAP, which, in certain significant aspects, differ from U.S. GAAP. For a discussion of the principal differences between Dutch GAAP and U.S. GAAP, as they relate to us, and a reconciliation of net result and group equity from Dutch GAAP to U.S. GAAP, please see note 34 to our consolidated financial statements included elsewhere in this prospectus.

Overview

        We believe Buhrmann is one of the world's leading suppliers of office products to businesses and institutions in North America, Europe, Australia and New Zealand, based on revenue. Our Office Products business is comprised of three divisions: North America, Europe and Australia. For reporting purposes, the Office Products Europe and Office Products Australia Divisions are combined. The Office Products Divisions combined represented 93% of Buhrmann's total sales in 2004.

        In addition, we believe Buhrmann is a leading supplier of graphic equipment and related services, supplies and spare parts to commercial printers in six European countries, based on revenue. Our Graphic Systems Division sells, maintains and services graphic equipment. For related services it holds over 80,000 stock items in five warehouses in Europe. The Graphic Systems Division represented 7% of Buhrmann's total sales in 2004.

        On October 31, 2003, Buhrmann completed the sale of its Paper Merchanting Division. Buhrmann's Paper Merchanting Division was a distributor of paper and related products to the graphic, office and display markets.

Use of Non-GAAP Financial Measures

        Our non-GAAP financial measures should be considered in addition to, and not as a substitute for or as a superior measure to, measures of financial performance reported in our primary financial statements. Where we discuss non-GAAP financial measures, the most directly comparable GAAP figures have been presented together with a reconciliation of the GAAP and non-GAAP figures. Below is an explanation of why we believe each of the non-GAAP financial measures used in this prospectus provides useful information regarding our financial condition and results of operations. Our financial statements are presented in this prospectus beginning on page F-1.

EBITDA

        We define "EBITDA" as "net result before interest and other financing costs, taxes, depreciation of tangible fixed assets and internally used software and before amortization of goodwill." This is a non-GAAP financial measure for which the most directly comparable GAAP financial measure is "net result." We present EBITDA because we consider it, and we believe that our investors and lenders consider it, to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In certain public disclosures, and in particular in connection with the Rights Issue which commenced on March 15, 2005, we have presented the non-GAAP financial measure "EBITDAE" as a supplemental measure of our performance. We define "EBITDAE" as "operating result before depreciation of tangible fixed assets and internally used software, amortization and impairment of goodwill and before exceptional items." Accordingly, our presentation of EBITDAE in certain disclosure documents is not comparable to our presentation of EBITDA in this prospectus.

        Buhrmann evaluates its operating performance based on several factors, including its financial measure of EBITDA. EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, Dutch GAAP or U.S. GAAP. EBITDA is not a measure of our financial performance under Dutch GAAP or U.S. GAAP and should not be considered as an alternative to net result, operating result or any other performance measures derived in accordance with Dutch GAAP or U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our operating liquidity.

        In addition, we believe that the presentation of "EBITDA" as a financial measure provides useful information because it excludes the inconsistent impact of amortization of goodwill on operating result across the Company's Divisions. Prior to January 1, 1997, under Dutch GAAP, goodwill was written off directly to shareholders' equity. This means that no amortization or impairment expense is recorded for goodwill on acquisitions which were made prior to January 1, 1997.

        EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under Dutch GAAP or U.S. GAAP. For a discussion of the limitations of EBITDA, see "Non-GAAP Financial Measures—EBITDA."

        The reconciliation between the Dutch GAAP measure of "net result" and the non-GAAP financial measure "EBITDA" is as follows (based on Dutch GAAP):

	Year ended December 31,
	2004	2003	2002
	(in millions)
Net result	€80	€(132)	€(588)
Interest and other financing costs	103	257	199
Taxes	(33)	(68)	(11)
Depreciation of tangible fixed assets and internally used software	84	104	114
Amortization of goodwill	45	52	70

EBITDA	€280	€213	€(216)

Constant exchange rates

        We present our results in euro. Results of subsidiaries denominated in currencies other than the euro are translated into euro at an average exchange rate for the period. In our operating and financial review and prospects we include discussions on the performance of our business based on constant exchange rates. We use constant exchange rate analysis to give a year-on-year measure of change which excludes the effect of fluctuations in currency exchange rates because fluctuations in currency exchange rates are outside of our control and may distort our underlying performance and result.

        Changes of results at constant exchange rates as disclosed elsewhere in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are calculated by translation of prior year results into euro at a current year average exchange rate.

        Changes of results at constant exchange rates can be materially different to changes based on our reported results because prior year average exchange rates can be significantly different from current year average exchange rates.

"Organic" Analysis

        The "organic" analysis presented in this prospectus eliminates all factors that disturb a like-for-like comparison in our relevant business Divisions. In addition to the currency exchange rate movements discussed above, these factors include such items as acquisitions, divestitures, variations in the number of working days, and with respect to our Office Products North America Division, the change to a commission-based model at our subsidiary, ASAP Software Express, Inc. (ASAP), and the change in the sales recognition of the Graphic Systems Division. We use "organic" analysis, in conjunction with constant exchange rates to give a measure of the underlying growth year-on-year. The factors mentioned above can have a significant impact on a Division's reported results. Their exclusion provides a useful insight into the underlying performance of the Division and enables us to monitor the performance of both the underlying businesses and acquired businesses. Organic performance can be materially different to the Division's reported performance. In each instance where we present organic results, we also present a table which illustrates the basis on which the result is derived and a reconciliation to the nearest comparable GAAP measure.

Critical Accounting Policies

        The preparation of financial statements in accordance with Dutch GAAP and U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Buhrmann bases its estimates on historical experience which are evaluated on an on-going basis. If actual amounts or estimates are different than previously estimated, the revisions are included in the Company's results for the period in which the revised amounts become known. Buhrmann believes that the accounting policies that are most critical in determining the presentation of the financial condition and which require subjective or complex judgments from management are the following:

  •
  impairment and amortization of goodwill;

  •
  other receivables in respect of rebates from suppliers;

  •
  provisions for restructuring and integration;

  •
  provisions for legal proceedings;

  •
  pensions;

  •
  taxation in respect of deferred taxes; and

  •
  currency translation and exchange differences on loans and currency swaps.

        Buhrmann's accounting policies, including the aforementioned critical accounting policies, are discussed in the notes to the consolidated financial statements included elsewhere in this prospectus, including note 34, which also discusses the principal differences between Dutch GAAP and U.S. GAAP as they relate to Buhrmann.

Impairment of goodwill

        Goodwill is tested for impairment at least once annually or more frequently if changes in circumstances indicate that an impairment may have occurred. Under the impairment test under Dutch GAAP, the fair value of the cash-generating unit that contains the goodwill is compared to its book value, including the goodwill. Under Dutch GAAP, any excess of book value over fair value is recorded as an impairment of goodwill, if the impairment is expected to be permanent. The fair value of the cash-generating unit is calculated based on discounted future cash flows and residual values. Under U.S. GAAP, a two-step process is performed to analyze whether or not goodwill has been impaired. Step one is to test for potential impairment, and requires that the fair value of the reporting unit be compared to its book value including goodwill. The fair value of the reporting unit is calculated based on discounted future cash flows and residual values as under Dutch GAAP. If the fair value is higher than the book value, no impairment is recognized. If the fair value is lower than the book value, a second step is performed. The second step is to measure the amount of impairment loss, if any, and requires that assets and liabilities, including unrecognized intangible assets such as customer and supplier relationships and brand names, be assigned fair values in a hypothetical purchase price allocation to determine the implied fair value of goodwill. This fair value is then compared to the carrying value of goodwill. If the implied fair value is lower than the carrying value, an impairment must be recorded for the difference.

        The annual impairment test did not result in an impairment of goodwill in 2004 under Dutch GAAP or U.S. GAAP. In 2003, Buhrmann recorded an impairment charge on goodwill of €53 million under Dutch GAAP and €49 million under U.S. GAAP. In 2002, an impairment charge of €573 million under Dutch GAAP and €1,012 million under U.S. GAAP was recorded. Our judgment relating to the fair value of assets and liabilities, including unrecognized intangible assets, is affected by such factors as assumed economic conditions and expectations about our markets and our operating performance.

These factors may change over time and may cause the Company to record additional impairment charges which may adversely impact operating result and net result. Also the fair value and hence the impairment charge is sensitive to the discount rate chosen. The discount rate is derived from the estimated weighted cost of capital, reflecting the risks inherent to our business and a normative financing profile. A 0.5% higher discount rate would have resulted in an approximately €14 million higher impairment under both Dutch GAAP and U.S. GAAP in 2003 and €160 million in 2002. Conversely, a 0.5% lower discount rate would have resulted in an approximately €16 million lower impairment charge under both Dutch GAAP and U.S. GAAP in 2003 and €180 million in 2002. As almost the full amount of the impairment charge is not tax deductible, the higher or lower amount of impairment would impact net result almost fully.

Amortization of goodwill

        Under Dutch GAAP, goodwill is amortized over the expected economic life of the asset; goodwill is not amortized under U.S. GAAP. The assessment of the economic life of an asset is based on the consideration that a permanent advantage is being realized. Consequently, Buhrmann applies the maximum amortization period of 40 years as allowed under Dutch GAAP. The table below demonstrates the increase in the amortization charge in the event that the economic life of the asset is less than originally assessed by showing the amount by which the amortization charge of €45 million in 2004 would be increased (amounts in millions of euro):

Revised economic life:	Increase in amortization charge (annualized):
30 years	60
20 years	91
10 years	181

        As almost the full amount of this amortization charge is not tax deductible, the above additional charges would impact net result almost fully.

Other receivables in respect of rebates from suppliers

        Buhrmann receives various types of rebates from suppliers, which are based on the volume of goods purchased (volume-based rebates) or based on the inclusion of certain products of the supplier in Buhrmann's catalog offerings (catalog contributions) or are received for entering into a contract with a supplier (contract-based rebates).

        Volume-based rebates are settled in arrears, mostly not exceeding one year. For each reporting period Buhrmann accrues volume-based rebates on the basis of prudently estimated purchased volumes for the rebate period. Rebates received or accrued relating to goods not yet sold are deducted from the value of the related inventories. These inventory related rebates are recognized as income in the period when the relevant inventories are sold to third-parties.

        Catalog contributions from suppliers are usually settled in arrears and are based on the number of pages dedicated to the products of a supplier in a catalog or on purchased volumes from a catalog. Before January 1, 2003, catalog contributions were recognized as income over the life of the related catalog both under U.S. GAAP and Dutch GAAP. As of January 1, 2003, for U.S. GAAP purposes only, Buhrmann adopted a policy of treating all catalog contributions as a reduction of purchase cost in accordance with Emerging Issues Task Force (EITF) Issue No. 02-16, "Accounting by a Reseller for Cash Consideration Received from a Vendor." This means that under U.S. GAAP, as of January 1, 2003, a portion of the catalog contributions will be deferred in inventory and will be recognized as a reduction of cost of sales when the products are sold, similar to the practice for volume-related rebates.

The allocation to purchase costs of catalog contributions that are based on the number of pages in a catalog is based on an implied relationship with purchases of products, as they are not related to volumes. The designation of an implied relationship requires certain subjective judgments from management.

        Contract-based rebates are recorded as income evenly over the life of the contract, unless it qualifies as compensation for costs incurred in relation to the changing of a specific supply arrangement.

        Provisions for collection risk are recorded up to recoverable value only if specific events indicate that collection of the rebates is less certain due to a credit event at the supplier or a dispute on the actual rebate amount accrued.

        Actual rebates received and the allocation to purchase costs could be different than originally assessed which could impact operating result and net result.

Provisions for restructuring and integration

        Buhrmann records provisions for restructuring and integration relating to cost-saving restructuring measures and the integration of acquired businesses. These provisions are based on Buhrmann's best estimate of costs to be incurred for, among other things, severance payments, termination fees and penalties for rental and other contracts. If actual costs are different than originally estimated, the provisions for restructuring and integration may be insufficient which could affect operating result and net result. Furthermore, additional restructuring measures may be necessary depending on changes in economic conditions and operating performance, which may result in additional provisions, which in turn may affect operating result and net result. Restructuring and integration activities in 2004 and 2003 were not significant.

Provisions for legal proceedings

        Buhrmann is involved in various legal and regulatory proceedings arising in the normal course of its business. Buhrmann accrues for the estimated probable costs to resolve these proceedings if a reasonable estimate can be made of the outcome of which the incurrence is judged to be probable. After consultation of in-house and outside legal counsel, these accruals are based on the analysis of possible outcomes of litigation and settlements. Operating result and net result could be affected if actual outcomes are different than originally estimated.

Pensions

        Buhrmann's operating companies in Europe offer a variety of defined benefit plans. In countries such as the Netherlands and the United Kingdom, these defined benefit plans are maintained in separate trusts (pension funds) to which Buhrmann makes contributions.

        Under Dutch GAAP, these pension funds are not included in the consolidated financial statements. The periodically paid contributions to these pension funds are expensed when incurred. In case the Company is obligated to make additional contributions to the pension plans in order to meet minimum funding levels, as required by local law or specific arrangements, an accrual is recorded. The funding levels are based on, among other things, actuarial assumptions, estimated returns and the market value of the pension funds' assets. Actual circumstances could change the impact of these assumptions, which could result in additional contributions, which in turn could have an adverse affect on Buhrmann's operating result and net result.

        Under U.S. GAAP, the Company accounts for pensions in accordance with SFAS No. 87 under which pension expense and related plan assets and benefit obligations are based on a specific methodology that reflects the concepts of accrual accounting. SFAS No. 87 requires re-adjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Amounts are reflected in the income statement systematically over the service lives of the employees covered by the plan. Amounts expensed are typically different from amounts funded. Application of SFAS No. 87 requires that management makes use of assumptions regarding discount rate, expected return on plan assets and rates of compensation, state pension and pension increases in assessing plan assets, benefit obligations and periodic pension costs. Actual circumstances could change the impact of these assumptions giving rise to different plan assets and benefit obligations, reflected as additional income or expense which could have an affect on Buhrmann's operating result and net result.

Taxation in respect of deferred taxes

        Buhrmann has a considerable amount of loss carry forwards. For these loss carry forwards and for temporary differences in the valuation of assets and liabilities for reporting and fiscal purposes, deferred tax assets and deferred tax liabilities are recognized. Buhrmann records valuation allowances to reduce deferred tax assets to the amount of the deferred tax assets likely to be realized. In determining these valuation allowances and deferred tax liabilities, Buhrmann's assessment of future taxable income, tax planning and the possibility that prior year tax returns will be challenged by the tax authorities, are factors taken into account. These factors are determined in consultation with in-house and outside tax experts. If actual future taxable income is different than originally assessed, if tax planning fails to materialize or if the possibility that prior year tax returns will be challenged turn out to be different than originally assessed, the valuation allowances on deferred tax assets and the deferred tax liabilities may have to be adjusted which may have an affect on Buhrmann's reported tax expense and net result in future years.

Currency translation and exchange differences on loans and currency swaps

        Translation and exchange differences on loans and currency swaps are recorded in income except if they relate to inter-company loans extended by a Group company, including the parent, to another Group company insofar as these loans are designated as permanently invested, in which case differences are recorded directly in shareholders' equity. Translation differences on loans extended by third parties and currency swaps concluded with third parties, which are designated as, and effective as, economic hedges of net investments (equity investments or permanently invested loans) in a foreign Group company are also recorded directly in shareholders' equity.

        The designation of loans as permanently invested requires certain subjective judgments from management as to, among other things, the intended renewal of loans at maturity and hedge effectiveness.

Major Events

        The following events substantially affected our results of operations for the periods presented and our Consolidated Financial Statements for 2004, 2003 and 2002 and should be considered in light of these events:

2004

        In the second and third quarter of 2004, changes to the capital structure were made. We repaid the $350 million 12 1/4% Senior Subordinated Notes due 2009. We funded the repayment by issuing $150 million of new 8 1/4% Senior Subordinated Notes due 2014, increasing the Term Loans under the Senior Credit Facility by $125 million and using available liquidity in the Company. Simultaneously, certain term loans (Term Loans B) were replaced by the Term Loans C, thereby lowering the interest rate throughout the pricing matrix by 25 basis points.

        The U.S. dollar continued to weaken against the euro with the year-end exchange rate 7% lower, and the average exchange rate 9% lower as compared to 2003.

        A number of exceptional items were reported affecting the net result by negative €14 million.

2003

        In the fourth quarter, the existing senior credit facility was repaid and replaced by the Senior Credit Facility and the issuance of the €115 million Subordinated Convertible Bonds.

        In the fourth quarter, an impairment charge on goodwill for Office Products Europe of €53 million was recorded.

        In the fourth quarter, the sale of the Paper Merchanting Division was completed, leading to an exceptional loss after tax of €167 million, and to a net cash inflow of €637 million.

        In the first quarter, an indemnity payment of €79 million was received which resulted in an exceptional net profit of approximately €58 million.

        The U.S. dollar continued to weaken against the euro with the year-end exchange rate 17% lower, and the average exchange rate 16% lower as compared to 2002.

2002

        In the fourth quarter, extraordinary charges of €111 million before tax were taken for restructuring plans, which include further reductions in the workforce and write-offs of redundant IT systems and distribution facilities.

        In the fourth quarter, an impairment charge on goodwill of €573 million was recorded.

        The year-end exchange rate of the U.S. dollar against the euro was 19% lower and the average exchange rate was 6% lower as compared to 2001.

Acquisitions and Divestments

        In 2004, 2003 and 2002, Buhrmann made a number of smaller acquisitions, mainly in the Office Products Australia Division.

        In the fourth quarter of 2004, Buhrmann sold the digital printing activities of its Graphic Systems Division to NexPress Solutions, Inc., a subsidiary of Eastman Kodak Company (NexPress).

        On October 31, 2003, Buhrmann completed the sale of the Paper Merchanting Division to PaperlinX Limited. The initial consideration for the sale was €706 million. As the sale was made on a debt-free and cash-free basis, the consideration was accordingly reduced by €6 million. Under the terms of the final purchase agreement, there were certain agreed purchase price adjustments mainly related to the net asset value of the Paper Merchanting Division, pensions and restructuring. These purchase price adjustments resulted in a further reduction of the purchase price of €63 million. For further information, see note 3 to our consolidated financial statements included elsewhere in this prospectus. Net sales of the Paper Merchanting Division were €2,266 million in 2003, until October 31, 2003, and €2,988 million in 2002.

        In April 2003, Buhrmann sold the assets of DocVision B.V. (DocVision) (mailroom, copy and print services and archives management).

        In 2002, no major divestments were made by Buhrmann.

        These acquisitions and divestments affect the comparability of Buhrmann's results of operations over the three-year period ending December 31, 2004.

Results of Operations

        The following table sets forth, for the periods indicated, net sales, added value and operating result by Buhrmann's divisions as well as net sales and operating result by geographic region.

	Year ended December 31,
	2004	2003	2002
	(in millions)
Summary by Division
Net Sales:
Office products North America	€3,628	€3,939	€4,931
Office products Europe and Australia	1,500	1,479	1,540
Graphic Systems	411	369	489

Sub-total excluding the Paper Merchanting Division	5,539	5,787	6,960
Paper Merchanting Division	—	2,266	2,988

Total Group	€5,539	€8,053	€9,948

Added Value:
Office products North America	€961	€1,018	€1,261
Office products Europe and Australia	420	392	413
Graphic Systems	95	85	118

Sub-total excluding the Paper Merchanting Division	1,476	1,495	1,792
Paper Merchanting Division	—	359	461

Total Group	€1,476	€1,854	€2,253

Operating Result:
Office products North America	€138	€115	€(273)
Office products Europe and Australia	47	(23)	(75)
Graphic Systems	0	(13)	23
Corporate	(24)	37	(20)

Sub-total excluding the Paper Merchanting Division	161	116	(345)
Paper Merchanting Division	—	55	44

Total Group	€161	€171	€(301)

Summary by Geographic Region
Net Sales:
United States	€3,268	€3,667	€4,665
United Kingdom	148	884	1,251
The Netherlands	281	772	961
Germany	321	701	817
Rest of European Union members	710	1,188	1,458
Australia and New Zealand	589	496	419
Rest of the World	222	345	377

Total Group	€5,539	€8,053	€9,948

Operating Result:
United States	€116	€96	€(296)
United Kingdom	0	22	28
The Netherlands (including Corporate)	(14)	0	33
Germany	(10)	(10)	(15)
Rest of European Union members	6	12	(101)
Australia and New Zealand	48	31	33
Rest of the World	15	20	17

Total Group	€161	€171	€(301)

Results of operations-year ended December 31, 2004 compared to year ended December 31, 2003

        Net sales for the Buhrmann Group were €5,539 million in 2004 compared to €5,787 million in 2003, excluding the Paper Merchanting Division. At constant exchange rates this is an increase of 1.1%. Added value decreased from €1,495 to €1,476. At constant exchange rates, this is an increase of 4.3%, excluding the Paper Merchanting Division. Market conditions in North America gradually improved, while Europe remained difficult and Australia continued to grow.

        Margin enhancement was supported by two of our key strategic initiatives: our Private Brand program and our Preferred Supplier initiative. There was an increase of orders and sales for printing equipment in our Graphic Systems Division.

        We continued our disciplined working capital management and cost control. Combined with our improved operating results, return on capital employed improved further.

        Our capital structure was further optimized. The Senior Credit Facility and the issue of the Subordinated Convertible Bonds in the fourth quarter of 2003 resulted in lower financing costs in 2004. In the third quarter of 2004, the maturity of our debt portfolio was extended. This was achieved by the successful placing of the 2014 Notes and an increase of loans under the Senior Credit Facility. Cash on hand from the proceeds was used to fund the tender for our 12 1/4% Senior Subordinated Notes due 2009 (the 2009 Notes).

        We again achieved a positive available cash flow in 2004.

        With effect from October 31, 2003, we divested our Paper Merchanting Division, which affects the comparability of our results of operations for the year ended December 31, 2004 with the year ended December 31, 2003. The consolidated statements of income and cash flows for 2003 only include income and cash flows of the Paper Merchanting Division for the period January 1 to October 31.

        In December 2003, we recorded an impairment charge on goodwill for the Office Products Europe Division. No goodwill impairment charges were required in 2004.

        Although the major proportion of our activities is conducted in U.S. dollars, our financial position, results of operations and cash flows as reported in euro were affected by the translation effects of the weakening of the exchange rate of the U.S. dollar to the euro in both 2004 and 2003. Changes at constant exchange rates in the tables below exclude the effect of fluctuations in currency exchange rates on reported numbers in euro.

Consolidated Results

Net sales; Added value; Operating result

        The following table shows net sales, added value and operating result, excluding the Paper Merchanting Division and its related Corporate holding companies.

	2004	2003	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€5,539	€5,787	(4.3)%	1.1%
Added value	1,476	1,495	(1.2)%	4.3%
Operating result	€161	€116	38.4%	47.5%
Added value as a percentage of net sales	26.7%	25.8%
Operating result as a percentage of net sales	2.9%	2.0%

        The following table shows net sales, added value and operating result, including the Paper Merchanting Division and its related corporate holding companies (until October 31, 2003).

	2004	2003	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€5,539	€8,053	(31.2)%	(27.3)%
Added value	1,476	1,854	(20.3)%	(15.8)%
Operating result	€161	€171	(6.0)%	0.2%
Added value as a percentage of net sales	26.7%	23.0%
Operating result as a percentage of net sales	2.9%	2.1%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures."

Net sales

        Net sales of our Group were €5,539 million in 2004 compared with €5,787 in 2003, excluding the Paper Merchanting Division, a decrease of 4.3% which is attributable to the further weakening of the U.S. dollar. At constant exchange rates, net sales were up 1.1%, excluding the Paper Merchanting Division. Net sales in the Office Products Europe and Australia Divisions combined, were level with last year at constant exchange rates, whereas the Graphics Systems Division increased net sales by 11.6%.

        In 2004, the organic sales growth of the Group, excluding the Paper Merchanting Division, was 2% positive against a decline of 4% in 2003, mainly reflecting the recovery of demand in North America. Sales to our existing large account customers increased as a result of our initiative to extend the product range. Also, software sales progressed markedly in 2004 compared to 2003. We noticed encouraging signs of recovery in our business in the United Kingdom while our continental European operations continued to experience difficult market conditions. Our Australia and New Zealand based office products business continued to perform strongly in 2004.

        Globally, our mid-market sales did not live up to our expectations, but we continued our investments in marketing, sales and service models for these markets.

        Our Graphic Systems Division achieved noticeable growth in printing equipment orders in the second half of 2004, primarily reflecting the impact of the DRUPA exhibition in May 2004 and increased investment relating to the economic recovery.

        The following table presents a calculation, on an organic basis, of net sales for the Group in 2004 as compared to 2003.

	2004	2003	Change in %
	(in millions, except percentages)
Net sales	€5,539	€8,053
Divestment of the Paper Merchanting Division	—	(2,266)

Net sales excluding the Paper Merchanting Division	5,539	5,787
Effect of currency exchange rate movements	—	(312)

Net sales at constant exchange rates excluding the Paper Merchanting Division	5,539	5,474
Acquisitions and divestments	(14)	9
Variation in the number of working days	(14)	—
Change to commission-based model at ASAP(1)	243	153
Change in sales recognition of Graphic Systems Division(2)	—	13

Net sales on an organic basis	€5,743	€5,649	2%

(1)
Change to commission-based model at ASAP relates to sales of software products by ASAP whereby the manufacturer performs the billing and ASAP receives a commission from the manufacturer which is recorded as sales by ASAP. In the past, ASAP performed the billing of these sales and ASAP recorded sales and cost of sales separately rather than only the commission.

(2)
Change in sales recognition in the Graphic Systems Division relates to graphic machines of which the sale, as of January 1, 2003, is recognized at installation whereas prior to January 1, 2003, the sale was recognized at delivery of the machines.

Added value

        In 2004, the added value of the Group benefited from increased sales and margin enhancement. The added value was €1,476 million in 2004 compared to €1,495 million in 2003, excluding the Paper Merchanting Division, a decrease of 1.2%. At constant exchange rates however, added value improved by 4.3% despite competitive pricing pressure. Added value as a percentage of net sales, excluding the Paper Merchanting Division, improved from 25.8% to 26.7% in 2004. This is largely attributable to our successful strategic initiatives to increase our share of private brand products and to convert customers to the products of preferred suppliers.

        Graphic Systems continued its strategy to make sales less dependent on the economic cycle by increasing sales of Triple S, which also has higher margins.

        In 2003, an exceptional charge of €5 million was recorded in added value in the Australian Division to fully comply with Buhrmann's rebate and catalog income recognition policies. In 2004, no exceptional results were recorded in added value.

Operating result

        Operating result of the Group increased 38.4% from €116 million in 2003, excluding the Paper Merchanting Division, to €161 million in 2004. At constant exchange rates the increase amounted to 47.5%, excluding the Paper Merchanting Division, driven by the increased added value.

        Amortization of goodwill in 2004 amounted to €45 million, compared with €49 million in 2003, excluding the Paper Merchanting Division, predominantly due to the lower exchange rate of the U.S. dollar and a lower goodwill number due to an impairment charge of €53 million in 2003. This charge was recorded following the annual goodwill impairment test, as the calculated fair value of the European Office Products Division was lower than the book value. For 2004, no impairment charge was required, reflecting the improved business performance and prospects.

        Depreciation costs of tangible fixed assets and internally used software decreased by 3.4% (at constant exchange rates, the increase was 2.4%) to €84 million in 2004 from €87 million in 2003, excluding the Paper Merchanting Division. Depreciation costs for 2004 include an incidental charge of €2 million for the write-off of software that could not be effectively used.

        The number of full time employees, excluding the Paper Merchanting Division, was reduced by 1.2% to 17,618 at year-end 2004.

        In 2004, exceptional results as part of operating result amounted to a loss of €5 million which consisted of a provision for announced restructuring activities in Office Products Europe. These restructuring activities included reorganizations at the Benelux offices as well as the copier division in Germany.

        In 2003, total exceptional operating results amounted to an income of €43 million, excluding the Paper Merchanting Division, and consisted of the following:

  •
  Office Products North America: a reassessment of lease commitments of vacant properties, which were included in the 2002 restructuring charge (expense of €6 million).

  •
  Office Products Europe and Australia: an adjustment of catalog income recognition of Office Products Australia to fully comply with Buhrmann accounting policies (expense of €5 million); and additional restructuring charges in Office Products Europe (expense of €3 million).

  •
  Graphic Systems: a restructuring charge (expense of €1 million).

  •
  Corporate: primarily the result of an indemnity payment (income of €58 million net of costs) awarded to Buhrmann as the outcome of arbitration proceedings against the French company Ipfo Bail S.A.

        The above mentioned factors resulted in an improvement of operating result as a percentage of net sales from 2.0% in 2003 (excluding the Paper Merchanting Division) to 2.9% in 2004.

Financial income and expense; Minority interests; Taxation

	2004	2003
	(in millions)
Total financing costs	€(103)	€(257)
Results from participations and other financial results	6	(102)
Total minority interests	(17)	(12)
Total taxes	33	68

Total financial items	€(81)	€(303)

Total financing costs

        Net financing costs consist of interest costs and amortization of capitalized financing fees.

        Excluding translation differences, interest costs were reduced by €79 million from €144 million in 2003 to €65 million in 2004, as a result of the lower average interest bearing debt level and lower interest rates following the optimization of the capital structure. After obtaining the Senior Credit

Facility and issuing the Subordinated Convertible Bonds in the fourth quarter of 2003, we repaid our $350 million 2009 Notes in the third quarter of 2004. We financed the repayment with an issue of $150 million of new 2014 Notes, an increase of $125 million of Term Loans under the Senior Credit Facility and the balance and fees out of cash on hand. Simultaneously, the Term Loans B were replaced by Term Loans C as we used the opportunity to lower the interest on the Term Loans C by 0.25% compared to the Term Loans B.

        Amortization of capitalized financing fees was €5 million in 2004 and €14 million in 2003.

        In 2004, exceptional financing costs, before taxes, in a total amount of €35 million were recorded, consisting of:

  •
  a premium paid to holders of the 2009 Notes in June 2004 of € 27 million;

  •
  a non-cash write-off of capitalized financing fees of €4 million; and

  •
  an exceptional financing cost of €4 million was recorded for actuarial results on the pensions of our U.S. forms management business.

        In 2003, exceptional financing costs of €96 million were recorded. This includes an impairment of capitalized financing fees of €53 million as a result of repayments of debt with the proceeds from the sale of the Paper Merchanting Division, the replacement of our old Senior Credit Facility and the issue of the Subordinated Convertible Bonds. This also includes a charge of €40 million as a result of settlement of interest rate swaps following the debt reduction in order to achieve a fixed to variable rate profile in line with our policy for hedging interest rate risks. In addition, in connection with the refinancing of our old senior credit facility with the Senior Credit Facility and the issue of the Subordinated Convertible Bonds, exceptional advisory costs of €5 million were recorded.

        Total financing costs also includes the resulting currency translation differences on accounts receivable, cash and liabilities after application of currency forward contracts and certain currency translation differences on intercompany loans amounting to an income of €2 million in 2004 and a loss of €3 million in 2003.

Results from participations and other financial results

        Exceptional other financial results in 2004, of €6 million in total, include exceptional income from the release of contractual provisions related to former divestments as well as write-offs of some minor investments.

        Exceptional other financial results in 2003 include a book loss of € 79 million from the sale of the Paper Merchanting Division, related transaction costs of €15 million and provisions for indemnities and warranties of €18 million. Also included is a €7 million gain from the sale of DocVision and a gain of €2 million due to a release of a divestment related provision which was no longer needed.

Minority interests

        Minority interests mainly represent the 48.5% share of third-parties in the result of Corporate Express Australia Ltd., a publicly traded company. In 2003, exceptional results of €2 million of income were included relating to the adjustment of catalog income recognition of Office Products Australia to fully comply with Buhrmann accounting policies.

Taxes on result from ordinary operations

        The effective tax rate amounted to negative 9% in 2004 (2003: positive 12%) and is below Buhrmann's weighted average statutory tax rate of 31% (2003: 28%) due to changes in valuation allowances, predominantly related to the valuation of losses carried forward, exempt income, non-deductible expenses and incentives. Tax results in 2004 and 2003 benefited from changes in the composition of the geographic distribution of taxable earnings and finalized tax audits leading to a release of allowances, which were recorded in previous years, and which are no longer deemed necessary. As a result of finalizing tax audits €8 million of tax provisions was released in 2004. Exceptional profit tax in 2004 of €20 million includes an exceptional non-cash benefit of €14 million related to the refinancing and financial results on the pensions of our U.S. forms management business. In addition a tax benefit of €6 million was recorded on the fiscal finalization of the divestment of the Paper Merchanting Division.

        In 2003, exceptional non-cash tax benefits of €76 million were recorded. Following the receipt of the indemnity payment, a tax benefit of €30 million was recognized resulting from the release of a valuation allowance regarding the former ISD (France) investments. The transaction structure for the sale of the Paper Merchanting Division and the subsequent debt reduction resulted in an €8 million tax benefit. The refinancing of Buhrmann led to a further impairment of capitalized financing fees resulting in the recognition of a tax asset of €11 million. Improved outlook on future taxable results triggered the release of a valuation allowance of €15 million. Tax provisions related to the acquisitions of both Corporate Express in 1999 and USOP in 2001 were released to an amount of €10 million.

Net result

	2004	2003
	(in millions)
Operating result	€161	€171
Total financial items	(81)	(303)

Net result	€80	€(132)

Office Products North America

	2004	2003	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net Sales	€3,628	€3,939	(7.9)%	0.5%
Added value	961	1,018	(5.6)%	3.2%
Operating result	€138	€115	19.5%	30.0%
Added value as a percentage of net sales	26.5%	25.9%
Operating result as a percentage of net sales	3.8%	2.9%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Use of Non-GAAP Financial Measures."

Net sales

        Net sales in the Office Products North America Division decreased by 7.9% from €3,939 million to €3,628 million, but increased by 0.5% at constant exchange rates. The office products business strengthened its position in the large account segment benefiting from the single sourcing strategy and product range extensions. As an example, the category of facility products achieved double-digit growth, exceeding expectations. Also, customers' total procurement costs were addressed by our eCommerce tools and OneShopExpress® (one order, one invoice, one payment for multiple product lines) and as a result, new contracts have been won. Mid-market sales did not live up to our expectations, but we continued our investments in marketing, sales and service models for these markets.

        ASAP sales decreased from €788 million in 2003 to €768 million in 2004. At constant exchange rates, however, net sales increased by 5.3%. Reported net sales declined due to the continued shift of invoiced sales to a commission-based system whereby the manufacturer performs the billing and ASAP receives a commission from the manufacturer. In the past, ASAP performed the billing of these sales and ASAP recorded sales and costs of sales rather than only the commission. However, this shift had a minimal effect on the profitability of the business. ASAP continued its successful expansion and opened a new sales office in Canada.

        Sales in the Office Products North America Division increased by 3%, on an organic basis, reflecting the gradually improved economic conditions with growth of white collar employment and stabilized spend on office products per white collar employee. Organic sales growth of office supplies (the office supplies business excludes the Division's speciality business: software, forms and promotional marketing) was level with last year. This includes the impact of the increased share of lower priced products under our own Corporate Express brand name which results in a lower sales value but higher returns. Adjusting for this substitution effect, organic sales growth was 4% for the whole Division.

        The following table presents a calculation, on an organic basis, of net sales for the Office Products North America Division in 2004 as compared to 2003.

	2004	2003	Change in %
	(in millions, except percentages)
Net sales	€3,628	€3,939
Effect of currency exchange rate movements	—	(329)

Net sales at constant exchange rates	3,628	3,610
Variation in the number of working days	—	—
Change to commission-based model at ASAP(1)	243	153

Net sales on an organic basis before effect of sales under Corporate Express brand name(2)	3,871	3,763	3%
Effect of sales under Corporate Express brand name	35	—

Net sales on an organic basis after effect of sales under Corporate Express brand name	€3,907	€3,763	4%

(1)
Change to commission-based model at ASAP relates to sales of software products by ASAP whereby the manufacturer performs the billing and ASAP receives a commission from the manufacturer which is recorded as sales by ASAP. In the past, ASAP performed the billing of these sales and ASAP recorded sales and cost of sales separately rather than only the commission.

(2)
This includes the impact of the increased share of lower priced products under our own Corporate Express Brand name.

Added value

        Added value of Office Product North America Division decreased by 5.6%, from €1,018 million in 2003 to €961 million in 2004, reflecting the weakening of the U.S. dollar. At constant exchange rates, added value improved by 3.2%.

        In addition to higher sales volumes, costs of goods sold were lower as a result of our successful strategic initiatives to increase the share of our own Corporate Express brand products and to convert customer products to our Preferred Supplier program, which allowed us to benefit from suppliers' allowances and promotional incentives.

        ASAP delivered an added value of €73 million in 2004 (an increase of 11.2% compared to 2003 and at constant exchange rates an increase of 20.4%).

        As a result of the initiatives, added value as a percentage of net sales of the Office Products North America division increased from 25.9% in 2003 to 26.5% in 2004, despite the negative impact of the higher share of lower margin software sales. ASAP realized an added value as percentage of net sales of 9.5% (8.3% in 2003).

Operating result

        The operating result in Office Products North America Division benefited from the improved added value, maintaining high productivity, following the restructuring effort in previous years, and efficient logistics infrastructure. Operating result increased from €115 million in 2003 to €138 million in 2004 (an increase of 19.5%). At constant exchange rates, operating result increased 30.0%.

        Total operating costs, excluding depreciation of tangible fixed assets and internally used software, as a percentage of net sales were 20.1% in 2004 as compared to 20.4% in 2003. In 2003, this included an exceptional expense of €6 million which was recorded due to a reassessment of lease commitments of vacant properties which were included in the 2002 restructuring program. In 2004, no exceptional operating expenses were recorded.

        Amortization of goodwill decreased to €33 million in 2004 from €37 million in 2003 due to the lower exchange rate of the U.S. dollar.

        Depreciation of tangible fixed assets and internally used software was €60 million in 2004 compared to €63 million in 2003. This is a decrease of 3.4%, however, measured at constant exchange rates, an increase of 5.8%. The depreciation charge of 2004 includes an incidental charge of €2 million for the write-off of software that could not be effectively used.

        As a percentage of net sales, operating result improved, from 2.9% in 2003 to 3.8% in 2004. ASAP achieved an operating result of €31 million (4.0% of net sales). At constant exchange rates, ASAP's operating result improved 32.3% compared to 2003.

Office Products Europe and Australia

	2004	2003	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€1,500	€1,479	1.4%	0.1%
Added value	420	392	7.1%	5.7%
Operating result	€47	€(23)
Added value as a percentage of net sales	28.0%	26.6%
Operating result as a percentage of net sales	3.1%	(1.6)%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures."

Net sales

        Net sales in the Office Products Europe and Australia Divisions combined increased by 1.4%, from €1,479 million in 2003 to €1,500 million in 2004. At constant exchange rates net sales were level with last year.

        In Europe, we strengthened our position within the segment of large businesses and institutions, both locally and internationally. Our business in the United Kingdom showed first signals of gaining momentum and had a positive turn in the sales per day trend in the second half of 2004. In Germany, the largest European operating unit, the core office products business outperformed the market, but the copier business suffered from losses and has now been brought under the management of our Dutch business in an attempt to improve its efficiency. In the Netherlands we were impacted by the weak economic climate. In addition, we discontinued the unprofitable portions of our Dutch wholesale business, leading to a reduced sales value. Our operations in France showed particularly good growth rates while our other European operations showed a mixed but generally stable picture.

        In Australia and New Zealand, net sales increased 15.3% in 2004 compared to 2003 measured at constant exchange rates. We maintained our strong performance in these markets as a leading full service distributor, due to our single-source business model, extended market coverage and new product categories. The facility products offer was extended and established in the majority of our locations with designated marketing and sales people. CE Direct (a dedicated sales and marketing team, rolling out a low cost "maximum touch point strategy') was launched for the medium and small business segments in the Sydney market.

        Organically, sales in the Office Products Europe and Australia Divisions combined decreased by 2% in 2004 compared to 2003 due to a 7% organic sales decline in Europe, partly offset by organic growth of 8% in Australia and New Zealand.

        The following tables present a calculation, on an organic basis, of net sales for the Office Products Europe and Australia Divisions, respectively, in 2004 as compared to 2003.

Office Products Europe Division

	2004	2003	Change in %
	(in millions, except percentages)
Net sales	€911	€983
Effect of currency exchange rate movements	—	3

Net sales at constant exchange rates	911	986
Acquisitions and divestments	—	(7)
Variation in the number of working days	(5)	—

Net sales on an organic basis	€905	€978	(7)%

Office Products Australia Division

	2004	2003	Change in %
	(in millions, except percentages)
Net sales	€589	€496
Effect of currency exchange rate movements	—	14

Net sales at constant exchange rates	589	510
Acquisitions and divestments	(14)	17
Variation in the number of working days	(4)	—

Net sales on an organic basis	€571	€527	8%

Added value

        Added value in the Office Products Europe and Australia Divisions combined showed an improvement of 7.1%, from €392 million in 2003 to € 420 million in 2004; at constant exchange rates, the increase was 5.7%. In 2003, this included an exceptional charge for the Australian Division of €5 million to fully comply with Buhrmann's rebate and catalog income recognition policies. As a percentage of net sales, added value improved significantly to 28.0%, supported by our strategic initiatives. Both Divisions increased their share of private brand sales; the Australian Division extended the program to most of its specialty businesses (facilities, catering, promotional marketing, furniture). The European Division continued its product harmonization and rationalization initiative.

Operating result

        The operating result for the combined Office Products Europe and Australia Divisions, increased from a loss of €23 million in 2003 to a profit of €47 million in 2004. Operating result as a percentage of net sales improved from negative 1.6% in 2003 to positive 3.1% in 2004 as a result of increased added value due to improved sourcing, private brand progress and margin management initiatives particularly in Germany. In Europe, operating costs were lowered in 2004 compared to 2003 due to reduction in staff levels, while in Australia headcount and costs increased.

        Amortization of goodwill decreased to €6 million in 2004 from €8 million in 2003 due to a lower amount of goodwill after the impairment recorded in 2003. Following the outcome of the annual goodwill impairment test, an impairment of €53 million was recorded in 2003 as the calculated fair value of the European Office Products businesses combined was lower than the book value. No impairment charge was recorded in 2004.

        Depreciation of tangible fixed assets and internally used software was stable at €20 million in both 2004 and 2003.

        In 2004 and 2003, exceptional operating costs of €5 and €3 million, respectively, for additional restructuring charges in Europe were recorded.

Graphic Systems

	2004	2003	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€411	€369	11.6%	11.6%
Added value	95	85	11.9%	11.9%
Operating result	€0	€(13)
Added value as a percentage of net sales	23.2%	23.1%
Operating result as a percentage of net sales	0.0%	(3.6)%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Use of Non-GAAP Financial Measures."

Net sales

        Net sales in the Graphic Systems Division increased by 11.6%, from € 369 million in 2003 to €411 million in 2004. While macro-economic conditions are still delaying a recovery, the lowest point of the investment cycle seems to have passed. Traditionally, sales of equipment of the Division correlate with the long-term investment cycle and therefore experience a level of cyclicality. The increase in orders for printing equipment in 2004 was in part a direct result of the successful presentation of productivity improvement for equipment shown at the DRUPA exhibition. The Division continued its strategy to make sales less dependent on the investment cycle by increasing the sales of Triple S in the Division's total sales. The Division also sold its digital printing activities to NexPress in the fourth quarter of 2004.

Added value

        The added value of the Graphic Systems Division was €95 million in 2004 compared with €85 million in 2003, an increase of 11.9%. Graphic Systems Division continued its strategy to make sales less dependent on the economic cycle by increasing Triple S sales which produce higher margins. Added value as a percentage of net sales increased slightly to 23.2% in 2004.

Operating result

        Operating result in the Graphic Systems Division improved from a loss of €13 million in 2003 to break even in 2004. This was the result of higher sales volumes and slightly better added value margins. Also, the Division further reduced its cost base due to the divestment of its digital print and reduced staffing levels. Operating results improved from negative 3.6% in 2003 to break even in 2004.

        The Division did not incur amortization or impairment cost of goodwill in 2004 or 2003.

        Depreciation costs were stable at €4 million in 2004.

        In 2003, exceptional operating costs of €1 million were recorded as additional restructuring charges. In 2004, no exceptional operating costs were recorded.

Corporate

        Net corporate operating costs not allocated to the Divisions, were € 18 million in 2004, an increase of €2 million compared to 2003 mainly because, in 2003, we benefited from some non-recurring benefits in operating costs.

        In 2003, an exceptional operating income, not allocated to the Divisions, of €58 million was recorded which is the result of an indemnity payment (net of costs) awarded to Buhrmann as the outcome of arbitration proceedings against the French company Ipfo Bail S.A. In 2004, no exceptional operating income or costs were recorded.

        Amortization cost of goodwill not allocated to the Divisions was € 6 million in 2004 and €5 million in 2003.

Results of operations-year ended December 31, 2003 compared to year ended December 31, 2002

        The majority of Buhrmann's business activities are conducted in U.S. dollars. Buhrmann's financial position, results of operations and cash flows reported in euro were significantly affected by the weakening of the exchange rate of the U.S. dollar to the euro in 2003. Changes at constant exchange rates in the tables below exclude the effect of currency exchange rate movements on reported numbers in euro.

        In general, our business was affected by continuing difficult economic conditions in our major markets. Personnel reductions and lower spend per white collar employee resulted in lower demand from our existing office products customers. We partially compensated for this reduction in demand through product range extensions and the addition of new customers. In addition, customers of our graphic equipment were postponing their investments, leading to reduced sales levels in our Graphic Systems Division.

        As these difficult economic conditions restricted the growth of our business, we focused on restructuring our office products operations, strengthening our management teams, modifying our sales and marketing strategies, integrating companies acquired over the past years, reducing costs, managing working capital and realizing a satisfactory cash flow. Ongoing investments were made in technology and the launch of our global sourcing and private label initiatives. We achieved significant debt reduction in 2003 due to strong cash flow generation from operating activities and the sale of the Paper Merchanting Division.

        Our global office products business, mainly operating under the name of Corporate Express, made significant progress in optimizing operations. Our North American office supplies business completed streamlining its operations and centralizing back-office functions improving labor productivity by more than 10% in 2003. Our European office products operations were strengthened by the appointment of several new national management teams, reduced personnel numbers and further aligned their infrastructure. Our operations in Australia and New Zealand continued to expand geographic coverage and multiple lines of business through selective acquisitions. We continued to invest in these operations to strengthen our sales and marketing approach and enhance customer experience while helping them take cost out of their procurement process, thus maintaining our competitive advantage. In addition, information technology investments continued to drive operational efficiencies, fostering a more efficient internal administrative and operational service.

        The sale of the Paper Merchanting Division in 2003 facilitated a substantial reduction in our net debt. The net consideration for the sale amounted to €637 million. The sale of the Paper Merchanting Division also enabled us to focus more of our attention and efforts on the office products business. We believe that the office products market offers attractive growth opportunities, a high profit margin, and a good return on capital employed.

        During 2003 we reduced our total interest bearing debt by €899 million. At the end of 2003, Buhrmann's total interest bearing debt amounted to €836 million compared to €1,735 million at the end of the previous year. In view of the relatively high financing costs in relation to the Company's earnings performance, debt reduction was given the highest priority, while available cash flow was maximized through further stringent working capital management. The changed composition of the Group, the composition of our debt portfolio and the favorable capital market environment gave rise to an in-depth and favorable revision of Buhrmann's financing structure with the refinancing of our senior credit facility with the Senior Credit Facility and the issue of the Subordinated Convertible Bonds, see "Description of Certain Indebtedness." Particular attention was given to optimizing the duration and the composition of the debt portfolio to match the requirements of the Group going forward. In addition, the Senior Credit Facility enhances the flexibility in our operational and financial activities.

Consolidated results

Net sales; Added value; Operating result

        The following table shows net sales, added value and operating result of the Buhrmann Group, including the Paper Merchanting Division which was sold with effect from October 31, 2003.

	2003	2002	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€8,053	€9,948	(19.0)%	(10.8)%
Added value	1,854	2,253	(17.7)%	(8.6)%
Operating result	€171	€(301)
Added value as a percentage of net sales	23.0%	22.6%
Operating result as a percentage of net sales	2.1%	(3.0)%

        The following table shows net sales, added value and operating result excluding the Paper Merchanting Division and related Corporate holding companies.

	2003	2002	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€5,787	€6,960	(16.9)%	(6.4)%
Added value	1,495	1,792	(16.5)%	(5.7)%
Operating result	€116	€(348)	—	—
Added value as a percentage of net sales	25.9%	25.7%
Operating result as a percentage of net sales	2.0%	(5.0)%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures."

Net sales

        Net sales of the Group in 2003 were €8,053 million compared with €9,948 million in 2002, a decrease of 19.0%. Excluding the Paper Merchanting Division, net sales in 2003 were €5,787 million compared with €6,960 million in 2002, a decrease of 16.9%. This decrease is to a large extent attributable to the weakening of the U.S. dollar, which adversely affected net sales in the Office Products North America Division. At constant exchange rates, the decrease in net sales was 10.8% for the total Group and a decrease of 6.4% excluding the Paper Merchanting Division.

        Personnel reductions and lower spend on office products per employee continued across our customer base in 2003. Especially with respect to our large-account customers, which we serve primarily in our key markets, such as the United States, Germany, and the Netherlands, we experienced reduced demand for office products. Our business in the United Kingdom was negatively impacted by internal restructuring, leading to a decline in sales. In Australia, New Zealand, Canada and in most other European countries we continued to grow. This is primarily attributable to increased sales to small- and medium-sized businesses. Even in the face of difficult market conditions in our major markets, most Buhrmann businesses increased market share within our core customer segment, the large and strategic accounts.

        The organic sales growth for Buhrmann as a whole, excluding the Paper Merchanting Division, was negative 4.0% in 2003 as compared to 2002.

        The following table presents a calculation, on an organic basis, of net sales for the Group in 2003 as compared to 2002.

	2003	2002	Change in %
	(in millions, except percentages)
Net sales	€8,053	€9,948
Divestment of the Paper Merchanting Division	(2,266)	(2,988)

Net sales excluding the Paper Merchanting Division	5,787	6,960
Effect of currency exchange rate movements	—	(780)

Net sales at constant exchange rates excluding the Paper Merchanting Division	5,787	6,180
Acquisitions	(26)	17
Divestments (excluding the Paper Merchanting Division)	(7)	(28)
Variation in the number of working days	41	—
Change to commission-based model at ASAP(1)	168	87
Change in sales recognition in the Graphic Systems Division(2)	16	—

Net sales on an organic basis	€5,979	€6,256	(4)%

(1)
Change to commission-based model at ASAP relates to sales of software products by ASAP whereby the manufacturer performs the billing and ASAP receives a commission from the manufacturer which is recorded as sales by ASAP. In the past, ASAP performed the billing of these sales and ASAP recorded sales and cost of sales separately, rather than only the commission.

(2)
Change in sales recognition in the Graphic Systems Division relates to graphic machines of which the sale, as of January 1, 2003, is recognized at installation, whereas prior to January 1, 2003 the sale was recognized at delivery of the machines.

Added value

        Total added value of the Group was €1,854 million in 2003 compared to €2,253 million in 2002. This represented a decrease of 17.7%, or 8.6% at constant exchange rates. Total added value excluding the Paper Merchanting Division was €1,495 million in 2003 compared to €1,792 million in 2002, a decrease of 16.5%, or 5.7% at constant exchange rates. This decrease was predominantly a result of lower sales volumes. Added value as a percentage of net sales before exceptional results, excluding the Paper Merchanting Division, was 25.9% in 2003 compared to 25.7% in 2002.

        In 2003, an exceptional charge of €5 million was recorded in added value in the Australian Division to fully comply with Buhrmann's rebate and catalog income recognition policies.

Operating result

        The operating result of the Buhrmann Group was an income of €171 million in 2003, compared to a loss of €301 million in 2002.

        In 2003, a goodwill impairment charge of €53 million was recorded following the annual goodwill impairment test, as the calculated fair value of the European Office Products Division was lower than the book value. This reflects primarily the Division's business performance, which was lower than expected when 2002's impairment test was made. Following the annual goodwill impairment test in 2002, a goodwill impairment charge of €573 million was recorded which includes the Office Products North America Division (€ 423 million), the Office Products Europe Division (€124 million) and the Paper Merchanting Division (€26 million).

        The amortization of goodwill was €52 million in 2003 compared to €70 million in 2002, a reduction of 25.7% or 15.2% measured at constant exchange rates which is due to a lower amount of goodwill as a result of an impairment charge in 2002.

        As from the financial year 2003, Buhrmann's operating result includes a number of "exceptional" results that are disclosed separately in order to increase comparability of results from normal operations (following new Guidelines for Annual Reporting in the Netherlands). In 2002, most of these exceptional results were excluded from operating result and classified as extraordinary result.

        Total exceptional results in 2003 as part of operating result amounted to €51 million and consisted of the following:

  •
  Office Products North America: a reassessment of lease commitments of vacant properties which were included in the 2002 restructuring charge (€ 6 million negative).

  •
  Office Products Europe and Australia: an adjustment of catalog income recognition of Office Products Australia to fully comply with Buhrmann accounting policies (€5 million negative); and additional restructuring charges in Office Products Europe (€3 million negative).

  •
  Graphic Systems: a restructuring charge (€1 million negative).

  •
  Corporate: primarily the result of an indemnity payment (€58 million positive net of costs) awarded to Buhrmann as the outcome of arbitration proceedings against the French company Ipfo Bail S.A.

  •
  Paper Merchanting Division: a reassessment of restructuring commitments related to revised numbers of redundancies and a continuation of property usage (€8 million positive).

        Depreciation costs of tangible fixed assets and internally used software was €104 million in 2003 compared to €114 million in 2002. This is a decrease of 8.5%, however, measured at constant exchange rates it was an increase of 2.5%. The increase is a result of large investments in information technology systems, internally used software and distribution facilities in the past years.

        Operating result was negatively affected by lower sales volumes which were partially offset by lower labor and other operating costs, mainly as a result of our restructuring and integration efforts.

        Excluding the Paper Merchanting Division and related corporate holding companies, the operating result was an income of €116 million in 2003 compared to a loss of €348 million in 2002.

Financial income and expense; Minority interests; Taxation

	2003	2002
	(in millions)
Total financing costs	€(257)	€(199)
Results from participations and other financial results	(102)	16
Total minority interests	(12)	(12)
Total taxes	68	(18)

Total financial items	€(303)	€(213)

Total financing costs

        Interest costs were substantially reduced in 2003 to €144 million from €182 million in 2002, a reduction of 20.9%. This is predominantly a result of lower average interest-bearing debt due to early repayments, especially from the proceeds of the sale of the Paper Merchanting Division, as well as from the positive cash flow from operations. Interest costs were also reduced in the course of 2003 as a number of interest rate swaps with relatively high fixed rates either matured or were cancelled. Interest rate margins in 2003, however, were slightly higher than in 2002 due to the application of the pricing structure of the Senior Credit Facility.

        Amortization of capitalized financing fees was €14 million in 2003 and €22 million in 2002. In 2003, an exceptional impairment of capitalized financing fees of €53 million was recorded as a result of repayments of debt following the proceeds from the sale of the Paper Merchanting Division, the replacement of the Senior Credit Facility and the issue of the Subordinated Convertible Bonds.

        As a consequence of the debt reduction, interest rate swaps were settled in order to achieve a fixed to variable rate profile in line with our policy for hedging interest rate risks. This resulted in an exceptional charge of €40 million.

        In addition, in connection with the refinancing of our senior credit facility with the Senior Credit Facility and the issue of the Subordinated Convertible Bonds, exceptional advisory costs of €5 million were recorded.

        Total financing costs also includes the resulting currency translation differences on accounts receivable, cash and liabilities after application of currency forward contracts and certain currency translation differences on intercompany loans.

Results from participations and other financial results

        The sale of the Paper Merchanting Division resulted in a loss of €112 million in 2003, consisting of a book loss of €79 million, related transaction costs of €15 million and provisions for indemnities and warranties of €18 million. The profit from the sale of the assets of DocVision of €7 million was also included in the 2003 results. In 2002, an income of €13 million was recorded as a result of the release of a provision related to uncollectability of loan notes which were received with the sale of the Information Systems Division in 2000. These loan notes were redeemed in 2002 prior to their stated maturity.

Minority interests

        Minority interests mainly represent the 48% share of third parties in the result of Corporate Express Australia Ltd, a publicly traded company. This includes an exceptional income of €2 million in connection with the adjustment of the recognition of catalog contributions in the Office Products Australia Division to fully comply with Buhrmann accounting policies.

Taxes on result from ordinary operations

        In 2003, exceptional non-cash tax benefits of €76 million were recorded which include a tax gain of €30 million as a result of the receipt of the indemnity payment awarded to Buhrmann as the outcome of arbitration proceedings against the French company Ipfo Bail S.A. The transaction structure for the sale of the Paper Merchanting Division and the subsequent debt reduction resulted in an €8 million tax benefit. The refinancing of Buhrmann led to a further impairment of capitalized financing fees resulting in the recognition of a tax asset of €11 million. Improved outlook on future taxable results triggered the release of a valuation allowance of €15 million. Tax provisions related to the acquisitions of both Corporate Express in 1999 and USOP in 2001 were released to an amount of €10 million.

        Tax expense on result from operations before exceptional tax results was €8 million in 2003 compared to €18 million in 2002. The decrease in tax expense is mainly due to lower taxable income in 2003 due to lower operating result before amortization and impairment of goodwill which are predominantly non-deductible. In addition, taxes on result from operations in 2003 and 2002 benefited from changes in the composition of the geographic distribution of taxable income and finalized tax audits which led to a release of allowances on deferred tax assets which were recorded in previous years and which are no longer deemed necessary.

        Buhrmann's effective tax rate was 12.5% in 2003 and 12.2% in 2002. The effective tax rate is determined based on the ratio of taxes on result from operations to the amount of result from operations before taxes and exceptional and extraordinary results and before, as these items are predominantly exempted from taxes, amortization and impairment of goodwill. Buhrmann's effective tax rate is below Buhrmann's weighted average statutory tax rate of 28% in 2003 (2002: 26%) due to changes in valuation allowances, predominantly related to the valuation of losses carried forward, exempt income, non-deductible expenses and incentives.

Result from operations; Extraordinary result; Net result

	2003	2002
	(in millions)
Operating result	€171	€(301)
Total financial items	(303)	(213)

Result from operations before extraordinary result	(132)	(514)
Extraordinary result	—	(74)

Net result	€(132)	€(588)

Extraordinary result

        Extraordinary result in 2002 consisted of extraordinary income of €10 million and extraordinary losses of €113 million and a related tax gain of €29 million. Extraordinary income relates to a release of €10 million of a provision for warranties relating to divested companies in previous years which were settled in 2002. Extraordinary losses in 2002 includes a charge of €111 million relating to both restructuring measures and write-offs on information technology and distribution infrastructure. As of January 1, 2003, these items are no longer presented as extraordinary results.

Office Products North America Division

	2003	2002	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€3,939	€4,931	(20.1)%	(5.6)%
Added value	1,018	1,261	(19.2)%	(4.0)%
Operating result	€115	€(273)	—	—
Added value as a percentage of net sales	25.9%	25.6%
Operating result as a percentage of net sales	2.9%	(5.5)%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures."

Net sales

        Net sales in the Office Products North America Division decreased by 20.1% to €3,939 million in 2003, compared to €4,931 million in 2002. At constant exchange rates, sales were 5.6% lower than in 2002. The perceived recovery of the economic growth in the United States did not result in 2003 in an increase in employment rates, and therefore did not result in increased sales in the Office Products North America Division, as the demand for office products relates primarily to the number of office workers employed by our customers and their spending per office worker. Sales of office supplies on an organic basis were almost level with 2002. The office supplies business excludes the Division's specialty businesses ASAP, forms and promotional marketing. The Division's software sales also declined due to a continuing shift from invoiced sales to a commission-based system. Also in 2002, software sales benefited strongly from promotional activities of a major supplier, which were not repeated to the same extent in 2003.

        Organically, sales were 3% lower in 2003 compared to 2002.

        The following table presents a calculation, on an organic basis, of net sales for the Office Products North America Division in 2003 as compared to 2002.

	2003	2002	Change in %
	(in millions, except percentages)
Net sales	€3,939	€4,931
Effect of currency exchange rate movements	—	(760)

Net sales at constant exchange rates	3,939	4,171
Acquisitions	(14)	—
Variation in the number of working days	33	—
Change to commission-based model at ASAP(1)	168	87

Net sales on an organic basis	€4,126	€4,258	(3)%

(1)
Change to commission-based model at ASAP relates to sales of software products by ASAP whereby the manufacturer performs the billing and ASAP receives a commission from the manufacturer which is recorded as sales by ASAP. In the past ASAP performed the billing of these sales and ASAP recorded sales and cost of sales separately, rather than only the commission.

Added value

        In our Office Products North America Division, added value decreased by 19.2% to €1,018 million in 2003 from €1,261 million in 2002. Measured at constant exchange rates, the decrease was 4.0%. Added value as a percentage of net sales increased slightly to 25.9% in 2003 from 25.6% in 2002, reflecting the change in the product mix with a lower share of software sales. Within the office supplies business, the share of the strategic and large-account customers remained high and the proportion of competitively priced "contract" sales increased further. Margin levels per product group were relatively stable, however margins in the mid- and small-market segment increased. Margin improvements were achieved through global sourcing initiatives and the expansion of the Division's private brand program. Rebates from suppliers increased and allowances paid to customers increased, both in comparison with sales levels. In 2003, software sales contributed €66 million to the Division's added value or 8.3%, of software sales, which is at the same level as in 2002.

Operating result

        Amortization of goodwill decreased to €37 million in 2003 from € 48 million in 2002 due to the lower exchange rate of the U.S. dollar and a lower amount of goodwill after the impairment recorded in 2002. Following the outcome of the annual goodwill impairment test, an impairment of €423 million on the remaining goodwill was recorded in 2002 as the business performance was lower than expected when the relevant acquisitions were made. In 2003, the annual impairment test did not result in a goodwill impairment for Office Products North America.

        Depreciation of tangible fixed assets and internally used software was €63 million in 2003 compared to €69 million in 2002. This is a decrease of 8.7%, however, measured at constant exchange rates, this is an increase of 8.7%. This increase is due to the large investments in information technology systems, internally used software and distribution facilities made in the past years.

        Operating result was negatively affected by lower added value which was partially compensated by lower labor and other operating costs, largely due to restructuring measures implemented in the course of 2003. The restructuring entailed among other things a significant reduction in the number of employees, the closure of several facilities and the expansion of the Division's shared service facility. Total operating costs, excluding depreciation of tangible fixed assets and internally used software, as a percentage of net sales were 20.4% in 2003 as compared to 20.2% in 2002, despite the decline in sales and an exceptional expense of €6 million in 2003 due to a reassessment of lease commitments of vacant properties which were included in the 2002 restructuring program. The charge for the restructuring program in 2002 was recorded as an extraordinary expense.

Office Products Europe and Australia Division

	2003	2002	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€1,479	€1,540	(4.0)%	(3.0)%
Added value	392	413	(5.1)%	(3.6)%
Operating result	€(23)	€(75)	(68.8)%	(69.3)%
Added value as a percentage of net sales	26.6%	26.8%
Operating result as a percentage of net sales	(1.6)%	(4.9)%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures."

Net sales

        Net sales in the Office Products Europe and Australia Divisions combined, decreased by 4.0% to €1,479 million in 2003 from €1,540 million in 2002. Measured at constant exchange rates, the decrease amounted to 3.0%. Sales in particular declined in Germany and the Benelux. In these markets our strategic and large-account customers implemented personnel rationalization and cost-reduction initiatives. In addition, our business in the United Kingdom lost sales due to internal restructuring, which was resolved in the second half of 2003. In those European countries where the customers are predominantly small- and medium-sized, sales continued to grow. The Office Products Europe Division made progress in harmonizing its local European businesses. In each of the Division's local businesses, dedicated sales teams were established for both the strategic and large account and the mid-market account segment.

        Our Australia and New Zealand-based office products business continued to perform strongly in 2003 with an increase in net sales of 18.4% to € 496 million in 2003 from €419 million in 2002. The increase at constant exchange rates was practically the same at 18.5%. Large customers decreased their office products spending but this was more than offset by growth and increased penetration in the mid- and small-markets, using dedicated sales teams. The expansion of specialty product categories (such as facility, break room and safety supplies) reflected the successful development of the single-source business model.

        On an organic basis, sales in the Office Products Europe Division were 9% lower than in 2002 whereas sales in the Office Products Australia Division were 11% higher than in 2002 on an organic basis.

        The following tables present a calculation, on an organic basis, of net sales for the Office Products Europe and Australia Divisions, respectively, in 2003 as compared to 2002.

Office Products Europe Division

	2003	2002	Change in %
	(in millions, except percentages)
Net sales	€983	€1,121
Effect of currency exchange rate movements	—	(20)

Net sales at constant exchange rates	983	1,101
Divestments	(7)	(28)
Variation in the number of working days	(4)	—

Net sales on an organic basis	€972	€1,072	(9)%

Office Products Australia Division

	2003	2002	Change in %
	(in millions, except percentages)
Net sales	€496	€419
Effect of currency exchange rate movements	—	(1)

Net sales at constant exchange rates	496	418
Acquisitions	(12)	17

Net sales on an organic basis	€484	€435	11%

Added value

        Added value in the Office Products Europe and Australia Divisions combined, decreased by 5.1% to €392 million in 2003 from €413 million in 2002 or 3.6% measured at constant exchange rates. Added value as a percentage of net sales was 26.6% in 2003, the same level as in 2002. In 2003, an exceptional charge of €5 million was recorded in the Australian Division to fully comply with Buhrmann's rebate and catalog income recognition policies. In Europe, sales of stationery supplies showed a decline whereas sales of computer supplies remained stable. As a result of the continuing weak economic climate and competitive pressure, price and margin pressure remained present in 2003. The European business launched a new private brand offering in 2003 and the Australian business increased the share of sales under its own brand which helped to maintain margins and offers our customers an attractive alternative to manufacturers' brands.

Operating result

        Amortization of goodwill decreased to €8 million in 2003 from € 15 million in 2002 due to a lower amount of goodwill after the impairment recorded in 2002. Following the outcome of the annual goodwill impairment test, an impairment of €53 million was recorded in 2003 as the calculated fair value of the European Office Products businesses combined was lower than the book value. This reflects primarily the recent performance of the European Office Products Division, which is lower than we expected when the 2002 impairment test was made which resulted in an impairment of goodwill of €124 million.

        Depreciation of tangible fixed assets and internally used software was stable at €20 million in both 2003 and 2002.

        Operating result in the Office Products Europe and Australia Divisions combined, was negatively affected by the decline in added value in Europe due to lower sales levels, which was only partly offset by the increase in added value in Australia.

        In Europe, labor and other operating costs were 4.3% lower, which was the result of further integration and streamlining of the operations. In the Netherlands, a new distribution center was brought into use while in other countries, such as Italy, facilities were modernized. The implementation of a new warehouse system in Australia had a temporary negative impact on labor and operating costs.

        In 2003, exceptional operating costs of €3 million for additional restructuring charges in Europe were recorded. In 2002, the charge for restructuring was recorded as an extraordinary expense.

Graphic Systems Division

	2003	2002	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€369	€489	(24.5)%	(24.5)%
Added value	85	118	(28.0)%	(28.0)%
Operating result	€(13)	€23	—	—
Added value as a percentage of net sales	23.1%	24.1%
Operating result as a percentage of net sales	(3.6)%	4.7%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures."

Net sales

        Net sales in the Graphic Systems Division decreased by 24.5% to €369 million in 2003 from €489 million in 2002, and organically by 21%. Sales of machinery were sharply down from 2002 as the European graphic industry continued to postpone capital investments in the wake of low business volumes in the market for print publications. Traditionally, sales of machinery in our Graphic Systems Division correlate with the investment cycle, and therefore experiences more cyclicality than Buhrmann's other divisions. Additionally, the tight lending climate in 2003 made it difficult for printers to buy new equipment. Overall however, the Division made good progress in its strategy to make its sales less dependent on the economic cycle. Sales of services (such as configuration and repairs), supplies and spare parts continued to grow to approximately 40% of the Division's total sales in 2003.

Added value

        Added value in the Graphic Systems Division decreased by 28.0% to €85 million in 2003 from €118 million in 2002. The added value as a percentage of net sales decreased to 23.1% in 2003 from 24.1% in 2002. Margins on machinery declined in 2003 due to severe competition as commercial printers continued to face a low capacity utilization and manufacturers have overcapacity. Higher inventory and receivables provisions also had a negative impact on added value. Conversely, the increase in sales of services, supplies and spare parts, which have higher margins, had a positive effect on added value.

Operating result

        The decrease in operating result was due to a decline in added value as a result of lower sales while employee levels were reduced and cost levels, including depreciation, remained stable.

        The Division did not incur amortization or impairment cost of goodwill in 2003 or 2002.

        Exceptional costs of €1 million in 2003 were recorded as additional restructuring charges. In 2002, the charge for restructuring was recorded as an extraordinary expense.

Paper Merchanting Division

	2003	2002	Change in €	Change at constant rates(1)
	(in millions, except percentages)
Net sales	€2,266	€2,988	(24.2)%	(21.0)%
Added value	359	461	(22.1)%	(18.7)%
Operating result	€55	€44	25.0%	32.8%
Added value as a percentage of net sales	15.8%	15.4%
Operating result as a percentage of net sales	2.4%	1.5%

(1)
We present our results on a constant currency basis by converting our prior year results into euro at the current year average exchange rate. We explain why we believe the presentation of this non-GAAP financial measure provides useful information regarding our financial performance in "Non-GAAP Financial Measures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Financial Measures."

Net sales

        Net sales in the Paper Merchanting Division from January 1 to October 31, 2003 (Buhrmann divested its Paper Merchanting Division with effect from October 31, 2003) were 10.3% lower compared to the same period in 2002. Sales measured in euro were negatively impacted by a weaker exchange rate of the British pound sterling. Measured at constant exchange rates, the decrease in sales amounted to 6.5%. The sales mix between stock and lower priced indent (paper ordered through merchants but delivered directly from the mills) was stable in 2003.

Added value

        Added value in the Paper Merchanting Division decreased by 8.2% in the period January 1 to October 31, 2003 compared to the same period in 2002. Measured at constant exchange rates, the decline was 3.7%. This decrease was due to lower average paper prices while gross margins were stable in 2003 compared to 2002. Added value as a percentage of net sales in the Paper Merchanting Division was slightly higher at 15.8% in 2003 compared to 15.4% in 2002.

Operating result

        Operating result in the Paper Merchanting Division increased to €55 million in 2003 from €44 million in 2002. This is predominantly due to the impairment charge of goodwill of €26 million in 2002 resulting from the annual goodwill impairment test. In 2003, no goodwill impairment was recorded.

        There was no major change in depreciation of tangible fixed assets and internally used software in the period January 1 to October 31, 2003 compared to the same period in 2002.

        Operating result was negatively affected by the decrease in added value while labor and other operating costs were 5.3% lower than in the same period in 2002, or 1.0% at constant exchange rates. This was compensated for by an exceptional operating income of €8 million in 2003 due to a reassessment of restructuring commitments resulting from the 2002 restructuring program. In 2002, the charge for these restructuring commitments was recorded as an extraordinary expense.

Corporate

        Corporate net operating costs not allocated to the Divisions were €16 million in 2003 and in 2002. In 2003, higher labor costs could be compensated by lower other operating costs (such as insurance and consultancy costs).

        Furthermore, there was an exceptional income, not allocated to the Divisions, in 2003 of €58 million which was the result of an indemnity payment (net of costs) awarded to Buhrmann as the outcome of arbitration proceedings against the French company Ipfo Bail S.A.

        Amortization cost of goodwill not allocated to the Divisions was € 5 million in 2003 and €4 million in 2002.

Liquidity and Capital Resources

Liquidity

        Buhrmann's liquidity requirements arise primarily from the need to fund the expansion of its business, working capital requirements, capital expenditure and restructuring. Our primary source of liquidity is cash generated from operations. The following table sets forth cash flow movements for the periods indicated (includes the Paper Merchanting Division until October 31, 2003):

	Twelve Months ended December 31,
	2004	2003	2002
	(in millions)
Net cash provided by operating activities	€223	€272	€258
Net cash provided by (used in) investing activities	(82)	544	(138)

Available cash flow	141	816	120
Net cash (used in) financing activities	(127)	(681)	(208)

Net cash flow	€14	€135	€(88)

Net cash provided by operating activities

        Net cash provided by operating activities was €223 million in 2004, compared with €272 million in 2003 (including the Paper Merchanting Division).

        An €83 million lower operating result in 2004 compared 2003 adjusted for non-cash items (depreciation of tangible fixed assets and internally used software, amortization and impairment of goodwill, additions to/releases from provisions) was more then compensated by lower spending related to cost saving restructuring activities of €25 million and lower interest payments of €72 million. Operating result in 2003 includes the Paper Merchanting Division until October 31.

        Working capital was further reduced by €36 million in 2004 and €81 million in 2003. Average working capital as a percentage of net sales decreased from 12.3% in 2003 to 9.5% in 2004.

        Interest payments decreased as a result of the lower average interest-bearing debt at lower average interest rates following the optimization of our debt portfolio in fourth quarter of 2003 and the third quarter of 2004.

        Profit tax payments were stable at €22 million.

        Cash flow from operating activities in 2003 includes a receipt of € 79 million of indemnities resulting from the arbitration proceedings against the French company Ipfo Bail.

Net cash provided by (used in) investing activities

        Net cash used in investing activities was €82 million in 2004 compared to €544 million provided in 2003.

        Capital expenditure amounted to €59 million in 2004 compared to €79 million in 2003. A significant portion of our capital expenditure represents the development of information technology, eCommerce and logistics systems.

        Cash used for acquisitions predominantly relates to the Office Products Australia Division and amounted to €6 million in 2004, compared with €10 million in 2003.

        In 2004, €10 million was paid for transaction fees related to divested companies.

        Divestment proceeds in 2003 were €641 million, which include the proceeds from the sale of the Paper Merchanting Division (€637 million) and the sale of the assets of DocVision (€8 million), reduced by related payments.

        The resulting available cash flow from operations after giving effect to investment activities was €141 million in 2004 compared to € 816 million in 2003.

Net cash (used in) financing activities

        Net cash used in financing activities was €127 million in 2004 compared to €681 million in 2003.

        In 2004, Buhrmann successfully tendered for the $350 million 2009 Notes. The tender, including a premium of $27 million paid to holders who tendered their 2009 Notes, and the remaining 2009 Notes which were not tendered were funded by an issue of $150 million of new 2014 Notes, an increase of $125 million of Term Loans and cash on hand of $118 million. In 2004, the financing fees, related advisory costs, tender premium for the tender, the issue of new 2014 Notes and the increase of Term Loans amounted to €35 million. Also, in 2004, fees of €4 million were paid related to the refinancing of 2003.

        In 2003, early repayments of long-term debt were mostly funded out of the proceeds of the sale of the Paper Merchanting Division supplemented by cash flows from operations. In December 2003, Buhrmann placed its €115 million of Subordinated Convertible Bonds and entered into the Senior Credit Facility.

        The financing fees and related advisory costs paid for the issue of the Subordinated Convertible Bonds and the entering into the new Senior Credit Facility in December 2003 amounted to €25 million. As a result of the repayment of long-term debt, some interest rate swaps were settled, in accordance with Buhrmann's policy on hedging for interest rate risks, which resulted in a cash outflow of €40 million in 2003.

        In 2004, Buhrmann paid cash dividends on its Preference Shares A of € 11 million. The dividend on Preference Shares C for 2003, paid in 2004, was paid entirely in additional Preference Shares C. The dividend on Ordinary Shares for 2003, which was €0.07 per share, was paid out in additional Ordinary Shares.

        Payments to minority shareholders amounted to €8 million in 2004 compared to €7 million in 2003.

        The resulting net cash flow was positive €14 million in 2004 compared to positive €135 million in 2003 which was reflected in the movements in net liquid funds.

Capital Resources

        Buhrmann's cash requirements for needs in excess of cash generated by operations are largely funded by borrowings under arrangements with commercial banks and debt raised in the capital markets.

        Buhrmann incurred substantial indebtedness in connection with the acquisition of Corporate Express in October 1999 which was partly funded through a senior credit facility and the issuance of $350 million 2009 Notes. After the sale of the Paper Merchanting Division, the original senior credit facility was replaced with the Senior Credit Facility in December 2003. In addition to the new Senior Credit Facility, Buhrmann issued its €115 million Subordinated Convertible Bonds in December 2003 which are listed on the Amsterdam Stock Exchange.

        In July 2004, Buhrmann successfully tendered for the $350 million 2009 Notes. The tender was funded by an issue of 2014 Notes, an increase of Term Loans under the Senior Credit Facility and cash on-hand.

        Buhrmann also has an accounts receivable securitization program under which funds are raised by pledging accounts receivable from subsidiaries in the Netherlands and the United States as security for short-term and medium-term borrowings. For a detailed description of our significant financing arrangements, see the section entitled "Description of Certain Indebtedness."

Total scheduled debt payments, interest rate and currency hedges

        As at December 31, 2004, after giving effect to the issuance of the Notes, Buhrmann is required to make the following scheduled debt payments:

	2005	2006	2007	2008	2009	>2009	Total
	(in millions)
Term Loan A	€16	€16	€26	€26	€27	€0	€112
Term Loans C	4	4	4	4	4	396	417
Old Notes						110	110
2014 Notes						110	110
Subordinated Convertible Bonds						115	115
Account receivables securitization			74				74
Overdrafts & Others	19	12			2		33

Total debt	€39	€32	€104	€31	€34	€731	€971

        Buhrmann has entered into a series of interest rate hedging agreements, the purpose of which is to limit Buhrmann's interest cost with respect to its long-term debt, of which 72% was issued at variable interest rates and 28% at fixed interest rates at December 31, 2004. The principal hedging agreements are a series of interest rate swaps (in euro and U.S. dollars) with a total principal of €294 million at December 31, 2004 for appropriate maturities. These swaps adjusted the interest rate profile of the long-term debt at December 31, 2004 to 63% fixed and 37% variable. For more information about our hedging policies and interest rate swaps, see "—Quantitative and Qualitative Disclosures about Market Risk."

        Buhrmann also purchases various financial instruments and enters into certain agreements in the ordinary course of business in order to hedge price and foreign currency risks arising from the purchase of raw materials and the sale of its products.

        Buhrmann US Inc. is the principal borrower under the Senior Credit Facility and the issuer of the Notes offered hereby for the Buhrmann Group. Proceeds from borrowings received by Buhrmann US Inc. are used to finance the Group.

Research and development

        Buhrmann's policy is to expense costs of research as incurred and to capitalize costs of development. Costs of research were insignificant in the years 2004, 2003 and 2002.

Inflation

        Cost inflation has been in line with the general economic conditions at around 2% in Buhrmann's primary U.S. and European markets for each of the last three fiscal years.

Contractual Obligations, Contingent Liabilities, Commitments and Guarantees

        The table below presents our on- and off-balance sheet contractual cash obligations after giving effect to the issuance of the Notes as at December 31, 2004 (in millions).

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Total gross borrowings and interest	€1,256	€81	€212	€132	€831
Rent and operating leases	388	75	114	77	122
Repurchase guarantees	52	16	16	14	6
Other contractual obligations and guarantees	11	9	0	2	0

Total contractual cash obligations	€1,707	€181	€342	€225	€959

        Total gross borrowings at December 31, 2004, after giving effect to the issuance of the Notes, were €971 million in total, which is further detailed under "Description of Certain Indebtedness" below. Interest included in the table above does not include the effect of interest rate swaps which are described under off-balance sheet arrangements below.

        Buhrmann has certain contingent liabilities, commitments and guarantees which are not included in the consolidated balance sheet, but are disclosed in the related notes.

        Rent and Operating Leases of €388 million in total at December 31, 2004 (€436 million at December 31, 2003) are primarily related to distribution facilities and offices which the Company leases under non-cancelable operating leases. The amounts are the nominal value of future lease payments and are netted for sub-leases.

        Repurchase guarantees of €52 million in total at December 31, 2004 (€64 million at December 31, 2003) mainly relate to repurchase guarantees concerning graphic machines sold to customers and financed by external financing companies. Should the customer be declared in default, the respective financing company has a right of recourse, which, in general, will be lower than market value. The amount included in the table is the maximum exposure under these guarantees.

        Other contractual obligations and guarantees of €11 million in total at December 31, 2004 (€24 million at December 31, 2003) mainly relate to investment commitments relating to expenditure on projects, such as the development of information technology systems.

Off-balance sheet arrangements

        Buhrmann's operating companies in Europe offer a variety of defined benefit plans, in addition to Government schemes, as part of the remuneration package. In countries like the Netherlands and the United Kingdom, the defined benefit plans are separated from Buhrmann in pension funds to which Buhrmann makes contributions. For its employees in the United States, Buhrmann sponsors several defined contribution plans and a defined benefit plan with a relatively small number of participants. Depending on specific financing arrangements and funding levels, Buhrmann may incur liabilities for certain deficits which amounted to €10 million at December 31, 2004. No provisions were recorded in the balance sheet at December 31, 2004 in connection with this liability.

        Buhrmann has commitments to purchasers of divested businesses with respect to indemnifications and representations and warranties. These commitments include indemnifications for the imposition of additional taxes upon the divested company and/or the purchaser covering the period before the divestment. For these indemnification and warranty commitments, a provision of €21 million is included in the consolidated balance sheet at December 31, 2004. This provision is calculated based on the expected payments to be made under these indemnification and warranty commitments.

        In connection with the accounts receivable securitization program (the Program), Buhrmann has entered into agreements pursuant to which Buhrmann has agreed to guarantee the performance of the Buhrmann operating companies in the Netherlands and the United States that sell their accounts receivable into the Program (the Dutch Originators and the U.S. Originators respectively), and the servicers of the Program (including compliance with the terms of the documentation under the Program relating to selection and servicing of receivables). However, Buhrmann does not guarantee payment on any accounts receivable sold to the master purchasers (Master Purchasers) in accordance with the documentation under the Program nor does Buhrmann guarantee repayment of any notes issued in connection with the Program. Buhrmann's obligations under the guarantees issued in connection with the Program are not quantifiable and are contingent in nature. The transactions in the Program are described in the section entitled "Description of Certain Indebtedness—Accounts Receivable Securitization Program."

        Buhrmann has entered into a number of forward foreign exchange and currency swap contracts and interest rate swap contracts which had an estimated negative fair value of €5 million at December 31, 2004. The estimated fair value of the outstanding forward foreign exchange and currency swap contracts and interest rate swap contracts indicates how much Buhrmann would have to pay as per the balance sheet date in exchange for termination of these contracts without further commitments.

        Buhrmann has issued certain performance guarantees, usually in the form of standby letters of credit, to an estimated maximum amount of €4 million at December 31, 2004. The major part of these guarantees expire latest on September 1, 2007.

Variable Interest Entities

        FASB Interpretation No. 46 (FIN 46) "Consolidation of Variable Interest Entities" requires certain disclosures of variable interest entities and, as of January 1, 2003, the consolidation of certain of these variable interest entities under U.S. GAAP.

        Buhrmann has determined that at December 31, 2004 it had a variable interest in Silver Securitisation B.V., Silver Funding Ltd and Rheingold Securitisation Ltd which facilitate the accounts receivable securitization program described in "Description of Certain Indebtedness". Aside from the accounts receivable and liabilities in connection with the accounts receivable securitization program that are included in Buhrmann's Consolidated Balance Sheet, these entities do not have other significant assets or liabilities. Buhrmann has also determined that at December 31, 2004 it had a variable interest in Faison Inc. which sells office products mainly to government institutions in the United States. The consolidation of this entity would not have a material impact on net result or Group equity under US GAAP.

New Accounting Pronouncements

U.S. GAAP

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4". SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory

Pricing," to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) must be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. Buhrmann is currently reviewing the impact that adoption of SFAS No. 151 will have on its consolidated results of operations, financial position and cash flows.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payments," which revises SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 (revised 2004) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123, are no longer an alternative to financial statement recognition. Buhrmann intends to adopt this revised standard from January 1, 2005. Buhrmann is currently reviewing the impact that adoption of SFAS No. 123 (revised 2004) will have on its consolidated results of operations, financial position and cash flows. Buhrmann has not yet determined whether adoption of SFAS No. 123 will result in amounts that are similar to the pro forma disclosures in note 34.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29. SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005. Buhrmann is currently reviewing the impact that adoption of SFAS No. 153 will have on its consolidated results of operations, financial position and cash flows but expects that it will not have a material impact.

International Financial Reporting Standards (IFRS)

        The 2004 financial statements of Buhrmann have been prepared in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP). Therefore reviews, analyses and accounting policies disclosed in this prospectus are based on Dutch GAAP. From January 1, 2005, Buhrmann reports on the basis of IFRS. In the process of conversion to IFRS, we have selected accounting policies of which the main policies are described below. These policies might change, among others, because the European Financial Reporting Advisory Group has not yet fully endorsed the adoption of all IFRS standards.

        The conversion of our reporting to IFRS does not affect the underlying performance of our business. Also, the conversion will not trigger any event related to our existing business or financing arrangements. In respect of our financial policies (including our policy on additions to retained earnings and dividends), an amendment may be necessary for maintaining the same effects in economic terms.

        Within the limits of the IFRS framework we strive towards convergence with our U.S. GAAP reporting. We have decided to use some of the optional exemptions granted by IFRS 1 "First-time Adoption of International Financial Reporting Standards" for, among others, pensions and business combinations. We have decided not to use the exemption provided by IFRS 1 that allows comparative information in the 2005 financial statements to not comply with standards 32 and 39 (financial instruments).

Buhrmann Accounting Policies under IFRS

Basis of preparation

        The financial statements have been prepared under the historical cost convention, unless indicated differently in the accounting policies below or in the notes. Preparing financial statements requires the use of estimates and assumptions that affect the recorded amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the reporting and the amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on management's best knowledge of current events and actions.

Basis of consolidation

        The consolidated financial statements will include Buhrmann N.V. and the entities controlled by Buhrmann (Group companies). Control is achieved when Buhrmann has the power to govern the financial and operating policies of an investee (subsidiary) so as to obtain benefits from its activities.

        Subsidiaries are consolidated from the date on which control is obtained and are excluded from consolidation from the date that control ceases. The purchase method of accounting is used to account for the acquisition of subsidiaries.

        On acquisition, the identifiable assets, liabilities and contingent liabilities of a Group company are accounted for at their fair values, based on Buhrmann's accounting policies, that existed at the date of acquisition. Any excess of the cost of acquisition over the fair values of the Group's share in the identifiable net assets acquired is recognized as goodwill. Goodwill is capitalized. After initial recognition goodwill is measured at cost less accumulated impairment losses. An excess of the fair value of the Group's share in the identifiable net assets acquired over the cost of acquisition is recorded, after reassessment of the purchase price allocation as a gain in the income statement.

        At the date a Group company is divested (cessation of control), the difference between the realizable value and the net asset value, including the book value of capitalized goodwill, is recorded in the income statement.

        Intercompany transactions, balances and unrealized gains on transactions between Group companies are eliminated; unrealized losses are only eliminated if cost can be recovered in an external transaction.

        The interest of minority shareholders is stated at the minority's proportion of the net asset (equity) values.

Foreign currencies

        Transactions in currencies other than the local currency are recorded at the exchange rates prevailing on the dates of the transactions. Monetary items (e.g. receivables, cash and deposits and liabilities) denominated in currencies other than the local currency are translated at the rates prevailing on the balance sheet date. The resulting translation differences are reflected in the income statement.

        Translation differences, net of related taxation, arising from long-term loans to Group companies that have the nature of permanent investments, are recorded directly in shareholders' equity.

        Translation and exchange differences on loans extended by third parties which are designated as, and effective as, hedges of net investments (equity investments or permanently invested loans) in a foreign Group company are recorded directly in shareholders' equity.

        In the consolidated financial statements, the income statements and cash flow statement of Group companies whose local currency is not the euro, are translated into euro at average exchange rates. The assets and liabilities of these companies are translated into euro at the rates prevailing at the balance sheet date.

        Resulting translation differences are recorded directly into shareholders' equity.

        When a Group company is divested, the translation differences that were recorded in shareholder's equity are recognized in the income statement as part of the result on sale.

Borrowing costs

        Borrowing costs that are directly attributable to an acquisition, construction or production of qualifying assets are capitalized as part of the cost of such assets, until such assets are substantially ready for their use.

        All other borrowing costs are recognized in the income statement in the period in which they are incurred.

Long-term employee benefits

Pension plans:

        Group companies have various pension schemes in accordance with local conditions and practices in the countries in which they operate.

        Defined contribution plans are post-employment plans under which an entity pays fixed contributions into a separate entity (a fund) and will have no legal or constructive obligation to pay additional contributions if the fund does not hold sufficient assets to pay all employee benefits relating to employee service in the current and prior periods.

        Obligations for contributions to defined contribution pension plans are recognized as an expense in the income statement as incurred.

        Defined benefit plans are post-employment benefit plans other than defined contribution plans.

        The liability or (contingent) asset in respect of defined benefit pension plans is recorded in the balance sheet. The liability or (contingent) asset is the net of the fair value of plan assets and the defined benefit obligation at the balance sheet date, including adjustments for unrecognized actuarial gains/losses and past service costs. In case of an asset the amount recognized does not exceed the present value of any benefits in the form of refunds or reductions in future employer contributions to the plan.

        Actuarial gains and losses are amortized over the remaining service period when their net cumulative amount exceeds 10% of the assets or obligations of the plan (whichever is higher).

Other employee benefits:

        Termination benefits are payable whenever an employee's employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits. Buhrmann recognizes termination benefits when it is demonstrably committed to either terminate the employment of current employees according to a detailed formal plan without possibility of withdrawal or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits due more than 12 months after the balance sheet date are discounted to present value.

Income taxes, deferred taxes and tax liabilities

        The amount of tax included in the income statement is based on the reported accounting profit plus or minus permanent differences and includes changes in valuation allowances on deferred taxes.

        Current tax assets and liabilities are stated at nominal value using the tax rates prevailing on the balance sheet date.

        Deferred tax assets and liabilities are recognized for temporary differences in the carrying value in the balance sheet of assets and liabilities and their tax base and for loss carry-forwards.

        Deferred taxes are stated at nominal value and are determined at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the balance sheet date. Within tax groups, where the exercise periods permit and offsetting is legally enforceable, deferred tax assets and liabilities are netted.

        Deferred tax assets are recognized insofar as realization is probable. In connection with the probability of realization, valuation allowances are recorded. Realization is dependent upon the generation of future taxable income before losses expire.

        Tax expense and income related to items that are recorded in shareholders' equity are recorded likewise.

        No withholding taxes are provided for the undistributed earnings of foreign subsidiaries.

Property, plant and equipment

        Property, plant and equipment (PP&E) are stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recognized as an expense and calculated in principle on a straight-line basis over the expected useful lives of the assets, taking into account a potential residual value.

        Land is not depreciated.

        Each part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately over its own useful life.

        Borrowing costs to finance the construction of property, plant and equipment are capitalized as part of the costs of the asset, during the period of time that is required to complete and prepare the asset for its intended use.

        Maintenance, repairs and renewals are generally charged to expense during the period in which they are incurred. However, major renovations are capitalized and included in the carrying amount of the asset when it is probable that future economic benefits will increase beyond the originally assessed level. Major improvements are depreciated over the useful life of the component, not exceeding the remaining useful life of the related asset.

        Where the estimated recoverable amount falls below the carrying amount of an asset, the asset is written down immediately (impairment) to its recoverable amount.

        The recoverable amount is the higher of the net selling price and its value in use.

        Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. These results are recorded in the income statement.

Goodwill

        Acquisitions of companies are accounted for using the purchase accounting method.

        Goodwill represents the excess of the cost of an acquisition over the fair value (based on Buhrmann accounting policies) of the Group's share of the net assets of the acquired company at the date of the acquisition.

        Goodwill on acquisitions of Group companies is included in goodwill. Goodwill on acquisition of associates is included in investments in associates.

        Goodwill on acquisitions that occurred prior to January 1, 1997 has been charged in full to retained earnings in shareholders' equity; such goodwill has not been retroactively capitalized and amortized.

        After the initial recognition, goodwill is measured at cost less accumulated impairment losses and less, until 2004, accumulated amortization. As per January 1, 2004, under IFRS, amortization of goodwill has ceased.

        Goodwill is tested for impairment at least annually. Goodwill related to cash-generating units whose carrying values exceed their recoverable amount are written down to the higher of the net selling price or the discounted net future cash flows expected to be generated. Impairment losses are recognized as an expense immediately.

Other intangible assets

        Intangible assets other than goodwill, such as software, are stated at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized as an expense and calculated on a straight-line basis over the expected useful lives of the assets, taking into account a potential residual value.

        Borrowing costs to finance the development of software are included in the cost of the asset during the period of time that is required to complete and prepare the asset for its intended use.

Investments in associates

        An associate is an entity over which the Group is in a position to exercise significant influence, but not control, in the financial and operational policy decisions of the investee through participation. Significant influence is assumed when the Group holds 20% or more of the voting power.

        Investments in associates are carried in the balance sheet at the Group's share in the value of the net assets of the associate, plus the goodwill recognized at acquisition, less any impairment in the value of individual investments.

        Results of associated companies are determined in accordance with Buhrmann's accounting policies. For these companies, the proportional share in the result is shown using the equity method. Distributions received from the investee reduce the carrying amount of the investment.

Derivatives

        Derivatives (such as interest rate swaps and currency swaps) are measured at their fair value. The movements in the fair value of derivatives are in principle recorded in the income statement. The movements in the fair value of the interest rate swaps, which are designated as hedges and which meet the criteria for hedge accounting, are recorded directly in shareholders' equity.

Inventories

        Inventories related to goods for resale, used machines and goods in transit are valued at the lower of costs or net realizable value. Cost is based on the weighted average cost (taking into account discounts and rebates from suppliers) and includes import duties and other taxes (other than those subsequently recoverable from the tax authority) and inbound transportation, handling and other costs directly attributable to the acquisition of finished goods.

        Trade discounts, rebates and other similar items are deducted in determining the costs of purchase. However, cash discounts from suppliers for prompt payment are recognized when incurred. The difference between cost of purchase and net realizable value (if the latter is lower) is the allowance for obsolete and slow moving items.

Trade receivables

        Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less an allowance for doubtful receivables.

Other receivables

        Other receivables and prepayments are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less an allowance for doubtful receivables and includes rebates and catalog income receivables.

Cash and cash equivalents

        Cash and cash equivalents are carried in the balance sheet at fair value comprising:

  •
  cash on hand, deposits held at call with banks; and

  •
  other short-term highly liquid investments with original maturities of three months or less.

Ordinary Shares, Preference Shares and Subordinated Convertible Bonds

        Buhrmann's Ordinary Shares are classified as shareholders' equity.

        Buhrmann's Preference Shares A are classified as a liability. The Subordinated Convertible Bonds are classified as a compound financial instrument and recorded accordingly partly under equity and partly as liabilities. Buhrmann's Preference Shares C are classified as compound financial instruments and accordingly recorded as liabilities. The Preference Shares C have a conversion option. As this option is indexed to both the share price and the USD/EUR exchange rate, the conversion option classifies as a derivative. Therefore it is valued separately as a derivative (liability) at fair value.

        External costs directly attributable to the issue of new shares, other than in connection with business combinations, are shown in shareholders' equity as a deduction, net of tax, from the share premium.

Stock option plans

        Stock options are granted to a group of employees and directors. The plans meet the definition of equity settled share based compensation.

        The fair value of the options is recognized as labor cost during the vesting period, with a corresponding increase in shareholders' equity.

Minority interest

        The portion of third parties in the net equity of fully consolidated subsidiaries in which Buhrmann has less than 100% of the issued share capital is disclosed as minority interests in the balance sheet.

        Minority interests in the net assets consist of:

  •
  the amount of those minority interests at the date of the original acquisition calculated at fair value at that date; and

  •
  the minority's share of changes in equity since the date of the combination.

Provisions

        Provisions are recognized when the Group has:

  •
  a present legal or constructive obligation as a result of past events;

  •
  it is probable that an outflow of resources will be required to settle the obligation; and

  •
  a reliable estimate of the amount can be made.

        Provisions include integration and reorganization accruals following divestments and restructuring of the business.

        Provisions for restructuring as a result of an acquisition are only recognized as part of the cost of the acquisition if the acquired company has an existing liability for restructuring recognized before the acquisition date.

        A provision recognized after an acquisition cannot be recognized as part of the cost of the acquisition and is therefore not part of goodwill as result of the acquisition. In this case the provision is set up through the income statement.

Non-current financial liabilities

        Non-current financial liabilities are recognized initially at the fair value (proceeds received net of transaction costs incurred).

        Non-current financial liabilities are subsequently stated at amortized cost. The difference between the net proceeds and the redemption value is recognized (accretion) on the basis of the effective interest method in the income statement over the period of the non-current financial liabilities.

Leases

        Leases are classified as financial leases whenever the terms of the lease transfer substantially all the risks and rewards incidental to ownership of the asset.

        All other leases are classified as operational leases.

        Assets under finance leases are recognized as assets of the Group at their fair value at the date of acquisition or, if lower, at the present value of the minimum lease payments.

        The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

        Payments under operating leases are expensed on a straight-line basis over the term of the relevant lease.

Current financial liabilities

        Current liabilities, other than derivatives, are initially recognized at fair value (proceeds net of transaction costs incurred) and subsequently stated at the amortized cost using the effective interest method.

Revenue recognition

        Net sales represent the invoiced value, net of sales tax, of deliveries and services rendered to third parties, less discounts and rebates to customers.

        Sales of goods are recognized when:

  •
  Significant risks and rewards of ownership have been transferred to the buyer. In most cases, the significant risks and rewards of ownership are transferred at the point of delivery or at the moment after installation (ready to operate), depending on shipping terms, contractual arrangements and performance obligations;

  •
  Buhrmann retains neither continuing managerial involvement nor effective control over the goods sold;

  •
  the amount of revenue can be measured reliably and collectibility is reasonably assured; and

  •
  the related cost (of sales) can be measured reliably.

        If an entity retains only an insignificant risk of ownership, the transaction is a sale and revenue is recognized.

        Sales of services are recognized in the period in which the services are rendered. Rebates to clients are recognized based on the volumes sold over the contract period. During the year the accrual is based on estimates of volumes to be realized.

Total cost of trade goods sold

        Cost of trade goods sold represent the purchase price of trade goods sold plus import duties and other taxes (other than those subsequently recoverable from the tax authority) and inbound transportation, handling and other costs directly attributable to the acquisition of finished goods. The purchase price is net of discounts and rebates received from suppliers.

        Non-volume related catalog income (unconditional) less the costs to produce a catalog is recognized under cost of goods sold linear over the period the catalog is generating sales (street-life).

        Volume related catalog income (conditional) is treated as volume rebates.

Other operating expenses

        Other operating expenses include costs of uncollectible amounts receivable.

Disclosure of material items of income and expense

        During the course of a year, certain events take place that may be viewed as part of normal business operations. These events however, may have unique characteristics that set them apart from the Company's standard day-to-day operations. These events may be infrequent and of such a size that reporting them separately provides the opportunity to give a more operationally oriented view on the results of the business. Other events, such as material restructurings, impact the Group's operations and cost structure significantly, such that reporting them separately clarifies the effect of these decisions on the results of operations.

Cash Flow Statement

        The consolidated cash flow statement is reported under the indirect method and it is derived from the income statement and from other changes between the opening and closing balance sheets in local currencies, translated at average exchange rates.

        The cash flow statement shows three separate flows, each linked to a certain activity:

  •
  Cash flow resulting from operating activities;

  •
  Cash flow resulting from investing activities; and

  •
  Cash flow resulting from financing activities.

Trend information

        Buhrmann is in a good position, both operationally and financially, and we are poised for future growth in 2005. We have strong competitive market positions in our key markets in North America, Europe, and Australia/New Zealand. There are nascent signs of an improvement in the employment situation for white collar workers in the United States and we have a solid structure in place to support our key strategic initiatives. We continue concentrate on profitable sales growth and intend to strengthen our customer-focused and sales-driven corporate culture.

Exchange Controls

        There are currently no limitations under the laws of the Netherlands on the rights of non-residents to hold or vote Ordinary Shares of Buhrmann NV. Cash distributions, if any, payable in euros on Ordinary Shares may be officially transferred from the Netherlands and converted into any other currency without Dutch legal restrictions. However, for statistical purposes, any such payments and transactions which exceed €10,000 must be reported to the Dutch Central Bank. In addition, no payments, including dividend payments, may be made to jurisdictions subject to certain sanctions, adopted by the government of the Netherlands, implementing resolutions of the Security Council of the United Nations or regulations of the European Union.

Quantitative and Qualitative Disclosures about Market Risk

        Buhrmann is exposed to financial market risks, including adverse changes in interest rates and currency exchange rates and availability of short-term liquidity. Our financial policies are designed to mitigate these risks by restricting the impact of interest and currency movements on our financial position while safeguarding an adequate liquidity profile.

        The financing policy aims to maintain a capital structure which enables us to achieve our Group strategic objectives and daily operational needs. The degree of flexibility of the capital structure, including appropriate access to capital markets, the financing of working capital fluctuations and the costs of financing (optimal weighted average cost of capital) are factors taken into consideration. With respect to the level of debt financing, Buhrmann focuses on cash interest cover (operating result before depreciation of tangible fixed assets and software and before amortization and impairment of goodwill and exceptional items over cash interest) and the relationship between borrowings and total enterprise value (market value based leverage, which is calculated by using the market capitalization of equity and the nominal value of interest-bearing debt as the total enterprise value). The objective is to restrict the four quarterly rolling cash interest coverage to a minimum of three times and the market-value based gearing (net interest-bearing debt over total enterprise value) over time to a maximum of 50%. In addition, consideration is given to the development of specific capital ratios, of which the leverage ratio (net interest-bearing debt over operating result before depreciation of tangible fixed assets and software and before amortization and impairment of goodwill and exceptional items) is the most relevant. Actual cash interest cover at December 31, 2004 was 4.8 (2003: 2.2), which is above our minimum target level of 3. Market value-based gearing stands at 31% (2003: 36%), while the leverage ratio is 2.4 (2003: 2.5). Both the debt reduction and the refinancing carried out in 2004 had a positive effect on the financial ratios.

        Our interest policy is designed to restrict the short-term impact of fluctuations in interest rates while keeping the interest burden as low as possible. Interest hedging instruments are used to adjust the fixed interest or floating interest nature of the financing towards the required profile. We currently aim to have around 60% of the interest rate fixed, given the present, improved, level of interest cover. Actual fixed interest was 63% at December 31, 2004.

        External interest-bearing debt after currency hedging is distributed primarily among our main currencies (i.e., U.S. dollar and euro) on the basis of anticipated operating profit before amortization and impairment of goodwill and excluding exceptional items. The remaining translation risk is not covered. At December 31, 2004, the actual split of the external debt (after currency hedges) is 81% in U.S. dollar, 13% in euro and 6% in other currencies.

        Regarding currency risk exposure on trading transactions, it is the policy to cover these risks on a transaction basis as much as possible to protect the operational margins in local currency terms. Currency forward contracts with terms up to one year are also used to cover these risks. The occurrence of these exposures is relatively low as most purchases and sales are conducted in local currencies.

        Financial instruments such as currency and interest swaps are used only to hedge against financial market risks, rather than for speculative purposes. Financial instruments are primarily dealt with third parties by Buhrmann NV, Buhrmann US, Inc. and Buhrmann Europcenter NV. These entities also act as the main financing companies for the Group. In addition, an accounts receivable securitization program is being operated using Buhrmann Silver SA and Buhrmann Silver US LLC. Details on the various components of the capital structure, including liquidity aspects, are provided in the notes to the consolidated financial statements included elsewhere in this prospectus.

        Our treasury function does not operate under an own profit objective but it pursues benefits of scale and efficiency as well as provides in-house services in the area of financial logistics. Cash and third-party debt is concentrated in the main financing companies to ensure maximum efficiency in meeting changing business needs, while local operations are largely financed by a mix of equity and long-term inter-company loans denominated in local currencies.

        The table below provides information about Buhrmann's debt obligations after giving effect to the offering of the old notes and the related recapitalization transactions as of December 31, 2004. This table provides information about the cash flows, fair value, weighted average interest rate, maturity and contract terms of Buhrmann's debt which includes both variable and fixed rate debt. Foreign currencies have been translated at the applicable euro rates at December 31, 2004. For cash, accounts receivable, other short-term assets, accounts payable, accrued liabilities and other short-term liabilities, the carrying value of these financial instruments approximates their fair value owing to the short-term maturities of these assets and liabilities.

	2005	2006	2007	2008	>2008	Total	Fair Value
	(in millions)
Fixed rate debt:
Old Notes					110	110	110
Interest rate					7.875%
2014 Notes					110	110	112
Interest rate					8.25%
Subordinated Convertible Bonds					115	115	125
Interest rate					2.00%
Other					2	2	2

Total fixed rate debt					€337	€337	€349

Variable rate debt:
Account receivables securitization			74			74
Term Loan A	16	16	26	26	27	112
Term Loans C	4	4	4	4	400	417
Overdrafts & Others	19	12				31

Total variable rate debt	€39	€32	€104	€31	€427	€634

Total debt	€39	€32	€104	€31	€764	€971

        The fair values of Buhrmann's fixed rate loans have been estimated based on applicable market interest rates available to Buhrmann for instruments of a similar nature and maturity. The fair value of variable rate debt approximates the carrying value.

Interest rate risks

        Buhrmann's policy is to incur a certain minimum level of fixed rate debt in relation to the interest cover. Interest rate swaps are used to adjust the interest profile of the loans towards the desired position, in order to achieve the hedging as per policy. Buhrmann currently aims to have around 60% of the interest rate fixed, given the present level of interest cover. The actual fixed percent was 63% at December 31, 2004.

        Our average blended effective interest rate (including margin, currency and hedging effects) was approximately 6.8% in 2004.

Buhrmann's Interest Rate Swap contracts at December 31, 2004

Maturity	Notional amount(1)	Average interest rate in %(2) (in millions)	Fair value
< 1 year	128	2.33	0
< 2 years	37	2.74	0
< 3 years	128	4.27	(2)
< 5 years	128	4.71	(3)

Total	€422		€(5)

(1)
The notional amount of these interest rates swaps are denominated in U.S. dollars and have been translated at an assumed exchange rate of €1.00=$1.3621. This was the exchange rate used for currency translation purposes in the Company's consolidated balance sheet for the year ended December 31, 2004.

(2)
Pursuant to these swaps, Buhrmann pays the fixed interest rates indicated in the table and receives floating rates based on 3-month LIBOR.

Currency rate risks

        Buhrmann's operations are conducted by entities in many countries and, accordingly, Buhrmann's results of operations are subject to currency translation risk and currency transaction risk. Currency instruments are used to hedge against exchange rate risks resulting from business activities and financing arrangements in foreign currencies.

        Currency forward contracts with terms up to one year are used to cover exchange rate risks resulting from business activities. The policy is to cover these risks. Given the volatility of currency exchange rates, there can be no assurance that Buhrmann will be able to effectively manage its currency transaction risks or that any volatility in currency exchanges rates will not have a material adverse effect on Buhrmann's financial conditions or results of operations.

        Buhrmann generally attempts to cover a portion of its currency translation risk by financing its operations in subsidiaries through internal debt denominated in local currencies. In general, the remaining translation risk is not covered. This is based on the assumption that the investments in subsidiaries are long-term investments. However, this risk is monitored and reviewed periodically and if this risk is deemed to be too high, Buhrmann will consider hedges against this risk wherever possible. The economic currency risk is limited, as operating companies generally operate on local markets with local competitors.

Buhrmann's forward foreign exchange and currency swap contracts at December 31, 2004

Contract	Maturity	Weighted average contractual exchange rate	Notional amount	Fair value
	(in millions)
Buy €/sell Swedish Kronor	< 1 year	8.98	39	0
Buy €/sell USD	< 1 year	1.36	109	0
Buy €/sell GBP	< 1 year	0.71	10	0

Total			158	0

        The estimated fair value of the outstanding currency and interest swap contracts indicates how much would be paid or received in exchange for termination of the contracts without further commitments as per the balance sheet date.

BUSINESS

Company History

        Buhrmann was incorporated in 1875 under the name Koninklijke Nederlandsche Papierfabrieken N.V. (KNP). In 1993, KNP merged with Buhrmann-Tetterode N.V. and VRG-Groep N.V., forming N.V. Koninklijke KNP BT (KNP BT). KNP BT was active in three main areas: paper manufacturing, packaging, and business services and distribution. In 1997 and early 1998, certain strategic decisions were made concerning the future of KNP BT. As a result, in April 1997, the protective and flexible packaging activities of KNP BT were divested for €454 million to Tenneco, Inc. and, in December 1997, the paper manufacturing subsidiary, KNP LEYKAM, was sold to Sappi Ltd. (Sappi), a South African paper group. In consideration for the sale of KNP LEYKAM, KNP BT received €335 million in the form of loan notes (sold immediately following the closing for €307 million in cash) and 44.6 million shares in Sappi. Buhrmann sold these shares in two tranches; 31.5 million as part of a global offering by Sappi in November 1999 and in February 2001 the remaining 13.1 million. The remainder of KNP BT's packaging business was sold in June 1998 for €1.4 billion to CVC and Cinven, two venture capital groups.

        In August 1998, KNP BT was renamed Buhrmann NV, which can be regarded as the continuation of KNP BT's business services and distribution activities.

        On October 28, 1999, Buhrmann acquired 100% of the outstanding capital stock of Corporate Express Inc., a global supplier of office and computer supplies, office furniture, imaging and computer graphic supplies and computer desktop software. The acquisition and the related refinancing costs amounted to approximately $2.9 billion, raised by means of the Senior Credit Facility in the amount of $1.9 billion, the issue of the 2009 Notes in the amount of $350 million, the issue of Preference Shares C in the amount of $350 million and €300 million newly issued Buhrmann Ordinary Shares.

        In the first half of 2000, Buhrmann divested its Information Systems Division (comprising value added resellers of personal computers, computer networks, peripheral equipment and related services, as well as an information technology training business), which was no longer considered a core business.

        In April 2001, the office products division of Samas Groep NV (Samas) was acquired for €321 million in cash and in May 2001 the North American office products business of U.S. Office Products Company (USOP) was acquired for $172 million in cash. The Samas and USOP acquisitions were financed partly by means of additional debt under the Senior Credit Facility and partly by means of an issue of Buhrmann Ordinary Shares in March 2001 which raised €665 million, net of expenses. A precondition for approval by the European Commission of the acquisition of the Samas office supplies division was the sale of the office products division of Buhrmann's then existing Dutch office products subsidiary. This sale was effected in November 2001.

        In September 2001, Buhrmann listed American Depository Shares (ADSs), representing its Ordinary Shares, on the New York Stock Exchange. The ADSs are quoted under the symbol "BUH." The ADSs, evidenced by American Depositary Receipts (ADRs), each represent one Ordinary Share of Buhrmann NV. Buhrmann's primary listing of Ordinary Shares remains at Euronext N.V. in Amsterdam, quoted under the symbol "BUHR".

        With effect from October 31, 2003, Buhrmann completed the sale of its Paper Merchanting Division to PaperlinX Limited, an Australian-based paper manufacturer. The Division was sold on a debt-free and cash-free basis for a base cash consideration of €706 million. The sale resulted in a net consideration of €637 million after deduction of estimated debt and cash and net asset value adjustments. The net consideration from the sale of the Paper Merchanting Division was used to reduce the Company's indebtedness by approximately €600 million. The remainder was used to pay various costs related to the transaction.

        In December 2003, Buhrmann completed the issuance of its €115 million Subordinated Convertible Bonds and entered into the Senior Credit Facility in the amount of up to €730 million. The net proceeds from the issuance of the Subordinated Convertible Bonds and the Senior Credit Facility were used to reduce the Company's debt under the previous senior credit facility, which was entered into in 1999 when Corporate Express Inc. was acquired.

        In July 2004, the Term Loans B were replaced by Term Loans C with tranches of €50 million and $503 million. This increased the borrowings under the Senior Credit Facility by $125 million. The other terms and conditions under the Senior Credit Facility remained the same except for a reduction in the payable interest margin. In addition, Buhrmann issued $150 million 2014 Notes in a private placement. These Notes were exchanged for newly registered bonds in October 2004.

        The proceeds of both the 2014 Notes and the increase in the Senior Credit Facility were, together with available cash, used for a tender offer of Buhrmann's existing $350 million 2009 Notes. The tender offer and redemption of these bonds was completed in September 2004.

        On March 2, 2005, Buhrmann issued the old notes, and used the proceeds from the old notes, and the Rights Issue, to fund the repurchase of its outstanding Preference Shares C on March 31, 2005.

        The legal name of the Company is Buhrmann NV (Naamloze Vennootschap). It is incorporated under the laws of the Netherlands and has its statutory seat in Maastricht (the Netherlands). Buhrmann's corporate head office is located at, and its registered office address is, Hoogoorddreef 62, 1101 BE Amsterdam ZO, the Netherlands. Our telephone number is +31 20 651 1111, and our website is www.buhrmann.com. Information included on our website does not form part of this prospectus. Our agent in the United States for service of process in connection with the Notes offered hereby is CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011.

        The Issuer, a wholly-owned subsidiary of Buhrmann NV, is a holding company of certain North American subsidiaries of the Group. In addition, it operates primarily as a financing subsidiary for the Group on a global level. It does not conduct any ordinary business operations.

Business Overview

Introduction

        Buhrmann is an international business-to-business services and distribution group, supplying office products and graphic systems and related services for the business market. A combination of modern Internet technology and advanced logistic processes allows Buhrmann to distribute its products in an efficient way. Internet sales account for a growing proportion of the Company's total sales.

        We believe we are a market leader based on revenue, in the business-to-business market for office products in North America and Australia. We operate in these markets mostly under the name Corporate Express. In Europe, we believe that Corporate Express is one of the market leaders, based on revenue. Furthermore, we believe that we are one of the largest independent distributors of graphic systems in Europe, based on revenue.

        Buhrmann generated sales in 2004 of €5.5 billion. At the end of 2004, Buhrmann had approximately 18,000 employees in 18 countries.

Office Products

        Buhrmann believes that it is one of the world leaders in the sale, distribution and service of office and computer products to the business market, based on revenue. Products of this type are ideally suited for Internet selling. The vast majority of Buhrmann's customers have Internet access. Orders can be placed more easily, efficiently and accurately via the Internet than using traditional methods such as telephone or fax, where there is a greater risk of incorrect data input. The costs are also lower as the process circumvents a number of administrative tasks. Customers place e-commerce orders by accessing one of our websites. Buhrmann arranges next-day on-site delivery. Due to the geographical spread of its activities, Buhrmann is able to offer a high level of service to companies operating on a worldwide basis.

Graphic Systems

        Buhrmann's graphic systems business is active in six European countries, supplying graphic machines, materials and related services to the graphic industry. Buhrmann is an authorized distributor for Heidelberger Druckmaschinen AG. In addition to the well-known Heidelberg presses, Buhrmann sells pre-press systems, cutting, folding and binding equipment and also supplies consumables, such as ink and spare parts.

Business strategy

Continued focus on growth

        We continue to focus on growth in our existing businesses through the consolidation of our leadership in the large account segment, the penetration of the mid-market segment, the further growth of our private brand product ranges and the extension of our product range across all our geographic markets. We may support the growth in our existing businesses with selective acquisitions. Over the past five years we have demonstrated the flexible and efficient nature of our business model through the successful integration of three significant acquisitions (namely Corporate Express, the office products business of USOP, and the office products division of Samas) as well as a number of smaller acquisitions. Following up on these successful experiences, Buhrmann intends to pursue this balanced strategy.

Increase sales by leveraging global service capabilities

        Buhrmann intends to increase sales through continued emphasis on service quality across all of its business segments. Buhrmann believes that, in its Office Products business segment, service quality (for example fill rates, lead time, delivery reliability and a high degree of customization of ordering processes through adaptive information technology solutions) and the ability to provide a breadth of product offerings in a large number of markets are the key criteria that its customers consider when selecting suppliers for office products. Buhrmann believes that it will further strengthen its position with businesses and institutions in North America, Europe and Australia, as these entities increasingly demand single-source suppliers for their global office product needs. Furthermore, Buhrmann has also been stepping up efforts to reach out to small- and medium-sized office supplies customers who can benefit from a total supply solution. Buhrmann can help these customers fulfill their sourcing needs in addition to lowering their overall supply chain costs.

Consolidate market positions

        In our core Office Products business segment aimed at strategic and large accounts, we will continue to consolidate our prominent market positions, while increasing our global contract business through which we provide office products sourcing coverage for global customers who operate in our North American, European and Australian markets.

Extend product lines

        By further leveraging its distribution network through product range extensions including forms, promotional items, facility, break room and safety supplies, Buhrmann has expanded its product-line. We will continue to focus on broadening our product line in order to further increase growth in our existing business.

Extend our customer base

        We believe that in our major geographical markets the strategic and large accounts market segment represents approximately 80% of our total sales. Small- and medium-sized companies account for the remainder of our total office product sales. We seek to increase sales to small- and medium-sized companies with a goal of increasing our overall customer base across different market segments and to utilize more fully the capacity of our distribution infrastructure.

Expand private brands

        Buhrmann has also successfully introduced private brand product ranges, of which the "Corporate Express" brand name is the most important. The extension of the private brand range has positively impacted gross margins and operational profitability and it represents a profit growth opportunity which Buhrmann will continue to exploit.

Extend preferred supplier relations

        Buhrmann actively pursues a strategy of working with fewer, more strategic suppliers for a growing number of product categories. Category management is an essential part of our merchandising strategy. By strategically sourcing a core range of consumable supplies for our customers' business environment from preferred suppliers, we are able to streamline the supply chain and improve our cost base. This preferred supplier initiative has positively impacted gross margins and operational profitability and it represents a profit growth opportunity which Buhrmann will continue to exploit.

Focus on improving operating margins

        Buhrmann has identified opportunities to improve the operating margins in each of its business segments. In the Office Products Divisions, Buhrmann will try to improve operating margins by (i) engaging in targeted marketing programs to increase sales of value-added products that carry higher margins, (ii) eliminating unprofitable product lines and (iii) centralizing or regionalizing certain administrative and operational functions. In the Graphic Systems Division, Buhrmann will continue to develop its Triple S (service, supplies and spare parts) in order to reduce the effect of cyclicality of equipment sales on the operating margin of this Division.

Risks associated with our strategy

        You should also consider the risks we face that could limit our ability to implement our business strategies, including:

  •
  a reduction in the number of white collar workers employed by our customers or a reduction in the spending per white collar worker could adversely affect growth in our existing businesses;

  •
  if we do not efficiently manage our growth, whether through organic growth or as a result of acquisitions, we may not fully realize the expected growth of our revenues;

  •
  the terms of our debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may limit our ability to, among other things, make acquisitions;

  •
  if we are unable to maintain and improve our information systems in a timely manner in order to correctly and efficiently process and distribute customers' orders on a global basis, this could adversely affect our ability to successfully leverage our global service capabilities;

  •
  the highly competitive nature of the markets in which we operate, combined with the fact that many of our competitors offer the same or similar products, could adversely affect our ability to extend our customer base and maintain our existing customers resulting in a loss of market share; and

  •
  our strategy for the improvement of operating margins relies on the successful implementation of certain measures which may not be sufficiently realized.

        In addition, while we may implement individual elements of our strategies, the benefits derived from such implementation may be mitigated in part, or in whole, if we suffer from one or more of the risks described in this prospectus. As a result of these or other risks, we may decide to alter or discontinue aspects of our strategy and may adopt alternative or additional strategies. Any failure to successfully implement our strategies could adversely affect our business, results of operation or financial condition. See "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements."

Industry Trends

Globalization/outsourcing

        Our customers are increasingly concentrating their purchase volumes of office products or related products, while the customers expect delivery and services rendered to multiple locations. In addition, customers concentrate on their key processes, while they outsource non-strategic tasks. We believe this trend has contributed to the formation of our global office products business.

Size and scale/consolidation

        In order to service our customers, extensive logistical, sales and information technology infrastructure is required. In addition, purchasing volumes determine largely how attractive products can be sourced. These factors underlie the economies of scale of our business model, hence the trend in our industry for the formation of larger entities in Office Products.

Internet/eCommerce

        Due to the low value per order, high order volume, dispersed ordering points at our customers, extensive assortments and relatively high administrative costs, our business model is suitable for eCommerce developments. This has resulted in significant growth of volumes sold over the Internet.

Service

        Notwithstanding the importance of attractive pricing and ease of ordering, service in terms of quick and complete delivery is essential in our industry.

Seasonality

        The seasonality of sales in the office products business segment is limited as sales primarily relate to employees at work in the office. Therefore, sales in this segment are spread more or less in accordance with the effective working days in a quarter. Discretionary items such as software or furniture are typically negotiated at month or quarter ends. In the Graphic Systems Division, historically, most printing presses are sold in the last quarter of the fiscal year.

DIVISIONAL OVERVIEW

        Buhrmann's business activities are organized into four divisions. These are the three Office Products Divisions of North America, Europe and Australia and the Graphic Systems Division. For reporting purposes, the Office Products Europe Division and Office Products Australia Division are combined. Therefore, both of them are addressed together in this section.

Office Products North America

        Key figures (in millions of euro, except number of employees)

	2004	2003	2002
Net sales	3,628	3,939	4,931
Operating result	138	115	(273)
Number of employees at year-end	10,544	10,775	12,211

General

        We believe our Office Products North America Division is a market leader, based on revenue, in the business-to-business market for office products and related services in the United States and Canada. Its Office Products business operates under the name Corporate Express (Corporate Express North America). Corporate Express North America manages a dynamic assortment of about 50,000 items. Its product range encompasses office products, computer and imaging supplies, furniture, promotional marketing products, forms management services, and, increasingly in 2003 and 2004, facility, break room and safety supplies. Corporate Express North America has more than 200 facilities, including 38 distribution centers, and approximately 1,400 dedicated delivery vehicles, which helps provide customers with next business day delivery services and has approximately 10,500 employees, including approximately 2,500 sales and marketing representatives. The Division's head office is located in Broomfield, Colorado. The Office Products North America Division also includes ASAP (a distributor of desktop software).

        Buhrmann believes that large companies are increasingly opting to use a single supplier in order to consolidate purchasing power and eliminate the internal costs associated with multiple invoices, multiple deliveries, complex and varied ordering procedures, uneven service levels and inconsistent product availability. Many large companies operate from multiple locations and can benefit from selecting suppliers who can service them in many of their locations.

Industry overview

        The office products industry consists primarily of companies that operate in one or more of three broad sales channels: the contract stationer (or contract distribution) channel, the direct marketing channel and the retail channel. Contract distributors typically serve medium- and large-size business customers through the use of a product catalog and a direct sales organization and typically stock certain products in distribution centers and deliver these products to customers on the next business day. The major contract stationers carry a significant proportion of their merchandise in-stock, relying only upon wholesaler intermediaries for inventory backup and increased product breadth, while smaller contract distributors carry a much smaller portion of their merchandise in stock. Direct marketers of office products typically target small business customers and home offices. While their procurement and order fulfillment functions are similar to contract stationers, direct marketers rely almost exclusively on catalogs and other direct marketing programs, rather than direct sales forces, to sell their products, and generally use third parties to deliver products. Office product retailers typically serve smaller businesses, home offices and individual customers.

        The non-store business-to-business office product distribution industry in North America has been rapidly consolidating and undergoing other significant changes. As a result of this consolidation, the number of independent, mid-size office products contract distribution companies has declined significantly. Large companies (including Corporate Express North America) serving a broad range of customers have acquired many of these smaller businesses. As the office products industry continues to consolidate, Buhrmann believes that many of the remaining smaller office products distribution companies will be unable to compete effectively due, in part, to their inability to purchase products at favorable prices or provide all of the services customers require. Buhrmann expects that many of these independent businesses will be acquired by larger companies or will cease to operate. Medium- and large-size companies, the market segments in which Corporate Express North America operates, are increasingly opting to use a single national supplier. Central purchasing of office products (such as office supplies, computer supplies and office furniture) and services provides several advantages for customers. For example, a customer could take advantage of the economies of scale Corporate Express North America offers and achieve uniformity in its office products services and distribution company-wide, while reducing its procurement process costs by dealing with one supplier and a uniform system.

Strategy

        In 2003, Corporate Express North America completed its restructuring program announced in December 2002. Increased efficiencies were realized by centralizing and right-sizing the operation. Back-office functions have been harmonized and were brought together to a large extent in one shared service center. Since early 2003, an enterprise-wide information system has been fully deployed throughout the United States. Following the completion of this integration and restructuring, Corporate Express North America, is now fully focused on driving growth in its existing businesses through a number of strategic initiatives.

        Corporate Express North America aims to consolidate its leading position in the strategic and large client segment, which represents approximately 80% of sales. We believe our dedicated strategic sales organization should drive sales conversion, penetration and retention across product lines with large and strategic accounts. Additionally, Corporate Express North America is focusing on growing sales in the small- and medium-sized enterprise market segment. Our approach consists of database marketing techniques as part of an integrated sales effort utilizing direct sales, telemarketing sales, integrated sales teams, direct mail, email and other communication tools to optimize customer contacts.

        In addition, we aim to continue leveraging our strong core distribution channel to extend Corporate Express North America's product range, with a particular focus on the facilities, break room and safety supplies market which we believe is significant in size.

        Corporate Express North America is also pursuing various global sourcing initiatives including forming partnerships with key suppliers on a global basis in order to maximize purchasing power and expanding private brands, which should increase sourcing potential, brand awareness and customer loyalty and contribute to improving margins.

        Buhrmann is also a significant provider of desktop software to organizations through its subsidiary, ASAP. Together with its partners, ASAP helps its clients purchase, manage and deploy software solutions and volume licensing programs. ASAP plans to expand by gaining market share in the segment of small- and medium-sized organizations and by penetrating new geographic markets, mostly in Europe. It will further enhance its strong technological position by integrating its systems into a single worldwide application, introducing an enhanced eBusiness capability into new markets, and expanding the scope of its offering of management tools for monitoring software installation, utilization and licensing.

Product offerings

        Corporate Express North America offers its customers a full range of office products, including:

  •
  traditional consumable office supplies, such as pencils, pens, paper clips, paper and writing pads;

  •
  consumable computer products, including toner and inkjet cartridges, magnetic media products, CDs, and diskettes;

  •
  office furniture such as desks, filing cabinets and chairs;

  •
  desktop software products such as well known operating systems and applications as well as anti-virus applications and CD label printing software;

  •
  digital printing equipment and services, including copiers;

  •
  print and forms management services, such as business cards, general business forms, labels and direct mail;

  •
  customized corporate gifts and promotional items such as caps and mugs;

  •
  facility equipment and supplies, such as paper towels, liquid soap and dusters;

  •
  break room supplies, including coffee, plastic cups and chewing gum; and

  •
  safety equipment and supplies, such as padlocks and fire extinguishers.

Sales and marketing

        The marketing strategy is designed to increase the customer base of medium- and large-sized businesses and institutions by flexibly and responsively demonstrating to customers and potential customers that the total overall cost of managing their office products needs can be reduced by focusing on process alignment. Corporate Express North America works with customers to simplify and reduce the costs of the office product procurement process by providing services such as customized, sophisticated e-commerce procurement solutions.

        Corporate Express North America markets its products and services to customers using a centrally produced catalog of its products and services. A large part of the products offered in these full-line catalogs are kept in stock at the distribution centers. Additionally, Corporate Express North America is linked electronically to certain wholesalers so that items not in stock can also be delivered to a customer on a next-day basis. In addition to the full-line catalog, Corporate Express North America produces a substantial number of customized and promotional catalogs. Customers can also place orders through the Internet using E-Way, Corporate Express North America's full-line Internet ordering system.

        Corporate Express North America markets and sells its products and services to both contract and non-contract business customers through a network of national account managers servicing national accounts and local employee sales representatives. Contract customers enter into agreements setting prices for certain products over a particular time period. The primary responsibility and priority of the national account managers is to acquire, retain and increase sales of the wide array of products and services to large, multiple location customers.

        Account managers are assigned a list of prospective customers for whom the account manager takes responsibility in directing all marketing efforts. Additional responsibilities of the account managers include designing and implementing customized merchandise and service packages for each of their accounts as well as responding to all special service requests. A company-wide network of personnel and resources supports all account managers, including information technology resources. The local sales force is generally commission-based and is organized within each of the major customer segments with specialists in each of the product categories. In order to maximize the productivity as well as the product and service knowledge of the sales force, Corporate Express North America is focusing on expanding its national account customer base to increase the cross-selling opportunities among its various product lines and gaining share in the mid-market by structuring the sales force to reflect customer segmentation.

Logistics and Purchasing

        Corporate Express North America receives approximately 65% of its office supplies orders through EDI systems and through E-Way, its electronic commerce ordering and fulfillment system, and the remaining amount of its orders by telephone, fax, mail-in purchase order and other traditional methods. After an order has been placed, picking documents are created for those items in stock and routed to the appropriate distribution center for order fulfillment. At the same time, the EDI systems transmit those portions of the orders not in stock to the vendors and wholesalers. Corporate Express North America is able to acquire many items unavailable in their own inventory on the same day and to combine such items with the in-stock items to yield a first time fill rate in the United States exceeding 99%.

        The Division's larger distribution centers typically have in stock over 10,000 SKUs of office products. The most popular items are contained in Corporate Express North America's catalog available in both printed and electronic versions, providing a comprehensive selection of more than 13,000 items in the core categories of office and computer supplies. Corporate Express North America offers brands such as 3M, Microsoft and Hewlett-Packard, as well as its own "Corporate Express" private label. A large majority of these items are maintained in inventory in the distribution centers. Corporate Express North America also has access, through EDI and other supplier ordering systems, to about 50,000 SKUs of office supplies, computer supplies and catalog furniture from wholesalers and other suppliers, enabling it to provide its customers with immediate access to a broad range of products, including those not stocked at its facilities. Corporate Express North America provides a wide variety of customized value added services, such as customer specific electronic catalogs, which are designed to reduce the customer's total overall cost of managing its office products needs.

        Most of the distribution centers use bar coding, radio frequency and scanning technology to ensure accuracy and efficiency. After an order is picked and packed, conveyors and overhead scanning systems are utilized to route and manifest outgoing customers' deliveries. Significant detailed reporting is available to optimize warehouse productivity, inventory turns, SKU selection and to evaluate vendor performance.

        The distribution centers generally have a logistical reach of up to approximately four to five hours by truck in any direction and a combination of owned vehicles and third-party delivery services are used to deliver office products. Corporate Express North America typically operates from a single regional distribution center that generally supports multiple distribution breakpoints and satellite sales offices.

        Corporate Express North America intends to continue to invest in enhanced warehouse and distribution technology in order to improve customer service capabilities. Technologies such as "Pick-to-Voice" (automated voice picking technology) in its distribution centers increase the group's ability to assemble multi-line orders accurately and efficiently. Another example is "RoadNet", a program for vehicles that directs deliveries quickly. During 2002, two new technologically advanced distribution centers went on line in the New York and Los Angeles metropolitan areas. In 2003, another state-of-the-art distribution center was opened in Baltimore serving the Baltimore/Washington DC metropolitan area.

        Corporate Express North America purchases a large majority of the products in volume directly from manufacturers or major office products wholesalers, who deliver the merchandise to each of the distribution centers.

        To maximize its purchasing capabilities, Buhrmann's purchasing strategy has been to establish preferred relations with certain suppliers with whom it can capitalize on purchasing economies. This "preferred supplier" strategy creates advantageous pricing relationships and has led to competition among suppliers for inclusion in this group. To further maximize its purchasing power, Corporate Express North America has been consolidating, and will continue to consolidate, its purchases from key suppliers to increase its importance to those suppliers, including the sourcing of the office products sold under the private brand names, of which "Corporate Express" is the most important. Additionally, Corporate Express North America has utilized, and will continue to utilize, the ability to further consolidate sourcing by combining with the European and Australian Office Products Divisions as part of the purchasing strategy.

Competition

        Corporate Express operates in North America in a highly competitive environment. The primary competitive factors in the North American office products distribution industry are service, ability to customize supply chain efficiency and product offerings, including price. The North American office products industry is estimated to be $100 billion to $120 billion, including retail.

        The principal competitors, varying in the different regions, are national office products distributors, traditional contract stationers, direct mail order companies, retail office products superstores and stationery stores. The target market is medium and large-sized businesses and other institutions. Buhrmann believes that existing customers and potential customers in this market prefer to deal with large value-added office products distributors, which can provide the lowest total overall cost of managing their office products needs, high levels of service, convenience and rapid delivery.

        The largest competitors are the Contract Division of OfficeMax, Inc. and the Business Services Divisions of Office Depot, Inc. and Staples, Inc. These businesses, and many smaller office products distributors and other businesses penetrating the office products market, compete for and sell office products to many of the same kind of customers as Corporate Express. Buhrmann believes that Corporate Express competes favorably with these companies on the basis of its customized and value-added services and the breadth of its product offerings. On the other hand, some of our main competitors have greater financial resources than Buhrmann and, particularly in the case of the retail office product superstores in the United States, significant name recognition.

Information technology

        Corporate Express North America currently employs automated order entry, EDI, reporting and other information technology systems designed to decrease response times and error rates and improve customer service, and has several operating systems to enhance its operations. E-Way is the Internet on-line catalog ordering system, which generates an increasing amount of fully automated orders, thus reducing costs for both the customers and Corporate Express.

        This system is linked to the general order entry system, called ISIS. Key features of the ISIS system include the use of three-tier client server architecture that allows customers and suppliers to better communicate with Corporate Express, object oriented design techniques, and a relational database designed to handle customer inquiry, data warehouse, and management information applications.

        Through the implementation of these enhanced systems, Buhrmann plans to make the products and services available to a broader range of customers and to further personalize customer services and account information while lowering the customer's overall procurement cost.

        Corporate Express North America also provides its customers with billing and usage information in hard copy, magnetic tape, cartridge or diskette media, in each case designed to a particular customer's specifications. Customized cost center billing allows a customer with this assistance to analyze and rationalize its ordering and usage of office supplies and to use such information for budgeting purposes.

        The information initiatives and administrative programs, together with the increased sales and purchasing power, are designed to decrease operating costs as a percentage of sales and increase operating profitability.

Office Products Europe and Australia

        Key figures (in millions of euro, except number of employees)

	2004	2003	2002
Net sales	1,500	1,479	1,540
Operating result	47	(23)	(75)
Number of employees at year-end	6,003	5,873	6,023

General

        The Office Products Europe Division, operating under the name Corporate Express (Corporate Express Europe), is a supplier and service provider of office supplies: stationery, office papers, information technology consumables, office furniture, presentation equipment, document printing equipment (including copiers, fax machines and printers), promotional products, telecommunications and facility management. Corporate Express Europe operates from approximately 130 locations in Austria, Belgium, Germany, France, Hungary, Ireland, Italy, Luxembourg, the Netherlands, Poland, Sweden and the United Kingdom, and employs approximately 3,800 employees. Through partnerships in countries like Denmark, Norway, Spain, Slovenia and Switzerland, Corporate Express Europe has a European network that spans 24 nations in total.

        Also operating under the name of Corporate Express is the Australian Office Products Division (Corporate Express Australia), covering both Australia and New Zealand. We believe that Corporate Express Australia is one of the largest providers of office products and related services in the region, based on revenue. Corporate Express Australia employs approximately 2,200 staff and services customers from 49 locations throughout Australia and New Zealand.

Industry overview

        The office products business in most major international markets is following similar trends to those seen in the United States in recent years. The industry in Europe is fragmented and is being consolidated by major office product distributors, including Corporate Express. As in the United States, large contract stationers are establishing customer relationships with medium and large corporations that are seeking to lower the cost of procurement for consumable office supplies. In the case of smaller customers, the direct marketing segment is developing in global markets, especially in Europe. The retail superstore concept in the United States is not as widely accepted in other international markets, due to the high cost of real estate in major global markets and strong ties between small end-users and traditional small retail dealers. There is growing interest, particularly in European markets, in multinational relationships between large global corporations and the major contract stationers with international operations, such as Corporate Express. Increasingly, medium- and large-sized companies, the market segment where Corporate Express Europe operates, are opting to use a single pan-European supplier. There are several advantages for customers which use central purchasing of office supplies, office furniture, machines and services. For example, a customer could take advantage of the economies of scale offered by Corporate Express Europe and achieve uniformity in its office products services and distribution company-wide while reducing procurement process costs by dealing with one supplier and system.

Strategy

        Corporate Express Europe continues to harmonize its European business and operations and to integrate its international account management in order to strengthen its position as a full-service distributor of office products and related services to businesses and institutions in Europe. In 2003, Corporate Express Europe focused on cost savings and right-sizing the organization. Headcount was reduced and Corporate Express Europe continued to strengthen management and sales. Certain European functions, like purchasing, international account management, international category management and eCommerce management, have been centralized on a European level in Amsterdam.

        We continue to strengthen our sales organization, particularly in Germany, Benelux, the United Kingdom and France. With management concentrating on an extended period of integration and restructuring in recent years, development of dedicated sales organizations for each market sector has been a mixed success. Also hampered by unfavorable economic circumstances, our major operating companies were unable to fulfill their ambitions to boost top-line growth. Nevertheless, significant progress has been made in stabilizing the business and ramping up new prospects.

        Corporate Express Europe will continue to focus on growth of its existing business. We believe Corporate Express Europe can leverage its strong infrastructure and information technology systems to enable it to offer its customers a superior office products procurement solution through a single source. We believe significant opportunities exist to allow Corporate Express Europe to gain market share in every national market in the market segments for medium- and large-sized companies.

        We have clustered our merchandising organization into four regions (Central, West, South and North). The markets within each region show a similarity in product assortment, customer usage habits and brand presence. The four regions are supported by centralized procurement, marketing and international sales organizations.

        Corporate Express Australia's growth strategy focuses on being the single-source provider of choice via expanding its product range and geographic coverage through organic growth and continued acquisitions, to gain a larger share of its existing customers' business. In addition, Corporate Express Australia will increasingly aim to expand its customer base by focusing on the small and medium-sized enterprise market segments.

Product Offerings

        Corporate Express Europe offers its customers a full range of office products, including office supplies (such as computer supplies, stationery and office paper), office furniture, copiers and office equipment. It also offers services relating to advertising specialty and promotional products and business (printing and distribution) forms. Corporate Express Europe increasingly acts as a single-source supplier with print-forms, janitorial and catering products. Corporate Express Europe has approximately 5,000 to 6,000 SKUs of office supplies contained in its separate European country catalogs. It also has access, through its EDI and other ordering systems, to thousands of additional SKUs of office supplies, computer supplies and catalog furniture from wholesalers and other suppliers, enabling Corporate Express Europe to provide its customers with immediate access to an increasing range of products. Corporate Express Europe has a strong private brand, "Corporate Express", which accounts for approximately 25% of its office supplies sales. Corporate Express Europe will seek to increase the percentage of office supplies sales attributable to the "Corporate Express" brand, through leveraging existing distribution networks.

        The Australian and New Zealand businesses also offer customers a comprehensive range of supplies for the office, including computer supplies, stationery, information technology products, office furniture, facility and break room, print and forms management and promotional products. The private brand "EXP," available throughout Australia and New Zealand, provides customers with high-quality, cost-saving product alternatives. The EXP private brand program continues to expand, developing the brand as an alternative to the higher cost original products.

Sales and marketing

        Products are marketed through a dedicated sales force in each national market which focuses on medium- to large-size accounts using catalogs of the product and service offerings. Buhrmann works with customers to simplify and reduce the costs of the office product procurement process by providing services such as customized and tailored catalogs and electronic ordering and information systems. Buhrmann intends to make greater use of direct marketing, through eCommerce and telephone sales to small customers in an effort to reduce costs and to grow sales.

        Corporate Express Europe markets its products and services to customers through a local dedicated sales force using a separate full-color catalog of its product and service offerings in each country. Corporate Express runs a European catalog which contains a range of approximately 2,800 common articles to all the markets plus approximately 3,000 additional products, which are specific for the local markets. The catalog is also available in Corporate Express' eCommerce tool, as well as on CD-ROM. Corporate Express Europe developed a new pan-European catalog that is increasingly being used by its international customers throughout Europe. It believes that the new catalog will be helpful to its international customers, in that the customers will have a uniform catalog of items available for immediate delivery to any of the customers' European locations. The catalog will also enhance the image and presence of Corporate Express as an international player in the European office products industry.

        Corporate Express Europe employs a "differentiated sales approach" whereby it tailors its sales approach to the type of customer Corporate Express is targeting. For example, an international account management approach is frequently used for large international companies, while direct marketing is more appropriate for small office and home office operations. Corporate Express Europe keeps most of the office products it offers in its catalogs in stock at its distribution centers. Additionally, Corporate Express maintains electronic links to certain suppliers so that items not in stock can be delivered to a customer on a next-day basis and it can better manage its inventory levels. In addition to Corporate Express' main catalogs, Corporate Express Europe produces a substantial number of customized and promotional catalogs. Together, Corporate Express Europe's local sales force and catalogs are key elements of its marketing strategy.

        Leveraging its broad geographic infrastructure, linked via one computer system, Corporate Express Australia is able to offer customers a common national service with outlets located throughout Australia and New Zealand. A specialist national accounts team, offering a high level of service, manages these national customers. Corporate Express Australia also employs new sales channels such as telemarketing and direct mail to reach customers efficiently.

Logistics and Purchasing

        Corporate Express Europe receives orders increasingly through eCommerce, as well as by telephone, fax and other traditional methods. Orders are routed to the warehouse to be picked up. Corporate Express Europe achieves an average first order fill ratio of over 95%. The distribution centers use different technologies for picking up orders and delivery. Corporate Express Europe has decided to change or replace methods and systems for those distribution centers that have become obsolete or inefficient operations or for which the capacity must be extended in order to serve more customers. New distribution centers in the Netherlands and the United Kingdom were built in 2002 and 2003 to replace regional distribution centers.

        The distribution centers use conveyor belts, automatic bar code scanning, (pallet) flow racks, wave-based order picking, weight checks and case calculation, all with the objective of achieving high quality and efficiency. Corporate Express Europe has introduced a new warehouse management system that has improved the operational control of all the pick and pack activities, as well as all resource management activities. Corporate Express Europe uses different transportation options, such as delivery by truck and parcel services. The transportation method chosen depends on the size of the order and the location of the customer. Corporate Express Europe both owns delivery trucks and contracts deliveries out to third parties.

        Corporate Express Europe purchases most of its products in high volume, directly from manufacturers who deliver the merchandise to distribution centers. Corporate Express' goal has been to establish strong relationships with a limited number of suppliers with a view to achieving both lower prices and lower inventory levels as a result of the suppliers' willingness to provide prompt delivery out of their inventory. Corporate Express Europe has accomplished this by entering into agreements to purchase large quantities from certain suppliers on a centralized basis. It is then able to negotiate favorable discounts and rebates that apply to purchases by all of Corporate Express' branches. This strategy has led to competition among certain suppliers to be chosen as one of its suppliers. As a result, Corporate Express Europe will consider further consolidating its purchases from key suppliers to increase its importance to those suppliers, thereby increasing its bargaining power with its largest suppliers.

        Certain of Corporate Express Europe's suppliers are linked through EDI with its on-line order entry system. If products ordered through the Corporate Express' on-line order entry system are not in stock, Corporate Express purchases such products automatically through EDI from such suppliers. The suppliers deliver these products to Corporate Express' warehouses in time for next-day delivery to the customer.

        Corporate Express Australia has achieved a rationalization in supply partners in Australia and New Zealand. That rationalization has resulted in increased trading with a consolidated group of major suppliers. It also increases the level of service available to customers, while reducing costs through efficiency in the supply chain and elimination of duplicative processes.

Competition

        Corporate Express Europe operates in a highly competitive environment. The two most significant competitive factors in the office products distribution industry in Europe are service (including, in particular, delivery speed and reliability) and price. New elements in the competitive environment are the power of eCommerce and the ability to deliver products to a customer on a pan-European basis. Having a wide variety of product offerings can also give a company in the industry a certain competitive advantage. Product quality is less significant than in many other industries, due to the perceived uniformity of products.

        The office products industry in Europe is highly fragmented, with no single company accounting for more than 10% of the total European market. Corporate Express Europe offers a wide variety of products and services, and frequently competes against companies that focus on only a few products or categories of products. Corporate Express Europe's competitors include national office products distributors, traditional contract stationers, direct mail order companies, e-tailers and portals and, to a lesser extent, office products superstores and stationery stores. Its principal competitors include Lyreco and Guilbert/Office Depot. In addition, Corporate Express Europe faces increasing competition from direct marketing companies.

        Corporate Express Europe's target market is medium- and large-sized businesses and other institutions. It believes that existing customers and potential customers in this market prefer to deal with large value added office products distributors, such as Corporate Express, which can provide customers the lowest total overall costs of managing their office products needs, high levels of service, convenience and rapid delivery.

        We believe that Corporate Express Australia is the market leader in the office products market in Australia and is placed second in this respect in New Zealand, based on revenue. Corporate Express Australia has demonstrated an ability to maintain these leading market positions in the past five years.

Information technology

        The office products industry is witnessing strong growth in the number of orders placed on-line. The option of placing orders on-line supplements the other common methods of placing orders such as by telephone, fax and PC-based remote order entry. Corporate Express Europe currently uses a variety of national electronic retail price systems for sales, order entry and warehouse management applications as a result of the different systems used by the numerous businesses it acquired over the last few years.

        In 2003, Corporate Express Europe started to replace "SyntraNet" with the new generation "ExpressNet(R)", which allows for the on-line placement of orders. ExpressNet was enhanced and, since 2004, four solutions have been operational which offer varying levels of features and integration solutions tailored to each market segment:

  •
  ExpressConnect for strategic and large accounts, a software solution that interfaces with customer systems, delivering 100% data integration;

  •
  ExpressProcure for large organizations, an eProcurement service that offers on-line supply chain management tools;

  •
  ExpressOrder for medium-sized companies, an easy to use Internet-based ordering system; and

  •
  ExpressDirect, an open web shop for small businesses.

        Our catalog database management system enables Corporate Express Europe to produce catalogs in a flexible and efficient manner. In particular, Corporate Express Europe expects to be able to produce customer-specific catalogs that can be printed at the customers' premises by sales staff using their laptop computers.

        Customers of Corporate Express Australia increasingly use its Internet ordering site, NetXpress.biz, one of the most transacted business-to-business systems in Australia. Sales via the Internet represented 53% of Corporate Express Australia's total lines ordered at the end of 2004, down from 56% in 2003, and continues to provide an excellent cost saving alternative to traditional paper-based processes. Customers using the Internet are able to increase expenditure control via user log-in and tailored product selection. They are also able to speed up their ordering process by viewing stock availability and pricing.

Graphic Systems

        Key figures (in millions of euro, except number of employees)

	2004	2003	2002
Net sales	411	369	489
Operating result	0	(13)	23
Number of employees at year-end	1,002	1,114	1,139

General

        Buhrmann's Graphic Systems Division supplies graphic consumables, equipment (pre-press systems, printing presses, folding, cutting and binding machines) and provides service and maintenance for the graphic industry in Belgium, Greece, Italy, Luxembourg, the Netherlands and Spain.

        The Graphic Systems Division is an agent for Heidelberg, the largest manufacturer of printing equipment in the world. The Division has been a preferred Heidelberg distributor in the countries mentioned above for over 75 years and currently operates under a distribution contract which took effect as of July 1, 2003. The distribution contract runs for five years and has a termination period of 18 months.

        The Division offers its customers a full range of Heidelberg offset printing presses, both sheetfed and webfed, together with digital pre-press (scanner equipment, computer-to-film and computer-to-plate equipment), as well as finishing systems. It also sells products manufactured by Polar BASF, Kodak, and Polychrome Graphics.

        The Division maintains and services a large installed machine base that holds over 80,000 stock items in five spare parts warehouses in Europe. The Division offers some 4,000 different consumables, ranging from offset plates to printing inks.

        The emergence of new technologies has led to more streamlined and simplified printing processes. The application of these new technologies allows information to be transferred directly from the computer to the print-plate and via the printer to the finishing equipment where the cutting, folding and binding takes place.

        The Graphic Systems Division experiences more cyclicality in its results than Buhrmann's other Divisions because a substantial part of its sales consists of capital goods with dominant market shares, such as printing presses, and thus is more directly susceptible to changes in the general economic climate. However, the increasing non-cyclical income derived from service, supplies and spare parts enhance the Division's resilience throughout the economic cycle.

Industry overview

        The market for graphic systems is comprised of three basic categories: (i) sales of printing systems hardware, (ii) service contracts, and (iii) sale of consumables. Approximately 60% of the industry's sales are attributable to hardware, and approximately 40% of sales result from providing spare parts, supplies and services.

        Offset printing accounts for a significant portion of the market and has grown at a steady rate of 2% to 3% per annum over the last decade, although sales have shown significant cyclicality depending on the economic environment and technological changes. A good portion of the existing population of printing presses need to be replaced or adapted to directly receive digitized information. Since there are lead times between ordering and installing the equipment, an economic upswing does not immediately correlate with sales for the Division.

        A major trade show for the graphic arts industry, DRUPA, is held only once every four years. This event usually results in increased order intake of printing equipment in the year of the DRUPA because new technology is showcased at this trade show. The most recent DRUPA was held in May 2004.

        The majority of printhouses in Europe are small companies employing no more than 20 people. By tradition, printers handle all the steps of the printing process (pre-press, printing, assembling and mailing) under one roof. Few printers specialize, for example, as a service bureau (essentially for pre-press), as a bindery or as a print center (handling low-quality and short-run print).

Strategy

        The Division is concentrating on the distribution and service of graphic equipment in six European countries. Its underlying strategic goal is to remain Heidelberg's preferred distribution channel to the graphic arts market.

        Offering Triple S is our primary strategy to balance the cyclical revenues associated with capital investments in printing equipment. In 2004, our sales in Triple S grew to €151, representing 37% of total divisional sales. Our focus continues to be on growing Triple S sales, which will not only continue to enhance our resilience to future cyclical reductions in equipment sales but also strengthen our relationships with customers. This focus has made the Division less dependent than it has been previously on the distribution of capital goods, as a result of which the Division expects its operating results to be less vulnerable to downturns in the economy than they were in the past.

        We continue to encourage our customers to convert from the traditional forms of ordering to the more efficient and simpler Internet model. All product lines are available through the online system. In 2004, Internet orders for supplies increased to 30% as compared to 25% in 2003.

        Customers in all our markets continue to experience cautious spend in graphic production. We expect that consolidation of the printing industry will reduce the number of commercial printing companies in Europe in the coming years. We will continue to invest in building strong customer relationships by offering a total solution service that includes the best printing equipment available in the market and the specialist expertise to support our customers.

        In 2004, Heidelberg divested its digital printing business, partly due to disappointing growth. We, in turn, have also adjusted our expectations for growth in this sector, and divested the assets related to our digital sales and service organizations.

Sales and marketing

        The Division's marketing strategy focuses on the selling and servicing of total solution printing systems. This includes its training, support programs and extended knowledge of print processes. In addition, the customer relationships that the Division has maintained over the years are particularly important in marketing investment goods such as printing systems.

        The Division's customer base is comprised of print shops and related specialized service bureaus. The sales cycle of printing equipment is lengthy and can spread over several years. Sales are generated through the sales force. Customer dedicated sales managers receive commissions on sales, providing an incentive for meeting sales targets.

Logistics and purchasing

        The Graphic Systems Division has five main logistics centers which are located in Amsterdam, Athens, Barcelona, Brussels and Milan. These centers stock spare parts, graphic consumables and smaller equipment. Shipping is mainly through third-party delivery services. Large printing presses are shipped directly from Heidelberg to the Division's customers.

        The Division purchases all of its products directly from Heidelberg and other manufacturers and is an authorized distributor for Heidelberg in the six European markets in which its operates. Annual purchasing volumes are agreed upon with vendors and updated monthly. Delivery lead-time (time between purchase and delivery to the customer) for large presses can be up to six months and occasionally even more when new technology is introduced, such as at the DRUPA. The Division requires a down payment from the customer prior to purchasing the printing press.

Competition

        Competition in this market is primarily driven by product quality, pricing, service and sales coverage. The Division believes it has a strong advantage as to service and sales coverage over its competitors.

        Buhrmann's Graphic Systems Division has participated in the graphic arts markets for more than 75 years and has achieved a high market penetration in such markets. Graphic equipment sold by the Division can be found in print shops throughout the markets in which operates. Good customer database management and complex printing process knowledge combined with high-quality service and equipment provide entrance barriers in these markets.

        The consumables market (film, plates and ink) is more fragmented and characterized by many small orders which need to be delivered on very short notice.

Information technology

        Printing systems have become increasingly complex due to built-in functionalities and integrated expert guidance is needed to understand the benefits of one equipment offering versus another. The Graphic Systems Division employs sophisticated simulation tools to allow the customers to select the investment and machine configurations appropriate for them.

        Each operating company has an Internet website that is linked to the worldwide Buhrmann and Heidelberg networks. An in-house eCommerce platform has been developed. Besides supplies, also the services and spare parts business will be migrated to the new eCommerce platform which enables lower-cost sales growth and greater efficiency in ordering, servicing and distribution.

Risk control framework

Company-level controls, control environment

        In combination with our corporate governance structure, the internal arrangements as defined in our Management Charter provide the base for Buhrmann's control system. Except for detailing our Business Principles and Code of Ethics, it outlines our risk assessment processes (describing most of the responsibilities and authority levels for the divisional and operational managers), our mission and our performance approach. It includes specific authorisation levels for items such as capital expenditure, acquisitions and divestments, restructuring and remuneration issues.

        Various aspects of the Management Charter are further defined in a set of mandatory policies and manuals completed with best practice guidelines. Our policies address for instance the application of financial disclosures procedures, insider-trading rules and compliance to Competition Laws. Manuals are available on subjects like accounting principles and reporting, insurance and financial management. As strong recommendations we have guidelines in place for example on ICT business continuity matters.

        Also a 'whistle-blower' procedure is in existence. Adherence is being monitored at various levels in the organisation.

        In terms of arrangements of the Company on internal control, we have taken guidance from the COSO internal control framework (COSO-I).

Monitoring, assessment and reporting

        Buhrmann uses a comprehensive management reporting system to monitor the Company's performance. This comprises a coherent set of instruments, which cover adoption of strategy, portfolio analysis, budgeting and reporting of current results, as well as projected results. Internally, we set financial targets and judge business performance primarily by using an economic-value-creation based concept. Reporting and analysis of actual results take place on a monthly basis and covers not only results, but also balance sheet and cash flow information.

        The management of risks associated with business activities, and compliance with local legislation and regulations functions through the responsibility of local operational management following normal reporting lines to senior management. A system of authority limits for divisional and local operational management has been established. Besides requesting the relevant manager to obtain approval from a higher level of authority for a number of matters, the system also triggers a flow of information to senior management of Buhrmann. The same approach applies to corporate matters.

        Following new more formal internal control requirements (the Sarbanes-Oxley Act in the United States and the Dutch Code on Corporate Governance), an extensive review of the design, documentation and functioning of critical internal control processes related to financial reporting has been carried out. This resulted in specific minimum requirements on the level of control laid down in a draft internal control manual. Also, every quarter, operational management is required to confirm by means of a letter-of-representation that compliance is maintained with, among other things, the Management Charter, policies, manuals, internal control standards, fraud procedures and representation and disclosure requirements.

        In order to support the Executive Board in matters related to disclosure controls and procedures, our internal Disclosure Committee reviews, discusses and reports on disclosure related issues quarterly (the minutes of the Disclosure Committee are also provided to the Audit Committee).The main purpose is to ensure that all disclosures made by Buhrmann are accurate, complete, timely and fairly present the financial condition and the results of operations in all material respects.

        The adequacy of the design and proper functioning of internal control systems of our operations are periodically investigated by the Internal Audit Department who reports its findings to division management and the Executive Board. Although the Internal Audit Department functions directly under the responsibility of the Executive Board, the head of internal audit discusses at least annually the control status of our operations with the Audit Committee. The external auditor has full access to these reports. The head of Internal Audit attends the meetings with the Audit Committee.

External auditor

        The external auditor reports on findings on internal control as part of the audit of the Consolidated Financial Statements. Also the external auditor attends the meetings with the Audit Committee. The external auditor's reports are discussed at the appropriate levels in the organization.. The Group level reports are reviewed both by the Executive Board and the Audit Committee. In respect of the conclusions and observations about the Annual Report a final reporting takes place to the Executive Board and Supervisory Board jointly. In 2004, the total fees to our external auditor, PricewaterhouseCoopers Accountants NV, amounted to €6.4 million, (compared to €7.2 million in 2003) of which €4.5 million (compared to €4.7 million in 2003) related to audit services, €1.6 million to audit-related services and €0.3 million to non-audit services. Cost increases are particularly due to the introduction of IFRS and Sarbanes-Oxley Act, other additional audit requirements and price increases.

        The independence of our external auditor is required by the rules under the provisions of our Policy on External Auditors Independence and Services. This policy stipulates, among other things, what services may not be provided and to what extent certain non-audit services may be provided by the external auditor. Other provisions require, for example, that the lead audit partner and review partner rotate from their position after a maximum period of five years. In the context of a pending court case against Béfec (a predecessor of PricewaterhouseCoopers, France), the independence of our external auditors was discussed between the Executive Board, the Audit Committee and the signing partners of our external auditors, PricewaterhouseCoopers Accountants N.V., after which it was concluded that there are appropriate measures in place at the external auditor to safeguard their independence.

Evaluation of risk control framework

        The Executive Board of Buhrmann is responsible for the design and operation of the Company's internal risk control systems. Although the purpose of these systems is to enable risks to be optimally managed, such systems, no matter how well designed and operated, can never provide absolute assurance regarding achievement of our Company's objectives, or entirely prevent material losses, fraud and the violation of laws or regulations from occurring. Also, like with other business propositions, we need to apply our judgement in evaluating the cost-benefit relationship of possible controls and control procedures, while taking into account the developments in our business and the external environment.

        During 2004, as part of its ongoing involvement in our Company, the Executive Board has continuously analysed and assessed the performance, the control environment and risks to which our Company is exposed. We also reviewed the operating effectiveness of the risk control systems and have initiated improvements if and when deemed necessary.

        Our operational and corporate senior management have carried out similar assessments and reported results to the Executive Board in business reviews, letters-of-representations and ad hoc meetings where required. The Executive Board has assessed their findings, in conjunction with the results of internal and external audits; it resulted in identifying a small number of cases where additional activities have been respectively are being carried out to further strengthen controls. No major issues were reported.

Environmental Overview

        In general, we believe that we have relatively little impact on the environment, given the fact that we are not a manufacturer. Despite the fact that we are considered to be active in a low impact industry, we do provide environmental information upon request where relevant data is available. For example, in this past year we have responded to questionnaires from various research firms, banks, investment advisers, fund managers, governments, and non-governmental organizations as well as numerous requests from customers.

        Our guiding principle is to conduct business activities in a responsible manner that meets or exceeds all recognized standards for environmental issues. As such, we are implementing policies and practices to help better manage the environmental impacts of our products, services and supporting activities. In general we therefore adhere to the following principles:

  •
  ensure environmentally appropriate sourcing of the products we sell;

  •
  determine measurable objectives that promote continuous improvement toward pollution prevention;

  •
  conduct effective communication and training to maintain environmental protection;

  •
  communicate to employees and subcontractors that environmental protection is a condition of employment;

  •
  integrate environmental considerations, including identifying and controlling risks, into business decisions, plans and operations, and

  •
  comply with all applicable legislation, regulations and relevant industry standards.

        We are active in environmental associations and place great emphasis on offering environmental friendly products to customers. For example, in 2003 Corporate Express North America participated in an industry-wide initiative, the Environmental Responsibility Task Force, to define industry environmental procurement standards under the auspices of the School, Home, and Office Products Association. Corporate Express Europe is represented in The Environmental Standard for Office Supplies Association. This industry association promotes a proactive environmental sustainability policy throughout the entire sector, by providing clear, uniform, and standardized environmental information on a product level for all office products.

        Corporate Express North America has worked extensively with suppliers since 1991 to offer its customers a comprehensive line of EarthSaver® products. In catalogs, this symbol identifies products that contain recycled materials. Today approximately 2,700 products containing recycled materials are available through our sourcebook, representing over 20% of our catalog product offering.

        One of our most successful customer initiatives is in toner and inkjet printer cartridge collection. Corporate Express North America conducts toner refill and disposal programs for numerous contract clients. In 2003, Corporate Express North America encouraged customers to recycle over 225,000 inkjet cartridges. Internally, environmental policies reduce energy use in our own office space, the materials we use for our promotional activities, and our employees are encouraged to adopt positive environmental practices in all of their everyday tasks. In our warehouses, software automatically selects the optimal size box or bag for every product shipment in order to eliminate waste. Whenever possible, factory cartons are used for full case shipments. Bags are composed of 35% recycled materials and envelopes are used for small items. We continue to emphasize using fewer corrugated boxes and more bags in field operations.

Organization

        Buhrmann NV is the ultimate parent company over the subsidiary companies which conduct their business on a worldwide basis. All significant subsidiaries are wholly owned, except for our Australian and New Zealand subsidiaries (Corporate Express Australia Ltd and Corporate Express New Zealand Ltd), in which Buhrmann owns a 52% interest.

Property, Plant and Equipment

        We lease our principal executive offices, which are located at Hoogoorddreef 62, 1101 BE Amsterdam ZO, the Netherlands. We own and lease additional properties in the United States and Europe for use in the ordinary course of business, which includes numerous sales offices, distribution centers and warehouses. Land and buildings had a book value of €99 million at December 31, 2004. Many of our leases contain options to renew and/or purchase the property. We do not own or lease any physical property which is considered material to us as a whole.

        We periodically reassess the adequacy of our facilities and acquire or lease new properties as is necessary to provide adequate facilities for our business. We believe that our facilities are adequate for our current level of business. We are considering closing and selling or subleasing certain of our existing facilities as part of our ongoing rationalization process.

Legal Proceedings

        Buhrmann is involved in various routine legal and regulatory proceedings incidental to the conduct of its business. Except as set forth below, Buhrmann does not believe that any of these legal or regulatory proceedings will have a material adverse effect on its financial condition or results of operations.

Paper Merchanting Germany: Anti-trust

        In April 2000, the German competition authorities (the Bundeskartelamt or BKA) launched an investigation against a number of German paper merchants, among which is Buhrmann's former subsidiary Deutsche Papier Vertriebs GmbH (Deutsche Papier), alleging a violation of anti-trust rules in a number of regions in Germany.

        On April 30, 2004, the BKA imposed a fine of approximately € 7.6 million on Deutsche Papier Vertriebs GmbH and on eleven other paper merchants in Germany. The fine relates to the period between 1995 and 2000 and covers the whole of Germany with the exception of the South. Deutsche Papier and the accused individuals do not agree with the fine and the calculation thereof and have appealed the fine. A third-party investigation into the alleged surplus profit in a number of regions and a third-party investigation into the calculation of the surplus profit used by the BKA substantiate Buhrmann's position that the imposed fine reflects an overestimation of any alleged surplus profit. Buhrmann has given an indemnity to PaperlinX Limited, the buyer of the Paper Merchanting Division, of which Deutsche Papier is a part, with respect to this case.

Paper Merchanting Germany: Completion Accounts

        Under an agreement for the sale and purchase of the Paper Merchanting Division of Buhrmann N.V., dated September 8, 2003, a post-completion dispute has arisen as to the valuation of a property in Germany for the purpose of inclusion in the completion accounts. The completion accounts are the basis for the calculation of the final purchase price. The valuation difference amounts to approximately €7 million. The matter is currently pending the decision of an arbitration award. Once the value of the property has been fully determined, the final settlement for the purchase price can take place.

Holdings: Agena S.A.-Béfec

        In 1994, Buhrmann initiated arbitration proceedings against the sellers of the French company Agena S.A. (Agena), an acquisition made in 1991. Buhrmann's claim for damages was based on a misrepresentation in the acquisition balance sheet. These proceedings resulted in an arbitral award adjudicating damages in the amount of €79 million. In 1995, proceedings were also started against Béfec (a predecessor of PricewaterhouseCoopers, France), the accountants who had certified the acquisition balance sheet in 1991. These proceedings were adjourned in anticipation of the outcome of the arbitration proceedings against the sellers. The matter against Béfec was resumed after the arbitral award. Béfec raised a preliminary defense against the claim, which was rejected in the first instance. Although the defendant appealed against this judgment, it may reasonably be anticipated that the principal matter will be permitted to proceed. Buhrmann is claiming damages in the amount of €134 million plus interest and costs. It is estimated that a final decision may still take a considerable period.

        Under U.S. GAAP, a contingent asset is disclosed when it is probable that an inflow of an economic benefit will be realized and the amount is estimable. In practice, contingent assets are not disclosed until the amount and timing of the inflow is known to the company (e.g., there is a firm commitment from the counter party). Accordingly, the above contingent asset would not be disclosed in accordance with U.S. GAAP, FAS 5, given the uncertainty as to its realization and timing of realization, if at all.

MANAGEMENT

        In accordance with Dutch law, Buhrmann has a two-tiered board structure, consisting of a Supervisory Board, with seven non-executive members, and an Executive Board with four executive members as of December 31, 2004.

Supervisory Board

        The following briefly describes the functions and characteristics of the Supervisory Board and its various committees.

Tasks and procedure

        Pursuant to the rules and regulations governing the Supervisory Board it is the Supervisory Board's responsibility to supervise the policy of the Executive Board and the general affairs of Buhrmann as well as to assist the Executive Board by providing advice. In doing so, the Supervisory Board is guided by the interests of the Company and the relevant interests of the Company's stakeholders. The Supervisory Board is responsible for the quality of its own functioning.

Independence

        The Supervisory Board is composed of persons such that the members can act critically and independently of one another, and of the management and any particular self-interest.

        The By-Laws of the Supervisory Board determine that the majority of the members of the Supervisory Board shall be independent as defined in the Dutch Corporate Governance Code.

Expertise and composition

        The qualification requirements for individual members of the Supervisory Board and the requirements for the composition of the Supervisory Board are regulated in the profile and the By-Laws of the Supervisory Board and provide that every Supervisory Board Member should be qualified to assess the broad outlines of the overall policy of Buhrmann and should have the specific expertise necessary for the fulfillment of his duty, as described in the profile of the Supervisory Board. The By-Laws of the Supervisory Board further provide that the Supervisory Board should be composed in such a way that it can carry out its duties properly, and that the re-appointment of a Supervisory Board Member will only take place after careful consideration.

        Buhrmann does not apply the limit of five board memberships in Dutch listed companies as recommended by the Dutch Corporate Governance Code. Instead, the By-Laws of the Supervisory Board determine that a Supervisory Board Member should limit the number and nature of his other positions so as to ensure due performance of his duties as a Supervisory Board Member. This topic should be considered in the annual evaluation of the functioning of the Supervisory Board. Our opinion is that the qualitative criterion we apply is a better standard than a limit on the number of board memberships, as is advised by the Dutch Corporate Governance Code, as the amount of time involved in board membership in a company can vary greatly and the availability of a board member is not exclusively dependent on the number of companies where he is a member of the supervisory board.

        Members of the Supervisory Board are appointed by the General Meeting of Shareholders for a period of four years. As of January 1, 2004, a new re-appointment schedule has been drawn up, on the assumption that Supervisory Board members may in principle serve a maximum of three terms of four years on the Supervisory Board.

Composition and Role of Committees of the Supervisory Board

        Without prejudice to its own mandatory responsibilities pursuant to Dutch law and the By-Laws of the Supervisory Board, the Supervisory Board has formed an Audit Committee and a Compensation, Nominating and Corporate Governance Committee (the CNCG Committee), each consisting of at least three members of the Supervisory Board. Aside from the specific mandates given the Committees pursuant to their respective charters, the overall task of these Committees is in general to prepare the foundation to support and inform decision-making processes of the Supervisory Board. In its report the Supervisory Board reports on the duties of the Committees that have been carried out in the financial reporting year.

        The Supervisory Board can delegate decisions, concerning the execution of policies adopted by it, to its Committees. This delegated authority should in all cases be limited to a maximum of one year with the possibility of renewal and the respective Committee should report to the Supervisory Board those decisions it has made on the basis of such delegation.

Audit Committee

        The purpose of the Audit Committee is to assist the Supervisory Board in its oversight responsibility concerning, among other things: the accounting and financial reporting practice, policies and procedures of the Company; the quality of the Company's internal control systems and risk assessment; the quality of its disclosure controls and procedures; the integrity of the financial statements; and the performance and evaluation of the external auditor. The current Audit Committee members are Messrs. Jacobs, Peelen and Smit.

        The meetings of the Audit Committee are attended by the Chief Executive Officer, the Chief Financial Officer, the Director Accounting & Control, the Director Internal Audit and the external auditor, among others, unless, in the opinion of the Chairman of the Audit Committee or the majority of the members of the Audit Committee such non-members should not attend.

        The Audit Committee has a delegated authority to make recommendations to the Supervisory Board about the approval of the "non-audit services" as set forth in the Company's Policy on the External Auditor Independence and Services.

        Considering their major interests in the Company, matters concerning Buhrmann's financing are discussed integrally in the meetings of the Supervisory Board.

Compensation, Nominating and Corporate Governance Committee

        Given the size of the Supervisory Board, it was decided to combine the tasks in the areas of the Board nomination, remuneration policy and corporate governance into one Committee. The CNCG Committee is tasked with assisting the Supervisory Board with, among other things, drafting the remuneration policy for members of the Executive Board as well as drafting the remuneration report, making proposals with respect to the remuneration of individual members of the Executive Board, reviewing share-based compensation schemes, assessing the composition and performance of the Executive Board and the Supervisory Board and advising on selection criteria and appointment procedures, reviewing the succession plan, evaluation process, selection criteria and appointment procedures and compensation structure of the Company's top management, and advising on the development and implementation of corporate governance guidelines.

        The Supervisory Board considers it important that the Chairman of the Supervisory Board occupies himself intensively with the appointment and re-appointment of members of the Supervisory Board and the Executive Board and with the corporate governance structure, two of three areas that are part of the Committee's duty. For this reason, this Committee is chaired by the Chairman of the Supervisory Board. However, the CNCG Committee Charter determines that the CNCG Committee cannot be chaired by a former Buhrmann Executive Board Member or by a Member of the Supervisory Board who is a member of an executive board of another Dutch listed Company.

        The current members of the Compensation, Nominating and Corporate Governance Committee are Messrs. Van den Hoek, Peelen and Zwartendijk.

Conflicts of interests

        Pursuant to the By-Laws of the Supervisory Board, every form and appearance of a conflict of interest between Buhrmann and the Supervisory Board should be avoided. Decisions to engage in transactions in which interests of Supervisory Board members play a role, which have a material significance for the Company and/or for the Supervisory Board members concerned, require approval by the Supervisory Board. The Supervisory Board is responsible for approving all decision-making concerning the handling of conflicts of interest of members of the Executive Board and Supervisory Board, major shareholders and the external auditor in relation to the Company.

        In addition, the By-Laws of the Supervisory Board require that transactions with natural persons or legal entities be disclosed if these natural persons or legal entities control at least 10% of the voting power in the Company.

Members of the Supervisory Board

        The members of the Supervisory Board as of December 31, 2004 were as follows:

Paul C. Van den Hoek (1939), Chairman

        Position: Barrister in Amsterdam (Stibbe). Nationality: Dutch. Appointed in 1991, current term of office until 2008. Supervisory directorships: AON Groep Nederland B.V. (Chairman), ASM International N.V. (Chairman), Ballast Nedam N.V. (Chairman), Robeco Groep N.V. (Chairman), Robeco N.V. (Chairman), Rolinco N.V. (Chairman), Rorento N.V. (Chairman), Het Financieele Dagblad Holding B.V. (Chairman), Wavin B.V. (Chairman), Euronext Amsterdam N.V. Mr. Van den Hoek is a Member of the CNCG Committee.

Aad G. Jacobs (1936), Vice Chairman

        Previous position: Chairman of the Executive Board of ING Groep N.V. Nationality: Dutch. Appointed in 1998, current term of office until 2008. Supervisory directorships: N.V. Koninklijke Nederlandsche Petroleum Maatschappij (Chairman), VNU N.V. (Chairman), ING Groep N.V., Johan Enschedé B.V. (Chairman), IHC Caland N.V., Imtech N.V. (Chairman). Mr. Jacobs is a Member of the Audit Committee.

Steve W. Barnes (1960)

        Position: Managing Director Bain Capital, LLC, Boston U.S.A. Nationality: American. Appointed in April 2004, current term of office until 2008. Supervisory directorships: SigmaKalon Group, Sealy Corporation, Unisource Worldwide, BrenntagMattress Holdings, Inc., Overseers of Children's Hospital, Boston, Syracuse University School of Management Corporate Advisory Council, Executive Committee of the Young President's Organization in New England. Mr. Barnes was named to the Supervisory Board under the terms of the October 1999 stock purchase agreement between and among Buhrmann, Apollo and Bain. Upon completion of our repurchase of the Preference Shares C held by Bain, Mr. Barnes resigned from the Supervisory Board.

John J. Hannan (1953)

        Position: Managing Partner Apollo Management, L.P. Nationality: American. Appointed in October 2003, current term of office until 2007. Supervisory directorships: Apollo Investment Corporation, Vail Resorts Inc., Pacer International, Inc., Mt Sinai Children's Centre Foundation, The Centre for Arts Education, The Nightingale Bamford School, The Allen-Stevenson School. Mr. Hannan was named to the Supervisory Board under the terms of the October 1999 stock purchase agreement between and among Buhrmann, Apollo and Bain.

Jan Peelen (1940)

        Previous position: Member Executive Committee of Unilever and member of Unilever Board. Nationality: Dutch. Appointed in 1999, current term of office until 2006. Supervisory directorships: VVAA Groep B.V. (Chairman), Friesland Coberco Dairy Foods Holding N.V., Arcadis N.V., Albron B.V. Mr. Peelen is a Member of the Audit Committee and of the CNCG Committee.

Gert H. Smit (1948)

        Previous position: Chairman of the Executive Board of Vedior N.V. Principal position: Managing Director TriFinance Holding B.V. Nationality: Dutch. Appointed in 1998, current term of office until 2005. Supervisory directorships: Transavia Airlines C.V., Endemol B.V., Martin Schilder Holding B.V., M.S.J. Beheer B.V. (Chairman). Mr. Smit is a Member of the Audit Committee.

Rob Zwartendijk (1939)

        Previous position: Member of the Executive Board of Koninklijke Ahold N.V., President and CEO Ahold USA, Inc. Nationality: Dutch. Appointed in 1999, current term of office until 2005. Supervisory directorships: Nutreco Holding N.V. (Chairman), Koninklijke Numico N.V. (Chairman), Randstad Holding N.V., InnoConcepts N.V., Blokker Holding B.V. (Chairman), Telepanel Systems, Inc. Mr. Zwartendijk is a Member of the CNGC Committee.

        Mr. Hannan and Mr. Barnes resigned from their positions as members of the Supervisory Board upon consummation of the Company's repurchase of the Preference Shares C from Apollo and Bain on March 31, 2005.

        By virtue of the Board's schedule of retirement, Mr. G.H. Smit and Mr. R. Zwartendijk will resign after the General Meeting of Shareholders to be held on April 14, 2005. Mr. Zwartendijk has advised the Board that he is not available for reappointment to the Board due to his activities with respect to other board memberships. Mr. Smit has indicated that he is available for reappointment for another term. In order to replace Mr. Zwartendijk and to safeguard continuity in the Supervisory Board it will be proposed to the General Meeting of Shareholders to be held on April 14, 2005 to appoint Mr. G. Izeboud and Mr. B.J. Noteboom as members of the Supervisory Board.

Remuneration

        The General Meeting of Shareholders determines the remuneration for the Supervisory Board members. The remuneration for members of the Supervisory Board does not depend on the Company's results. Remuneration for the members of the Supervisory Board is composed entirely of base remuneration. Members of the Supervisory Board are not eligible to participate in any bonus or profit-sharing plans, or in any other incentive-based plans maintained by the Company. The Company does not provide pension benefits for members of the Supervisory Board.

        Remuneration to members of the Supervisory Board in 2004 amounted to approximately €270,000 and may be specified as follows (in thousands of euro):

	2004
P.C. Van den Hoek	€65.6	(1)(2)
A.G. Jacobs	55.6	(1)(2)
R.C. Gay(3)	9.3
J.J. Hannan(4)	28.0
S.W. Barnes(4)(5)	18.6
J. Peelen	32.6	(2)
G.H. Smit	30.3	(2)
R. Zwartendijk	30.3	(2)

Total	€270.3

(1)
Including remuneration received as a Member of the Supervisory Board of Buhrmann Nederland Holding B.V.

(2)
Including remuneration received as a Member of the Audit Committee and/or the Compensation, Nominating and Corporate Governance Committee, as applicable.

(3)
Mr. Gay retired from the Supervisory Board on April 29, 2004.

(4)
Messrs. Hannan and Barnes have resigned from the Supervisory Board as of March 31, 2005.

(5)
Mr. Barnes was appointed as a Member of the Supervisory Board on April 29, 2004.

Shareholdings of Members of the Supervisory Board

        Of the members of the Supervisory Board, only the following persons held interests in the capital stock of Buhrmann at December 31, 2004 as set forth below:

	Ordinary Shares	Depositary receipts of Preference Shares A
P.C. Van den Hoek(1)	31,364	—
A.G. Jacobs	954	411

Total	32,318	411

(1)
Mr. Van den Hoek transferred the discretionary management of his securities portfolio to an independent third party.

        Members of the Supervisory Board individually and in the aggregate own less than one percent of Ordinary Shares and (depositary receipts of) Preference Shares A in Buhrmann.

Share Options Held by Members of the Supervisory Board

        The members of the Supervisory Board hold no option rights to Buhrmann shares.

Executive Board

        The following briefly describes the functions and characteristics of the Executive Board of Buhrmann.

Role and procedure

        The Executive Board is responsible for managing the Company, which includes, among other things, the responsibility for determining and achieving the objectives of the Company, the strategy and policies, the development of results of operations and a sound personnel policy. The Executive Board reports on these matters to the Supervisory Board and to the General Meeting of Shareholders. In discharging its duty, the Executive Board focuses on the interests of the Company taking into consideration the interests of its stakeholders. The Executive Board provides the Supervisory Board with all the information necessary for the exercise of its duties in a timely fashion.

        The Executive Board is responsible for managing the Company's compliance with all relevant legislation and regulations, managing the risks associated with the Company's activities and the financing of the Company. The Executive Board reports to the Supervisory Board and the Audit Committee on these matters and discusses the internal risk management and control systems with these bodies.

        Currently, members of the Executive Board have been appointed for an indefinite term. Buhrmann is of the opinion that these appointments cannot be changed unilaterally by the Company into fixed term contracts. New members are appointed to a maximum period of four years provided that market circumstances so permit.

Conflicts of interest

        It is the policy of the Company to avoid any conflict of interest or apparent conflict of interest between the Company and members of the Executive Board. Decisions to engage in transactions where conflicts of interest of Executive Board members are involved, which are of material significance for the Company and/or for the members of the Executive Board concerned, require the approval of the Supervisory Board.

Members of the Executive Board

        The members of the Executive Board as of December 31, 2004 were as follows:

Frans Koffrie (1952)

        Mr. Koffrie is President and CEO and joined Buhrmann in 1988. In 1990 he was appointed a Member of the Executive Board and became the Group's President and CEO in 1998. Mr. Koffrie is a Dutch national, born in Weert, the Netherlands on May 15, 1952. He holds a Master's degree in Business Economics (Amsterdam University) and a Bachelors degree in Law (Erasmus University Rotterdam). Before he joined Buhrmann's predecessor VRG-Groep, he worked for Vroom & Dreesmann and Triumph-Adler Nederland B.V. Within the Executive Board he holds responsibility for Strategy, Investor Relations & Corporate Communications, General and Legal Affairs, and Internal Audit. Mr. Koffrie currently holds a Supervisory Directorship in Wessanen NV, a Dutch public company.

George Dean (1947)

        Mr. Dean is responsible for the Graphic Systems Division and the Office Products Australia Division and joined Buhrmann in 1990. He was appointed a Member of the Executive Board in 1998 and he was President of the Paper Merchanting Division until the divestment of these activities on October 31, 2003. In addition to his responsibility for supervising the two aforementioned Divisions, Mr. Dean also holds responsibility within the Executive Board for Human Resources and Group Real Estate. Mr. Dean is a British national and was born in Perth (Scotland) on February 18, 1947. He holds a Bachelor of Science Honours Degree in Chemical Engineering from the University of Edinburgh.

Before he joined Buhrmann's predecessor VRG-Groep in 1990, he worked with the Wiggins Teape Group for 21 years.

Mark Hoffman (1952)

        Mr. Hoffman is President and CEO of the Office Products North America Division and joined Buhrmann in 1999. He was appointed a Member of the Executive Board in 2002. Mr. Hoffman is an American national, born in Jackson, MI on August 31, 1952. He holds a Master's Degree in Business Administration from Harvard Business School. Before he joined Buhrmann, he was the President and CEO of APS Holdings and held several other management functions with W.W. Grainger, TRW, Inc. and Lockheed Corporation.

Floris Waller (1958)

        Mr. Waller joined Buhrmann in 1999, and was appointed a Member of the Executive Board and CFO in the same year. Mr. Waller is a Dutch national, born in Leiden, the Netherlands on December 21, 1958. He has a Master's Degree in Business Economics and a CPA Degree (both from the Erasmus University Rotterdam). Before he joined Buhrmann he worked with Unilever for 15 years in various financial management positions. Within the Executive Board he holds responsibility for: Accounting & Control, Corporate Finance & Group Treasury, Corporate Tax & Pensions, Risk Management, Information Technology, Mergers, Acquisitions & Divestments, the Holdings, and-jointly with the CEO-Investor Relations and Internal Audit.

Compensation

        The Remuneration Policy for the Executive Board is determined by the Supervisory Board on the recommendation of the CNGC Committee and adopted by the General Meeting of Shareholders. Any material amendments to the Remuneration Policy must be submitted to the General Meeting. In 2004, no changes were made to the remuneration policy, with the exception of the New Buhrmann Incentive Plan, which was approved by the General Meeting of Shareholders held on April 29, 2004.

        The determination of the remuneration for each individual Executive Board Member is in principle a responsibility of the Supervisory Board. The Supervisory Board has delegated this authority to the CNGC Committee. Pursuant to this delegation of authority, and acting within the principles of the remuneration policy, the CNGC Committee sets the remuneration packages for the members of the Executive Board, including base salary, pension rights, bonus and long-term incentive awards, grants of share options and any severance payments. The CNGC Committee may make decisions, which reflect special circumstances and make remuneration plan alterations which will be accounted for in the next annual report. The CNGC Committee does not retain remuneration consultants but seeks professional advice from external advisors as it sees fit.

Remuneration Policy for Members of the Executive Board

        The objective of the remuneration policy is to attract and retain qualified and expert Executive Board members with an international outlook and to motivate them to perform in such a way that the value of Buhrmann is enhanced. Remuneration of the Executive Board is aimed at balancing short-term operational performance with the longer-term objective of creating sustainable value and growth. Levels of remuneration are reviewed annually taking account of competitive levels of remuneration according to relevant industry comparisons in each country environment. From time to time the CNCG Committee will seek expert advice on the remuneration levels.

        In addition, employment contracts and main conditions of employment for members of the Executive Board are annually reviewed. Currently, members of the Executive Board have been appointed for an indefinite term. Notice periods of up to six months for termination of employment have been set for each Executive Board member.

Remuneration

        The remuneration for members of the Executive Board consists of a base salary, variable pay comprising an annual performance bonus, share option plan, pension, long-term incentive plan (North America only) and pre-pension provision (Europe only). In addition, allowances and fringe benefits similar to those of many other employees at Buhrmann are paid. The details of the remuneration package are as follows:

Base salary

        The base salary for members of the Executive Board is set at a market competitive level, using industry survey data provided by outside remuneration advisors. Where members of the Executive Board reside outside the Netherlands, benchmark salary levels are referenced for Europe and North America.

Variable pay

        Variable pay is an important part of the remuneration package for the Executive Board. Members of the Executive Board participate in an annual bonus plan based on the achievement of a number of targets, which reflect key drivers for value creation, long-term growth in shareholder value, and the development of earnings per share.

        Target bonus levels for the Executive Board range from 50% to 75% of base salary. The amount of the annual bonus is determined by the CNCG Committee based on the achievement of targets set by the CNCG Committee. For the Chief Executive Officer, Chief Financial Officer and other European based Board members, the bonus targets may be a combination of the performance of the total Group, division based targets and individual targets. The bonus of the North American Executive Board Member, Mr. Hoffman, entirely relates to the performance of Buhrmann's Office Products North America business and includes an overachievement bonus range for above target performance. The CNGC Committee has the right to change targets as a result of unforeseen circumstances, and may also decide to grant a special bonus award for special circumstances if justified in the opinion of the CNCG Committee. Such measures will always be accounted for in the annual report.

        In addition to the annual bonus plan, Mr. Hoffman participates in a long-term incentive plan designed specifically for the senior management of the Office Products North America Division. Under this incentive plan, which has a three year duration, a bonus of 2.5 times base salary can be earned annually, subject to the achievement of specific performance conditions related to annual economic value creation targets. In the event of an overachievement of the target, the long-term incentive payment may be increased unto 3.125 times the base salary.

Share Option Plan

        Buhrmann operates a share option plan, the "Buhrmann Incentive Plan", which aims to focus senior management on the growth of long-term sustainable value for shareholders. The Executive Board members participate in this new share option plan. The allocation of the share options granted to the individual Executive Board members is determined by the CNCG Committee, on an annual basis.

        The options have a term of seven years and vest after three years. The Buhrmann Incentive Plan up to and including 2003 did not apply performance conditions to either the grant or the vesting of the options. The exercise price for option rights granted is the closing price of Buhrmann Ordinary Shares on the first trading on which the shares are quoted ex-dividend after the Annual General Meeting of Shareholders. Neither the exercise price nor other conditions in relation to the granted options can be modified during the term of the options, except insofar as prompted by structural changes relating to the shares or the Company in accordance with established market practice.

        In 2004, the share option plan was redesigned to include performance-based conditions. Further details of the new Buhrmann Incentive Plan are summarized below under "New Buhrmann Incentive Plan."

        The maximum percentage of option rights that may be granted under the previous Buhrmann Incentive Plan in any year is 1.25% of the number of outstanding Ordinary Shares. This reflects the requirements of the business given our geographic spread (in particular the United States of America) and specific human resource management needs for critical business activities. The options granted up to and including 2002 have a term of five years and can be exercised only after three years. From 2003, the options have a term of seven years.

        Those entitled to options are bound by internal regulations designed to prevent insider trading.

Pension and Pre-Pension provision

        Retirement benefits are designed to be in line with the relevant market practice and consistent with those provided by other multinational companies in each country of residence. For the two Dutch Executive Board members, Mr. F.H.J. Koffrie and Mr. F.F. Waller, current pension arrangements are based on individual defined contribution plans with a retirement age of 65, and with premium payments (based on a table increasing relative to age) until the age of 60. Pre-pension arrangements provide for retirement from the age of 60 to 62 depending on agreement with the Supervisory Board. In addition, pension arrangements include an entitlement to a pension in the event of ill-health or disability and a spouse's or dependant's pension on death, on terms similar to those applicable to employees participating in the Dutch Buhrmann Pension Fund. Mr. G. Dean, who is a U.K. citizen, has pension arrangements divided between the United Kingdom and the Netherlands. His current pension arrangement consists partly of the individual defined contribution plan in place for the Dutch Executive Board members and partly of the participation in the defined benefit scheme of Corporate Express U.K. Ltd., with a retirement age of 61. Pre-pension arrangements are again identical to those of the Dutch members of the Executive Board, while the pension arrangements in the event of ill health, disability and death are a combination of terms applying to employees participating in the Corporate Express UK Ltd Pension Fund, and the Dutch members of the Executive Board. Mr. M. Hoffman, who is a U.S. resident, is eligible to participate in the regular U.S. Corporate Express, Inc. defined contribution plan (401K) on terms similar to other employees of Corporate Express, Inc. Participants in the 401K are eligible, at the earliest, to take their contributions at age 59.5, or at the latest, by age 70.

Personal loans

        The Company does not grant personal loans or guarantees to members of the Executive Board. Since 2003, no loans have been, or will be, granted. Loans have been granted to meet upfront Dutch income tax on share options granted up to and including 2002.

Severance Payments

        The current contracts of the members of the Executive Board determine that where employment is terminated in the event of an acquisition of the Company or where actual control passes into other hands (change of control), or in the case of reorganization, termination of the Company's activities or in other comparable circumstances that cannot be considered as blameworthy on the part of the Board Member concerned, a fixed severance payment will be made. In such cases, compensation will be paid by Buhrmann in the amount of three times the annual fixed salary (twice the annual fixed salary in the case of the contract of Mr. Hoffman) and the pension accumulation over the period that annual salary is meant to compensate will continue.

        As regards to other situations, no fixed severance payment has been arranged with the members of the Executive Board. Buhrmann believes that the circumstances of the case should be taken into account, considering relevant factors such as the reason for the termination, the age of the person in question, and the duration of employment, when determining the amount of severance payment, as a result of which, in specific cases, it could exceed the compensation mentioned in the Dutch Corporate Governance Code. The performance by a Board Member of his duties will in any event be an important factor.

Remuneration in 2004

        The remuneration in 2004 for members of the Executive Board was as follows (in thousands of euro):

	Salary	Bonus(2)		Other incentives(3)	Pension charges
F.H.J.Koffrie	€561	€252	(60)%	—	€217
R.W.A. De Becker(1)	63	—	(0)%	—	19
G. Dean	421	210	(100)%	250	335
M.S. Hoffman	522	449	(114)%	1,335	6
F.F. Waller	344	172	(100)%	—	125

Total	€1,911	€1,083		€1,585	€702

(1)
Mr. De Becker left the Company as of February 29, 2004. The remuneration reported relates only to the period of membership of the Executive Board and is based on the performance for the period.

(2)
The percentage in parenthesis represents the percentage score of the total bonus opportunity for the individual that was awarded over the respective year's performance and paid out in the first quarter of the following year.

(3)
Other incentives are cash remunerations or accruals for cash remunerations such as the long-term incentive plan for Mr. Hoffman or any special awards granted.

        Remuneration is paid in euros with the exception of Mr. Hoffman, whose remuneration is paid in U.S. dollars. Correcting for currency translation effects and period of membership of the Executive Board, the total salary costs in 2004 for members of the Executive Board resulted in a total increase of about 2% compared to 2003, and the total increase reflected a 1% increase for the European Executive Board members and a 5% increase for the North American Executive Board member.

        Bonuses related to 2004 amounted to €1,083 thousand, and other incentives amounted to €1,585 thousand. These include a special bonus of €250 thousand to Mr. Dean for the finalization of the divestment of the Paper Merchanting Division. The bonus amount for Mr. Hoffman relates entirely to the accrual for the long-term incentive plan for senior management of the Office Products North America division.

        Pension charges of €702 thousand consist of payments made to the relevant pension schemes and accruals for early retirement according to the regular, contractual rates. The early retirement provision for Mr. De Becker was released after he left the Company. For an explanation of these charges, see "—Pension and Pre-Pension Provision" above. The Company has not insured the early retirement plan. Pension premiums in the compensation table represent pension premiums paid for the defined contribution pension plans and the annual charge to net result relating to the liability in the Company's balance sheet regarding the early retirement plan.

Share Ownership

        Of the members of the Executive Board, the following persons held interests in the capital stock of Buhrmann at December 31, 2004 as set forth below:

Ordinary Shares
F.H.J. Koffrie	50,595
M.S. Hoffman	75,000
F.F. Waller	3,129

128,724

        Members of the Executive Board individually and in the aggregate own less than one percent of Ordinary Shares in Buhrmann.

Share Option Plan

        There is a share option plan in place, the "Buhrmann Incentive Plan," which is designed as an incentive to managers working within the Group. In addition, the Annual General Meeting of Shareholders held on April 29, 2004 adopted a new share option plan as described below under "New Buhrmann Incentive Plan."

Buhrmann Incentive Plan

        In 2004, approximately 370 managers were invited to participate in the Buhrmann Incentive Plan. The maximum percentage of option rights that may be granted under the previous Option Plan in any year is 1.25% of the number of outstanding Ordinary Shares. This reflects the requirements of the business given our geographic spread (in particular, the United States of America) and specific human resource management needs for critical business activities.

        For individual managers, the number of options granted is related to his or her contribution to Group results. In addition, the number of options that can be granted under the plan to any individual manager is capped at the maximum nominal value (based on the number of shares to which the option right relates, multiplied by the option exercise price) which cannot exceed an amount equal to twice the base salary of the relevant individual. The options granted up to and including 2002 have a term of five years and can be exercised only after three years. From 2003, the options have a term of seven years.

        The exercise price for option rights is the closing price of Buhrmann's Ordinary Shares on the first trading day on which day Buhrmann's Ordinary Shares are quoted ex-dividend. Those entitled to options are bound by internal regulations designed to prevent insider trading. Options granted are in principle hedged by purchasing the shares required on or close to the grant date. Options may not be hedged if the financial position of the Group gives rise to a decision not to purchase the shares required. Considerations for evaluating the financial position are the growth prospects and its required financing, as well as its capital structure. On the basis thereof it was decided not to purchase shares for this purpose in 2004, 2003 and 2002.

        On December 31, 2004, the members of the Executive Board held option rights on 774,000 Buhrmann Ordinary Shares granted under the Buhrmann Incentive Plan and the new Buhrmann

Incentive Plan. The table below sets forth the movements in the number of outstanding option rights granted to current members of the Executive Board.

	January 1, 2004	Granted during the year	Option exercise price(1)	Fair value of grant in euro(2)	Granted in 2004	Exercised in 2004	Outstanding December 31, 2004	Expiry date
F.H.J. Koffrie	25,000	1999	15.40	101,000	—	lapsed	—	4/11/2004
	40,000	2000	32.94	418,000	—	—	40,000	5/16/2005
	40,000	2001	24.52	317,200	—	—	40,000	4/19/2006
	55,000	2002	13.69	348,150	—	—	55,000	5/5/2007
	55,000	2003	2.85	72,600	—	—	55,000	5/1/2010
	—	2004	7.79	215,900	85,000	—	85,000	5/2/2011

	215,000				85,000	—	275,000

G. Dean	20,000	1999	15.40	80,800	—	lapsed	—	4/11/2004
	25,000	2000	26.35	261,250	—	—	25,000	5/16/2005
	27,500	2001	19.61	218,075	—	—	27,500	4/19/2006
	35,000	2002	13.69	221,550	—	—	35,000	5/5/2007
	35,000	2003	2.85	46,200	—	—	35,000	5/1/2010
	—	2004	7.79	106,680	42,000	—	42,000	5/2/2011

	142,500				42,000	—	164,500

M.S. Hoffman	15,000	2000	26.35	156,750	—	—	15,000	5/16/2005
	17,500	2001	19.61	138,775	—	—	17,500	4/19/2006
	50,000	2002	13.69	316,500	—	—	50,000	5/5/2007
	50,000	2003	2.85	66,000	—	—	50,000	5/1/2010
	—	2004	7.79	152,400	60,000	—	60,000	5/2/2011

	132,500				60,000	—	192,500

F.F. Waller	20,000	2000	32.94	209,000	—	—	20,000	5/16/2005
	20,000	2001	24.52	158,600	—	—	20,000	4/19/2006
	30,000	2002	13.69	189,900	—	—	30,000	5/5/2007
	30,000	2003	2.85	39,600	—	—	30,000	5/1/2010
	—	2004	7.79	106,680	42,000	—	42,000	5/2/2011

	100,000				42,000	—	142,000

Total	590,000				229,000	—	774,000

(1)
Under Dutch fiscal rules, management receiving options could under the Buhrmann Incentive Plan up to and including 2003 elect to accept a 25% higher exercise price. The base exercise price was set at € 7.79 in 2004, €2.85 in 2003, €13.69 in 2002, €19.61 in 2001, €26.35 in 2000 and €15.40 in 1999, equalling the share price at close of business on the Amsterdam Stock Exchange on May 3, 2004, May 2, 2003, May 6, 2002, April 20, 2001, April 17, 2000 and April 7, 1999 respectively.

(2)
The fair value of the options is estimated by using an option price determination model using assumptions at the moment of the grant. It does not reflect the current market value. Details on the model and assumptions used for the calculation are provided in the note 26 to the financial statements.

New Buhrmann Incentive Plan

        At the Annual General Shareholders' meeting held on April 29, 2004, our shareholders approved the adoption of a new share option plan, the "new Buhrmann Incentive Plan". Pursuant to the new Buhrmann Incentive Plan, the number of options granted to eligible employees and the vesting of the options granted will be dependent on the performance of the Company relative to a peer group as measured over a three-year period. Approximately 370 managers are invited to participate in the new Buhrmann Incentive Plan effective as from May 1, 2004.

        In determining options to be granted under the new Buhrmann Incentive Plan and the terms upon which they are to be granted, the performance of the Company will be measured by the concept of total shareholder return, or TSR. Using TSR, which shows the total return to shareholders as a combination of share price appreciation and dividends distributed, the performance of the Company's shares against other companies' shares can be compared over the relevant three-year period.

        Under the terms of the new Buhrmann Incentive Plan, the financial performance of the Company, as measured by TSR, will be compared to the TSR of a reference (or peer) group of twelve companies. The criteria for a company to fit within this peer group of companies includes, among other things, that such company (i) be in the same or similar industry as Buhrmann; (ii) have a comparable business model to Buhrmann; (iii) be listed or traded on a major stock exchange; (iv) have a minimum market capitalization; (v) be present in at least North America or Europe; and (vi) be considered a peer of Buhrmann by both the investor community and by Buhrmann itself.

        The peer group companies for option grants under the new Buhrmann Incentive Plan in 2004 are: Boise Cascade Corporation (renamed OfficeMax, Inc. after a restructuring in 2004); Office Depot, Inc.; Staples, Inc.; United Stationers, Inc.; W.W. Grainger, Inc.; Hagemeyer N.V.; Manutan International S.A.; Rexel S.A.; Genuine Parts Company; Bunzl PLC; Randstad Holding NV; and Wesco International, Inc. The composition of the peer group may be changed by the Supervisory Board after 2004, provided that the above listed peer group criteria are met. In addition, where options have been granted, but have not yet begun vesting, the Supervisory Board may change the composition of the peer group with respect to that grant, if a peer group company at the time of grant no longer meets one or more of the criteria. In view of the delisting of Rexel S.A. in 2005, the Supervisory Board has decided not to replace this company in the peer group, therefore the peer group has been reduced from twelve companies to eleven companies. The Supervisory Board continues to regard Boise Cascade, Corp. as a company in the peer group after its restructuring and name change to OfficeMax, Inc. Thus, the peer group under the Buhrmann Incentive Plan in 2005 will consist of eleven companies, including OfficeMax, Inc. (f/k/a Boise Cascade Corporation), but excluding Rexel S.A.

        The TSR for each peer group company will be calculated over the three-year period following each annual grant of options under the New Buhrmann Incentive Plan, and each peer group company will be ranked in descending order of generated TSR to determine the relative position of the Company. After three years, the vesting of options granted under the New Buhrmann Incentive Plan will be based upon the TSR ranking of Buhrmann relative to the applicable peer group, as follows:

TSR ranking of Buhrmann		Percentage of options granted vesting
1		200
2		175
3		150
4		125
5		100
6		75
7		50
8-13	(1)	0

(1)
After the reduction of the peer group as described above, this ranking will be for places 8-12.

        As of December 31, 2004, Buhrmann's relative TSR performance was ten out of thirteen (including Rexel S.A.) under the New Buhrmann Incentive Plan.

        The maximum number of options authorized for the 2004 grant under the New Buhrmann Incentive Plan was 1,708,649, representing 1.25% of the total number of Ordinary Shares outstanding as of May 3, 2004, the date of the option grant. The number of options vesting may be increased up to 2.5% if, as a result of the Company's performance relative to the peer group, more than 100% of the granted options vest. In addition, a maximum of 20% of the total number of options granted in any one year may be granted to members of the Executive Board. The allocation of options granted under the New Buhrmann Incentive Plan to individual members of the Executive Board will be determined by the CNGC Committee.

Employees	2004		2003	2002
Average number of employees	17,628		18,614	20,350
Number of employees per division at year end(1):
Office Products North America	10,544		10,775	12,211
Office Products Europe and Australia	6,003		5,873	6,023
Graphic Systems	1,002		1,114	1,139
Corporate Headquarters	69		70	74

Total	17,618	(2)	17,832	19,447

Number of employees per geographical region at year end(1):
United States	9,491		9,727	11,149
United Kingdom	512		596	685
The Netherlands	1,024		1,076	1,350
Germany	1,422		1,478	1,644
Rest of EMU members	1,989		2,044	2,029
Australia and New Zealand	2,200		1,941	1,619
Rest of the World	980		972	971

Total	17,618	(2)	17,832	19,447

(1)
Excluding employees of the Company's Paper Merchanting Division which was sold with effect from October 31, 2003.

(2)
Excludes 425 temporary employees.

Labor Relations

        As of December 31, 2004, less than 5% of our workforce in European countries was covered under collective bargaining agreements. In Europe, the staff in our distribution centers are in general represented by trade unions. Buhrmann has various local and European works councils. Pursuant to local country law, these works councils primarily serve an advisory role.

        Buhrmann is also required by Dutch law to consult with the works councils in some decision-making processes if they affect operations in the Netherlands.

        In the United States, approximately 500 employees are currently covered by collective bargaining agreements, which is equivalent to approximately 5% of the workforce in the United States. The primary union in the United States is the International Brotherhood of Teamsters.

        Neither Buhrmann nor any of its subsidiaries or affiliates has recently experienced labor actions or disruptions that had a materially adverse impact on its operations. In general, Buhrmann believes that the work climate is stable throughout the Company.

PRINCIPAL SHAREHOLDERS

Principal Shareholders

        At December 31, 2004, Buhrmann NV had an authorized share capital of 610,000,000 shares, divided into 250,000,000 Ordinary Shares, 54,940,000 Preference Shares A, 305,000,000 Preference Shares B and 60,000 Preference Shares C. The Ordinary Shares may, at the option of the shareholder, be bearer shares or registered shares. The Preference Shares A and B can only be registered shares. The Preference Shares C are registered shares, but may under certain conditions be bearer shares.

        On December 31, 2004, the issued and paid-in share capital was divided into 191,452,135 issued shares, consisting of 138,126,528 Ordinary Shares, 53,281,979 Preference Shares A and 43,628 Preference Shares C, all of which have been fully paid-up. No Preference Shares B have been issued or are otherwise outstanding.

        At the end of February 2005, 5.16 million Ordinary Shares were held in the form of American Depositary Shares by five registered American Depositary Receipt holders.

        All of the outstanding Preference Shares A representing approximately 27.8% of the total number of outstanding shares in Buhrmann NV at December 31, 2004 are held in "trust" by Stichting Administratiekantoor van Preferente Aandelen Buhrmann, or the Trust Office. The Trust Office has issued depositary receipts against the Preference Shares A, which depositary receipts are listed on the Amsterdam Stock Exchange.

        At December 31, 2004, of the total outstanding Preference Shares C 64.3% were held by Apollo and 30.6% were held by Bain. The remaining 5.1% were held by two other investors.

        On March 31, 2005 we completed the repurchase of all of the outstanding Preference Shares C.

        Under the Disclosure of Major Holdings in Listed Companies Act 1996 in the Netherlands, shareholders in listed companies are required to give notice to the Dutch Authority Financial Markets when their shareholdings exceed certain thresholds based on the total amount of voting capital stock outstanding of the listed company, the lowest of which is 5%. Because the obligation to file the notice is based on the holder's percentage interest of the entire outstanding voting capital stock of the listed company, rather than the holder's percentage interest of a particular class of stock, we are not notified of, or otherwise able to accurately identify, the number of shares held by such persons by class of stock and/or depositary receipts. In addition, as a matter of Dutch law, shareholders are not required to provide us regularly with updated notifications. As a result, unless and until we receive such notifications, we are not, nor would be likely to be, aware of any significant changes in the ownership of our Ordinary Shares and Preference Shares A and C. Certain shareholders do, however, notify us of their exact shareholdings on an ad hoc basis.

        In addition to notifications filed under the Disclosure of Major Holdings in Listed Companies Act 1996, under the U.S. federal securities laws any person who acquires, directly or indirectly, the beneficial ownership of more than 5% of our Ordinary Shares or ADSs is required to file certain reports as to such ownership with the SEC.

        As far as we are aware, including from our review of available filings under the Disclosure of Major Holdings in Listed Companies Act 1996 and the U.S. federal securities laws, as well as the voluntary notifications received from certain shareholders, as of December 31, 2004, the following persons are the only holders of more than 5% of any class of our voting shares (excluding the Trust Office, which holds 100% of our Preference Shares A):

Entity	Percentage of Total Shares(1)
AEGON NV	5.2
Apollo Investment Fund IV, L.P.(2)	11.7
Bain Capital, LLC(2)	5.6
Brandes Investment Partners, LP(1)	6.4
Cobepa NV	5.2
FMR Corp.(1)	5.3
Fortis Utrecht NV	6.3
ING Groep NV	10.0
Merrill Lynch Asset Management Inc.(1)	9.3
NIB Capital NV	7.6

(1)
Pursuant to the rules of the Disclosure of Major Holdings in Listed Companies Act 1996, percentage of total shares is calculated on the basis of shares held in proportion to the total number of outstanding shares of our capital stock; provided that percentage of total shares held by Brandes Investment Partners, LP, FMR Corp and Merill Lynch Asset Management Inc. is calculated pursuant to the U.S. federal securities laws and represents the percentage of total outstanding Ordinary Shares held by such person.

(2)
Pursuant to the rules of the Disclosure of Major Holdings in Listed Companies Act 1996, the number of Ordinary Shares into which the Preference Shares C are convertible are deemed outstanding for purposes of determining the number of shares held by such person, but are not deemed to be otherwise outstanding for purposes of calculating the percentage of total outstanding shares of capital stock of the Company held by such person. As of March 31, 2005, we completed the repurchase of all outstanding Preference Shares C. As a result, neither Appollo nor Bain held any Preference Shares C as of March 31, 2005.

        The Company's major shareholders do not have any special voting rights.

        We are not aware of any corporation, foreign government or other natural or legal person which could be deemed to directly or indirectly own or control Buhrmann NV.

        Buhrmann believes that at September 30, 2004, approximately 17% of Buhrmann's Ordinary Shares (approximately 23 million shares) were held in the United States (in either ordinary or ADR form), all of which, we believe, were held by institutional investors. The foregoing is based on a third-party investigation relating to the geographical spread of Buhrmann's Ordinary Shares. This investigation is made at least once a year and the latest available information is as at September 30, 2004.

RELATED PARTY TRANSACTIONS

Holders of Preference Shares C

        As part of the Recapitalization Transaction, we repurchased all of our outstanding Preference Shares C held by, among others, Apollo and Bain.

        In particular, on February 22, 2005, Buhrmann reached agreement with all the holders of the Preference Shares C regarding the purchase by Buhrmann of all 43,628 issued and outstanding Preference Shares C for an aggregate purchase price of $520 million in cash together with certain options to acquire Ordinary Shares of Buhrmann in certain defined circumstances (the Preference C Repurchase).

        We completed the Preference C Repurchase on March 31, 2005.

        Part of the consideration in relation to the Preference C Repurchase consists of our granting to all sellers of Preference Shares C options to acquire, in aggregate, 36,500,000 of our Ordinary Shares at a price of €10 per share. These options may only be exercised where on, or before December 30, 2005, either (i) we and a third party together or separately make an announcement that we and they expect to reach an agreement on the terms of a bid for all of our outstanding shares, or (ii) we and a third party enter into a non-binding letter of intent or a binding agreement in relation to a public bid on all our outstanding shares. Exercise of the option is further dependent on a bid actually being made at a price of more than €10 per share. In the event that consideration in the offer is all or partially in shares, the share price of the consideration shares at the close of business on the day prior to the first announcement of the successful bid shall be utilized to determine whether the bid price exceeds €10 per share. The options lapse if not exercised on or before December 30, 2006.

        It is not contemplated that the option holders will be required to make any cash payment for any Ordinary Shares to which they are entitled on exercise of their options. Instead, upon exercise of the options we may determine, subject to agreement with the third party bidder, whether the difference between the offer price under the public bid and the exercise price of the options will be paid either (i) by the bidder in cash or in shares in the capital of the bidder (or, depending on the nature of the bid, a combination of cash or shares), or (ii) by Buhrmann in cash or in our shares.

        Any Ordinary Shares acquired pursuant to an exercise of an option must be tendered in the public bid which triggers the exercise of the options. Each option holder has given us an irrevocable power of attorney to tender any shares so acquired on their behalf.

        The options are not transferable other than to affiliates or to financial parties that have undertaken to exercise the option and to tender any shares acquired pursuant to the exercise of the option in the public bid.

        The exercise price of the option shall be adjusted in certain circumstances, including upon share splits or consolidations, cash dividends, stock dividends and issuing shares or granting rights to shares at a discount. Should the exercise price be adjusted in response to any such events, a corresponding adjustment will be made in the number of shares in respect of which the option can be exercised. No adjustment in the exercise price will be made in connection with the conversion of the guaranteed subordinated convertible bonds of December 16, 2003, due 2010, the issuance of the Notes and the carrying out of the Rights Issue, stock dividends declared in the ordinary course in lieu of or in connection with a cash dividend, or any shares issued in connection with our employee stock option plan.

        Messrs. Hannan and Barnes resigned as members of our Supervisory Board upon the completion of the Preference C Repurchase on March 31, 2005. See "Management—Members of the Supervisory Board."

Interest of Management in Certain Transactions

        The following table sets forth the total amounts outstanding of loans extended to members of the Executive Board as at the periods ended December 31, 2002, 2003 and 2004 (in thousands of euro):

	Principal	Interest	Outstanding as at December 31, 2002	Repaid in 2003	Outstanding as at December 31, 2003	Repaid in 2004	Outstanding as at December 31, 2004
F.H.J. Koffrie:
1999	46	4.00%	14	9	5	5	0
2000	25	5.00%	13	5	8	5	3
2001	16	5.25%	12	4	8	3	5
2002	78	5.25%	72	16	56	16	40

			111	34	77	29	48

F.F. Waller:
2000	13	5.00%	6	2	4	3	1
2001	8	5.25%	6	2	4	1	3
2002	43	5.25%	39	8	31	9	22

			51	12	39	13	26

Total			162	46	116	42	74

        No new loans have been granted to members of the executive Board since 2003. The outstanding loans are generally repaid over a period of five years from their date of grant. Historically, these loans have been granted by the Company within the context of the Buhrmann share option plan and served to finance the upfront payment of income taxes due from the options upon the grant of the options under Dutch tax law.

        No loans have been extended to members of the Supervisory Board.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The Senior Credit Facility

        The Senior Credit Facility was arranged in the course of 2003 and funded on December 31, 2003. The Senior Credit Facility initially consisted of a Term Loan A of €120 million and Term Loan B with tranches of € 50 million and $380 million plus a working capital facility of €255 million. On July 1, 2004, the Terms Loans B were converted into Term Loans C. The U.S. dollar tranche Term Loans C was increased by $125 million. The security provided for the Senior Credit Facility is a pledge on assets by Buhrmann NV, the Issuer and substantially all of its existing and future U.S. subsidiaries and certain of its material non-U.S. subsidiaries. Borrowings under the Senior Credit Facility bear interest at floating rates related to LIBOR or EURIBOR, as applicable, for the relevant currency for varying fixed interest periods. The interest rate margins for the working capital facility, the Term Loan A and the Term Loans C vary with the leverage ratio (pricing grid). The initial margin for the working capital facility and the Term Loan A is 2.50%. The initial margin for the Term Loans C is 2.50%. The working capital facility carries a fee of 0.75% for the undrawn balance. The documentation of the Senior Credit Facility provides for uncommitted increases in the working capital facility and term loans subject to meeting certain conditions such as a maximum senior leverage ratio.

        The Senior Credit Facility imposes certain restrictions on Buhrmann and certain of its subsidiaries, including restrictions on the ability to incur additional indebtedness. Also, Buhrmann is required to apply a percentage of the proceeds of any equity offering (other than certain equity offerings to finance the purchase of the Preference Shares C) and sale of assets to the prepayment of debt under the facility. Under the Senior Credit Facility, Buhrmann must also comply with certain financial covenants. Buhrmann was in compliance with these financial covenants at December 31, 2004. It is noted that among other things, the earnings before depreciation of tangible fixed assets and internally used software and amortization of goodwill used for banking covenant calculation purposes may differ significantly from the EBITDA as derived from our consolidated financial statements due to specific contractual definitions. Also, profit and loss items are calculated on a rolling four-quarterly basis. If Buhrmann fails to comply with the covenants in the Senior Credit Facility, there could be an event of default under the Senior Credit Facility. In addition, the lenders under the Senior Credit Facility could demand repayment of the debt under the Senior Credit Facility, and seek to foreclose on Buhrmann's assets that secure the Senior Credit Facility. Buhrmann can on occasion obtain consent from its lenders to amend certain terms and conditions of the Senior Credit Facility, which may involve additional fees.

8 1/4% Senior Subordinated Notes due 2014

        In June 2004, Buhrmann US Inc. issued $150 million in aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2014 in a private placement. These bonds are unsecured obligations of Buhrmann US Inc., and are guaranteed by Buhrmann and certain of its subsidiaries. In September 2004, Buhrmann US Inc. filed a registration statement on Form F-4 with the SEC for $150 million in aggregate principal amount of the 2014 Notes, the terms of which were substantially identical to the unregistered bonds issued in June. The registration statement filed by Buhrmann US Inc. was an offer to exchange all of its outstanding unregistered 2014 Notes for the newly registered 2014 Notes. Pursuant to this exchange offer, which closed in October 2004, registered bonds were issued to certain existing holders in exchange for their unregistered bonds.

7-year Subordinated Convertible Bonds

        In addition to the Senior Credit Facility, in December 2003, Buhrmann issued its €115 million Subordinated Convertible Bonds, which are listed on the Amsterdam Stock Exchange. The Subordinated Convertible Bonds have a coupon of 2% which is payable annually on June 18 and is convertible into Buhrmann Ordinary Shares at a conversion price of €8.40 per Ordinary Share. The

Subordinated Convertible Bonds must be redeemed on or before December 18, 2010. Buhrmann has the option to redeem the Subordinated Convertible Bonds after July 9, 2008 if the official closing price of Buhrmann's Ordinary Shares has been in excess of 150% of the conversion price for 20 trading days in a period of 30 trading days.

Accounts Receivable Securitization Program

        Buhrmann has an accounts receivable securitization program under which funds are raised by pledging accounts receivable from operating companies in the Netherlands and the United States as security for short-term and medium-term borrowings. The operating companies sell their accounts receivable to Buhrmann Silver SA and Buhrmann Silver US LLC, which in turn pledge the accounts receivable to third-party dedicated entities as security for short-term borrowings in the form of short term notes (Short Term Notes) and medium term notes (Medium Term Notes, and together with the Short Term Notes, the Term Notes). At December 31, 2004, accounts receivables of €239 million were pledged under this program. The program delivers funding at attractive rates and at the same time diversifies sources of capital and increases financial flexibility. Both receivables and borrowings related to this program are included in our consolidated balance sheet.

        The Short Term Notes are issued in U.S. dollars, reflecting the currency of the pledged receivables. The amount of Short Term Notes outstanding against the receivables pledged, fluctuates as a result of liquidity requirements, advance rates calculated and invoices outstanding. To ensure availability of re-financing for the notes, a back-up liquidity facility has been arranged. At December 31, 2004 and December 31, 2003, no Short Term Notes were issued or outstanding.

        In July 2002, Medium Term Notes in U.S. dollars and GBP were issued. As a consequence of the sale of the Paper Merchanting Division, the collateral for the Medium Term Notes denominated in GBP in the form of accounts receivables denominated in GBP generated by Paper Merchanting companies in the United Kingdom, no longer existed. The Medium Term Notes outstanding in GBP, amounting to GBP 107 million were therefore redeemed on November 25, 2003. At December 31, 2004, $100 million of Medium Term Notes were outstanding. The average interest margin, including issuers cost, is approximately 0.50% over LIBOR.

        The transactions relating to the accounts receivable securitization program are as follows:

        The Dutch Originators sell their receivables on a true sale basis to the European receivables warehouse: Buhrmann Silver SA. Buhrmann Silver SA (a wholly owned Buhrmann subsidiary) sells the receivables onward to the Silver Securitisation B.V. (the European Master Purchaser). Silver Securitisation B.V. is a separate company of which the shares are held by a Stichting (Dutch Foundation) which is controlled by a board independent from Buhrmann. Silver Securitisation B.V. holds the European receivables and issues notes (Buhrmann Notes) with the receivables as security to the investors in the Buhrmann Notes. Investors in the Buhrmann Notes are Rheingold no 11 Ltd (a Jersey company sponsored by Deutsche Bank AG) as Initial Buhrmann Term Note Purchaser and Silver Funding Ltd as MTN issuer. The shares of Silver Funding are held by the Silver Funding Charitable Trust which is controlled by a board that is independent from Buhrmann.

        In the United States the U.S. Originators sell their receivables to Buhrmann Silver US LLC (the U.S. Master Purchaser), which is a partnership with the U.S. Originators as partners. The U.S. Master Purchaser issues notes (Buhrmann U.S. Notes) to both the Initial Buhrmann Notes Purchaser and the MTN Issuer. The U.S. Master Purchaser and the European Master Purchaser have issued a cross guarantee on their respective receivables.

        With the Buhrmann Notes and Buhrmann U.S. Notes as collateral, Rheingold no 11 Ltd and Silver Funding Ltd raise funds in the market. Rheingold no 11 issues Short Term Notes in the form of commercial paper through the CP Issuer Rheingold Securitisation Ltd. Silver Funding Ltd issues

Medium Term Notes, which are listed on the Luxembourg Stock Exchange, in U.S. dollars and euro. As the euro denominated notes have the U.S. dollars pool as their primary collateral, the Term Notes outstanding in euro have been swapped to U.S. dollars until maturity of the Term Notes.

        Buhrmann Stafdiensten B.V. (a Dutch Buhrmann company) services the program.

        The receivables sold by the Dutch Originators and the U.S. Originators to Buhrmann Silver SA and Buhrmann Silver US LLC are included in Buhrmann's consolidated balance sheet, both under Dutch GAAP and U.S. GAAP. Also the Buhrmann Notes issued by Silver Securitisation B.V. And the Buhrmann U.S. Notes issued by Buhrmann Silver US LLC are included in Buhrmann's consolidated balance sheet, both under Dutch GAAP and U.S. GAAP.

DESCRIPTION OF THE NOTES

        Buhrmann US Inc. issued the old notes and will issue the exchange notes (collectively, the "Notes") under an indenture (the "Indenture") among itself, Buhrmann N.V. ("Parent"), the other Guarantors and The Bank of New York, as Trustee (the "Trustee"). The form and terms of the exchange notes are identical to those of the old notes in all material respects, except that the exchange notes will have been registered under the Securities Act. See "The Exchange Offer—Purpose and Effect."

        The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. We have filed a copy of the Indenture as an exhibit to the registration statement, which includes this prospectus. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). You can find definitions of certain capitalized terms used in this description under "—Certain Definitions."

        The Notes will be unsecured obligations of the Issuer, ranking subordinate in right of payment to all Senior Debt of the Issuer.

        The Issuer will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Issuer may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Issuer will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Issuer's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

        The Notes are unlimited in aggregate principal amount, of which $150.0 million were issued by the Issuer on March 2, 2005. The Notes will mature on March 1, 2015. Additional Notes may be issued from time to time, subject to the limitations set forth under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness." Interest on the Notes will accrue at the rate of 7 7/8% per annum and will be payable semiannually in cash on each March 1 and September 1 commencing on September 1, 2005, to the persons who are registered Holders at the close of business on the February 15 and August 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

        The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

        Optional Redemption.    Except as described below, the Notes are not redeemable before March 1, 2010. Thereafter, the Issuer may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on March 1 of the year set forth below:

Year	Percentage
2010	103.938%
2011	102.625%
2012	101.313%
2013 and thereafter	100.000%

        In addition, the Issuer must pay accrued and unpaid interest on the Notes redeemed.

        Optional Redemption Upon Equity Offerings.    At any time, or from time to time, on or prior to March 1, 2008 the Issuer may, at its option, use the Net Cash Proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 107.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)
at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2)
the Issuer gives notice of such redemption not more than 60 days after the consummation of any such Equity Offering.

        Make-Whole Optional Redemption.    On or prior to March 1, 2010, the Issuer may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' prior notice to Holders, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

        Neither the Issuer nor the Parent is prohibited, however, from acquiring Notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

        Redemption of Notes for Changes in Withholding Taxes.    The Issuer may, at its option, redeem all, but not less than all, of the then outstanding Notes at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the redemption date. This redemption applies only if at such time any non-U.S. Guarantor (as described below under "—Additional Amounts") is then making payments to the Holders of the Notes pursuant to its Guarantee of the Notes and as a result of any amendment to, or change in, the laws or treaties (including any rulings or regulations promulgated thereunder) of the Netherlands or any other jurisdiction where any non-U.S. Guarantor is organized or is a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein (or, in the case of Additional Amounts payable by a successor person to such non-U.S. Guarantor, of the jurisdiction where such successor person is organized or is a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein) or any amendment to or change in any official position concerning the interpretation, administration or application of such laws, treaties, rulings or regulations (including a holding by a court of competent jurisdiction), which amendment or change is effective on or after the Issue Date (or, in the case of Additional Amounts payable by a successor person to such non-U.S. Guarantor, the date on which such successor person became such pursuant to applicable provision of the Indenture), that a non-U.S. Guarantor becomes or will become obligated to pay Additional Amounts (as described below under "—Additional Amounts") on the next date on which any amount would be payable with respect to its Guarantee of the Notes and such non-U.S. Guarantor determines in good faith that (x) such Additional Amounts would be material and (y) such obligation cannot be avoided (including, without limitation, by changing the jurisdiction from which or through which payment is made (including by making the payment through the Issuer)) by the use of reasonable measures available to such non-U.S. Guarantor.

        No such notice of redemption may be given earlier than 90 days prior to the earliest date on which a non-U.S. Guarantor would be obligated to pay such Additional Amounts were a payment in respect of its Guarantee of the Notes then due or later than 180 days after such amendment or change referred to in the preceding paragraph. At the time such notice of redemption is given, such obligation to pay such Additional Amount must remain in effect. Immediately prior to the mailing of any notice of redemption described above, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to elect to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to elect to redeem have occurred and (ii) an opinion of counsel qualified under the laws of the relevant jurisdiction to the effect that the applicable non-U.S. Guarantor or such successor Person, as the case may be, has or will become obligated to pay such Additional Amounts as a result of such amendment or change.

Additional Amounts

        All payments made by any Guarantor which is not formed or incorporated under the laws of the United States or any State thereof (each a "non-U.S. Guarantor") under or with respect to such non-U.S. Guarantor's Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority within the Netherlands, or within any other jurisdiction where such non-U.S. Guarantor is organized or engaged in business for tax purposes, unless such non-U.S. Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If any non-U.S. Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Authority within the Netherlands, or within any other jurisdiction where such non-U.S. Guarantor is organized or engaged in business for tax purposes (any of the aforementioned being a "Taxing Jurisdiction"), from any payment made under or with respect to the Guarantee of such non-U.S. Guarantor, such non-U.S. Guarantor will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Notes (including Additional Amounts) after such withholding or deduction will equal the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to:

  (1)
  any Tax imposed by the United States or by any political subdivision or taxing authority thereof or therein;

  (2)
  any Taxes that would not have been so imposed, deducted or withheld but for the existence of any connection between the Holder or beneficial owner of a Note (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner of such Note, if the Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of the execution, delivery, registration or enforcement of such Note);

  (3)
  any estate, inheritance, gift, sales excise, transfer or personal property tax or similar tax, assessment or governmental charge, subject to the last paragraph of this covenant;

  (4)
  any Taxes payable otherwise than by deduction or withholding from payments under or with respect to the Guarantee of such Note;

  (5)
  any Taxes that would not have been so imposed, deducted or withheld if the Holder or beneficial owner of the Note or beneficial owner of any payment on the Guarantee of such Note had (i) made a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (ii) complied with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder or beneficial owner of such Note or any payment on such Note (provided that (x) such declaration of non-residence or other claim or filing for exemption or such compliance is required by the applicable law of the Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption or such compliance is required under the applicable law of the Taxing Jurisdiction, Holders at that time have been notified by such Guarantor or any other person through whom payment may be made that a declaration of nonresidence or other claim or Filing for exemption or such compliance is required to be made);

  (6)
  any Taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

  (7)
  any payment under or with respect to a Note to any Holder that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment, or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

  (8)
  any note where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments or any law implementing or complying with, or introduced in order to conform to, that Directive; or

  (9)
  any combination of items (1) through (8) above.

        The foregoing provisions shall survive any termination or discharge of the Indenture and shall apply mutatis mutandis to any Taxing Jurisdiction with respect to any successor Person to a non-U.S. Guarantor.

        Each applicable non-U.S. Guarantor will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Each applicable non-U.S. Guarantor will furnish to the Trustee, within 30 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts or, if such tax receipts are not reasonably available to such non-U.S. Guarantor, such other documentation that provides reasonable evidence of such payment by such non-U.S. Guarantor. Copies of such receipts or other documentation will be made available to the Holders or the paying agents, as applicable, upon request.

        At least 30 days prior to each date on which any payment under or with respect to any Notes is due and payable, unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in that case it shall be promptly paid thereafter, if any non-U.S. Guarantor will be obligated to pay Additional Amounts with respect to such payment, such non-U.S. Guarantor will deliver to the Trustee and the paying agent an officer's certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable such Trustee and paying agent to pay such Additional Amounts to Holders of such Notes on the payment date. Each officer's certificate shall be relied upon until receipt of a further officer's certificate addressing such matters.

        Whenever in the Indenture or in this "Description of the Notes" there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        The non-U.S. Guarantors will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of their respective Guarantees of the Notes, the Indenture or any other document or instrument in relation thereto, excluding all such taxes, charges or similar levies imposed by any jurisdiction outside the United States where any non-U.S. Guarantor or any successor Person is organized or resident for tax purposes or any jurisdiction where a paying agent is located, and the non-U.S. Guarantors will agree to indemnify the Holders of the Notes for any such non-excluded taxes paid by such Holders.

Selection and Notice of Redemption

        In the event that the Issuer chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

  (1)
  in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

  (2)
  on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Subordination

        The payment of all Obligations on or relating to the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of the Issuer (including all Obligations with respect to the Credit Agreement, whether outstanding on the Issue Date or thereafter incurred). Notwithstanding the foregoing, payments and distributions made from the trust established pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements described under "—Legal Defeasance and Covenant Defeasance" and did not violate the subordination provisions when they were made.

        The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes in the event of any distribution to creditors of the Issuer:

  (1)
  in a total or partial liquidation, dissolution or winding up of the Issuer;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its assets;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshalling of the Issuer's assets and liabilities.

        The Issuer also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes or acquire any Notes for cash or assets or otherwise, other than payments and distributions made from the trust established pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" so long as the payments into the trust were made in accordance with the requirements described under "—Legal Defeasance and Covenant Defeasance" and did not violate the subordination provisions when they were made, if:

  (1)
  a payment default on any Senior Debt occurs and is continuing; or

  (2)
  any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

        Payments on and distributions with respect to any Obligations on, or with respect to the Notes may and shall be resumed:

  (1)
  in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

  (2)
  in case of a nonpayment default, the earliest of (x) the date on which all such nonpayment defaults are cured or waived, (y) 180 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period ending after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

        The Issuer must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Issuer, Holders of the Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. See "Risk Factors—Risks Relating to the Notes—Your right to receive payments on the Notes is junior to our existing and future senior debt."

        After giving effect to the issuance of the old notes and the related transactions, on a pro forma basis, at December 31, 2004, the aggregate amount of Senior Debt outstanding would have been approximately €636 million, excluding an additional €65 million and $247 million of additional uncommitted borrowings available under the Credit Agreement and $180 million of additional committed borrowings available under the Credit Agreement.

Guarantees

        The Guarantors will jointly and severally guarantee, on a senior subordinated basis, the Issuer's obligations under the Indenture and the Notes. The Parent and its existing and future U.S. Subsidiaries and non-U.S. Subsidiaries that are guarantors or obligors under the Credit Agreement will be Guarantors; Receivables Subsidiaries are not Guarantors. See "Certain Definitions—Guarantors" for a list of the Guarantors. Each Guarantor will also jointly and severally guarantee, on a senior subordinated basis, the obligations of each other Guarantor under its Guarantee. Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

        The obligations of certain of the Subsidiary Guarantors are limited and the obligators of each Subsidiary Guarantor are subject to the application of fraudulent conveyance and other similar laws. See "Risk Factors—Risks Relating to the Notes—U.S. Federal, U.S. state, Dutch, Belgian and Luxembourg statutes allow courts, under specific circumstances, to void guarantees and required note holders to return payments received from guarantors". Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor. The Subsidiary Guarantors on the Issue Date accounted for approximately 68% of the consolidated assets of the Buhrmann Group as of December 31, 2004 and approximately 64% of consolidated revenues for the year ended December 31, 2004.

        Any Guarantee by a Restricted Subsidiary will be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

  (1)
  any Transfer (including by consolidation or merger) to any Person which is not a Guarantor of all of the Capital Stock held by Parent or any Restricted Subsidiary in, or all or substantially all of the assets of, such Restricted Subsidiary made in compliance with the "Limitation on Asset Sales" covenant; or

  (2)
  the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the "Limitation on Restricted Payments" covenant and the definition of "Unrestricted Subsidiary"; or

  (3)
  the release of such Guarantor from its guarantee of the Credit Agreement.

Change of Control

        Upon the occurrence of a Change of Control, the Issuer must offer to purchase all of the Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase.

        Within 35 days following the date upon which the Change of Control occurred, the Issuer must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders who tender their Notes in a Change of Control Offer must tender prior to the close of business on the third business day prior to the Change of Control Payment Date.

        Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Issuer covenants to:

  (1)
  (x) repay in full all Indebtedness, and terminate all commitments, under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or prohibit the consummation of the Change of Control Offer or (y) offer to repay in full all Indebtedness, and terminate all commitments, under the Credit Agreement and all such other Senior Debt and repay the Indebtedness owed to each lender which has accepted such offer; or

  (2)
  obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes as provided below.

        The Issuer shall first comply with the covenant in the immediately preceding paragraph before it shall be required to purchase Notes pursuant to the provisions described below. There can be no assurance that the Issuer will have sufficient funds available at the time of any Change of Control to repay such Senior Debt or that the Issuer will be able to obtain the requisite consents as required by such covenant. The Issuer's failure to comply with the covenant described in the immediately preceding paragraph may (with notice and lapse of time) constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described in clause (2) under "—Events of Default" below.

        If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuer is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuer expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Issuer would be able to obtain such financing.

        The Change of Control provisions of the Indenture, as well as the restrictions in the Indenture described herein on the ability of Parent and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its assets, to make Restricted Payments and to make Asset Sales, may make more difficult or discourage a takeover of Parent, whether favored or opposed by the management of Parent. Consummation of any such transaction in certain circumstances may require redemption or purchase of the Notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such redemption or purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Parent or any of its Subsidiaries by Parent's management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided that if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Issuer or any Guarantor may incur Indebtedness, and any Non-Guarantor Restricted Subsidiary may incur Acquired Indebtedness, in each case, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and all other Indebtedness to be incurred on such date, the Consolidated Fixed Charge Coverage Ratio of Parent is greater than 2.0 to 1.0 (this proviso, the "Coverage Ratio Exception").

        The preceding paragraph shall not prohibit any of following:

  (1)
  Indebtedness under the Indenture, the Notes incurred on the Issue Date and the Guarantees;

  (2)
  Indebtedness of the Issuer or any Guarantor incurred pursuant to Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the aggregate of €490 million and $752 million;

  (3)
  other Indebtedness of Parent and its Restricted Subsidiaries outstanding on the Issue Date (after giving effect to the repurchase of Existing Notes tendered in the Debt Tender);

  (4)
  Interest Hedging Agreements entered into by the Parent or any Restricted Subsidiary for non-speculative purposes;

  (5)
  Currency/Commodity Hedging Agreements entered into by the Parent of any of its Restricted Subsidiaries in the ordinary course of business so long as any such Currency/Commodity Hedging Agreement is not speculative in nature and is (i) related to income derived from foreign sales or operations of the Parent or any Restricted Subsidiary or otherwise related to purchase permitted hereunder from foreign suppliers, (ii) entered into to protect the Parent and/or its Restricted Subsidiaries against fluctuations in the prices of raw materials unused in their business or (iii) entered into to protect the Parent or any of its Restricted Subsidiaries from exposure to adverse movements in foreign exchange;

  (6)
  Indebtedness of the Issuer or any Guarantor to the Issuer, any Guarantor or any Non-Guarantor Restricted Subsidiary; provided that (a) any such Indebtedness of the Issuer shall be subordinated, pursuant to a written agreement, to the Issuer's obligations under the Indenture and the Notes, (b) any such Indebtedness of any Guarantor to any Non-Guarantor Restricted Subsidiary shall be subordinated, pursuant to a written agreement, to such Guarantor's obligations under the Indenture and its Guarantee and (c) at the first time that any Person other than Parent or any Restricted Subsidiary owns or holds any such Indebtedness or any Person other than the Issuer or (other than in the case of Indebtedness owed by the Issuer) any Guarantor holds a Lien in respect of such Indebtedness, the debtor of such Indebtedness shall be deemed to have incurred at such time Indebtedness not permitted by this clause (6);

  (7)
  Indebtedness of any Non-Guarantor Restricted Subsidiary to Parent or any Restricted Subsidiary; provided that (a) any such Indebtedness owed to the Issuer or any Guarantor shall be unsubordinated and (b) at the first time that any Person other than Parent or any Restricted Subsidiary owns or holds any such Indebtedness or any Person (other than the Issuer or any Guarantor) holds a Lien in respect of such Indebtedness, such Non-Guarantor Restricted Subsidiary shall be deemed to have incurred at such time Indebtedness not permitted by this clause (7);

  (8)
  obligations incurred in the ordinary course of business in respect of bank overdrafts and with respect to cash management and operating account arrangements, provided that such arrangements are not the functional equivalent of extensions of Indebtedness for borrowed money and so long as all obligations arising in connection with such obligations are extinguished within five business days of the date when such obligations arise;

  (9)
  Indebtedness in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations in the ordinary course of business;

  (10)
  Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness incurred in the ordinary course of business, and Refinancings thereof, not to exceed $75.0 million at any one time outstanding;

  (11)
  any of Parent's Preference Shares B issued to Stichting B in accordance with the terms of Parent's Articles of Association as the terms of Parent's Preference Shares B thereunder are in effect on the date of the Indenture and in accordance with the put and call arrangements with Stichting B as in effect on the date of the Indenture or, in each case, as thereafter amended in a manner no less favorable to the Holders;

  (12)
  Indebtedness of a Receivables Subsidiary in a Qualified Receivables Transaction, which Indebtedness shall not be guaranteed by or otherwise recourse (other than pursuant to Standard Securitization Undertakings) to Parent or any of its Restricted Subsidiaries or any of their assets (other than such Receivables Subsidiary and its assets);

  (13)
  guarantees by the Issuer or any Guarantor of any Indebtedness of the Issuer or any Guarantor that was permitted to be incurred pursuant to the Indenture, substantially concurrently with such incurrence or at the time such Person becomes a Guarantor;

  (14)
  Indebtedness of the Issuer or any Guarantor payable to one or more sellers of any Person acquired by Parent or any Restricted Subsidiary, which Indebtedness shall be unsecured and subordinated, pursuant to a written agreement, to the Issuer's or such Guarantor's obligations under the Indenture and the Notes or such Guarantor's Guarantee, as the case may be, and Refinancings of such Indebtedness by the Issuer or any Guarantor, in an aggregate amount not to exceed $150.0 million at any one time outstanding;

  (15)
  Indebtedness in the form of guarantees of Indebtedness of the Australian Subsidiaries of the Parent made by the Issuer or any Guarantor to the extent permitted by the covenant entitled "Limitation on Restricted Payments";

  (16)
  Indebtedness not for borrowed money arising from agreements of Parent or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any assets; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Parent and its Restricted Subsidiaries in connection with such disposition;

  (17)
  Indebtedness consisting of guarantees of loans made by third parties to management for the purpose of permitting management to purchase Equity Interests of Parent, in an aggregate amount not to exceed $10.0 million at any one time outstanding;

  (18)
  Refinancing Indebtedness; and

  (19)
  additional Indebtedness in an aggregate principal amount not to exceed $150.0 million at any one time outstanding.

        For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the clauses (1) through (19) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, Parent shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Any (1) accrual of interest, (2) accretion or amortization of original issue discount, (3) payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, (4) payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests or (5) change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies, or (6) the reclassification of preferred stock or preference shares as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of this covenant.

        Limitation on Restricted Payments.    Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Equity Interests of Parent) on or in respect of shares of Parent's Equity Interests to holders of such Equity Interests;

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Parent or any warrants, options or other rights to purchase or acquire any such Capital Stock;

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or any Guarantor that is subordinate or junior in right of payment to the Notes or such Guarantor's Guarantee; or

  (4)
  make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto,

    (i)
    a Default shall have occurred and be continuing; or

    (ii)
    Parent is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

    (iii)
    the aggregate amount of all Restricted Payments including such proposed Restricted Payment (other than any Restricted Payment pursuant to clause (5)(ii), (6), (7), (8), (9) or (10) in the last paragraph of this covenant) made subsequent to the March 31, 2004 (the amount expended for such purposes, if other than in cash, being the fair market value of such assets) shall exceed the sum of:

    (w)
    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Parent from March 31, 2004 through the last day of the fiscal quarter ended immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

    (x)
    100% of the aggregate Net Cash Proceeds or the fair market value of property received by Parent from any Person (other than a Subsidiary of Parent) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Equity Interests of Parent; plus

    (y)
    without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate Net Cash Proceeds or the fair market value of property of any equity contribution received by Parent (other than from a Subsidiary of Parent); plus

      (z)
      without duplication, the sum of:

      (1)
      the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

      (2)
      the Net Cash Proceeds or the fair market value of property received by Parent or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of Parent); and

      (3)
      other than in the case of any redesignation of an Australian Subsidiary, upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  (2)
  the payment of dividends with respect to Parent's Preference Shares A or Preference Shares B in amounts not greater than the amounts, and not earlier than at the times, required by Parent's Articles of Association as the terms of the Parent's Preference Shares A or Preference Shares B thereunder, as the case may be, are in effect on the date of the Indenture or as thereafter amended in a manner no less favorable to the Holders; provided that, in the case of the Preference Shares B, such shares were issued in compliance with clause (11) of the second paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (3)
  the redemption by Parent of any of its Preference Shares B, at their issue price plus any accrued and unpaid dividends, which shares were issued pursuant to clause (11) of the second paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (4)
  the redemption by Parent of any of its Preference Shares C, at their issue price plus any accrued and unpaid dividends, out of the Net Cash Proceeds of the offering of the old notes;

  (5)
  any Restricted Payment either (i) solely in exchange for Qualified Equity Interests of Parent or (ii) through the application of Net Cash Proceeds of a substantially concurrent sale (other than to a Subsidiary of Parent) of Qualified Equity Interests of Parent;

  (6)
  payments on or the acquisition of any Indebtedness of the Issuer or any Guarantor that is subordinate or junior in right of payment to the Notes or such Guarantor's Guarantee either (i) solely in exchange for Qualified Equity Interests of Parent or (ii) through the application of Net Cash Proceeds of a substantially concurrent sale (other than to a Subsidiary of Parent) of (a) shares of Qualified Equity Interests of Parent or (b) Refinancing Indebtedness;

  (7)
  repayment of Indebtedness incurred pursuant to clause (6), (7) or (14) of the second paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (8)
  the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction;

  (9)
  payments in lieu of fractional shares in an amount not to exceed $200,000 in the aggregate per annum;

  (10)
  the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued after the date of the Indenture; provided that, at the time of such issuance, the Issuer, after giving effect to such issuance on a pro forma basis, could incur an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception;

  (11)
  upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenant described under "—Change of Control" (including the purchase of the Notes tendered), any purchase or redemption of subordinated Indebtedness or Capital Stock required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus any accrued and unpaid interest; provided that (a) at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom), and (b) the Issuer could incur an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception after giving pro forma effect to such Restricted Payment;

  (12)
  additional Restricted Payments in an aggregate amount not to exceed $150.0 million since the Issue Date; and

  (13)
  payments of dividends on Disqualified Equity Interests (to the extent constituting Preferred Stock) issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above.

        provided that in the case of clause (2), (3), (4), (5), (6), (7) (with respect to Indebtedness of the Issuer referred to therein), (10), (11), (12) or (13) no Default shall have occurred and be continuing.

        Limitation on Liens.    Parent will not, and will not cause or permit any of the Guarantors to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind against or upon any assets of Parent or any of the Guarantors whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, which Lien secures Indebtedness (other than Senior Debt or Guarantor Senior Debt) or trade payables, unless:

  (1)
  in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or the Guarantees, the Notes or the Guarantees, as the case may be, are secured by a Lien on such assets or proceeds that is senior in priority to such Liens; and

  (2)
  in all other cases, the Notes are at least equally and ratably secured except, for, in either case of clause (1) or (2):

  (a)
  Liens existing as of the date of the Indenture to the extent and in the manner such Liens are in effect on such date;

  (b)
  Liens securing the Notes and the Guarantees;

  (c)
  Liens in favor of Parent or any Restricted Subsidiary;

  (d)
  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

  (e)
  Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness;

  (f)
  Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that such Liens do not extend to or cover any assets of Parent or any Guarantor other than the assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Parent or a Guarantor and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Parent or a Guarantor;

    (g)
    Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness secured by a Lien permitted under the Indenture and incurred in accordance with the provisions of the Indenture; provided that such Liens: (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (y) do not extend to or cover any assets of Parent or any Guarantor not securing the Indebtedness so Refinanced; and

    (h)
    Permitted Liens.

        Limitation on Asset Sales.    Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Parent or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;

  (2)
  at least 75% of the consideration received by Parent or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

  (3)
  upon the consummation of an Asset Sale, Parent shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

  (a)
  to prepay any Senior Debt, Guarantor Senior Debt or any Indebtedness of the Restricted Subsidiary whose assets were the subject of the Asset Sale if such Restricted Subsidiary is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

  (b)
  to make an investment in (x) assets that replace the assets that were the subject of such Asset Sale or in assets that will be used in the business of Parent and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto or (y) Capital Stock of an entity that holds any such assets (provided that in the case of this clause (y) such investment is permitted by the "Limitation on Restricted Payments" covenant) (collectively, "Replacement Assets"); and/or

  (c)
  a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        To the extent that all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as set forth in the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Issuer shall, on the 366th day, make an offer to purchase (a "Net Proceeds Offer"), not less than 30 nor more than 60 days following such 366th day, all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Note Portion of Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest thereon to the date of purchase; provided, however, that the Net Proceeds Offer may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $20.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $20.0 million, shall be applied as required pursuant to this paragraph.

        In the event that any other Indebtedness of the Issuer that ranks pari passu with the Notes or any other Indebtedness of any Guarantor that ranks pari passu with such Guarantor's Guarantee (Other Debt) requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Issuer may apply the Unutilized Net Cash Proceeds otherwise required to be applied to a Net Proceeds Offer to offer to purchase such Other Debt and to a Net Proceeds Offer so long as the amount of such Unutilized Net Cash Proceeds applied to purchase the Notes is not less than the Note Portion of Unutilized Net Cash Proceeds. With respect to any Unutilized Net Cash Proceeds, the Issuer shall make the Net Proceeds Offer in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the purchase date in respect of the Notes shall be the same as the purchase date in respect of such Other Debt.

        For purposes of this covenant, "Note Portion of Unutilized Net Cash Proceeds" means (1) if no Other Debt is being offered to be purchased, the amount of the Unutilized Net Cash Proceeds and (2) if Other Debt is being offered to be purchased, the amount of the Unutilized Net Cash Proceeds equal to the product of (x) the Unutilized Net Cash Proceeds and (y) a fraction the numerator of which is the principal amount of all Notes tendered pursuant to the Net Proceeds Offer related to such Unutilized Net Cash Proceeds (the "Note Amount") and the denominator of which is the sum of the Note Amount and the lesser of the aggregate principal face amount or accreted value as of the relevant purchase date of all Other Debt tendered pursuant to a concurrent offer to purchase such Other Debt made at the time of such Net Proceeds Offer.

        With respect to any Net Proceeds Offer effected pursuant to this covenant, to the extent the aggregate principal amount of Notes tendered pursuant to such Net Proceeds Offer exceeds the Note Portion of Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each Holder.

        To the extent the Note Portion of Unutilized Net Cash Proceeds exceeds the aggregate principal amount of Notes tendered by the Holders pursuant to such Net Proceeds Offer, the Issuer may retain and utilize any portion of the Note Portion of Unutilized Net Cash Proceeds not applied to purchase the Notes for any purpose consistent with the other terms of the Indenture, and such amounts shall thereafter not constitute Unutilized Net Cash Proceeds.

        At any time any non-cash consideration received by Parent or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        In the event of the Transfer of substantially all (but not all) of the assets of Parent and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor or transferee corporation shall be deemed to have sold the assets of Parent and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such assets of Parent and its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

    (a)
    the assumption by the transferee of Indebtedness (other than Subordinated Indebtedness) of the Issuer or a Guarantor, or Indebtedness of any other Restricted Subsidiary and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale;

    (b)
    securities, notes or other obligations received by the Parent or any Restricted Subsidiary of the Parent from the transferee that are promptly converted by the Parent or such Restricted Subsidiary into cash;

    (c)
    Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; and

    (d)
    consideration consisting of Indebtedness of the Parent or any Restricted Subsidiary which Indebtedness is either repaid in full or cancelled.

        Notwithstanding the first two paragraphs of this covenant, Parent or any of its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

  (1)
  at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

  (2)
  such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by Parent or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds (to the extent received in the form of cash or Cash Equivalents) subject to the provisions of the first two paragraphs of this covenant.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture.

        Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitations on Transactions with Affiliates.    Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Parent or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other assets with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of Parent or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If Parent or any Restricted Subsidiary of Parent enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than

$25.0 million, Parent or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion from an Independent Financial Advisor that (a) the terms thereof are no less favorable to the Relevant Party than the terms that might reasonably be obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of Parent or such Restricted Subsidiary or (b) such transaction or series of related transactions are fair to the Relevant Party from a financial point of view, and file such opinion with the Trustee. "Relevant Party" means (x) in any transaction involving the Issuer or any Guarantor, the Issuer and the Guarantors involved and (y) in any other transaction, the Restricted Subsidiaries involved.

        The preceding two paragraphs shall not apply to:

  (1)
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries as determined in good faith by Parent's Board of Directors or senior management;

  (2)
  transactions exclusively between or among the Parent and/or one or more of its Restricted Subsidiaries;

  (3)
  transactions with Parent's Australian Subsidiaries in the ordinary course of business;

  (4)
  any agreement existing on the date of the Indenture or any amendment thereto or replacement thereof or any transaction contemplated thereby so long as any such amendment or replacement agreement is no less favorable in any material respect to the Holders than the original agreement as in effect on the date of the Indenture;

  (5)
  Restricted Payments permitted by the "Limitation on Restricted Payments" covenant and Permitted Investments;

  (6)
  issuance or sale of Qualified Equity Interests of Parent;

  (7)
  transactions effected as part of a Qualified Receivables Transaction;

  (8)
  the existence of, or the performance by Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indenture and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by Parent or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the Notes in any material respect; and

  (9)
  transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to Parent and its Restricted Subsidiaries in the reasonable determination of the Board of Directors of Parent, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Parent to:

  (1)
  pay dividends or make any other distributions on or in respect of its Capital Stock;

  (2)
  make loans or advances or to pay any Indebtedness or other obligation owed to Parent or any of its other Restricted Subsidiaries; or

  (3)
  transfer any of its assets to Parent or any of its other Restricted Subsidiaries; except for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law;

  (b)
  the Indenture;

  (c)
  customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of Parent;

  (d)
  any instrument existing at the time of acquisition of any Person so acquired and not entered into in connection with, or in anticipation or contemplation of, such Person being acquired, including those governing Acquired Indebtedness, which encumbrances or restrictions are not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;

  (e)
  agreements existing on the date of the Indenture, including the Credit Agreement, to the extent and in the manner such encumbrances or restrictions are in effect on the date of the Indenture or as thereafter amended in a manner no less favorable to the Holders;

  (f)
  restrictions imposed by Indebtedness of the Issuer or any of the Guarantors ranking pari passu with the Notes or the Guarantees, as applicable; provided such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes;

  (g)
  restrictions imposed by any Senior Debt incurred in accordance with the "Limitation on Additional Indebtedness" covenant; provided such restrictions are no more restrictive taken as a whole than those imposed by the Credit Agreement as of the Issue Date;

  (h)
  restrictions imposed by any agreement to sell assets or Equity Interests to any Person pending the closing of such sale relating to such assets or Equity Interests;

  (i)
  restrictions on transfer contained in Purchase Money Indebtedness incurred not in violation of the "Limitation on Incurrence of Additional Indebtedness" covenant; provided such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness;

  (j)
  Liens of the type described in clause (3) above incurred in accordance with the "Limitation on Liens" covenant;

  (k)
  customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Parent or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

  (l)
  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

  (m)
  contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of any assets of Parent or any Restricted Subsidiary in any manner material to Parent or any Restricted Subsidiary;

    (n)
    Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary; or

    (o)
    an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e), (k) or (n) above; provided that the encumbrances or restrictions contained in any such Indebtedness are no less favorable to the Holders than the encumbrances or restrictions contained in agreements referred to in such clause (b), (d), (e), (k) or (n), as determined in good faith by the Board of Directors of Parent.

        Additional Subsidiary Guarantees.    If, after the date of the Indenture, (a) any Restricted Subsidiary becomes an obligor (whether as borrower or guarantor) under the Credit Agreement, or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary in accordance with the definition of "Unrestricted Subsidiary," and such Restricted Subsidiary is an obligor (whether as borrower or guarantor) under the Credit Agreement, then, in any such case, Parent shall cause such Restricted Subsidiary to:

  (1)
  Execute and deliver to the Trustee (i) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture, and (ii) a notation of Guarantee; provided, however, that such Guarantor's Guarantee may contain limitations substantially consistent with any limitations contained in such Guarantor's guarantee of Indebtedness under the Credit Agreement; and

  (2)
  deliver to the Trustee one or more opinions of counsel that such supplemental indenture and such Guarantee (i) has been duly authorized, executed and delivered by such Restricted Subsidiary and (ii) constitutes a valid and legally binding obligation of such Restricted Subsidiary, enforceable against such Restricted Subsidiary in accordance with its terms, subject, in the case of clause (ii), to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding in equity or at law) and (c) in the case of any Restricted Subsidiary organized outside of the United States, such other qualifications as are customary under the laws of its jurisdiction of organization.

        Notwithstanding the foregoing, (x) any Restricted Subsidiary that is not an obligor (whether as borrower or guarantor) with respect to the Credit Agreement shall not be required to become a Guarantor, (y) in the event that a Restricted Subsidiary is a borrower under the Credit Agreement but it is illegal under the laws of any jurisdiction outside the United States for such Restricted Subsidiary to execute an unconditional guarantee, such guarantee shall be limited to the extent that it would be allowed under applicable law and (z) in the event that it is illegal under the laws of any jurisdiction outside the United States for a Restricted Subsidiary to become a Guarantor, such Restricted Subsidiary shall not be required to become a Guarantor.

        Limitation on Preferred Stock of Non-Guarantors.    Parent will not cause or permit any of its Restricted Subsidiaries that is not the Issuer or a Guarantor to issue any Preferred Stock (other than to the Issuer, Parent or a Wholly Owned Guarantor) or permit any Person (other than the Issuer, Parent or a Wholly Owned Guarantor) to own any Preferred Stock of any Restricted Subsidiary of Parent that is not the Issuer or a Guarantor.

        Prohibition on Incurrence of Senior Subordinated Debt.    Parent will not, and will not cause or permit the Issuer or any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Issuer or such Guarantor, as the case may be.

        Reports to Holders.    Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, Parent will file with the Commission, and furnish, or caused to be furnished to, the Holders copies of:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-K and 10-Q (or successor forms) if Parent were required to file such reports (or Forms 20-F and 6-K (or successor forms) if Parent would qualify as a "foreign private issuer" as defined in Rule 405 under the Securities Act), which, in the case of annual reports, shall include a report thereon by Parent's certified independent accounts; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K (or successor form) if Parent were required to file such reports (or Form 6-K (or successor form) if Parent would qualify as a "foreign private issuer" as defined in Rule 405 under the Securities Act), in each case within 15 days of the time periods specified for filing of such reports in the Commission's rules and regulations.

        In addition, for so long as any Notes remain outstanding, Parent will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Merger, Consolidation and Sale of Assets.    (A) Parent will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or Transfer (or cause or permit any Restricted Subsidiary of Parent to Transfer) all or substantially all of Parent's assets (determined on a consolidated basis for Parent and its Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless:

  (1)
  either:

  (a)
  Parent shall be the surviving or continuing corporation; or

  (b)
  the Person (if other than Parent) formed by such consolidation or into which Parent is merged or the Transferee of such assets (the "Parent Surviving Entity"):

  (x)
  shall be a corporation or limited liability company (or its equivalent thereof under foreign law) organized and validly existing under the laws of The Netherlands, England or the United States or any State thereof or the District of Columbia; and

  (y)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of Parent on its Guarantee and the performance of every covenant of Parent's Guarantee, the Indenture and the Registration Rights Agreement on the part of Parent to be performed or observed;

  (2)
  unless such transaction is with a Wholly Owned Restricted Subsidiary immediately after giving effect to such transaction and the assumption contemplated by clause (A)(1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Parent or the Parent Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception;

  (3)
  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (A)(1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

  (4)
  Parent or the Parent Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the Transfer in a single transaction or series of related transactions of all or substantially all of the assets of one or more Restricted Subsidiaries of Parent, the Capital Stock of which constitutes all or substantially all of the assets of Parent (determined on a consolidated basis for Parent and its Subsidiaries), shall be deemed to be the Transfer of all or substantially all of the assets of Parent.

        The Indenture will provide that upon any consolidation or merger where Parent is not the continuing corporation, or any Transfer of all or substantially all of the assets of Parent in accordance with the foregoing, the Parent Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Parent under its Guarantee, the Indenture and the Registration Rights Agreement with the same effect as if such Parent Surviving Entity had been named as such.

(B)
The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or Transfer (or cause or permit any Restricted Subsidiary of the Issuer to Transfer) all or substantially all of the Issuer's assets (determined on a consolidated basis for the Issuer and its Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless:

(1)
either:

(a)
the Issuer shall be the surviving or continuing corporation; or

(b)
the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Transferee of such assets (the "Issuer Surviving Entity"):

(x)
shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)
shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Issuer to be performed or observed;

(2)
unless such transaction is with Parent or a Wholly Owned Restricted Subsidiary immediately after giving effect to such transaction and the assumption contemplated by clause (B)(1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Parent could satisfy the provisions of paragraph (A)(2) above;

(3)
immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (B)(1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

  (4)
  the Issuer shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the Transfer in a single transaction or series of related transactions of all or substantially all of the assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the assets of the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), shall be deemed to be the Transfer of all or substantially all of the assets of the Issuer.

        The Indenture will provide that upon any consolidation or merger where the Issuer is not the continuing corporation or any Transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, the Issuer Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes, the Indenture and the Registration Rights Agreement with the same effect as if such Issuer Surviving Entity had been named as such.

(C)
No Guarantor (other than Parent) will, and Parent will not cause or permit any such Guarantor to, consolidate with or merge with or into any Person unless:

(1)
either:

(a)
such Guarantor shall be the surviving or continuing corporation; or

(b)
the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of such Guarantor on its Guarantee and the performance of every covenant of such Guarantor's Guarantee, the Indenture and the Registration Rights Agreement on the part of such Guarantor to be performed or observed;

(2)
unless such transaction is with Parent or a Wholly Owned Restricted Subsidiary, immediately after giving effect to such transaction and the assumption contemplated by clause (C)(1)(b) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Parent could satisfy the provisions of paragraph (A)(2) above;

(3)
immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (C)(1)(b) above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

(4)
Parent shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

The requirements of this paragraph (C) shall not apply to (x) a consolidation or merger of any Guarantor with and into the Issuer or any Guarantor, so long as the Issuer or a Guarantor survives such consolidation or merger, or (y) a Transfer of any Guarantor that complies with the provisions set forth in the "Limitation on Asset Sales" covenant.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

  (2)
  the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

  (3)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after Parent receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Parent or any of its Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by Parent or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $25.0 million or more at any time;

  (5)
  one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against Parent, the Issuer or any of Parent's Significant Subsidiaries and such judgments remain undischarged, unpaid or unstated for a period of 60 days after such judgment or judgments become final and non-appealable;

  (6)
  certain events of bankruptcy affecting Parent, the Issuer or any of Parent's Significant Subsidiaries; or

  (7)
  (x) the Guarantee of Parent or any Significant Subsidiary ceases to be in full force and effect (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of the Indenture), is declared to be null and void and unenforceable or is found to be invalid, or (y) any Guarantor denies its liability under its Guarantee (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Parent or the Issuer) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

      (x)
      shall become immediately due and payable; or

      (y)
      if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the

        Credit Agreement or 5 business days after receipt by the Issuer and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (6) above with respect to Parent or the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have provided to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Issuer is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default) that has occurred and, if applicable, describe such Default and the status thereof.

        The Indenture will provide that if a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall mail to each Holder notice of the uncured Default within 60 days after such Default occurs; provided, however, that, except in the case of a Default in payment with respect to the Notes, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

Legal Defeasance and Covenant Defeasance

        Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (Legal Defeasance). Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

  (1)
  the rights of Holders to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

  (2)
  the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments held in trust;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Issuer's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and Parent and its Restricted Subsidiaries released with respect to certain covenants that are described in the Indenture (Covenant Defeasance) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the Indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture, the Credit Agreement or any other material agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound;

  (5)
  the Issuer shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or any Guarantor or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or any Guarantor or others;

  (6)
  the Issuer shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (7)
  certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

  (1)
  either:

  (a)
  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  (x) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable within one year or (iii) have been called for redemption and (y) the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  the Issuer has paid all other sums payable under the Indenture by the Issuer; and

  (3)
  the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

        All funds that remain unclaimed for one year will be paid to the Issuer, and thereafter Holders must look to the Issuer for payment as general creditors.

Modification of the Indenture

        From time to time, the Issuer, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

        Other modifications and amendments of the Indenture (including changes to the "Limitation on Asset Sales" covenant (including elimination thereof)) may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that:

  (A)
  without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults; or

  (6)
  modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders.

  (B)
  without the consent of Holders of 75% of the aggregate principal amount of Notes outstanding no amendment may release Parent or any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

        No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the Indenture, without the consent of such holder.

Governing Law

        The Indenture, the Notes and the Guarantees will be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law. Each of the Issuer and the Guarantors agrees to submit to the jurisdiction of any United States federal or New York State court located in the City of New York in any action or proceeding arising out of or relating to the Indenture, the Notes or the Guarantees.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an

Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payments of claims in certain cases or to realize on certain assets received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at and prior to the time such Person becomes a Restricted Subsidiary of Parent or at the time it merges or consolidates with or into Parent or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person; provided that such Indebtedness shall not have been incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Parent or such acquisition, merger or consolidation.

        "Additional Interest" has the meaning given to such term in the Registration Rights Agreement.

        "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the assets of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding liabilities under its Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Guarantor under its Guarantee), excluding Indebtedness in respect of its Guarantee, as they become absolute and matured.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of: (1) 1.0% of the principal amount of the Note; or (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at March 1, 2010 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the Note through March 1, 2010 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note, if greater.

        "Asset Acquisition" means (1) an Investment by Parent or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into Parent or any Restricted Subsidiary, or (2) the acquisition by Parent or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any Transfer by Parent or any of its Restricted Subsidiaries of (x) any Equity Interests of any Restricted Subsidiary or (y) any other assets of Parent or any Restricted Subsidiary other than sales of inventory in the ordinary course of business; provided that the term "Asset Sale" shall not include any of the following:

  (1)
  any Transfer between or among Parent and/or one or more Restricted Subsidiaries;

  (2)
  any transaction or series of related transactions for which Parent and its Restricted Subsidiaries receive aggregate consideration of less than $15.0 million;

  (3)
  any Transfer covered by, and made in compliance with, the "Merger, Consolidation and Sale of Assets" covenant;

  (4)
  sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP and transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

  (5)
  surrender or waiver of contract rights or settlement of claims;

  (6)
  Liens not prohibited by the Indenture;

  (7)
  the Transfer of Cash Equivalents;

  (8)
  any Transfer of damaged, worn-out or obsolete equipment in the ordinary course of business;

  (9)
  the lease or sublease of any real or personal property in the ordinary course of business;

  (10)
  the licensing of intellectual property in the ordinary course of business;

  (11)
  any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant; and

  (12)
  Permitted Investments.

        "Australian Subsidiary" shall means Corporate Express Australia Ltd. (or any successor) or any of its Subsidiaries.

        "Bank Waiver" means the waiver of certain restrictions in the Credit Agreement, without which the issuance of the Notes would constitute a default under the Credit Agreement.

        "Board of Directors" means (1) with respect to Parent, (x) for purposes of the definitions of "Change of Control," "Continuing Directors" and "Independent Financial Advisor," its board of supervisory directors and (y) for all other purposes, its board of managing directors and (2) with respect to any other Person, the board of directors or similar governing body of such Person.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  cash;

  (2)
  debt securities denominated in euro, pounds sterling, Swiss francs, Canadian dollars or U.S. dollars, as applicable, to be issued or directly and fully guaranteed or insured by the government of a Participating Member State (on the Issue Date), the U.K., Switzerland, Canada or the U.S., as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

  (3)
  debt securities denominated in euro, pounds sterling, Swiss francs, Canadian dollars or U.S. dollars which have not more than twelve months to final maturity, are not convertible into any other form of security, are rated P-1 by Moody's or A-1 by Standard & Poor's and are not issued or guaranteed by Parent or any of its Subsidiaries;

  (4)
  commercial paper denominated in euro, pounds sterling, Swiss francs, Canadian dollars or U.S. dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P-1 from Moody's and A-1 from Standard & Poor's;

  (5)
  certificate of deposit denominated in euro, pounds sterling, Swiss franc, Canadian dollars or U.S. dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State (on the Issue Date) in the United Kingdom, Switzerland, Canada or the United States, provided that the bank is rated P-1 by Moody's or A-1 by Standard & Poor's;

  (6)
  any cash deposit denominated in euro, pounds sterling, Swiss francs, Canadian dollars or U.S. dollars with any commercial bank or other financial institution, in each case whose long-term unsecured, unsubordinated debt rating is a least Aa3 by Moody's or AA by Standard & Poor's;

  (7)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (2) above entered into with any bank or financial institution meeting the qualifications specified in clause (6) above; and

  (8)
  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (2) through (7) above.

        "Change of Control" means the occurrence of one or more of the following events (whether or not otherwise in compliance with the provisions of the Indenture):

  (1)
  any transaction (including any merger or consolidation) shall be consummated after which any Person or Group, together with any Affiliates thereof, shall become the owner, directly or indirectly, beneficially or of record, of Equity Interests representing 50% or more of the aggregate ordinary voting power of the Equity Interests of Parent; provided that (x) such ownership by Stichting B solely by reason of the issuance of Parent's Preference Shares B pursuant to clause (11) of the second paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant shall not result in a Change of Control under this clause (1) so long as Stichting B Continuing Directors shall not cease to constitute a majority of the executive committee of Stichting B and (y) ownership of record of Parent's Preference Shares A by Stichting A shall not result in a Change of Control under this clause (1) so long as the Stichting A Continuing Directors shall not cease to constitute a majority of the executive committee of Stichting A;

  (2)
  Parent shall cease to own, directly or indirectly, beneficially and of record, 100% of the Equity Interests of the Issuer;

  (3)
  the approval by the holders of Equity Interests of Parent of any plan or proposal for the liquidation or dissolution of Parent; or

  (4)
  Continuing Directors cease to constitute at least a majority of the Board of Directors of Parent.

        For purposes of this definition, "Group" means a group for purposes of Section 13(d) of the Exchange Act, and "beneficial" ownership has the meaning under Rule 13d-3 under the Exchange Act.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby:

  (a)
  all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

  (b)
  Consolidated Interest Expense;

  (c)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

  (d)
  cash dividends on Designated Preferred Stock for such period;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring at any time on or after the first day of the Four Quarter Period and on or prior to the

    Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales or other dispositions outside the ordinary course of business or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness and also including any Consolidated EBITDA (including any Pro Forma Cost Savings) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness) occurred on the first day of the Four Quarter Period.

        If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. The foregoing adjustments shall be made with respect to any such incurrences, repayments, asset sales or other dispositions or Asset Acquisitions by any Person that becomes a Restricted Subsidiary, or any Restricted Subsidiary that ceases to be a Restricted Subsidiary, as the case may be, at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

  (2)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Hedging Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  without duplication the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Equity Interests) paid during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Hedging

    Agreements; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation (but excluding amortization or write-off of debt issuance costs); and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Leverage Ratio" with respect to any Person as of any date of determination means, the ratio of (1) consolidated Indebtedness of such person as of the end of the most recent fiscal quarter for which internal financial statements are available to (2) the aggregate amount of the Consolidated EBITDA of such Person during the four full fiscal quarters ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio for which financial statements are available, in each with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

  (1)
  after-tax gains and losses from Asset Sales (without regard to the exceptions in clauses (2) and (4) in the proviso of the definition thereof) or abandonments or reserves relating thereto;

  (2)
  after-tax items classified as extraordinary or nonrecurring gains or losses;

  (3)
  the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

  (4)
  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise;

  (5)
  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

  (6)
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

  (7)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued but excluding Parent's information systems division);

  (8)
  the cumulative effect of a change in accounting principles;

  (9)
  one-time non-cash compensation charges; and

  (10)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

provided further that any cash dividends on Designated Preferred Stock for such period shall decrease Consolidated Net Income.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Director" means a director who either was a member of the Board of Directors of Parent on the Issue Date or who became a director of Parent subsequent to the Issue Date and whose election, or nomination for election by Parent's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of Parent, either by a specific vote or by approval of the proxy statement issued by Parent on behalf of the entire Board of Directors of Parent in which such individual is named as nominee for director.

        "Credit Agreement" means the Credit Agreement dated as of December 23, 2003, between Parent, the Issuer, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank AG London, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Parent as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Currency/Commodity Hedging Agreement" means any agreement entered into between the Parent or any Restricted Subsidiary of the Parent and a bank or financial institution in respect of any currency swap agreements, commodity agreements or other similar agreements or arrangements.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Preferred Stock" means preferred stock that is so designated as Designated Preferred Stock, pursuant to officers' certificate executed by the principal executive officer and the principal financial officer of the Issuer, on the issuance date thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (iii) of the first paragraph of the "Limitation on Restricted Payments" covenant and are not used for purposes of clause (4) or (5) of the second paragraph thereof.

        "Designated Senior Debt" means (1) Indebtedness under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Parent.

        "Disqualified Equity Interests" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to date which 91 days after the final maturity date of the Notes.

        "Equity Interests" means, with respect to any Person, the Capital Stock of such Person, any warrants, options or other options to purchase or acquire such Capital Stock and any securities convertible into or exchangeable for such Capital Stock.

        "Equity Offering" means any issuance and sale of Qualified Equity Interests of Parent.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (other than of any asset with a public trading market) in excess of $10.0 million shall be determined by the Board of Directors of Parent acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of Parent delivered to the Trustee. For purposes of the "Limitation on Restricted Payments" covenant, fair market value (other than of any asset with a public trading market) in excess of $25.0 million shall be determined by an Independent Financial Advisor.

        "GAAP" means generally accepted accounting principles in the Netherlands as consistently applied by Parent for all applicable periods, which are in effect as of the Issue Date. At any time after the Issue Date, the Parent, if required by applicable law to adopt International Financial Reporting Standards (IFRS), may elect to apply for all purposes of the Indenture IFRS, in lieu of GAAP, and, upon any such election, references therein to GAAP shall be construed to mean IFRS, provided that (1) any such election once made shall be irrevocable, (2) all financial statements and reports required to be provided, after such election, pursuant to the Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer's option.

        "Guarantee" means a guarantee by a Guarantor pursuant to the provisions of the Indenture of (x) the Issuer's obligations under the Indenture and the Notes and (y) each other such guarantee.

        "Guarantor Senior Debt" means, with respect to any Guarantor: the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

    (x)
    all monetary obligations (including guarantees thereof) of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

    (y)
    all Interest Hedging Agreements (and guarantees thereof); and

    (z)
    all obligations (and guarantees thereof) under Currency/Commodity Hedging Agreements;

        in each case whether outstanding on the Issue Date or thereafter incurred. Without limiting the foregoing, "Guarantor Senior Debt" shall include any of the foregoing under any guarantee of the Credit Agreement that is not found enforceable under the laws of Germany.

        Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

  (1)
  any Indebtedness of such Guarantor to Parent or any of its Subsidiaries;

  (2)
  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

  (3)
  obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

  (4)
  Indebtedness represented by Disqualified Equity Interests;

  (5)
  any liability for taxes owed or owing by such Guarantor;

  (6)
  that portion of any Indebtedness incurred in violation of the "Limitation on Incurrence of Additional Indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

  (8)
  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor (including, without limitation, guarantees of the 2014 Notes).

        "Guarantors" means: (1) Parent, (2) ASAP Software Express, Inc., BTOP USA Corp., BTOPI Holding (U.S.), Buhrmann Swaps, Inc., Corporate Express Document & Print Management, Inc., Corporate Express Office Products, Inc., CE Philadelphia Real Estate, Inc., Corporate Express Promotional Marketing, Inc., Corporate Express of Texas, Inc., Corporate Express, Inc., License Technologies Group, Inc., Buhrmann Financieringen B.V., Buhrmann Fined B.V., Buhrmann II B.V., Buhrmann International B.V., Buhrmann Nederland B.V., Buhrmann Nederland Holding B.V., Tetterode-Nederland B.V., Veenman B.V. (formerly known as Corporate Express Document Automatisering B.V.), Buhrmann Office Products Nederland B.V., Buhrmann Europcenter N.V., Buhrmann Luxembourg S.àr.l. and (3) each Restricted Subsidiary of Parent that, after the date of the Indenture, executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Indebtedness" means with respect to any Person, without duplication:

  (1)
  all indebtedness of such Person for borrowed money;

  (2)
  all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

  (5)
  all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below, other than Standard Securitization Undertakings;

  (7)
  all obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any Lien on any asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such asset or the amount of the Obligation so secured;

  (8)
  all obligations under Currency/Commodity Hedging Agreements, Interest Hedging Agreements and other hedging arrangements of such Person; and

  (9)
  all Disqualified Equity Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        The amount of any Indebtedness outstanding as of any date will be the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, and the principal amount of the Indebtedness, in the case of any other Indebtedness. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interests which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests.

        "Independent Financial Advisor" means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Parent; and (2) which, in the judgment of the Board of Directors of Parent, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "interest" means, with respect to the Notes, interest and any Additional Interest on the Notes.

        "Interest Hedging Agreement" means any agreement entered into between the Parent or a Restricted Subsidiary of the Parent and a bank or financial institution in respect of any interest rate swap, currency swap, foreign exchange contracts, cap, floor, collar or optional transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuating in any rate or price.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by Parent and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Parent or such Restricted Subsidiary, as the case may be. If Parent or any Restricted Subsidiary of Parent sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Parent such that, after giving effect to any such sale or disposition, Parent no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Other than in the case of any designation of an Australian Subsidiary, upon designation of any Subsidiary as an Unrestricted Subsidiary in accordance with the definition thereof, Parent shall be deemed to have made an Investment equal to the fair market value of such Subsidiary at that time.

        "Issue Date" means the date of original issuance of the Notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Parent or any of its Subsidiaries in connection with a Qualified Receivables Transaction.

        "Net Cash Proceeds" means

  (A)
  with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Parent or any of its Restricted Subsidiaries from such Asset Sale, net of:

  (1)
  reasonable out-of-pocket fees and expenses relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

  (2)
  taxes paid or payable with respect to such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3)
  repayment of Indebtedness that is secured by the assets that are the subject of such Asset Sale; and

  (4)
  appropriate amounts to be provided by Parent or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Parent or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

  (B)
  with respect to any issuance and sale of Equity Interests or any capital contribution, the proceeds in the form of cash or Cash Equivalents received by Parent therefrom, net of out-of-pocket fees and expenses, including underwriting commissions and discounts and any other investment banking fees in respect thereof.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Guarantor at the time of determination.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, and all guarantees of any of the foregoing.

        "Parent" means Buhrmann N.V., a Dutch limited liability company, and its successors.

        "Participating Member State" means each state so described in any European Monetary Union legislation.

        "Permitted Investments" means:

  (1)
  loans made pursuant to clause (6) or (7) of the second paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (2)
  Investments (other than loans) in the Issuer or any Guarantor or any Person that will become immediately after such Investment the Issuer or a Guarantor or that will merge or consolidate into the Issuer or a Guarantor;

  (3)
  Investments by the Parent or any Restricted Subsidiary in any Restricted Subsidiary;

  (4)
  investments in cash and Cash Equivalents;

  (5)
  loans and advances to employees and officers of Parent and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $10.0 million at any one time outstanding;

  (6)
  Interest Hedging Agreements in compliance with clause (4) of the second paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant and Currency/Commodity Hedging Agreements in compliance with clause (5) of the second paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (7)
  Investments in securities of trade creditors or customers received pursuant to any plan of organization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (8)
  Investments made by Parent or any Restricted Subsidiary as a result of consideration received in an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (9)
  any Investment by the Issuer or any Guarantor in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Transaction; provided that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual arrangements with entities that are not Affiliates entered into as part of a Qualified Receivables Transaction;

  (10)
  accounts receivable created or acquired in the ordinary course of business;

  (11)
  guarantees permitted by clause (13) of the second paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (12)
  Investments, payment for which consists exclusively of Qualified Equity Interests of Parent;

  (13)
  Investments in Unrestricted Subsidiaries made after the issue date of the 2014 Notes in an aggregate amount not to exceed $25.0 million at any one time outstanding;

  (14)
  Investments in Permitted Joint Ventures in an aggregate amount not to exceed $25.0 million at any one time outstanding; and

  (15)
  additional Investments not to exceed $75.0 million at any one time outstanding.

        "Permitted Joint Venture" means an entity characterized as a joint venture (however structured) engaged in a business where Parent and its Subsidiaries are engaged on the date of the Indenture and where Parent or a Restricted Subsidiary (a) owns at least 20% of the ownership interest or (b) has the right to receive at least 20% of the profits or distributions; provided that such joint venture is not a Subsidiary.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Parent or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (2)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (5)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (6)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Parent or any of its Restricted Subsidiaries, including rights of offset and set-off; and

  (7)
  bankers' liens, rights of setoff and other similar liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by Parent or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs that occurred during the Four Quarter Period that were (1) directly attributable to an Asset Acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the Indenture or (2) implemented by the business that was the subject of any such Asset Acquisition within one year of the date of the Asset Acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (except to the extent capitalized on Parent's consolidated balance sheet) incurred or to be incurred during the Four Quarter Period in order to achieve such reduction in costs.

        "Purchase Money Indebtedness" means Indebtedness of Parent and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets).

        "Qualified Equity Interests" means any Equity Interests other than (1) any Disqualified Equity Interests and (2) any debt securities convertible into or exchangeable for Capital Stock.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Issuer, any Guarantor or any Receivables Subsidiary pursuant to which the Issuer, any Guarantor or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (a) a Receivables Subsidiary (in the case of a transfer or encumbrancing by the Issuer or any Guarantor) and (b) any other Person (solely in the case of a transfer or encumbrancing by a Receivables Subsidiary), solely accounts receivable (whether now existing or arising in the future) of the Issuer or any Guarantor which arose in the ordinary course of business of the Issuer or any Guarantor, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of Parent which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Parent (as provided below) as a Receivables Subsidiary (a) no portion of any Indebtedness or any other obligations (contingent or otherwise) of which, directly or indirectly, contingently or otherwise, (1) is guaranteed by Parent or any other Subsidiary of Parent (excluding Standard Securitization Undertakings), (2) is recourse to or obligates Parent or any other Subsidiary of Parent in any way other than pursuant to Standard Securitization Undertakings, or (3) subjects any asset of Parent or any other Subsidiary of Parent to the satisfaction thereof, other than Standard Securitization Undertakings, (b) with which neither Parent nor any other Subsidiary of Parent has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions or those related to the remitting of the proceeds received from a Qualified Receivables Transaction by such Wholly Owned Restricted Subsidiary to the Parent or one or more Guarantors in the form of payments by such Wholly Owned Restricted Subsidiary of the purchase price of accounts receivables acquired from the Parent or any Guarantor, and (c) with which neither Parent nor any other Subsidiary of Parent has any obligation, directly or indirectly, contingently or otherwise, to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Parent shall be evidenced to the Trustee by the filing with the Trustee a board resolution of the Board of Directors of Parent giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Parent or any Restricted Subsidiary of Parent of Indebtedness incurred in accordance with clause (1) or (3) of the second paragraph under the "Limitation on Incurrence of Additional Indebtedness" covenant or pursuant to the Coverage Ratio Exception, in each case, that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Parent in connection with such Refinancing); or

  (2)
  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) no Subsidiary of the Issuer that is not an obligor with respect to such Indebtedness being Refinanced shall be an obligor with respect to such Refinancing Indebtedness and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or the Guarantees, then such Refinancing Indebtedness shall be subordinate to the Notes or the Guarantees, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary. Unless otherwise indicated, references to Restricted Subsidiaries shall be to Restricted Subsidiaries of Parent, including the Issuer.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Parent or a Restricted Subsidiary of any assets, whether owned by Parent or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Parent or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such assets.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

  (1)
  all monetary obligations of every nature of the Issuer under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

  (2)
  all Interest Hedging Agreements (and guarantees thereof); and

  (3)
  all obligations (and guarantees thereof) under Currency/Commodity Hedging Agreements;

in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

  (1)
  any Indebtedness of the Issuer to Parent or any of its Subsidiaries;

  (2)
  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Parent or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

  (3)
  obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

  (4)
  Indebtedness represented by Disqualified Equity Interests;

  (5)
  any liability for taxes owed or owing by the Issuer;

  (6)
  that portion of any Indebtedness incurred in violation of the "Limitation on Incurrence of Additional Indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

  (8)
  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer (including, without limitation, the 2014 Notes).

        "Significant Subsidiary", means (a) any Restricted Subsidiary of Parent that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act or (b) any one or more Restricted Subsidiaries of Parent that (1) are not otherwise Significant Subsidiaries, (2) as to which any event described in clause (5), (6) or (7) under "—Events of Default" has occurred and is continuing and (3) would together constitute a Significant Subsidiary under clause (a) of this definition.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Issuer or any Guarantor which are reasonably customary in an accounts receivable securitization transaction.

        "Stichting A" means Stichting Administratiekantoor Preferente Aandelen Buhrmann N.V. and its successors.

        "Stichting A Continuing Director" means a member of the executive committee of Stichting A on the Issue Date or who became a member of such executive committee subsequent to the Issue Date and who was appointed by a majority of the Stichting A Continuing Directors then on the executive committee of Stichting A.

        "Stichting B" means Stichting Preferente Aandelen Buhrmann N.V. and its successors.

        "Stichting B Continuing Director" means a member of the executive committee of Stichting B on the Issue Date or who became a member of such executive committee subsequent to the Issue Date and who was appointed by a majority of the Stichting B Continuing Directors then on the executive committee of Stichting B.

        "Subsidiary", with respect to any Person, means:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Subsidiary Guarantor" means any Guarantor other than any direct or indirect parent company of the Issuer.

        "Tax" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

        "Taxing Authority" means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

        "Total Assets" means the total assets of Parent and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of Parent.

        "Transfer" means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by Sale and Leaseback Transaction, consolidation, merger or otherwise.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2010; provided, however, that if the period from the redemption date to March 1, 2010, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" of any Person means:

  (1)
  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of Parent (including any newly acquired or newly formed Subsidiary but excluding the Issuer) to be an Unrestricted Subsidiary unless such

Subsidiary owns any Capital Stock of, or owns or holds any Lien on any assets of, Parent or any other Subsidiary of Parent that is not a Subsidiary of the Subsidiary to be so designated; provided that:

  (1)
  Parent certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; provided, however, that the Australian Subsidiaries may be designated as Unrestricted Subsidiaries without complying with such covenant if, after giving pro forma effect to such designation, the Parent is able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

  (2)
  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any of its Restricted Subsidiaries; provided, however, that Parent and its Restricted Subsidiaries may guarantee Indebtedness incurred by Unrestricted Subsidiaries to the extent permitted by the covenant entitled "Limitation on Restricted Payments."

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  (1)
  immediately after giving effect to such designation, Parent is able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

  (2)
  immediately before and immediately after giving effect to such designation, no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        As of the Issue Date, none of the Parent's Subsidiaries will be designated as Unrestricted Subsidiaries.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Guarantor" means any Guarantor that is a Wholly Owned Restricted Subsidiary of Parent.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

REGISTRATION RIGHTS

        We have filed a registration statement to comply with our obligations under the registration rights agreement to register the issuance of the exchange notes. See "The Exchange Offer."

THE EXCHANGE OFFER

Purpose and Effect

        Concurrently with the sale of the old notes on March 2, 2005, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file the registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must cause the registration statement to be declared effective within 180 days of the issue date of the old notes.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain liquidated damages on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer. See "Risk Factors—If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected."

        In order to participate in the exchange offer, a holder must represent to us, among other things, that:

  •
  the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

  •
  the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

  •
  the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

  •
  the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of the Issuer or any guarantor; and

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

        Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.

        Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  •
  is an "affiliate" of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

  •
  acquired the exchange notes other than in the ordinary course of the holder's business; or

  •
  has an arrangement with any person to engage in the distribution of the exchange notes.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                    , 2005, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

        The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

        As of the date of this prospectus, $150.0 million in aggregate principal amount of the old notes were outstanding, and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to The Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the expiration date unless the exchange offer is extended.

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on                    , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

  •
  to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

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  to amend the terms of the exchange offer in any manner.

        In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

        Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

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  certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

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  a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the old notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "—Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless old notes tendered pursuant thereto are tendered:

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  by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal, or

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  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be representing to us that, among other things:

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  the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

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  you are not engaging in and do not intend to engage in a distribution of the exchange notes;

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  if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes;

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  you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

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  you are not an "affiliate," as defined under Rule 405 of the Securities Act, of the Issuer..

        In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged old notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

        Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes being tendered by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Depository Trust Company's Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository

Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

        If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

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  the tender is made through an eligible guarantor institution;

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  prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

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  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of a tender of old notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

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  specify the name of the person having deposited the old notes to be withdrawn, whom we refer to as the depositor;

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  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

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  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

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  specify the name in which any such old notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "—Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Facsimile (Eligible Institutions Only):	By Mail, Hand or Overnight Delivery:
Attention: Reorganization Unit—7E Confirmation by Telephone:	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—Floor 7E New York, NY 10286 Attention:

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

BOOK-ENTRY, DELIVERY AND FORM

        The exchange notes will be issued in the form of one or more fully registered notes in global form ("Global Notes"). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with The Depository Trust Company ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by The Depository Trust Company ("DTC") or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell exchange notes to persons in states which require physical delivery of the exchange notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the Exchange Act). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the old notes pursuant to this exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), United States Treasury Regulations issued thereunder, Internal Revenue Service (IRS) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code.

        No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

        Holders of the Notes should consult their own tax advisors with regard to the tax consequences of the exchange of the old notes for the exchange notes and of holding and disposing of the exchange notes, including the United States federal, state, local, and other tax consequences and potential changes in the tax laws.

Federal Income Tax Consequences of the Exchange Offer

        The exchange of the old notes for otherwise identical debt securities registered under the Securities Act pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, (1) a U.S. Holder should not recognize a taxable gain or loss as a result of exchanging such holder's old notes for the exchange notes; (2) the holding period of the exchange notes should include the holding period of the old notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange.

U.S. Holders

        As used herein, "U.S. Holder" means a beneficial owner of the notes who or that is or is treated for United States federal income tax purposes as:

  •
  an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Interest

        Payments of stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes. In certain circumstances the Issuer may be obligated to pay amounts in excess of stated interest or principal on the Notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. The Issuer believes that the likelihood that it will be obligated to make any such payments is remote. Therefore, the Issuer does not intend to treat the potential payment of these amounts as part of the yield to maturity of any Notes. The Issuer's determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The Issuer's determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its Notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If any such amounts are in fact paid, U.S. Holders will be required to recognize such amounts as income.

Market Discount

        If a U.S. Holder acquires a Note at a cost that is less than the stated redemption price at maturity, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years until maturity (from the date of acquisition).

        Under the market discount rules of the Code, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Thus, principal payments and payments received upon the sale or exchange of a Note are treated as ordinary income to the extent of accrued market discount that has not been previously included in income. If a U.S. Holder disposes of a Note with market discount in certain otherwise nontaxable transactions, such holder may be required to include accrued market discount as ordinary income as if the holder had sold the Note at its then fair market value.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a Note-by-Note basis and is irrevocable.

        With respect to Notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the Notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a U.S. Holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

Amortizable Bond Premium

        In general, if a U.S. Holder purchases a Note for an amount in excess of the stated principal amount of the Note, such excess will constitute bond premium. A U.S. Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in income under such holder's regular accounting method. The Notes are subject to call provisions at the Issuer's option at various times, as described in this prospectus under "Description of Notes—Redemption". A U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if the use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of a holder's prior interest inclusions on the Note. If a U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the Note. An election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisor before making the election.

Sale or Other Taxable Disposition of the Notes

        A U.S. Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the Exchange Offer or a tax-free transaction), redemption, retirement or other taxable disposition of a Note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted basis in a note generally will be the U.S. Holder's cost therefor, less any principal payments received by such holder, increased by market discount previously included in income, if any, and reduced by any bond premium previously amortized. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

Backup Withholding

        A U.S. Holder may be subject to a backup withholding tax when such holder receives interest and principal payments on the Notes held or upon the proceeds received upon the sale or other disposition of such Notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

  •
  fails to furnish its taxpayer identification number (TIN), which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

        U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

        A non-U.S. Holder is a beneficial owner of the Notes who is not a U.S. Holder or a U.S. domestic partnership or other entity treated as a U.S. Domestic partnership for United States federal income tax purposes.

Interest

        Interest paid to a non-U.S. Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of the classes of stock of the Issuer;

  •
  such holder is not a controlled foreign corporation that is related, directly or indirectly, to the Issuer through stock ownership and is not a bank that received such Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  such interest is not effectively connected with the conduct of a U.S. Trade or business by the non-U.S. Holder; and

  •
  either (1) the non-U.S. Holder certifies in a statement provided to the Issuer or the paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address on a form W-8BEN, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to the Issuer or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a form W-8BEN, under penalties of perjury, that such holder is not a "United States person" and provides the Issuer or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied.

        Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder's country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

        The certification requirements described above may require a non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Sale or Other Taxable Disposition of the Notes

        A non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a Note. However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

United States Trade or Business

        If interest or gain from a disposition of the Notes is effectively connected with a non-U.S. Holder's conduct of a United States trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a United States "permanent establishment" to which the interest or gain is attributable, the non-U.S. Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the Notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a Note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

        Backup withholding will not apply to payments of principal or interest made by the Company or the paying agent, in their capacities as such, to a non-U.S. Holder of a note if the holder meets the identification and certification requirements discussed above under "Non-U.S. Holders-Interest" for exemption from United States federal withholding tax. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds from a disposition by a non-U.S. Holder of a Note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

        Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

        Buhrmann NV is a public company with limited liability under the laws of the Netherlands. Some of its respective directors and executive officers are non-residents of the United States and a substantial portion of their assets and those of such persons are located outside the United States. As a result, you may not be able to effect service of process on such persons or Buhrmann NV within the United States or to enforce in the Netherlands judgments obtained in U.S. courts against them or Buhrmann NV based on civil liability provisions of the U.S. federal and state securities laws or other laws.

        Buhrmann Luxembourg S.à.r.l. is a société à responsabilité limitée (private limited liability company) organized under the laws of the Grand Duchy of Luxembourg. Some of its managers are non-residents of the United States and a substantial portion of its assets and those of such persons are located outside the United States. As a result, you may not be able to effect service of process on such persons or Buhrmann Luxembourg S.à.r.l. within the United States or to enforce in Luxembourg judgments obtained in U.S. courts against them or Buhrmann Luxembourg S.à.r.l. based on civil liability provisions of the U.S. federal and state securities laws or other laws.

        Buhrmann Europcenter N.V. is a Naamloze Vennootschap organized under the laws of Belgium. Some of its directors are non-residents of the United States and a substantial portion of its assets and those of such persons are located outside the United States. As a result, you may not be able to effect service of process on such persons or Buhrmann Europcenter N.V. within the United States or to enforce in Belgium judgments obtained in U.S. courts against them or Buhrmann Europcenter N.V. based on civil liability provisions of the U.S. federal and state securities laws or other laws.

        In connection with the offering of the old notes, Buhrmann NV and each other guarantor incorporated outside of the United States, a state thereof or the District of Columbia appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as their agent for service of process in any suit, action or proceeding with respect to the notes, the subsidiary guarantees, the indenture governing the Notes, the purchase agreement with the initial purchaser and the registration rights agreement, and for actions under U.S. federal or state securities laws brought in any U.S. federal or state court located in the City of New York, Borough of Manhattan, and they will submit to such jurisdiction.

LEGAL MATTERS

        The validity of the securities offered hereby is being passed upon for us by Latham & Watkins, London, England and certain matters of local law relating to the guarantees are being passed upon for us by: the General Counsel and Company Secretary of Buhrmann NV, as to matters of Dutch law; the Senior Vice President and General Counsel of Corporate Express, Inc., as to matters of Colorado, Illinois, Missouri and Nebraska state law; Allen & Overy LLP Antwerp, as to matters of Belgian law; and Allen & Overy Luxembourg, as to matters of Luxembourg law, as set forth in and limited by their respective opinions filed as exhibits to the registration statement.

EXPERTS

        The financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in the Prospectus have been so included in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form F-4 with respect to the securities we are offering. This prospectus incorporates by reference certain business and financial information about us that is not included in or delivered with this document; it does not contain all the information contained in the registration statement, including any exhibits and schedules to the registration statement. You should refer to the registration statement including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. You may obtain copies of the documents incorporated by reference in this prospectus, without charge, by writing us at the following address or calling us at the following telephone number:

Buhrmann NV
Hoogoorddreef 62
1101 BE Amsterdam ZO
The Netherlands
(011) 31-20-651 11 11

        In order to obtain timely delivery of this information you must request it no later than five business days before the expiration date of the exchange offer.

        In addition, copies of the annual reports on Form 20-F of Buhrmann NV and documents referred to therein are available for inspection upon request at the Buhrmann Corporate Centre at Hoogoorddreef 62, 1101 BE Amsterdam ZO, the Netherlands (tel. +31-20-651 11 11) and the SEC's public reference room located at 450 Fifth Street, NW, Washington DC, 20549. In addition, Buhrmann's SEC filings are also available through the SEC's website www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and to the Shareholders of Buhrmann N.V.

        In our opinion the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of group equity present fairly, in all material respects, the financial position of Buhrmann N.V. and its subsidiaries at December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the Netherlands. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the Netherlands and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        Accounting principles generally accepted in the Netherlands vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 34 to the consolidated financial statements.

PricewaterhouseCoopers Accountants N.V.

Amsterdam, the Netherlands,

February 22, 2005, except for Note 33,
for which the date is March 11, 2005

Buhrmann N.V.

Consolidated Statements of Income

for the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
	(In millions of €, except per share data)
Net sales	5,539	8,053	9,948
Costs of trade goods sold	(3,884)	(5,933)	(7,392)
Other costs of sales	(179)	(261)	(303)
Exceptional costs of sales (Note 4)	—	(5)	—

Total costs of sales	(4,063)	(6,199)	(7,695)

Added value	1,476	1,854	2,253
Labor costs (Note 5)	(889)	(1,137)	(1,330)
Other operating costs (Note 6)	(292)	(393)	(467)
Exceptional operating results (Note 7)	(5)	56	—
Depreciation of tangible fixed assets and internally used software	(84)	(104)	(114)
Amortization of goodwill	(45)	(52)	(70)
Impairment of goodwill (Note 15)	—	(53)	(573)

Total operating costs	(1,315)	(1,683)	(2,554)

Operating result	161	171	(301)
Net financing costs	(68)	(161)	(199)
Exceptional financing costs	(35)	(96)	—

Total financing costs (Note 8)	(103)	(257)	(199)

Result from operations before taxes	58	(86)	(500)
Taxes on result from operations	13	(8)	(18)
Exceptional tax results	20	76	—

Total taxes (Note 10)	33	68	(18)

Other financial results	—	1	16
Exceptional other financial results	6	(103)	—

Total and other financial results (Note 9)	6	(102)	16

Minority interests	(17)	(14)	(12)
Exceptional minority interests	—	2	—

Total minority interests (Note 11)	(17)	(12)	(12)

Net result from operations	80	(132)	(514)
Extraordinary result (after tax) (Note 12)	—	—	(74)

Net result	80	(132)	(588)

Net result per Ordinary Share basic and fully diluted (Note 14)	0.32	(1.23)	(4.70)

The accompanying notes are an integral part of these Consolidated Financial Statements

Buhrmann N.V.

Consolidated Balance Sheets as of December 31, 2004 and 2003

(before appropriation of net result)

	December 31
	2004	2003
	(In millions of €)
ASSETS
Fixed assets
Intangible fixed assets (Note 15)	1,403	1,543
Tangible fixed assets (Note 16)	190	208
Financial fixed assets (Note 17)	384	421

	1,977	2,172

Current assets
Inventories of trade goods	422	423
Accounts receivable (Note 18)	731	736
Other receivables (Note 18)	197	201
Cash and deposits	154	145

	1,504	1,505

Total assets	3,481	3,677

GROUP EQUITY, PROVISIONS AND LIABILITIES
Group equity
Ordinary Shares (Note 21)	166	164
Preference Shares (Note 21)	64	64
Additional paid in capital (Note 21)	2,080	2,055
Retained earnings	(961)	(705)
Treasury shares	(10)	(10)
Undistributed net result	80	(132)
Minority interests	55	48

	1,474	1,484

Provisions
Pensions (Note 22)	16	18
Deferred taxes (Note 22)	109	177
Other (Note 22)	74	79

	199	274

Long-term liabilities
Subordinated loans (Note 24)	225	392
Other loans (Note 24)	597	557

	822	949

Current liabilities
Loans	33	28
Bank overdrafts	6	5
Accounts payable	663	644
Other liabilities (Note 25)	284	293

	986	970

Total group equity, provisions and liabilities	3,481	3,677

Working capital (Note 19)	419	456
Capital employed (Note 20)	2,012	2,207
Interest-bearing debt (Note 27)	707	836
Guarantee capital (Note 28)	1,699	1,876
Commitments not included in the balance sheet (Note 29)	451	524

The accompanying notes are an integral part of these Consolidated Financial Statements

Buhrmann N.V.

Consolidated Statements of Cash Flows

for the years ended December 31 2004, 2003 and 2002

	2004	2003	2002
	(In millions of €)
Cash flow from operating activities
Operating result	161	171	(301)
Adjustments for:
Depreciation of tangible fixed assets and software	84	104	114
Amortization of goodwill	45	52	70
Impairment of goodwill	—	53	573
Addition to/(release of) provisions	7	—	1
(Increase)/decrease in working capital
(Increase)/decrease inventories	(17)	1	11
(Increase)/decrease accounts receivable	(19)	109	195
Increase/(decrease) accounts payable	50	(43)	(172)
(Increase)/decrease other receivables and liabilities	22	14	18

Net (increase)/decrease in working capital	36	81	52

Cash flow from operations	333	461	509
Other operational payments:
Interest paid	(62)	(134)	(184)
Other financial income	—	18	—
Profit taxes paid	(22)	(22)	(16)
Payments charged to provisions (see Note 22)	(26)	(51)	(51)

	(110)	(189)	(251)

Net cash provided by operating activities (A)	223	272	258

Cash flow from investing activities
Net investments in tangible fixed assets and internally used software	(59)	(79)	(107)
Acquisitions	(6)	(10)	(9)
Investments in financial fixed assets	(4)	—	—
Payments related to integration of acquisitions	(3)	(8)	(90)
Divestments including transaction expenses	(10)	641	68

Net cash provided by (used in) investing activities (B)	(82)	544	(138)

Available cash flow (A+B)	141	816	120

Cash flow from financing activities
Dividend payments (see Note 21)	(11)	(9)	(25)
Payment to minority shareholders	(8)	(7)	(5)
Paid financing fees and tender premiums	(39)	(25)	(16)
Settlement of interest rate swaps	—	(40)	—
Net repayment of long-term debt	(69)	(600)	(162)

Net cash provided by (used in) financing activities (C)	(127)	(681)	(208)

Net cash flow (A+B+C)	14	135	(88)

	2004	2003	2002
	(In millions of €)
Net increase in liquid funds
Liquid funds at year-end:
Cash and deposits	154	145	37
Short-term borrowings with credit institutions	(6)	(5)	(26)

	148	140	11

Minus liquid funds at beginning of year:
Cash and deposits	145	37	99
Short-term borrowings with credit institutions	(5)	(26)	—
Translation differences	(6)	(6)	—

	134	5	99

Net increase in liquid funds	14	135	(88)

The accompanying notes are an integral part of these Consolidated Financial Statements

Buhrmann N.V.

Consolidated Statements of Group Equity

for the years ended December 31, 2004, 2003 and 2002

			Preferences Shares
	Ordinary Shares									Minority Interest in group companies
					Issued and Paid-In Capital	Additional paid-in capital	Retained earnings	Treasury Shares	Undistributed net result		Total Group Equity
	Issued	Treasury	A	C
	(In millions of €, except number of shares (in thousands))
December 31, 2001	131,835	(509)	53,282	37	221	1,993	389	(10)	41	37	2,671
Reclassification additional paid-in capital Preference Shares C	—	—	—	—	—	42	(42)	—	—	—	—
Dividend Ordinary Shares for 2001	—	—	—	—	—	—		—	(10)	—	(10)
Profit appropriation 2001	—	—	—	—	—	—	31	—	(31)	—	—
Issued shares	—	—	—	—	1	(1)	—	—	—	—	—
Issued shares for stock dividend	793	(6)	—	2	—	—	—	—	—	—	—
Dividend payments to third parties	—	—	—	—	—	—	—	—		(5)	(5)
Result 2002	—	—	—	—	—	—	—	—	(588)	—	(588)
Dividend Preference Shares A for 2002	—	—	—	—	—	—	(11)	—	—	—	(11)
Dividend Preference Shares C for 2002	—	—	—	—	—	—	(21)	—	—	—	(21)
Preference Shares C to be issued	—	—	—	—	—	—	21	—	—	—	21
Minority share	—	—	—	—	—	—	—	—	—	12	12
Translation differences (net of taxes)	—	—	—	—	—	—	(255)	—	—	(3)	(258)

December 31, 2002	132,628	(515)	53,282	39	222	2,034	112	(10)	(588)	41	1,811
Dividend Ordinary Shares for 2002	—	—	—	—	—	—	(4)	—		—	(4)
Profit appropriation 2002	—	—	—	—	—	—	(588)	—	588	—	—
Issued shares for stock dividend	4,064	(11)	—	2	6	—	—	—	—	—	6
Consolidation/deconsolidation	—	—	—	—	—	—	—	—	—	(2)	(2)
Dividend payments to third parties	—	—	—	—	—	—	—	—		(7)	(7)
Result 2003	—	—	—	—	—	—	—	—	(132)	—	(132)
Dividend Preference Shares C issued for 2002	—	—	—	—	—	21	(21)	—	—	—	—
Dividend Preference Shares A for 2003	—	—	—	—	—	—	(11)	—	—	—	(11)
Dividend Preference Shares C for 2003	—	—	—	—	—	—	(22)	—	—	—	(22)
Preference Shares C to be issued	—	—	—	—	—	—	22	—	—	—	22
Minority share	—	—	—	—	—	—	—	—	—	12	12
Translation differences (net of taxes)	—	—	—	—	—	—	(193)	—	—	4	(189)

December 31, 2003	136,692	(526)	53,282	41	228	2,055	(705)	(10)	(132)	48	1,484

			Preferences Shares
	Ordinary Shares									Minority Interest in group companies
					Issued and Paid-In Capital	Additional paid-in capital	Retained earnings	Treasury Shares	Undistributed net result		Total Group Equity
	Issued	Treasury	A	C
	(In millions of €, except number of shares (in thousands))
Dividend Ordinary Shares for 2003	—	—	—	—	—	—	(4)	—		—	(4)
Profit appropriation 2003	—	—	—	—	—	—	(132)	—	132	—	—
Issued shares for stock dividend	1,435	(5)	—	2	2	3	—	—	—	—	5
Dividend payments to third parties	—	—	—	—	—	—	—	—		(8)	(8)
Result 2004	—	—	—	—	—	—	—	—	80	—	80
Dividend Preference Shares C issued for 2003	—	—	—	—	—	22	(22)	—	—	—	—
Dividend Preference Shares A for 2004	—	—	—	—	—	—	(11)	—	—	—	(11)
Dividend Preference Shares C for 2004	—	—	—	—	—	—	(26)	—	—	—	(26)
Preference Shares C to be issued	—	—	—	—	—	—	26	—	—	—	26
Minority share	—	—	—	—	—	—	—	—	—	17	17
Translation differences (net of taxes)	—	—	—	—	—	—	(87)	—	—	(2)	(89)

December 31, 2004	138,127	(531)	53,282	43	230	2,080	(961)	(10)	80	55	1,474

        Dividend on cumulative preference shares A of €11 million and C of €26 million for 2004 are included in group equity considering their cumulative nature.

The accompanying notes are an integral part of these Consolidated Financial Statements

Buhrmann N.V.

Notes to Consolidated Financial Statements

1.    Business

        Buhrmann N.V. and its subsidiaries (the "Company" or "Buhrmann"), headquartered in the Netherlands, are engaged in supplying office products and office furniture directly to end users. The Company also supplies and maintains pre-press systems, printing presses and folding, cutting and binding machines directly to end users.

        With effect from October 31, 2003, the Company completed the sale of its Paper Merchanting Division to PaperlinX Limited. The Paper Merchanting Division was a distributor of paper and related products to the graphic, office and display markets, mainly in Europe.

        After this sale, Buhrmann continues as a focused leader in business services and distribution in the office products markets. Divestments are further described in Note 3.

        After the sale of the Paper Merchanting Division, the Company has activities in the Netherlands, United States, United Kingdom, Germany, Italy, France, Australia, Canada, Austria, Belgium, Greece, Hungary, Ireland, Luxembourg, New Zealand, Poland, Spain and Sweden.

2.    Summary of significant accounting policies

Basis of presentation

        The accompanying Consolidated Financial Statements are presented in € and are based on the historical cost convention prepared in accordance with accounting principles generally accepted in the Netherlands ("Dutch GAAP") and comply with the financial reporting requirements included in Title 9, Book 2 of the Netherlands Civil Code.

        These standards vary in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). Information relating to the nature and effect of such differences as they relate to the Company is presented in Note 34.

        These Consolidated Financial Statements differ in certain respects from the Consolidated Financial Statements and disclosures included in the Buhrmann N.V. Annual Report 2004 furnished to Buhrmann's shareholders. The parent company balance sheet and income statement and related disclosures are not included in these Consolidated Financial Statements. Also, additional footnote disclosures have been added in order for these Consolidated Financial Statements to comply with US GAAP and the requirements of the US Securities and Exchange Commission.

        As a general principle, an asset is recognized in the Consolidated Balance Sheet when it is probable that the future economic benefits will flow to the Company and the asset can be measured reliably. A liability is recognized in the Consolidated Balance Sheet when it is probable that an outflow of resources will result from the settlement of a present obligation, and the amount at which the settlement will take place can be measured reliably. If the criteria for recognition are no longer met, the assets and liabilities are derecognized. Unless otherwise stated in the following Notes, assets and liabilities are shown at face value. Where necessary, the assets have been reduced to reflect permanent diminutions in value.

        Buhrmann's accounting policies and estimates for 2004 did not change compared to the policies and estimates applied for 2003.

        In 2003, the following accounting policies and estimates changed compared to 2002:

        Exceptional items—In accordance with the new Guideline for Annual Reporting on extraordinary and exceptional items applicable in the Netherlands, the notion of exceptional results was introduced (comparative figures of previous years have not been adjusted).

        Revenue recognition—Following the release of the new Guideline for Annual Reporting on revenue recognition applicable in the Netherlands as of January 1, 2003, equipment sales in the Graphic Systems Division are recognized after installation instead of at delivery.

        As of December 31, 2003, internally used software is presented as an intangible fixed asset. The depreciation of internally used software is included in "Depreciation of tangible fixed assets and internally used software" in the Consolidated Statements of Income. This change has been implemented in the figures retrospectively.

Use of estimates

        The Consolidated Financial Statements include amounts that are based on management's best estimate and judgments particularly in the areas of intangible fixed assets, specifically for goodwill impairment, other receivables in respect of rebates from suppliers, provisions for legal proceedings, provisions for pensions, provisions for restructuring and integration, taxation in respect of deferred taxes and currency translation and exchange differences on loans and currency swaps. Estimates are mainly based on past experience and are evaluated on an on-going basis. Actual results could differ from these estimates.

Consolidation policies

        The consolidation of Buhrmann includes Buhrmann N.V. and the companies in which it can exert a controlling influence on the commercial and financial policy (group companies). These companies are fully consolidated.

        Companies in which Buhrmann can exert significant, but not a controlling influence on the commercial and financial policies are not consolidated but recorded in the Consolidated Balance Sheet at net equity value according to Buhrmann's accounting policies (associated companies). Investments in companies in which Buhrmann is unable to exert significant influence are valued at cost or lower long-term market value. All balances and transactions between group companies have been eliminated in the consolidation. Minority interests in group companies are disclosed separately in the Consolidated Statement of Income and in the Consolidated Balance Sheet.

        In the consolidation, assets and liabilities of group companies whose local currency is not the €, are translated into euros at the rates prevailing at the Balance Sheet date. Income Statements of these group companies are translated into euros at the average rates for the reporting period. The resulting translation differences are recorded directly in Group equity. The rates used for translation are listed under "Foreign currencies".

        The results and cash flows of group companies acquired by the Group are included as of the date control is obtained. This also applies to the results of associated companies. When group companies and associated companies are acquired, the difference between the acquisition price and the net equity at fair value of the acquired company is recorded as goodwill and is amortized over the expected economic life with a maximum of forty years.

        From the date the control of a group company or associated company has ceased, for example due to divestment, the difference between the realizable value and the net equity value, including the book value of capitalized goodwill, is recorded in the income statement. Divested group companies are consolidated until the moment control has ceased.

Presentation

        The Consolidated Statements of Income are presented in an extended format that is more detailed than the models prescribed by the Guidelines for Annual Reporting applicable in the Netherlands. Figures are often presented before exceptional items and where applicable before amortization and impairment of goodwill. These figures are regarded by Buhrmann as key performance indicators increasing the transparency of the reporting.

        Starting in 2004, in the Consolidated Financial Statements prepayments for software are included in intangible fixed assets. Until 2004, these prepayments were included in the tangible fixed assets. This reclassification only affects tangible and intangible fixed assets (for 2004 €13 million and for 2003 €25 million). The comparable figures have been adjusted likewise.

Foreign Currencies

        Accounts receivable, cash and deposits and liabilities denominated in a currency other than the local currency are translated into the local currency at the rates prevailing at the balance sheet date, unless these are reflected in currency forward contracts. In such cases, valuation occurs using a currency forward rate. The resulting translation differences are included in income. Translation and exchange differences, net of related taxation, arising from long-term loans to group companies that have the nature of permanent investment, are recorded directly in Group equity. Translation and exchange differences on loans extended by and swaps entered into with third parties which are designated as, and effective as, economic hedges of net investments (equity investments or permanently invested loans) in a Group company or associated company are also recorded directly in Group equity.

        The following translation rates against the € have been used (main currencies only):

Currency per 1 €	December 31, 2004	Average 2004	December 31, 2003	Average 2003	December 31, 2002	Average 2002
AUD	1.7459	1.6891	1.6802	1.7384	1.8556	1.7365
CAD	1.6416	1.6169	1.6234	1.5821	1.6550	1.4828
GBP	0.7051	0.6785	0.7048	0.6918	0.6505	0.6287
USD	1.3621	1.2434	1.2630	1.1307	1.0487	0.9448

Policies for the Consolidated Statements of Income

Net sales

        Net sales represent the invoiced value of deliveries and services to third parties, less discounts, commissions to agents and sales tax.

        The Company had the following divisions: Office Products North America, Office Products Europe, Office Products Australia, Graphic Systems and, until its sale as of October 31, 2003, Paper Merchanting. For reporting purposes, the Office Products Europe Division and Office Products Australia Division are combined.

        Sales in the Office Products Divisions (such as office supplies, furniture, consumable computer products) are in general recognized at the point of delivery, as Buhrmann has no future performance obligations.

        In the Graphic Systems Division, sales of machines are recognized after installation as of January 1, 2003. Sales of supplies and spare parts are in general recognized at the point of delivery.

        The sales in the former Paper Merchanting Division are comprised of paper to printers, publishers and the office market. The sales of these products are recognized at the point of delivery to the customer in accordance with the shipping terms.

        In all Divisions, sales of services are recognized in the period in which the services are rendered.

Costs of trade goods sold

        Costs of trade goods sold represent the purchase price of trade goods sold, including duties, insurance and in-bound transportation costs less catalog contributions (net of related costs). Rebates from suppliers are based on volume and specific vendor programs and are deducted from the purchase price of trade goods. Catalog contributions (net of related costs) are recognized as a reduction of costs of trade goods sold in the period for which the catalog is in use.

Other costs of sales

        Other costs of sales mainly comprise out-bound, third-party delivery expenses as well as expenses relating to doubtful accounts receivable, obsolete inventories and temporary personnel.

Added value

        Added value is arrived at by subtracting costs of trade goods sold and other costs of sales from net sales.

Advertising costs

        Advertising costs are expensed as incurred.

Research and development

        Costs of research are expensed as incurred and included in labor and other operating costs. Costs of research are insignificant. Costs of development, which predominantly relates to internally used software, are capitalized and after being put into use, amortized over the expected life of the asset.

Exceptional results

        During the course of a year, certain events take place that may be viewed as part of the company's normal business operations. These events however, have unique characteristics that set them apart from the company's standard day-to-day operations. These events may be infrequent and of a size that reporting them as exceptional items provides the opportunity to give a more operationally oriented view on the results of the business. Other events, such as restructurings are so large and impact the Company's operations and cost structure significantly, that reporting them as exceptional items aims to clarify the effect of these decisions on the results of operations. These events have been separately disclosed as exceptional results as of January 1, 2003. In the periods prior to January 1, 2003, this type of results were reported as extraordinary.

Other financial results

        These include:

          The proportional share in the result of associated companies determined in accordance with Buhrmann's accounting policies;

          Dividends received from investments in other companies, and

          Result on the sale of companies.

Taxation

        The amount of tax included in the Consolidated Statements of Income is based on pre-tax reported income and calculated at current local tax rates, taking into account permanent differences and the likelihood of realization of deferred tax assets and liabilities.

        Deferred tax assets and liabilities are provided for temporary differences in the valuation of assets and liabilities for reporting and fiscal purposes and for loss carry-forwards. Deferred taxes are stated at nominal value and are determined using the local tax rates at which the deferred taxes will likely be settled. Within tax groups, where the exercise periods permit and is legally enforceable, deferred tax assets and liabilities are netted. Resulting deferred tax assets are recognized in the consolidated balance sheet under "Financial fixed assets", insofar as realization is more likely than not. The realizability is dependent upon the generation of future taxable income. Resulting deferred tax liabilities are included under "Provisions".

        No withholding taxes are provided for the undistributed earnings of foreign subsidiaries on the basis that these amounts are permanently reinvested in these subsidiaries.

Policies for the Consolidated Balance Sheet

Intangible fixed assets

        Goodwill paid after December 31, 1996 and costs of the development of internally used software are recorded under this heading.

        Goodwill is amortized over the expected economic life of goodwill with a maximum of forty years. Prior to January 1, 1997 goodwill was written off directly to Group equity.

        Costs of development of internally used software are capitalized and, after being put into use, amortized over the expected life (between 3-5 years). Software is valued at purchase price less the relevant linear depreciation over its expected average economic life.

        The Company performs at least annually a goodwill impairment test to determine if a write-off for permanent diminution in value needs to be recorded. Under the impairment test, the fair value is calculated for the relevant entity carrying the goodwill based on discounted expected future cash flows. The fair value is compared to the book value of the entity, including allocated goodwill. In case the fair value is below the book value, the difference is charged to income as an impairment. The cash flows are for this purpose discounted at a rate commensurate with the risk involved.

Tangible fixed assets

        Tangible fixed assets are valued at purchase price less the relevant linear depreciation over its expected average economic life. Repairs and maintenance costs are expensed as incurred.

        The depreciation rates per year are as follows:

Land	Not depreciated
Buildings	3-7%
Plant and equipment	5-10%
Other fixed equipment	10-33%

        The Company periodically evaluates the carrying value of tangible fixed assets and internally used software when events and circumstances warrant such a review. The carrying value of a tangible fixed asset and internally used software is considered impaired when the estimated discounted cash flows from such an asset is less than its carrying value. In that event a loss is recognized based on the amount by which the carrying value exceeds the discounted cash flow value of the tangible fixed asset and internally used software. The cash flows are for this purpose discounted at a rate commensurate with the risk involved.

Financial fixed assets

        This item includes:

  •
  Participations, which consist of investments in associated companies and other companies.

  •
  Long-term receivables from participations.

  •
  Costs related to long-term financing. These costs are capitalized and amortized based on repayment of the related loans.

  •
  Deferred taxes insofar as they are long-term in nature (see Taxation).

Financial instruments

        Carrying amounts of the Company's cash and deposits, participations, accounts receivable, accounts payable, other receivables, other liabilities and bank overdrafts approximate fair value due to their short-term maturities. Information about the fair value of the Company's long-term loans is included in Note 24.

        Gains and losses on derivative financial instruments, including forward foreign exchange, currency and interest swaps, that meet the criteria for hedge accounting, including those on terminated contracts, are deferred and included in income in the same period that the hedged transaction is realized.

Realized gains and losses and unrealized losses on derivative financial instruments which do not meet the criteria for hedge accounting treatment are included in income. Any differences between amounts paid or received on interest rate swaps are recognized as adjustments to interest expense of the hedged obligation during the life of the swap. In the event that the hedged transaction terminates, the deferred gains or losses on the associated derivative are recorded in the Consolidated Statement of Income. Information about the estimated fair value of the Company's derivative financial instruments is included in Note 24. The estimated fair value of derivative financial instruments is determined using quoted market prices or market pricing models.

Credit risks

        The Company's customer base is spread over many industries and sectors,including government institutions, and most of these customers are large corporations or institutions. No individual customer represents 10% or more of the Company's total sales or trade accounts receivable balance in any year.

        Management believes it has adequately provided for the collection risk in the Company's accounts receivable, by recording an allowance for doubtful accounts, which reduces such amounts to their net realizable value, taking into consideration that the accounts receivable are to a certain extent insured.

        The Company has deposited its cash and deposits with and has obtained its loans from reputable financial institutions with high-quality credit ratings. The Company believes that the risk of non-performance by any of these institutions is remote.

Inventories

        Inventories of trade goods are valued at average historic cost which includes the purchase price, net of volume related rebates and cash discounts received from suppliers, duties, insurance and in-bound transportation costs. Overhead costs related to inventories are not significant and are not included in historic cost. If the market value of trade goods is lower than the historic cost, valuation takes place at market value. A provision for obsolescence is recorded if deemed necessary.

Accounts receivable

        Accounts receivable are stated at face value less a provision for doubtful receivables, if deemed necessary.

Other receivables

        Other receivables are stated at the lower of face value or recoverable amount and includes amongst others supplier rebates and catalog contributions.

Cash and deposits

        The Company considers all highly liquid instruments with an original maturity of three months or less to be cash and deposits.

Provisions

        A provision is recognized when the Company has a present obligation to transfer economic benefits as a result of past events, it is probable that such a transfer will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. The amount recognized is the best estimate of the cost required to settle the present obligation at the balance sheet date. A present obligation exists when the company has little or no discretion to avoid incurring the expenditure.

        The provision for pension mainly relates to unfunded defined benefit plans determined at actuarial value. Most defined benefit plans are funded with plan assets segregated in separate trusts to which the Company makes contributions. For these funded plans, provisions are only recorded if additional contributions are to be made in the future to meet local minimum funding requirements as defined by local law and for the present value of past-service premiums falling due in the future. The exact amount of these provisions depends on the funding level and the specific financing arrangements with the trusts.

        The provision for deferred taxes is stated at face value of the estimated net liability (see Taxation).

        Other provisions include accruals for integrations and reorganizations following acquisitions, divestments and restructuring of businesses as well as provisions for product warranties.

Policies for the Consolidated Statements of Cash Flows

        The Consolidated Statements of Cash Flows are derived from the Consolidated Statements of Income and other changes between the opening and closing balance sheets in local currencies, translated into euros at average exchange rates. This is the indirect method.

        The changes in provisions include movements in provisions for doubtful accounts receivable and obsolete inventories.

        Cash flows resulting from exceptional items are accounted for by their nature as cash flows from operating, investing or financing activities.

        The net cash flow is recorded net of the effects of acquisitions and divestments on liquid funds or short-term debt to credit institutions.

3.    Significant Acquisitions and Divestments

        All of the Company's major acquisitions were accounted for as purchases with the results of operations of the acquired companies included in the Consolidated Statements of Income and Consolidated Statements of Cash Flows from the date of acquisition. As of January 1, 1997, goodwill is no longer written off directly to Group equity but capitalized and amortized over a straight-line basis with a maximum of forty years.

        In 2004, 2003 and 2002 a number of small acquisitions were made, mainly in the Office Products Australia Division, for which a total amount of € 6 million was paid in 2004 and €10 million in both 2002 and 2003. The acquisitions resulted in goodwill of €6 million in both 2004 and in 2003 and €15 million in 2002.

        In April 2003, Buhrmann sold DocVision B.V. which is active in mailroom, copy/print services and archives management, for a cash consideration of €8 million on a debt free basis.

        With effect from October 31, 2003, Buhrmann completed the sale of its Paper Merchanting Division to PaperlinX Limited. The initial consideration for the sale was €706 million. As the sale was made on a debt-free and cash-free basis, the initial consideration was reduced by €6 million. Under the terms of the final purchase agreement, there were certain agreed purchase price adjustments mainly related to the net equity value of the Paper Merchanting Division, pensions and restructuring. These purchase price adjustments resulted in a further reduction of the purchase price of €63 million. In addition, a provision for warranties was recorded in 2003 as Buhrmann has indemnified PaperlinX for certain existing claims as at October 31, 2003. The final amounts arising from these adjustments are subject to final agreement with PaperlinX and might change. In 2003, a total book loss of €112 million on this sale was recognized which is summarized in the table below (in millions of €):

Initial consideration	706
less:
Net debt and cash adjustment	(6)
Other purchase price adjustments	(63)

Net	637

Net equity value Paper Merchanting Division as at October 31, 2003
Shareholders' equity (net)	625
Goodwill	97
Net debt and cash	(6)

716

Book result	(79)
Transaction fees	(15)
Warranties	(18)

Total result (loss)	(112)

        The major balance sheet classes included in assets and liabilities of the Paper Merchanting Division as of October 31, 2003 were as follows:

October 31, 2003
Intangible fixed assets (excluding goodwill)	15
Tangible fixed assets	156
Financial fixed assets	12

Total fixed assets	183

Inventories	213
Receivables	642
Cash	19

Total current assets	874

Total assets	1,057

Provisions	25
Current liabilities	407

Total provisions and liabilities	432

Shareholders' equity (net)	625

        Under Dutch GAAP, the results and cash flows from a discontinued operation are included in operating results and cash flows until the date the operations are actually sold. Under US GAAP, the results and cash flows from discontinued operations are presented separately from continuing operations whereby the Consolidated Statements of Income and Consolidated Statements of Cash Flows for previous years are restated for discontinuance of an operation. The Paper Merchanting Division qualifies as a discontinued operation under US GAAP.

        The following table shows the Consolidated Statements of Income for the years ended December 31, 2003 and 2002 as if the Paper Merchanting Division and related holding companies would have been presented as a discontinued operation. Taxes have been allocated to discontinued operations as if the companies were separated into separate financial entities. Net financing costs allocated to discontinued operations is the interest based on net intercompany debt. Amounts are in millions of euro.

	2003	2002
Net sales	5,787	6,960
Costs of trade goods sold	(4,096)	(4,953)
Other costs of sales	(191)	(215)
Exceptional costs of sales	(5)	—

Total costs of sales	(4,292)	(5,168)

Added value	1,495	1,792
Labor costs	(938)	(1,087)
Other operating costs	(300)	(346)
Exceptional operating results	48	—
Depreciation of tangible fixed assets and internally used software	(87)	(93)
Amortization of goodwill	(49)	(67)
Impairment of goodwill	(53)	(547)

Total operating costs	(1,379)	(2,140)

Operating result	116	(348)
Net financing costs	(135)	(154)
Exceptional financing costs	(96)	—

Total financing costs	(231)	(154)

Result from continuing operations before taxes	(115)	(502)
Taxes on result from continuing operations	6	(5)
Exceptional tax results of continuing operations	76	—
Total taxes	82	(5)
Other financial results	1	13
Exceptional other financial results	9	—

Other financial results	10	13

Minority interests	(14)	(12)
Exceptional minority interests	2	—

Total minority interests	(12)	(12)

Net result from continuing operations	(35)	(506)
Extraordinary result from continuing operations	—	(41)

Discontinued operations (including result on disposal)	(97)	(41)
Net result	(132)	(588)

4.    Exceptional costs of sales

        In 2003, the timing of the recognition of catalog income for the Office Products Australia Division has been brought fully in line with Buhrmann's accounting policy. This harmonization resulted in an exceptional charge of €5 million in 2003.

5.    Labor Costs

	2004	2003	2002
Wages and salaries	(721)	(919)	(1,072)
Social security contributions	(114)	(155)	(188)
Pension schemes	(24)	(35)	(29)
Other	(30)	(28)	(41)

Total	(889)	(1,137)	(1,330)

Number of employees at year end	17,618	17,832	24,858
Average number of employees per division
Office Products North America	10,551	11,463	13,000
Office Products Europe and Australia	5,940	5,947	6,124
Graphic Systems	1,067	1,132	1,153
Corporate	70	72	73

Sub-total excluding Paper Merchanting	17,628	18,614	20,350
Paper Merchanting	—	4,453	5,634

Total Group	17,628	23,067	25,984

Average number of employees per geographical region
United States	9,505	10,711	12,285
The Netherlands	1,050	2,039	2,444
Germany	1,444	2,217	2,527
United Kingdom	539	1,852	2,333
Rest of European Union	2,033	3,034	3,187
Australia and New Zealand	2,089	1,793	1,507
Rest of the World	968	1,421	1,701

Total	17,628	23,067	25,984

6.    Other operating costs

	2004	2003	2002
Rent and maintenance costs	(92)	(121)	(140)
General management costs	(136)	(177)	(209)
Other operating costs	(64)	(95)	(118)

Total	(292)	(393)	(467)

7.    Exceptional operating results

	2004	2003	2002
Indemnity payments received	—	58	—
Other	(5)	(2)	—

Total	(5)	56	—

Indemnity payments:

        Buhrmann was involved in an arbitration case initiated in 1994 against the French company Ipfo Bail S.A. (formerly named Locafrance S.A.). The claim related to the acquisition by the Buhrmann Group from Ipfo Bail S.A. of all of the shares in the capital of the French company Agena S.A. in 1991. The claim was based on misrepresentation of the financial position of that company in the closing balance sheet at the time of the acquisition. In 2003, an indemnity payment of €79 million was awarded to Buhrmann as the outcome of this arbitration case. After deduction of costs, this resulted in an exceptional operating profit of €58 million.

Other:

        In 2004, exceptional results included a provision for restructuring activities in Office Products Europe (primarily reorganization of the copier activities in Germany and rightsizing of the Benelux Office Products business).

        The exceptional loss in 2003 of €2 million is the result of a reassessment of the 2002 restructuring charge for lease commitments of vacant properties in the Office Products North America Division (€6 million), additional restructuring charges in the Office Products Europe Division (€3 million) and the Graphic Systems Division (€1 million). These charges were partly offset by a reassessment of restructuring commitments for the former Paper Merchanting Division related to revised numbers of redundancies and a continuation of the usage of property which were included in the 2002 restructuring charge (€8 million).

8.    Total financing costs

	2004	2003	2002
Net financing costs:
Interest costs	(65)	(144)	(182)
Amortization of capitalized financing costs	(5)	(14)	(22)
Foreign exchange differences	2	(3)	5

	(68)	(161)	(199)

Exceptional financing costs:

	2004	2003	2002
Impairment capitalized financing fees	(4)	(53)	—
Tender premium	(27)	—	—
Financing results pensions	(4)	—	—
Refinancing related advisory fees	—	(5)	—
Exchange rate differences	—	2	—
Costs of interest rate swap settlements	—	(40)	—
	(35)	(96)	—

Total financing costs:	(103)	(257)	(199)

        The exceptional financing costs in 2004 primarily relate to the refinancing (see Note 24) and in 2003 to the early redemption of debt and the refinancing following the sale of the Paper Merchandising Division.

        Also in 2004, an exceptional financing costs of €4 million was recorded related to the write-down of financing results recorded in the past on pension plans of our U.S. Forms Management business.

9.    Total other financial results

	2004	2003	2002
Other financial results	—	1	16
Exceptional other financial results	6	(103)	—

Total other financial results	6	(102	16

        Exceptional other financial results in 2004 include an income from the (partial) release of contractual provisions related to divested companies (such as the Paper Merchanting Division) as well as write-offs of some small investments that were valued at cost to lower fair value.

        Exeptional other financial results in 2003 includes the book loss on the sale of the Paper Merchanting Division of €112 million (see Note 3), the book profit on the sale of DocVision B.V. of €7 million and a gain of €2 million due to a release of provisions related to other divestments which were no longer needed.

        Other financial results in 2002 comprise the share in the result of a 25% participation of the former Paper Merchanting Division of €3 million and the release of €13 million of a provision for uncollectability of loan notes. The loan notes were early redeemed in 2002.

10.    Income taxes

        Buhrmann's international operations are subject to income taxes of different jurisdictions with varying statutory tax rates.

        Buhrmann's effective tax rate was negative 8.9% in 2004 compared to a positive 12.5% in 2003 and a positive 12.2% in 2002. The effective tax rate is determined based on the ratio of taxes on result from operations to the amount of result from operations before exceptional and extraordinary results and before, as these items are predominantly exempted from taxes, amortization and impairment of goodwill. For reporting purposes, total tax as per Consolidated Statement of Income has been allocated between the Netherlands and abroad.

        In 2004, the tax benefit on result of operations is mainly due to the release of tax provisions of €8 million as a result of finalized tax audits and the recognition of additional deferred tax assets for, among others, our Belgium business.

        In 2004, an exceptional tax benefit of €20 million was recorded which primarily relates to the refinancing of the USD 350 million 12 1/4% Notes (2009 Notes) for € 14 million and the fiscal finalization of the divestment of the Paper Merchanting Division for €6 million.

        In 2003, exceptional (non-cash) tax benefits of €76 million were recorded. Following the receipt of the aforementioned indemnity payment (see Note 7), a tax benefit of €30 million was recognized resulting from the release of a valuation allowance regarding the former Information Systems Division (France). The transaction structure for the sale of the Paper Merchanting Division and the subsequent debt reduction resulted in a €8 million tax benefit. The refinancing of Buhrmann led to a further impairment of capitalized financing fees resulting in the recognition of a tax asset of €11 million. Improved outlook on future taxable results triggered the release of a valuation allowance of €15 million. Tax provisions related to the acquisitions of both Corporate Express in 1999 and USOP in 2001 were released to an amount of €10 million.

        The split of result before amortization and impairment of goodwill and before exceptional and extraordinary results is as follows:

	2004	2003	2002
Result from operations before taxes	58	(86)	(500)
Exceptional cost of sales	—	5	—
Exceptional operating result	5	(56)	—
Amortization of goodwill	45	52	70
Impairment of goodwill	—	53	573
Exceptional financing costs	35	96	—

	143	64	143

Ordinary operations:
The Netherlands	50	57	86
Foreign	93	7	57

	143	64	143
Exceptional result in 2004 and 2003 and extraordinary result in 2002:
The Netherlands	(2)	38	5
Foreign	(38)	(83)	(108)

	(40)	(45)	(103)

Total result before amortization and impairment of goodwill and taxes	103	19	40

        The allocation of taxes as per Consolidated Statement of Income is as follows

	2004	2003	2002
Ordinary operations:
The Netherlands	29	(14)	(16)
Foreign	(16)	6	(2)

	13	(8)	(18)

Exceptional result in 2004 and 2003 and extraordinary result in 2002:
The Netherlands	—	22	1
Foreign	20	54	28

	20	76	29

Total taxes	33	68	11

        A reconciliation from Buhrmann's Dutch statutory tax rate to its weighted average statutory tax rate and effective tax rate is as follows:

	2004	2003	2002
Statutory tax rate in the Netherlands	34.5%	34.5%	34.5%
Tax rate differential resulting from geographical mix	(3.9)%	(6.6)%	(8.9)%

Weighted average statutory tax rate	30.6%	27.9%	25.6%
Changes in deferred tax assets and allowances	(24.8)%	(3.6)%	(5.3)%
Other (including exempt income, non-deductible expenses and incentives)	(14.7)%	(11.8)%	(8.1)%

Effective tax rate	(8.9)%	12.5%	12.2%

        In a number of countries, tax loss carry-forwards (€150 million at December 31, 2004) are kept which have not been valued, due to the specific circumstances under which they can be utilized.

11.    Total minority interest

        Minority interests mainly represent the 48.5% share of third parties in the result of Corporate Express Australia Ltd. The exceptional result in 2003 is the adjustment of the recognition of catalog contributions in the Office Products Australia Division to fully comply with Buhrmann accounting policies (see Note 4).

12.    Extraordinary result (after tax)

        Extraordinary income in 2002 was €10 million which consists of a release of a provision for warranties relating to divested companies which were settled in 2002. Extraordinary expense in 2002 was €113 million which includes a charge of €111 million relating to both restructuring measures of €60 million and non cash write-offs on IT and distribution infrastructure of €51 million. A tax benefit of €29 million related to these charges was taken into account.

13.    Remuneration and loans Members of the Executive Board and Supervisory Board

        Remuneration policy Members of the Executive Board

        The remuneration policy for the Executive Board is determined by the Supervisory Board on the recommendation of the Compensation, Nominating and Corporate Governance Committee ("CNCG Committee"). The remuneration policy was adopted in the Annual General Meeting of Shareholders held on April 29, 2004. Any material amendments to the policy shall be submitted to the General Meeting of Shareholders. In the reporting year, no changes were made to the remuneration policy, with the exception of the new Share Option Plan, which was approved by the General Meeting of Shareholders held on April 29, 2004.

        Determination of the remuneration for each individual Executive Board Member is in principle a responsibility of the Supervisory Board. The Supervisory Board has delegated this authority to the CNCG Committee. Pursuant to this delegation of authority, and acting within the principles of the remuneration policy, the CNCG Committee determines the remuneration packages for the Members of the Executive Board, including base salary, pension rights, bonus and long-term incentive awards, grants of share options and any severance payments. The CNCG Committee may make decisions which reflect special circumstances and make remuneration alterations which will be explained in the next annual report. The CNCG Committee does not retain remuneration consultants but seeks professional advice from external advisors as it sees fit.

        The objective of the remuneration policy for Members of the Executive Board is to attract and retain qualified and expert Executive Board Members with an international outlook and motivate them to perform in such a way that the value of Buhrmann is enhanced. Remuneration of the Executive Board is aimed at balancing short-term operational performance with the longer-term objective of creating sustainable value and growth. Levels of remuneration are reviewed annually taking account of competitive levels of remuneration according to relevant industry comparisons in each country environment. From time to time the CNCG Committee will seek expert advice on remuneration levels.

        In addition, employment contracts and main conditions of employment for Members of the Executive Board are annually reviewed. Currently, Members of the Executive Board have been appointed for an indefinite term. Notice periods of up to six months for termination of employment have been set for each Executive Board Member.

        The remuneration for Members of the Executive Board consists of a base salary, variable pay comprising an annual performance bonus, share option plan, pension, long-term incentive plan (North America only) and pre-pension provision (Europe only). In addition, allowances and fringe benefits similar to those of many other employees at Buhrmann are paid. The details of the remuneration package are as follows:

Base salary:

        The base salary for Members of the Executive Board is set at a market competitive level, using industry survey data provided by outside remuneration advisors. Where a Member of the Executive Board resides outside the Netherlands, benchmark salary levels are referenced for Europe or North America.

Variable pay:

        Variable pay is an important part of the remuneration package for the Executive Board. Members of the Executive Board participate in an annual bonus plan based on the achievement of a number of targets, which reflect key drivers for value creation, long-term growth in shareholder value and the development of earnings per share.

        Target bonus levels for the Executive Board range from 50% to 75% of base salary. The amount of the annual bonus is determined by the CNCG Committee based on the achievement of targets set by the CNCG Committee. For the Chief Executive Officer, Chief Financial Officer and other European based Board Members, the bonus targets may be a combination of the performance of the total Group, division based targets and individual targets. The bonus of the North American based Executive Board member entirely relates to the performance of Buhrmann's Office Products North America business and includes an overachievement bonus range for above-target performance. The CNCG Committee has the right to change targets as a result of unforeseen circumstances and it may also decide to grant a special award for special circumstances if such is justified in the opinion of the CNCG Committee. Such measures will be accounted for in the annual report.

        In addition to the annual bonus plan, Mr Hoffman participates in a long-term incentive plan designed specifically for the senior management of the Office Products North America Division. Under this incentive plan, which has a three year duration, a bonus of 2.5 times base salary can be earned annually subject to the achievement of specific performance conditions related to annual economic value creation targets. In the event of an overachievement of the target, the long-term incentive payment may be increased to up to 3.125 times base salary.

Share Option Plan:

        Buhrmann operates a share option plan, the "Buhrmann Incentive Plan", which aims to focus senior management on the growth of long-term sustainable value for shareholders. The Executive Board Members participate in this plan. The allocation of the share options granted to the individual Executive Board Members is determined by the CNCG Committee, on an annual basis. At the Annual General Shareholders' meeting held on April 29, 2004, shareholders approved the adoption of a new share option plan. Pursuant to this "new Buhrmann Incentive Plan", the number of options granted is dependent on the performance of the Company relative to a peer group as measured over a three-year period up to the vesting date. For details about the "Buhrmann Incentive Plan" and the "new Buhrmann Incentive Plan", see Note 26.

Pension and Pre-Pension provision:

        Retirement benefits are designed to be in line with the relevant market practice and consistent with those provided by other multinational companies in each country of residence. For the two Dutch Executive Board Members, Mr. F.H.J. Koffrie and Mr. F.F. Waller, current pension arrangements are based on individual defined contribution plans with a retirement age of 65, and with premium payments (based on a table increasing relative to age) until the age of 60. Pre-pension arrangements provide for retirement from the age of 60 to 62 dependent on agreement with the Supervisory Board. In addition, pension arrangements include an entitlement to a pension in the event of ill-health or disability and a spouse's or dependant's pension on death, on terms similar to those applicable to employees participating in the Dutch Buhrmann Pension Fund. Mr. G. Dean, who is a U.K. citizen, has pension arrangements divided between the U.K. and the Netherlands. His current pension arrangement consists partly of the individual defined contribution plan in place for the Dutch Executive Board Members and partly of a participation in the defined benefit scheme of Corporate Express U.K. Ltd., with a retirement age of 61. Pre-pension arrangements are again identical to those of the Dutch Members of the Executive Board, while the pension arrangements in the event of ill health, disability and death are a combination of terms applying to employees participating in the Corporate Express UK Ltd Pension Fund and the Dutch Members of the Executive Board. Mr. M. Hoffman, who is a U.S. resident, is eligible to participate in the regular U.S. Corporate Express, Inc. defined contribution plan (401K) on terms similar to other employees of Corporate Express, Inc. Participants are eligible, at the earliest, to take their contributions at age 59.5, or latest age 70.

Personal Loans

        The Company does not grant personal loans or guarantees to Members of the Executive Board. Since 2003 no loans have been granted. Outstanding loans have been granted to meet upfront Dutch income tax on share options granted up to and including 2002.

Severance Payments

        The current contracts of the Members of the Executive Board determine that where employment is terminated in the event of an acquisition of the Company or where actual control passes into other hands ("change of control"), or in the case of reorganisation, termination of the Company's activities or in other comparable circumstances that cannot be considered as blameworthy function fulfilment on the part of the Board Member concerned, a fixed severance payment will be made. In such cases, compensation will be paid by Buhrmann to the amount of three times the annual fixed salary (twice the annual fixed salary in the case of the contract of Mr. M.S. Hoffman) and the pension accumulation over the period of three, respectively two years (in the case of the contract with Mr. Hoffman), will continue.

        As regards to other situations, no fixed severance payment has been arranged with the Members of the Executive Board. Buhrmann believes that the circumstances of the case should be taken into account, considering relevant factors such as the reason for the termination, the age of the person in question, and the duration of employment, when determining the amount of severance payment, as a result of which, in specific cases, it could exceed the compensation mentioned in the Dutch Corporate Governance Code. The performance by a Board Member of his duties will in any event be an important factor.

Remuneration Members of the Executive Board in 2004 (in thousands of €):

	Salary		Bonus**				Other incentives***		Pension
	2004	2003	2004		2003		2004	2003	2004	2003
F.H.J. Koffrie	561	555	252	(60)%	—	(0)%	—	—	217	220
R.W.A. de Becker*	63	375	—	(0)%	—	(0)%	—	—	19	439
G. Dean	421	417	210	(100)%	—	(0)%	250	375	335	282
M.S. Hoffman	522	548	449	(114)%	220	(54)%	1,335	1,182	6	6
F.F. Waller	344	340	172	(100)%	—	(0)%	—	68	125	119

Total	1,911	2,235	1,083		220		1,585	1,625	702	1,066

*
Mr. De Becker left the Company as of February 29, 2004. The remuneration reported relates only to the period of Membership of the Executive Board and is based on the performance for the period.

**
The percentage in parenthesis represents the percentage score of the total bonus opportunity for the individual that was awarded over the respective year's performance paid out in the first quarter of the following year.

***
Other incentives are cash remunerations or accruals for cash remunerations such as the long-term incentive plan for Mr. Hoffman or any special awards granted.

        Remuneration is paid in euros with exception of the remuneration of Mr Hoffman whose remuneration is paid in US dollars. Correcting for currency translation effects and period of membership of the Executive Board the annualized increase of the total salary costs was about 2% compared to 2003. The total increase reflected a 1% increase for the European Executive Board members and a 5% increase for the North American Executive Board member.

        Bonuses related to 2004 amounted to € 1,083 thousand. The other incentives amount to € 1,585 thousand. These include a special bonus of € 250 thousand to Mr. Dean for the finalization of the divestment of the Paper Merchanting Division. The amount for Mr. Hoffman relates entirely to the accrual for the North American Long-term Incentive Plan.

        Pension charges of € 702 thousand consist of payments made to the relevant pension schemes and accruals for early retirement according to the regular, contractual rates. The early retirement provision for Mr. De Becker was released after he left the Company. For an explanation of these charges please refer to the paragraph "Pension and Pre-Pension provision" above. The Company has not insured the early retirement plan.

Share options for Members of the Executive Board

        On December 31, 2004, the Members of the Executive Board held option rights on 774,000 Buhrmann Ordinary Shares granted under the Buhrmann Incentive Plan and the new Buhrmann Incentive Plan.

        The table below sets forth the movements in the number of outstanding option rights granted to current Members of the Executive Board.

	January 1, 2004	Granted during the year(1)	Option exercise price	Fair value of grant in €(2)	Granted in 2004	Exercised in 2004	Expired in 2004	Outstanding Dec 31, 2004	Expiry date
F.H.J. Koffrie	25,000 40,000 40,000 55,000 55,000 —	1999 2000 2001 2002 2003 2004	15.40 32.94 24.52 13.69 2.85 7.79	101,000 418,000 317,200 348,150 72,600 215,900	— — — — — 85,000	— — — — — —	(25,000 — — — — —)	— 40,000 40,000 55,000 55,000 85,000	11.04.2004 16.05.2005 19.04.2006 05.05.2007 01.05.2010 02.05.2011

	215,000				85,000	—	(25,000)	275,000

G. Dean	20,000 25,000 27,500 35,000 35,000 —	1999 2000 2001 2002 2003 2004	15.40 26.35 19.61 13.69 2.85 7.79	80,800 261,250 218,075 221,550 46,200 106,680	— — — — — 42,000	— — — — — —	(20,000 — — — — —)	— 25,000 27,500 35,000 35,000 42,000	11.04.2004 16.05.2005 19.04.2006 05.05.2007 01.05.2010 02.05.2011

	142,500				42,000	—	(20,000)	164,500

M.S. Hoffman	15,000 17,500 50,000 50,000 —	2000 2001 2002 2003 2004	26.35 19.61 13.69 2.85 7.79	156,750 138,775 316,500 66,000 152,400	— — — — 60,000	— — — — —	— — — — —	15,000 17,500 50,000 50,000 60,000	16.05.2005 19.04.2006 05.05.2007 01.05.2010 02.05.2011

	132,500				60,000	—	—	192,500

F.F. Waller	20,000 20,000 30,000 30,000 —	2000 2001 2002 2003 2004	32.94 24.52 13.69 2.85 7.79	209,000 158,600 189,900 39,600 106,680	— — — — 42,000	— — — — —	— — — — —	20,000 20,000 30,000 30,000 42,000	16.05.2005 19.04.2006 05.05.2007 01.05.2010 02.05.2011

	100,000				42,000	—	—	142,000

Total	590,000				229,000	—	(45,000)	774,000

(1)
Under Dutch fiscal rules, management receiving options could under the Buhrmann Incentive Plan up to and including 2003 elect to accept a 25% higher exercise price. The base exercise price was set at €7.79 in 2004, €2.85 in 2003, €13.69 in 2002, €19.61 in 2001, €26.35 in 2000 and € 15.40 in 1999, equalling the share price at close of business on the Amsterdam Stock Exchange on May 3, 2004, May 2, 2003, May 6, 2002, April 20, 2001 and April 17, 2000 respectively.

(2)
The fair value is calculated using the Black & Scholes option price determination model as explained in Note 26. It does not reflect the market value.

Loans to Members of the Executive Board

        At the end of 2004, loans totaling €74 thousand were outstanding to Members of the Executive Board (2003: €116 thousand). No new loans have been granted to Members of the executive Board since 2002. The outstanding loans are generally repaid over a period of five years from their date of grant. Historically, these loans have been granted by the Company within the context of the Buhrmann

Share Option Plan and served to finance the upfront payment of income taxes due from the optionees upon the grant of the options under Dutch tax law. Specification (in thousands of €):

	Principal	Interest	Outstanding as at December 31, 2003	Repaid in 2004	Outstanding as at December 31, 2004
F.H.J. Koffrie:
1999	46	4.00%	5	5
2000	25	5.00%	8	5	3
2001	16	5.25%	8	3	5
2002	78	5.25%	56	16	40

			77	29	48

F.F. Waller:
2000	13	5.00%	4	3	1
2001	8	5.25%	4	1	3
2002	43	5.25%	31	9	22

			39	13	26

Total			116	42	74

Ownership of Securities by Members of the Executive Board

        Of the Members of the Executive Board, the following persons held shares in Buhrmann at December 31, 2004 as set forth below:

Ordinary Shares
F.H.J. Koffrie	50,595
M.S. Hoffman	75,000
F.F. Waller	3,129
128,724

        Members of the Executive Board individually and in the aggregate own less than one percent of Ordinary Shares and (depositary receipts of) Preference Shares A in Buhrmann.

Remuneration of Members of the Supervisory Board

        The General Meeting of Shareholders determines the remuneration for the Supervisory Board Members. The remuneration for a Supervisory Board Member does not depend on the Company's results.

        Remuneration to Members of the Supervisory Board in 2004 amounted to approximately €270,000 and may be specified as follows (in thousands of €):

	2004
P.C. Van den Hoek	€65.6	(1)(2)
A.G. Jacobs	55.6	(1)(2)
R.C. Gay(3)	9.3
J.J. Hannan	28.0
S.W. Barnes(4)	18.6
J. Peelen	32.6	(2)
G.H. Smit	30.3	(2)
R. Zwartendijk	30.3	(2)

Total	€270.3

(1)
Including remuneration received as a Member of the Supervisory Board of Buhrmann Nederland Holding B.V.

(2)
Including remuneration received as a Member of the Audit Committee and/or the Compensation, Nominating and Corporate Governance Committee, as applicable.

(3)
Mr. Gay retired from the Supervisory Board on April 29, 2004.

(4)
Mr. Barnes was appointed as a Member of the Supervisory Board on April 29, 2004.

Ownership of Securities by Members of the Supervisory Board

        Of the Members of the Supervisory Board, only the following persons held Ordinary Shares and depositary receipts of Preference Shares A in Buhrmann at December 31, 2004 as set forth below:

	Ordinary Shares	Depositary receipts of Preference Shares A
P.C. van den Hoek	31,364	—
A.G. Jacobs	954	411

	32,318	411

        Mr. Van den Hoek transferred the discretionary management of his securities portfolio to an independent third-party.

        The Members of the Supervisory Board held no option rights to Buhrmann shares during 2004 and as at December 31, 2004.

14.    Earnings per share

        Basic earnings per share are computed by dividing result after deduction of dividend on Preference Shares by the weighted average number of Ordinary Shares outstanding for the periods under review. Dividends paid to holders of Preference Shares A and C of €37 million in 2004, €33 million in 2003 and €32 million in 2002 were deducted for the years presented. Fully diluted earnings per share assume that any dilutive convertible securities were converted at the beginning of each year and all options outstanding at the end of the year were exercized, insofar as the average marketprice was higher than the average exercise price during the financial year.

        The computation of basic and fully diluted earnings per Ordinary Share is as follows (in millions of €, unless otherwise indicated):

		2004	2003	2002
Computation basic earnings per share
Net result		80	(132)	(588)
Less dividends on Preference Shares A and C		(37)	(33)	(32)

C—	Net result after deduction of dividend on Preference Shares	43	(165)	(620)
	Exceptional result	14	70	—
	Extraordinary result	—	—	74

B—	Net result before exceptional and extraordinary results after deduction of dividend on Preference Shares	57	(95)	(546)
	Amortization and impairment of goodwill	45	105	643

A—	Net result before exceptional and extraordinary results and before amortization and impairment of goodwill after deduction of dividend on Preference Shares	103	10	97

Weighted average number of Ordinary Shares outstanding (in thousands)		137,059	134,653	131,818
Basic earnings per share (in €)
A—	Net result before exceptional and extraordinary results and before amortization and impairment of goodwill	0.75	0.08	0.74
B—	Net result before exceptional and extraordinary results after amortization and impairment of goodwill	0.42	(0.70)	(4.14)
C—	Net result including exceptional and extraordinary results and after amortization and impairment of goodwill	0.32	(1.23)	(4.70)

Computation fully diluted earnings per share
Net result		80	(132)	(588)
Add-back: interest Subordinated Convertible Bond		2	2	—
Less: dividend on Preference Shares A		(11)	(11)	(11)

C—	Net result after deduction of dividend on Preference Shares after assuming dilution	71	(141)	(599)
	Exceptional result	14	70	—
	Extraordinary result	—	—	74

B—	Net result before exceptional and extraordinary results after deduction of dividend on Preference Shares after assuming dilution	85	(71)	(525)
	Amortization and impairment of goodwill	45	105	643

A—	Net result before exceptional and extraordinary results and before amortization and impairment of goodwill after deduction of dividend on Preference Shares after assuming dilution	130	34	118

		2004	2003	2002
Computation weighted average number of Ordinary Shares outstanding on fully diluted basis (in thousands):
Weighted average number of Ordinary Shares outstanding		137,059	134,653	131,818
Conversion of Subordinated Convertible Bond(1)		13,669	13,669	—
Conversion of Preference Shares C(2)		37,868	35,658	23,157
Exercise of Share Option Rights(3)		854	651	0

		189,450	184,630	154,975

Fully diluted earnings per share* (in €)
A—	Net result before exceptional and extraordinary results and before amortization and impairment of goodwill	0.69	0.08	0.74
B—	Net result before exceptional and extraordinary results after amortization and impairment of goodwill	0.42	(0.70)	(4.14)
C—	Net result including exceptional and extraordinary results and after amortization and impairment of goodwill	0.32	(1.23)	(4.70)

*
A mathematical calculation of the fully diluted earnings per share would be as follows (in €):

		2004	2003	2002
A—	Net result before exceptional and extraordinary results and before amortization and impairment of goodwill	0.69	0.19	0.76
B—	Net result before exceptional and extraordinary results after amortization and impairment of goodwill	0.45	(0.38)	(3.39)
C—	Net result including exceptional and extraordinary results and after amortization and impairment of goodwill	0.38	(0.76)	(3.87)

        When fully diluted earnings per share figures are higher than basic earnings per share, fully diluted earnings per share are adjusted downwards to basic earnings per share.

(1)   Subordinated Convertible Bond

        A 7-year Subordinated Convertible Bond loan with listing at the Euronext Exchange in Amsterdam was issued in December 2003 for the amount of € 114,819,000, with a coupon of 2%. The bonds are convertible in Buhrmann Ordinary Shares at a conversion price of €8.40 per share which would result in the issuance of 13,669 (in thousands) Ordinary Shares.

(2)   Preference Shares C

        The dilution resulting from conversion of the Preference Shares C is calculated on the basis of the statutory conversion price taking into account the dividend on these shares over the last financial year. The conversion price amounted to €11.8968 at the end of 2004 (2003 €11.9318). The number of Ordinary Shares to be issued at conversion is calculated by dividing the paid-in value of USD 10,000 per share by the conversion price on the basis of the fixed exchange rate €=USD 1.02547. At year-end 2004, 43,628 Preference Shares C (2003 year-end 41,396) were outstanding entitled to a dividend of

2,568 new Preference Shares C or a cash dividend of 6%. In 2005 the Company announced to pay the cash dividend for an amount of €21 million (US$ 26 million).

(3)   Share Option Rights

        The calculation is based on the assumption that the proceeds resulting from the exercise of options are used to acquire Ordinary Shares on the stock market. In case the market price is higher than the exercise price, dilution occurs. In case the exercise price is higher than the market price, no dilution occurs. At December 31, 2004 the following calculation was made:

Options in the money: options granted per 2004 at an average exercise price of	€2.87	A
Average market price Ordinary Share Buhrmann in 2004	€7.24	B
Number of options granted in 2003 outstanding at December 31, 2004	1,414,700	C
Theoretical proceeds from exercise of options	€4,063,578	D=CxA
Theoretical purchase treasury stock at average market price	561,139	E=D/B
Theoretical increase in outstanding Ordinary Shares	853,561	F=C-E

Notes to the Consolidated Balance Sheets
(In millions of €, unless stated otherwise)

15.    Intangible fixed assets

        The changes in intangible fixed assets are as follows:

	Total	Goodwill	Internally used software	Prepayments
Balance as of December 31, 2003:
Cost	2,484	2,137	322	25
Accumulated amortization	(442)	(238)	(204)	—
Accumulated impairment	(499)	(499)	—	—

Book value	1,543	1,400	118	25

Net investment	37	6	31	—
Put into use	—	—	11	(11)
Amortization	(91)	(45)	(46)	—
Translation differences	(86)	(79)	(6)	(1)

Total changes	(140)	(118)	(10)	(12)

Balance as of December 31, 2004:
Cost	2,315	2,027	275	13
Accumulated amortization	(436)	(269)	(167)	—
Accumulated impairment	(476)	(476)	—	—

Book value	1,403	1,282	108	13

        The goodwill paid for companies acquired is (generally) amortized over a period of 40 years. The assessment of the economic life is based on the consideration that a permanent advantage is being realized. This is based on the following characteristics of the business:

  •
  The high entry to acquire a major position in the relevant markets. This is explained by a combination of high customer loyalty, the extensiveness of the distribution network, relatively complex information technology required and the substantial benefits of scale in purchasing;

  •
  The relatively low investment required to subsequently maintain established market positions;

  •
  The large number of suppliers and customers, none of whom individually has a major impact on the relevant entity (cash generating unit).

        At least annually a goodwill impairment test is performed to determine if an impairment for permanent diminution in value needs to be recorded. Under the impairment test, the fair value of the cash generating unit that contains the goodwill is calculated based on estimated discounted future cash flows, which is compared to the book value of the cash generating, including goodwill.

        In 2004, the calculated fair value was in excess of the book value. An organic decline of sales leading to a reduced level of profitability for our Office Products Europe Division caused a reduction in the calculated fair value of that business in 2003. Since this fair value was lower than the book value, an impairment of goodwill of € 53 million for Office Products Europe Division was recognized in 2003.

        Amortization cost of goodwill was €52 million in 2003 and € 70 million in 2002 and amortization cost of internally used software was €49 million in 2003 and €45 million in 2002.

16.    Tangible fixed assets

        The movements in tangible fixed assets are as follows:

	Total	Land and buildings	Machinery and equipment	Other equipment
Balance as of December 31, 2003:
Cost	476	173	189	114
Accumulated depreciation	(268)	(66)	(119)	(83)

Book value	208	107	70	31

Net investments	28	5	14	9
Depreciation	(38)	(9)	(17)	(12)
Reclassification	—	1	(1)	—
Translation differences	(8)	(5)	(2)	(1)

Total changes	(18)	(8)	(6)	(4)

Balance as of December 31, 2004:
Cost	452	168	180	104
Accumulated depreciation	(262)	(69)	(116)	(77)

Book value	190	99	64	27

        Depreciation cost was €56 million in 2003 and €69 million in 2002.

17.    Financial fixed assets

        The movements in financial fixed assets are as follows:

	Total	Participations	Financial receivables	Capitalized financing costs	Deferred taxes
Book value December 31, 2003	421	6	19	30	366
Other financial results	(5)	(1)	(4)	—	—
Investments/capitalized costs	11	—	4	7	—
Transfers deferred tax liabilities	(33)	—	—	—	(33)
Transfer to short-term	1	—	—	—	1
Amortization of financing costs	(5)	—	—	(5)	—
Impairment of financing costs	(4)	—	—	(4)	—
Additions charged to result	26	—	—	—	26
Translation differences	(28)	—	(1)	(2)	(25)

Book value December 31, 2004	384	5	18	26	335

        Financial receivables relate to various claims and receivables resulting from acquisitions and divestments with a long-term nature.

        Financing fees are the capitalized costs related to the issuance and contractual efforts for the various components of the debt. The capitalized financing fees are amortized over the duration of the related debt instrument.

        Deferred tax assets are detailed in Note 23.

18.    Receivables

	December 31, 2004		December 31, 2003
Accounts receivable		731		736
Other receivables
Accrued income	112		126
Financial receivables	22		18
Other receivables and accruals	63		57

		197		201

Total receivables		928		937

        Of the total receivables of €928 million, an amount of €5 million will mature after more than one year (2003: €1 million).

        As per December 31, 2004, accounts receivable of €239 million were pledged under the accounts receivable securitization program. These receivables and borrowings related to this program are included in the Consolidated Balance Sheet (see Note 24).

        Accrued income consists mainly of supplier rebates and catalog contributions.

        Financial receivables relate to accruals for interest and profit tax.

        Other receivables and accruals include among others prepayments for labor costs and other operating costs (such as rent and insurance premiums).

        The movements in the allowance for doubtful accounts receivable are shown in Note 36.

19.    Working Capital

	December 31,
	2004	2003
Inventories	422	423
Accounts receivable	731	736
Accrued income (Note 18)	112	126
Other receivables and accruals (Note 18)	63	57
Accounts payable	(663)	(644)
Other payables and accruals (Note 25)	(246)	(243)

	419	456

20.    Capital Employed

	December 31
	2004	2003
Tangible fixed assets	190	208
Internally used software (including prepayments)	121	143
Working capital	419	456

Capital employed before goodwill	730	807
Goodwill	1,282	1,400

Total capital employed including goodwill	2,012	2,207

21.    Issued and Paid in Capital and Additional Paid-in Capital

        Buhrmann had an authorized share capital at December 31, 2004 of 610,000,000 shares, divided into 250,000,000 Ordinary Shares, 54,940,000 Preference Shares A, 305,000,000 Preference Shares B and 60,000 Preference Shares C. The Ordinary Shares may, at the option of the shareholder, be bearer shares or registered shares. The Preference Shares A and B can only be registered shares. The Preference Shares C are registered shares, but may under certain conditions be bearer shares. Each share has a nominal value of € 1.20.

        At December 31, 2004, the issued and paid-in share capital was divided into 191,452,135 issued shares, consisting of 138,126,528 Ordinary Shares, 53,281,979 Preference Shares A and 43,628 Preference Shares C, all of which have been fully paid-up. No Preference Shares B have been issued or are otherwise outstanding.

        At December 31, 2004, a total number of 531,364 Ordinary Shares were held in deposit in connection with the Share Option Plan (see Note 26). The carrying amount was €10 million at December 31, 2004 which is the value at which the shares were purchased.

        Issued and paid-in capital and additional paid in capital can be specified as follows:

As of December 31, 2004

	Issued and paid-in capital	Additional paid-in capital
Ordinary Shares	166	1,546
Preference Shares A	64	117
Preference Shares C	0	417

	230	2,080

As of December 31, 2003

	Issued and paid-in capital	Additional paid-in capital
Ordinary Shares	164	1,543
Preference Shares A	64	117
Preference Shares C	0	395

	228	2,055

As of December 31, 2002

	Issued and paid-in capital	Additional paid-in capital
Ordinary Shares	158	1,543
Preference Shares A	64	117
Preference Shares C	0	374

	222	2,034

        The additional paid-in capital for commercial and tax purposes is almost equal. The additional paid-in capital resulting from Preference Shares A and C can only be paid to the holders of these shares.

Voting rights

        The annual general meeting shall be held annually, and not later than 6 months after the end of the financial year. Extraordinary general meetings of shareholders shall be held as often as the Executive Board or the Supervisory Board deem necessary. Any general meeting of shareholders shall be held in Amsterdam.

        Pursuant to the Articles of Association, each share of capital stock is entitled to one vote, so that each share of Preference Shares A, Preference Shares B, Preference Shares C or Ordinary Shares is entitled to one vote in all matters properly brought before the shareholders of Buhrmann. Unless the Articles of Association or mandatory law provides otherwise, all shareholders' resolutions require an absolute majority of the votes.

Preference Shares A

        On December 31, 2004, all Preference Shares A had been taken into administration in Stichting Administratiekantoor Preferente Aandelen Buhrmann, or Trust Office, against which depositary receipts with limited convertibility were issued. The Trust Office was established under Dutch law in May 1994, and has its registered seat in Maastricht.

        The purpose of the Trust Office is to issue and administer registered depositary receipts of Preference Shares A. The holders of the depositary receipts receive all the economic benefits which attach to ownership of the Preference Shares A. The depositary receipts can be exchanged for Preference Shares A in accordance with the provisions of the Articles of Association. The Articles of Association provide that Preference Shares A may be transferred to natural persons only and that a transfer or issue of Preference Shares A or voting rights relating to Preference Shares A shall not be possible if such transfer would result in the acquirer acquiring more than one per cent. of the capital issued in the form of Preference Shares A or one per cent. of the voting rights attached to such shares. Our Articles of Association contain certain exceptions to these transfer restrictions and the Executive Board may under certain circumstances grant an exemption from these transfer restrictions.The depositary receipts are listed on Euronext N.V., Amsterdam.

        Notwithstanding the general provision in the Articles of Association which provides that each share of capital stock is entitled to one vote, an arrangement with the Trust Office exists such that the voting rights attached to the Preference Shares A held by the Trust Office that can be exercised at a general meeting of shareholders is determined by reference to the value of the Preference Shares A in proportion to the value of the Ordinary Shares in the capital of Buhrmann. The voting right is calculated on the basis of the total value of all Preference Shares A (calculated by multiplying the number of Preference Shares A outstanding and the stock market price of one depositary receipt for such Preference Share A) divided by the stock market price of one Ordinary Share, both on the last trading day of the month prior to the month in which the applicable shareholders' meeting is convened, capped at a maximum of one vote per Preference Share A.

        At the request of a holder of depositary receipts and subject to the transfer restrictions described above and certain limitations set out in the Articles of Association, the Trust Office will grant a written proxy, with the power of substitution, to the holder to exercise the voting rights attached to the underlying Preference Shares A. The administration conditions of the Trust Office provide that the voting rights to be exercised by a holder of depositary receipts, as proxy of the Trust Office, is also related to the capital interest of the depositary receipts held by the holder of the depositary receipts in proportion to the value of the Ordinary Shares, calculated in accordance with what is set out above. The voting right that may then be exercised by the depositary receipt holder, as proxy of the Trust Office, may be exercized the voting right attached to the Preference Shares A at his own discretion.

        The Trust Office is charged with exercising the voting rights attached to the Preference Shares A (except for those Preference Shares A for which it has issued a proxy) in a manner which primarily safeguards the interests of the holders of depositary receipts, taking into account the interests of Buhrmann, its affiliates and all of its stakeholders.

        Pursuant to an amendment of the articles of association of the Trust Office effected in October 2004, the Trust Office may no longer restrict the granting of a proxy, or exclude or revoke a proxy already granted.

        The Preference Shares A are non-redeemable and earn cumulative dividends.

Preference Shares B

        Buhrmann may issue Preference Shares B, inter alia, as a (preventive) measure against a hostile acquisition of control or takeover bid. For this purpose, Buhrmann and the Stichting Preferente Aandelen Buhrmann have entered into a put and call option agreement relating to Preference Shares B. Pursuant to this agreement, under certain circumstances, Buhrmann has the right (and, under certain circumstances, the obligation) to issue and sell to the Stichting Preferente Aandelen Buhrmann, Preference Shares B, up to a maximum amount equal to the share capital of Buhrmann other than in the form of Preference Shares B, minus one. Once any Preference Shares B are issued to Stichting Preferente Aandelen Buhrmann, Buhrmann has the right to repurchase from Stichting Preferente Aandelen Buhrmann such Preference Shares B at their issue price plus accrued and unpaid dividends, if any. Under these circumstances, Stichting Preferente Aandelen Buhrmann has the right to require Buhrmann to repurchase the Preference Shares B held by it. Stichting Preferente Aandelen Buhrmann will exercise its voting rights attached to such Preference Shares B in accordance with its purpose. The purpose of Stichting Preferente Aandelen Buhrmann is to safeguard the interests of Buhrmann, the enterprise connected therewith and all interested parties in Buhrmann, with respect to, among other things, the continuity and identity of these enterprises. Upon issue of Preference Shares B, only 25 per cent of the nominal value is required to be paid-up. As of December 31, 2004, no Preference Shares B had been issued.

Preference Shares C

        On October 28, 1999, an aggregate of 35,000 Preference Shares C were issued to two US venture capital groups, Apollo Management IV L.P. and Bain Capital, LLC to provide part of the financing of the acquisition of Corporate Express. As of December 31, 2004, a total number of 43,628 Preference Shares C were issued to Apollo Management IV and Bain Capital. Each Preference Share C has a nominal value of €1.20 per share. The terms of the Preference Shares C were changed substantially as a result of a change in the Articles of Association that was approved by the Extraordinary General Meeting of Shareholders in October 2003.

Conversion

        The Preference Shares C are convertible, at the option of the holders, in whole or in part, into Ordinary Shares. The base conversion rate amounts to €13 (converted into US dollar as set forth in the Articles of Association). The Preference Shares C are subject to the usual anti-dilution protections, which can lead to an adjustment of the conversion price in case of share issuances subject to certain exceptions as described in the Articles of Association. In addition, the conversion price shall be reduced annually with an amount equal to 50% of the dividend distributed on Ordinary Shares. Following the dividend paid in April 2004 in respect of the financial year 2003, each Preference Share

C is convertible into a number of Ordinary Shares equal to the liquidation preference divided by €11.8968. The liquidation preference of each Preference Share C is USD 10,000, plus accrued dividends.

Ranking

        The Preference Shares C have a preference with regard to dividend distributions and rights during liquidation and dissolution in respect of all existing and future series of common and preference shares, provided that they rank equal to the Preference Shares A.

Approval rights

        As long as there are outstanding Preference Shares C, Buhrmann may not repurchase or cancel Ordinary Shares and/or other Preference Shares, except for Preference Shares B, without the prior approval of the meeting of holders of Preference Shares C. Changes to the Articles of Association that negatively affect the rights pertaining to the Preference Shares C as well as certain other decisions such as acquisitions and divestments with a value in excess of USD 350 million and share issues require the prior approval of the meeting of holders of Preference Shares C or, depending on the type of decision, of certain holders of Preference Shares C. Furthermore, holders of Preference Shares C, under certain conditions, have the right to nominate a member of the Supervisory Board. For a description of this right please refer to the Report of the Supervisory Board.

Redemption

        If the closing price of the Ordinary Shares is at any time at or above 125% of the then prevailing conversion price for the Preference Shares C for a period of 30 consecutive trading days, Buhrmann may cancel or repurchase all outstanding Preference Shares C. The amount per Preference Share C to be paid will be, in the event that such cancellation or repurchase takes place (1) after the fourth anniversary but on or before the fifth anniversary of the issuance of the Preference Shares C, 105.50% of the liquidation preference; (2) after the fifth anniversary but on or before the sixth anniversary of the issuance of the Preference Shares C, 102.75% of the liquidation preference; and (3) following the sixth anniversary of the issuance of the Preference Shares C, 100% of the liquidation preference. The liquidation preference for each Preference Share C is USD 10,000 plus accrued dividends.

        On the eleventh anniversary of the issue date, Buhrmann has the right, in its sole discretion, to cancel or repurchase the Preference Shares C at 100% of the liquidation preference.

        If there is a change of control (as such term is defined in the Articles of Association) of Buhrmann or the office products business of Buhrmann in the United States, the holders of the Preference Shares C can request that Buhrmann cancel or repurchase all of the outstanding Preference Shares C at 101% of the liquidation preference.

Dividends

        The proposed dividend for a financial year must be approved by the Annual General Meeting of Shareholders, which is typically held in April of the following financial year, and the dividend is paid after this meeting. Dividend payments are only allowed to the extent that the shareholders' equity is in excess of the sum of the paid-up capital and any reserves required under Dutch law. Under the Articles of Association, before the dividend will be paid to any other class of shares, the dividend with respect to the Preference Shares A and Preference Shares C must be paid first from the profits earned in any given financial year.

        The annual dividend on the Preference Shares C is equal to a percentage of the liquidation preference of such shares (which is USD 10,000). For the year 2003, the percentage was equal to 5.5%, for the years 2004 and 2005 the percentage is equal to 6%, for the years 2006, 2007 and 2008 the percentage is equal to 6.5%, for the year 2009 the percentage is equal to 7.5% and for the year 2010 and the following years the percentage is equal to 8.5%, subject to adjustment under certain circumstances as set forth in the Articles of Association.

        The annual dividend on the Preference Shares C may, at the option of Buhrmann, be distributed in cash or in the form of additional Preference Shares C.

        The annual dividend on the Preference Shares A is fixed for successive periods of eight years. For the period ending December 31, 2009 the dividend is equal to €0.21 per annum. The annual dividend on the Preference Shares A is based on a percentage of the liquidation preference of those shares (which is €3.40355) which percentage is equal to 1.25 points above the arithmetic mean of the average effective yields on Dutch government bonds with terms of seven to eight years, as calculated by the Central Office for the Statistics and published in the Official Stock Exchange List of Euronext Amsterdam.

        From the balance of the remaining profits after the dividend on the Preference Shares A and Preference Shares C have been paid, Buhrmann will pay a dividend on the Preference Shares B, if such Preference Shares B have been issued, the percentage of which to be calculated over the paid up portion of the nominal value is equal to the repurchase interest rate of the European Central Bank plus or minus a maximum of three percentage points, to be determined by the Executive Board and subject to the approval of the Supervisory Board. The profit remaining after payment of dividends on the Preference Shares A, Preference Shares C and (where applicable) Preference Shares B may be distributed as a dividend to the holders of the Ordinary Shares, subject to any allocation to reserves. The general meeting of shareholders may, at the proposal of the Executive Board which has been approved by the Supervisory Board, resolve that a payment of dividend on Ordinary Shares be wholly or partly in shares.

        In the event that for any given fiscal year the dividend payments referred to above cannot be made (in whole or in part) because there are not sufficient profits, payment of the deficiency shall be made out of the profits from succeeding financial years. First insofar as possible pro rata parte on the Preference Shares A and Preference Shares C and thereafter on the issued Preference Shares B if any are issued.

22. Provisions

        The movements in provisions are as follows:

	Total	Deferred taxes	Pensions	Other provisions Integration and restructuring	Other
Position at December 31, 2003:
Long-term	274	177	18	11	68
Short-term	52	—	—	31	21

Total provision	326	177	18	42	89

Payments	(40)	—	(3)	(29)	(8)
Additions charged to result	18	—	2	8	8
Releases to result	(40)	(29)	—	—	(11)
Transfer deferred tax assets	(33)	(33)	—	—	—
Translation differences	(7)	(6)	—	—	(1)

Total changes	(103)	(68)	(1)	(21)	(13)

Position at December 31, 2004:
Long-term	199	109	16	12	62
Short-term	24	—	1	9	14

Total provision	223	109	17	21	76

        The long-term balance at December 31 reflects amounts payable after more than one year. Amounts payable within one year are recorded as current liabilities.

        Deferred taxes are detailed in Note 23.

        The provision for pensions at December 31, 2004 and 2003 primarily relates to obligations regarding unfunded defined benefit plans. In the Netherlands and the United Kingdom, these defined benefit plans are funded with plan assets segregated in separate trusts to which the Company makes contributions. In case these (non-consolidated) trusts require additional contributions due to local statutory minimum funding requirements, a provision is recorded. Premiums and other contributions paid to these trusts are included in labor costs.

        Provisions for integration and restructuring mainly relate to the cost saving restructuring measures in the Office Products operations in North America and Europe. During 2004, €17 million was spent. The additions amounted to €8 million and related mainly to restructuring activities and vacant properties in the Office Products Europe Division.

        Other provisions include primarily warranties regarding product liability, indemnifications with respect to divested businesses and various other contractual risks.

23. Deferred taxes

        The components of deferred tax assets and deferred tax liabilities are as follows:

	December 31
	2004	2003
Loss carry-forwards	1,108	1,078
Deferred tax assets
Tax loss carry-forwards	424	420
Temporary differences	63	57

Nominal deferred tax asset	487	477
Valuation allowances	(152)	(111)

Deferred tax asset (under Financial Fixed Assets)	335	366

Deferred tax liabilities
Fixed assets	(73)	(115)
Other	(36)	(62)

Deferred liabilities (under Provisions)	(109)	(177)

        Buhrmann has operating loss carry-forwards at December 31, 2004 of approximately €1,108 million (2003: €1,078 million). Expiration is approximately as follows:

2005 to 2018	138
2019 to 2022	214
Beyond 2022 and unlimited	756

1,108

24. Long-term liabilities

	December 31,
	2004		2003
	Total	>5 years	Total	>5 years
Subordinated loans:
Convertible Bond	115	115	115	115
High Yield Bonds	110	110	277	277

	225	225	392	392

Other loans:
Term Loans A	96	—	112	27
Term Loans B	—	—	347	333
Term Loans C	413	396	—	—
Revolver	—	—	—	—
Securitized Notes	74	—	79	—
Other	14	—	19	3

	597	396	557	363

Total Subordinated and other loans	822	621	949	755

Convertible Bond

        A 7-year Subordinated Convertible Bond Loan with listing at the Amsterdam Stock Exchange was issued in 2003 for the amount of €115 million, with a coupon of 2% payable annually on June 18. The bonds are convertible into Buhrmann Ordinary Shares at a conversion price of €8.40 per share. This loan must be redeemed on or before December 18, 2010. Buhrmann has the option to redeem the loan after July 9, 2008 if the official closing price of Buhrmann's Ordinary Shares has been in excess of 150% of the conversion price for 20 trading days in a period of 30 trading days. The Convertible Bonds were issued at par. The market value of the Convertible Bond at December 31, 2004 amounted to €125 million.

High Yield Bonds

        A 10-year, Subordinated Bond Loan was issued in 2004 for the amount of USD 150 million (2014 Notes), with a coupon of 8 1/4%, payable semi-annually. This loan must be redeemed on July 1, 2014. At any time before July 1, 2007, Buhrmann can choose to redeem up to 35% of this loan at a redemption price of 108.25% of the principal amount, with proceeds raised in one or more equity offerings made by Buhrmann, as long as certain conditions are met. Thereafter, the whole loan, or part of it, can be redeemed at contractual rates above par (starting per July 1, 2009 at 104.125%, decreasing annually). The market value of the High Yield Bond at December 31, 2004 amounted to USD 152 million (€112 million).

        In July 2004, Buhrmann made a succesfull tender offer for its USD 350 million Subordinated Bond Loan which was issued in 1999 (2009 Notes). A premium of €27 million was paid to holders who tendered their bonds. The bonds that were not tendered were early redeemed in November 2004 at contractual rates.

Senior Credit Facility (Term loan A, Term Loans B, Term Loans C and Revolver)

        The Senior Credit Facility was arranged in 2003 and funded on December 31, 2003. The Senior Credit Facility consisted of a Term Loan A of €120 million and Term Loans B with tranches of €50 million and USD 380 million plus a working capital facility of €255 million (Revolver). The collateral provided for the Senior Credit Facility is a pledge on assets of Buhrmann N.V., including all its material existing and future operating companies in the United States and the Netherlands. Borrowings under the Senior Credit Facility bear interest at floating rates related to LIBOR for the relevant currency for varying fixed interest periods. The interest rate margins vary with the leverage ratio (pricing grid). The initial margin for both the Revolver and the Term Loan A is 2.50% and for the Term Loans B 2.75%. The Revolver carries a fee of 0.75% for the undrawn balance. The documentation of the Senior Credit Facility allows for an increase in the Revolver as well as increases in term loans subject to meeting certain conditions such as a maximum leverage ratio. This gives the Company the opportunity to raise funds for refinancing other components of the capital structure such as the High Yield Bond.

        In July 2004, the Term Loans B were converted into Term Loans C. At the same time, the Term Loans C were increased by USD 125 million and the initial interest rate margin was decreased to 2.50%. Currently, the Senior Credit Facility consists of the Term Loan A of €112 million, the Term Loans C with tranches of €50 million and USD 500 million and the Revolver of €255 million. At December 31, 2004 the applicable margins were 2.25% and 2.50% for the Term Loans A and C, respectively.

        The interest rates in effect at December 31, 2004 and 2003 were as follows:

	2004	2003
Term loan A €	4.412%	4.750%
Term loan B €	—	5.000%
Term loan C €	4.660%	—
Term loan B USD	—	3.908%
Term loan C USD	4.940%	—

        The market value of the new Senior Credit Facility is primarily determined by credit status. Interest rate developments have a limited influence since these loans have a floating interest. Although these loans are not traded publicly, indication of market values can be obtained through the agent. The market value at December 31, 2004 approximated the book value.

        The new Senior Credit Facility is subject to a variety of conditions as is customary for these types of facilities and the financial position of Buhrmann. For example, specific minimum or maximum financial ratios ("covenants") must be met such as:

Interest coverage ratio:	EBITDA/Interest expense
Fixed charge ratio:	EBITDA + rent + lease expenses/Fixed charges
Leverage ratio:	Indebtedness/EBITDA

        The definitions of certain accounting numbers for covenant calculation purposes (for example: operating result before depreciation of tangible fixed assets and internally used software and before amortization and impairment of goodwill (EBITDA) as well as exceptional items and indebtedness)

may differ from figures as published in these Consolidated Financial Statements due to specific contractual arrangements. Also, income statement items used in covenants are calculated on a rolling twelve monthly basis. More detailed information on the covenant levels is available on the website of Buhrmann. The actual covenant ratios at December 31, 2004 comply with the threshold ratios as per loan covenants.

Securitized Notes

        The Company has an Accounts Receivable Securitization Program under which funds are raised by pledging accounts receivable from subsidiaries in the Netherlands and the USA as security for short-term and medium-term borrowings. The accounts receivable are sold to Buhrmann Silver SA and Buhrmann Silver US LLC, which in turn pledge the accounts receivable to third-party dedicated entities as security for short-term borrowings in the form of Short Term Notes and Medium Term Notes. At December 31, 2004, accounts receivables of €239 million were pledged under this program. The program delivers funding at attractive rates and at the same time diversifies sources of capital and increases financial flexibility. Both receivables and borrowings related to this program are included in the Consolidated Balance Sheet.

        The Short Term Notes are issued in USD, reflecting the currency of the pledged receivables. The amount of Short Term Notes outstanding against the receivables pledged, fluctuates as a result of liquidity requirements, advance rates calculated and invoices outstanding. No Short Term Notes were outstanding during 2004. To ensure availability of re-financing for the Notes, a back-up liquidity facility has been arranged.

        In July 2002, Medium Term Notes in USD and GBP were issued. As a consequence of the sale of the Paper Merchanting Division, the collateral for the Notes denominated in GBP in the form of receivables denominated in GBP generated by Paper Merchanting companies in the UK, no longer existed. At December 31, 2004, USD 100 million of Medium Term Notes were outstanding. The average interest margin including issuers cost, is approximately 0.5% over LIBOR at December 31, 2004 and 2003.

        The market value of the Medium Term Notes approximates their book value as the Notes bear variable interest and due to their relatively short maturities.

Breakdown of long-term debt by currency

	December 31,
	2004	2003
As issued:
	€265	280
USD	555	666
Other	2	3

	822	949

After hedging with forward exchange and currency swaps:
	€107	225
USD	664	693
Other	51	31

	822	949

        Buhrmann aims to incur its debt by currency after hedges approximately in proportion to the forecasted split of operating result before depreciation of tangible fixed assets and internally used software and before amortization and impairment of goodwill and before exceptional results over the major currencies. Forward foreign exchange and currency swaps are used to adjust the currency profile of the loans issued towards the desired position in order to achieve the hedging as per policy.

Buhrmann's forward foreign exchange and currency swap contracts at December 31, 2004

Contract	Maturity	Weighted average contractual exchange rate	Notional amount	Fair value
Buy €/sell SEK	<1 year	8.98	39	0
Buy €/sell USD	<1 year	1.36	109	0
Buy €/sell GBP	<1 year	0.71	10	0

			158	0

        The total fair value at December 31, 2003 of the forward foreign exchange and currency swap contracts was less than €1 million negative.

Breakdown of long-term debt by interest profile

	December 31, 2004
	Fixed	%	Floating	%
Subordinated Loans	225	28	—	—
Private loans and bank overdrafts	2	0	595	72

	227	28	595	72
Interest swaps >1 year	294		(294)

Total	521	63	301	37

        Buhrmann aims to incur a certain minimum level of fixed rate debt in relation to the interest cover. Interest rate swaps are used to adjust the interest profile of the loans towards the desired position in order to achieve the hedging as per policy.

Buhrmann's Interest Rate Swap (IRS) contracts at December 31, 2004

        IRS in USD; Buhrmann pays fixed and receives 3 month LIBOR:

Maturity	Notional amount	Average interest rate in %	Fair value
<1 year	128	2.33	0
<2 years	37	2.74	0
<3 years	128	4.27	(2)
<5 years	128	4.27	(3)

Total	422	3.68	(5)

        The total fair value at December 31, 2003 of the interest rate swap contracts was €10 million negative.

        The estimated fair value of the outstanding currency and interest swap contracts indicates how much would be paid or received in exchange for termination of the contracts without further commitments as per the balance sheet date, and is included in the tables above.

Effective interest rate

        The average blended effective interest rate, including margin, was 6.8% in 2004 and 9.1% in 2003.

  Repayment schedule for long-term debt

	Year	Term Loans A	Term Loans C	Other	Total Redemption
Short-term	2005	16	4	19	39

Long-term	2006	16	4	12	32
	2007	26	4	74	104
	2008	26	4	—	31
	2009	27	4	2	34
	2010	—	396	115	511
	2011 and beyond	—	—	110	110

		96	413	312	822

Total		112	417	331	861

        The installments in 2005 of €20 million for both Term Loans A and C fall due in March, June, September and December. Other includes the High Yield Bond, Revolver and Medium-term Securitized Notes. There were no Short-term Securitized Notes outstanding at December 31, 2004. The average remaining term of long-term debt is approximately 5.7 years.

25. Other liabilities

	December 31,
	2004	2003
Taxes and social security contributions	57	59
Employee benefits other than pensions	88	77
Advance payments on orders	16	10
Short-term provisions	15	21
Other accrued liabilities	70	76
	246	243
Short-term provisions acquisition and restructuring related (see Note 22)	9	31
Financial payables and accruals	18	8
Dividend Preference Shares A	11	11

Total	284	293

        Financial payables and accruals mainly includes interest.

26.    Share Option Plan

        There is a share option plan in place, the "Buhrmann Incentive Plan," which is designed as an incentive to managers working within the Group. In addition, the Annual General Meeting of Shareholders held on April 29, 2004 adopted a new share option plan as described below under "New Buhrmann Incentive Plan."

Buhrmann Incentive Plan

        The maximum percentage of option rights that may be granted under this Plan in any year is 1.25% of the number of outstanding Ordinary Shares. This reflects the requirements of the business given our geographic spread (in particular, the United States of America) and specific human resource management needs for critical business activities.

        The options granted up to and including 2002 have a term of five years and can be exercised only after three years. From 2003, the options have a term of seven years. The Buhrmann Incentive Plan (up to and including 2003) did not apply performance conditions to either the grant or the vesting of options.

New Buhrmann Incentive Plan

        At the Annual General Shareholders' meeting held on April 29, 2004, shareholders approved the adoption of a new share option plan. Pursuant to this new Buhrmann Incentive Plan, the number of options granted is dependent on the performance of the Company relative to a peer group as measured over a three-year period up to the vesting date. Approximately 370 managers have been invited to participate in the new Buhrmann Incentive Plan effective as from May 1, 2004.

        The performance of the Company will be measured by the concept of total shareholder return, or TSR. Using TSR, which shows the total return to shareholders as a combination of share price appreciation and dividends distributed, the performance of the Company's shares against other companies' shares can be compared over the relevant (three-year) period.

        The financial performance of the Company, as measured by TSR will be compared to the TSR of a peer group of up to twelve companies. The criteria for a company to fit within this peer group of companies includes, among other things, that such company (i) be in the same or similar industry as Buhrmann; (ii) have a comparable business model to Buhrmann; (iii) be listed or traded on a major stock exchange; (iv) have a minimum market capitalization; (v) be present in at least North America or Europe; and (vi) be considered a peer of Buhrmann by both the investor community and by Buhrmann itself.

        The peer group companies for option grants under the new Buhrmann Incentive Plan in 2004 are: Boise Cascade Corp. (after a restructuring in 2004, renamed: OfficeMax, Inc.); Office Depot, Inc.; Staples, Inc.; United Stationers, Inc.; W.W. Grainger, Inc.; Hagemeyer N.V.; Manutan International S.A.; Rexel S.A.; Genuine Parts Company; Bunzl PLC; Randstad Holding NV and Wesco International, Inc. The composition of the peer group may be changed by the Supervisory Board after 2004, provided that the above listed peer group criteria are met. In addition, where options have been granted, but have not yet begun vesting, the Supervisory Board may change the composition of the peer group with respect to that grant, if a peer group company at the time of grant no longer meets one or more of the criteria. In this respect it is noted that in view of the announcement that Rexel S.A. will be delisted in the course of 2005, the Supervisory Board has decided not to replace this company in the peer group, which will therefore effectively be reduced to 11 companies. The Supervisory Board continues to regard Boise Cascade, Corp. as a company in the peer group after its restructuring and name change to OfficeMax, Inc. Thus, the peer group for the options to be granted under the Buhrmann Incentive Plan in 2005 will consist of eleven companies, including OfficeMax, Inc., but excluding Rexel S.A.

        The TSR for each peer group company will be calculated over the three-year period following each annual grant of options under the new Buhrmann Incentive Plan, and each peer group company will be ranked in descending order of generated TSR to determine the relative position of Buhrmann. After three years the vesting of options granted under the new Buhrmann Incentive Plan will be based upon the TSR ranking of Buhrmann relative to the applicable peer group, as follows:

TSR ranking of Buhrmann	% of options granted vesting
1	200
2	175
3	150
4	125
5	100
6	75
7	50
8-13*	0

*
This will be 8-12 after the reduction of the peer group to eleven companies as described above.

        The provisional ranking of Buhrmann for the 2004 grant as at December 31, 2004 was number ten out of thirteen.

        The maximum number of options authorized for the 2004 grant under the new Buhrmann Incentive Plan was 1,708,649, representing 1.25% of the total number of Ordinary Shares outstanding as of 3 May 2004, the date of the option grant. The number of options vesting may be increased up to 2.5% if, as a result of the Company's performance relative to the peer group, more than 100% of the granted options vest. In addition, a maximum of 20% of the total number of options granted in any one year may be granted to Members of the Executive Board. The allocation of options granted under the new Buhrmann Incentive Plan to individual Members of the Executive Board will be determined by the CNCG Committee.

        The exercise price for option rights is the closing price of Buhrmann's Ordinary Shares on the first trading day on which day Buhrmann's Ordinary Shares are quoted ex-dividend. Those entitled to options are bound by internal regulations designed to prevent insider trading. Options granted are in principle hedged by purchasing the shares required on or close to the grant date. Options may not be hedged if the financial position of the Group gives rise to a decision not to purchase the shares required. Considerations for evaluating the financial position are the growth prospects and its required financing, as well as its capital structure. On the basis thereof it was decided not to purchase shares for this purpose in 2004, 2003 and 2002.

        The fair value of the option rights was estimated on the basis of the Black & Scholes option price determination model, based on the following assumptions:

	2004	2003	2002
Expected dividend yield	2.3%	2.3%	2.3%
Expected share price volatility	63.5%	65%	65%
Risk-free interest rate	4.0%	4.5%	4.5%
Expected term	5 years	4 years	4 years

        The pro-forma remuneration cost of all the option rights assigned to management is €6 million for 2004 (€5 million for 2003 and €6 million for 2002). Due to the performance hurdle introduced in 2004, the Black & Scholes' value is discounted for the probability of granting the option rights, assuming a one-period approach (discount factor amounts to 33%). The annual remuneration cost is calculated by taking the fair value of the options granted over the last three years spread evenly over the blocked exercise period (vesting) of three years. The fair value of the option rights is estimated by using expected dividend yield and share price volatility based on historic track records at the date of granting the options. These values do not constitute the market value. The assumptions were used exclusively for this calculation and do not necessarily provide an indication of expectations of management regarding developments in the future.

        Specified statement of all options outstanding (including option rights held by the Members of the Executive Board)

	Number of outstanding option rights		Average exercise price in €	Term	Fair value in €**
Granted in 1999 (690,000):					2.8 million
Balance at the end of 2003	416,500
Lapsed in 2004	(416,500)

Outstanding at the end of 2004		—	*—	—
Granted in 2000 (1,141,021):					11.9 million
Balance at the end of 2003	819,138
Lapsed in 2004	(32,489)

Outstanding at the end of 2004		786,649	*27.48	2005
Granted in 2001 (1,263,200):					10.0 million
Balance at the end of 2003	968,528
Lapsed in 2004	(47,255)

Outstanding at the end of 2004		921,273	*20.09	2006
Granted in 2002 (1,563,928):					9.9 million
Balance at the end of 2003	1,375,465
Lapsed in 2004	(51,872)

Outstanding at the end of 2004		1,323,593	*13.76	2007
Granted in 2003 (1,575,000):					2.1 million
Balance at the end of 2003	1,467,067
Lapsed in 2004	(52,367)

Outstanding at the end of 2004		1,414,700	*2.87	2010
Granted in 2004 (1,708,649):					4.4 million
Granted in May 2004	1,708,649
Lapsed in 2004	(100,623)

Outstanding at the end of 2004		1,608,026	*7.79	2011

Total outstanding at the end of 2004		6,054,241	12.38

*
Under Dutch fiscal rules, management receiving options could under the Buhrmann Incentive Plan up to and including 2003 elect to accept a 25% higher exercise price. The base exercise price was set at €7.79 in 2004, €2.85 in 2003, €13.69 in 2002, €19.61 in 2001 and €26.35 in 2000, equalling the share price at close of business on the Amsterdam Stock Exchange on May 3, 2004, May 2, 2003, May 6, 2002, April 20, 2001 and April 17, 2000 respectively.

**
The fair value is calculated using the Black & Scholes option price determination model.

        The Company granted interest-bearing loans to the Dutch optionees up to and including 2002 to finance their upfront tax obligations resulting from the options granted and which are due at the date of grant. The loans of Members of the Executive Board extended within this context are listed in Note 13. As of 2003, these loans have not been and will no longer be granted.

27.    Interest-bearing debt

	December 31,
	2004	2003
Long-term liabilities:
Subordinated Convertible Bonds	115	115
Subordinated High Yield Bonds	110	277
Other loans	597	557
Current liabilities:
Loans	33	28
Credit institutions	6	5
Cash and deposits	(154)	(145)

	707	836

        Movements schedule interest-bearing debt:

		2004	2003
Interest-bearing debt at the beginning of the financial year		836		1,735
Decrease due to cash flow from operational activities		(223)		(272)
Increase/decrease due to cash flow from investment activities		82		(544)
Other:
Dividend payments	11		9
Payments for interest rate swap settlements	—		40
Paid financing fees and tender premiums	39		25
Payments to minority shareholders	8		7

		58		81
Translation differences		(46)		(164)

Interest-bearing debt at the end of the financial year		707		836

28.    Guarantee Capital

	December 31,
	2004	2003
Group equity	1,474	1,484
Subordinated Loans	225	392

Total	1,699	1,876

29.    Commitments not included in the Balance Sheet

	December 31, 2004		December 31, 2003
Rental and operational lease commitments
These are due as follows:
Within 1 year	75		85
After 1 year but within 5 years	191		216
After 5 years	122		135

		388		436
Repurchase guarantees
These lapse as follows:
Within 1 year	16		20
After 1 year but within 5 years	30		40
After 5 years	6		4

		52		64
Other
These lapse as follows:
Within 1 year	9		22
After 1 year but within 5 years	2		2

		11		24

Total commitments		451		524

        Rent and operational lease commitments of €388 million in total at December 31, 2004 are primarily related to distribution facilities and offices that the Company leases under non-cancelable operating leases. The amounts are the nominal value of future lease payments netted for sub-lease income.

        Repurchase guarantees of €52 million in total at December 31, 2004 mainly relate to repurchase guarantees concerning graphic machines sold to customers and financed by external financing companies. Should the customer be declared in default, the respective financing company has a right of recourse against Buhrmann, which, in general, will be lower than market value. The amount included in the table is the maximum exposure under these guarantees.

        Other commitments not included in the balance sheet include investment commitments relating to expenditure on projects, such as the development of IT systems.

        In addition, the Company had certain contingent liabilities, commitments and guarantees which are not included in the table above and which are discussed below.

        Buhrmann's operating companies in Europe offer a variety of defined benefit plans, in addition to Government schemes, as part of the remuneration package. In countries like the Netherlands and the United Kingdom, the defined benefit plans are separated from Buhrmann in pension funds to which Buhrmann makes contributions. For its employees in the United States, Buhrmann sponsors several defined contribution plans and a defined benefit plan with a relatively small number of participants. Depending on specific financing arrangements and funding levels, Buhrmann may incur liabilities for certain deficits which amounted to €10 million at December 31, 2004. No provisions were recorded in the balance sheet at December 31, 2004 in connection with this liability.

        Buhrmann has entered into a number of forward foreign exchange and currency swap contracts and interest rate swap contracts which had an estimated negative fair value of €5 million at December 31, 2004. The estimated fair value of the outstanding forward foreign exchange and currency swap contracts and interest rate swap contracts indicates how much Buhrmann would have to pay as per the balance sheet date in exchange for termination of these contracts without further commitments.

        Buhrmann has issued certain performance guarantees, usually in the form of standby letters of credit, to an estimated maximum amount of €4 million at December 31, 2004. The major part of these guarantees expire latest on September 1, 2007.

        Buhrmann has issued guarantees of the indebtedness of a third-party to a maximum amount of €3 million at December 31, 2004.

30.    Legal proceedings

        Buhrmann is involved in various routine legal proceedings incidental to the conduct of its business. Buhrmann does not believe that any of these legal or regulatory proceedings will have a material adverse effect on its financial condition, results of operations or cash flows other than the proceedings disclosed below.

Paper Merchanting Germany: Anti-trust

        In April 2000, the German competition authorities (the Bundeskartellamt or "BKA") launched an investigation against a number of German paper merchants, among which is Buhrmann's former subsidiary Deutsche Papier Vertriebs GmbH, alleging a violation of anti-trust rules in Germany in a number of regions. On April 30, 2004 the BKA imposed a fine of €7.6 million on Deutsche Papier Vertriebs GmbH and eleven other paper merchants in Germany. The fine relates to the period between 1995 and 2000 and covers the whole of Germany with the exception of the South. Deutsche Papier and the accused individuals do not agree with the fine and the calculation thereof and have appealed against this fine. A third-party investigation into the alleged surplus profit in a number of regions and a third-party investigation into the calculation of the surplus profit used by the BKA substantiated Buhrmann's position that the fine reflects an overestimation of any assumed possible surplus profit. Buhrmann has given an indemnity to PaperlinX Limited, the buyer of the Paper Merchanting Division, of which Deutsche Papier is a part, with respect to this case.

Paper Merchanting Germany: completion accounts

        Under the Agreement for the Sale and Purchase of the Paper Merchanting Division of Buhrmann N.V. dated September 8, 2003 a post-completion dispute has arisen as to the valuation of a property in Germany for the purpose of inclusion in the completion accounts. The completion accounts are the basis for the calculation of the final purchase price. The valuation difference amounts to € 7 million. The matter is currently pending the decision of an arbitral award. Once the value of the property has been determined, final settlement of the purchase price can take place.

Holdings: Agena S.A.-Béfec

        In 1994 Buhrmann issued arbitration proceedings against the sellers of the French company Agena S.A., an acquisition made in 1991. Buhrmann's claim for damages was based on a misrepresentation of the financial position of the company in the acquisition balance sheet. These proceedings resulted in an arbitral award adjudicating damages to the amount of € 79 million received in 2003. In 1995 proceedings had also started against Béfec (a predecessor of PricewaterhouseCoopers, France), the accountants who in 1991 had certified the acquisition balance sheet. These proceedings were adjourned in anticipation of the outcome of the arbitration proceedings against sellers. The matter against Béfec was resumed after the arbitral award. Béfec raised preliminary defence against the claim which was rejected in the first instance. Although the defendant appealed against this judgment it may reasonably be anticipated that the principal matter will be permitted. Buhrmann is claiming damages to the amount of € 134 million plus interests and costs. It is estimated that a final decision may still take a considerable period.

        Under U.S. GAAP, a contingent asset is disclosed when it is probable that an inflow of an economic benefit will be realized and the amount is estimable. In practice, contingent assets are not disclosed until the amount and timing of the inflow is known to the company (e.g., there is a firm commitment from the counter party). Accordingly, the above contingent asset would not be disclosed in accordance with U.S. GAAP, FAS 5, given the uncertainty as to its realization and timing of realization, if at all.

31.    Segment Information

        As of December 31, 2004, the Buhrmann Group consist of four divisions. The Office Products North America Division, Office Products Europe Division and Office Products Australia Division supply office products and office furniture to large and medium-sized companies. The Office Products Europe Division and Office Products Australia Division are combined for reporting purposes. The Graphic Systems Division supplies pre-press systems, printing presses, folding, cutting and binding machines in six European countries and also provides service and maintenance for its customers. The Paper Merchanting Division sold paper to printers, publishers and the office market until it was sold with effect from October 31, 2003.

        Corporate items are not allocated to the Divisions and include costs incurred by the Corporate Head Office as well as costs and assets relating to geographical holding companies.

Operating segments 2004

	Office Products North America	Office Products Europe/ Australia	Graphic Systems	Corporate items	Total
Net sales	3,628	1,500	411	—	5,539
Added value	961	420	95	—	1,476
Depreciation of tangible fixed assets and internally used software	(60)	(20)	(4)	—	(84)
Operating result before amortization and impairment of goodwill	171	53	—	(18)	206
Amortization of goodwill	(33)	(6)	—	(6)	(45)
Operating result	138	47	—	(24)	161
Exceptional operating results	—	(5)	—	—	(5)
Goodwill	914	194	3	171	1,282
Total assets	2,356	613	211	301	3,481
Total liabilities	693	275	114	925	2,007
Capital employed before goodwill	505	149	85	(9)	730
Capital expenditure	44	11	4	—	59

Operating segments 2003

	Office Products North America	Office Products Europe/ Australia	Graphic Systems	Corporate items	Sub total	Paper Merchanting	Total Group
Net sales	3,939	1,479	369	—	5,787	2,266	8,053
Added value	1,018	392	85	—	1,495	359	1,854
Depreciation of tangible fixed assets and internally used software	(63)	(20)	(4)	—	(87)	(17)	(104)
Operating result before amortization and impairment of goodwill	152	38	(13)	42	219	57	276
Amortization and impairment of goodwill	(37)	(61)	—	(5)	(103)	(2)	(105)
Operating result	115	(23)	(13)	37	116	55	171
Exceptional operating results	(7)	(7)	(1)	58	43	8	51
Goodwill	1,017	197	3	183	1,400	—	1,400
Total assets	2,494	619	219	345	3,677	—	3,677
Total liabilities	597	266	113	1,217	2,193	—	2,193
Capital employed before goodwill	553	162	108	(16)	807	—	807
Capital expenditure	40	22	6	—	68	11	79

Operating segments 2002

	Office Products North America	Office Products Europe/ Australia	Graphic Systems	Corporate items	Sub total	Paper Merchanting	Total
Net sales	4,931	1,540	489	—	6,960	2,988	9,948
Added value	1,261	413	118	—	1,792	461	2,253
Depreciation of tangible fixed assets and internally used software	(69)	(20)	(4)	—	(93)	(21)	(114)
Operating result before amortization and impairment of goodwill	197	64	23	(16)	268	74	342
Amortization and impairment of goodwill	(470)	(139)	—	(4)	(613)	(30)	(643)
Operating result	(273)	(75)	23	(20)	(345)	44	(301)
Goodwill	1,262	249	3	172	1,686	102	1,788
Total assets	3,088	695	240	231	4,254	1,155	5,409
Total liabilities	775	288	130	1,963	3,156	442	3,598
Capital employed before goodwill	731	193	116	1	1,041	654	1,695
Capital expenditure	62	21	5	—	88	19	107

32.    Enterprise wide disclosures

	United States	The Netherlands (incl. Corporate)	Germany	United Kingdom	Rest of European Union members	Australia/ New Zealand	Rest of the world	Total
Sales by country of destination
Year ended December 31, 2004	3,268	281	321	148	710	589	222	5,539
Year ended December 31, 2003	3,667	772	701	884	1,188	496	345	8,053
Year ended December 31, 2002	4,665	961	817	1,251	1,458	419	377	9,948
Depreciation of tangible fixed assets and internally used software
Year ended December 31, 2004	(58)	(5)	(4)	(3)	(7)	(5)	(2)	(84)
Year ended December 31, 2003	(61)	(11)	(8)	(7)	(10)	(4)	(3)	(104)
Year ended December 31, 2002	(67)	(12)	(8)	(7)	(11)	(3)	(6)	(114)
Operating result
Year ended December 31, 2004	116	(14)	(10)	0	6	48	15	161
Year ended December 31, 2003	96	—	(10)	22	12	31	20	171
Year ended December 31, 2002	(296)	33	(15)	28	(101)	33	17	(301)
Net investments in tangible fixed assets and internally used software
Year ended December 31, 2004	42	3	1	1	5	5	2	59
Year ended December 31, 2003	38	13	2	5	11	7	3	79
Year ended December 31, 2002	63	17	2	5	9	8	3	107
Long lived assets*
Year ended December 31, 2004	1,095	23	7	10	175	246	37	1,593
Year ended December 31, 2003	1,227	27	10	12	180	257	38	1,751
Capital employed before goodwill
Year ended December 31, 2004	455	19	26	10	125	54	41	730
Year ended December 31, 2003	508	31	43	9	137	42	37	807
Total assets
Year ended December 31, 2004	2,235	98	69	45	567	379	88	3,481
Year ended December 31, 2003	2,421	153	80	39	528	375	81	3,677
Total liabilities
Year ended December 31, 2004	1,295	288	55	43	213	87	26	2,007
Year ended December 31, 2003	1,444	314	46	42	238	87	22	2,193

*
long-lived assets include tangible and intangible fixed assets

33.    Subsequent Events

Repurchase Preference Shares C

        On February 22, 2005, Buhrmann reached agreement with all the holders of the Preference Shares C regarding the purchase by Buhrmann of all 43,628 issued and outstanding Preference Shares C for an aggregate purchase price of $520 million in cash together with certain options to acquire Ordinary Shares of Buhrmann in certain defined circumstances. The repurchase of the Preference Shares C is conditional on, among other things:

  •
  the approval of the repurchase of Preference Shares C by an extraordinary meeting of shareholders;

  •
  the raising of adequate finance for the repurchase of the Preference Shares C in a form and amount satisfactory to us; and

  •
  the approval of the agent security trustee under the Senior Credit Facility.

        An Extraordinary General Meeting of Shareholders was held on March 11, 2005 in which the shareholders approved the repurchase of the outstanding Preference Shares C, a change of Articles of Association and the issue of up to 80 million new Ordinary Shares. The agent security trustee under the Senior Credit Facility has approved the repurchase of Preference Share C. Buhrmann expects that all other conditions to the repurchase of Preference Shares C will be satisfied on or around April 1, 2005.

Placement of 7 7/8% Senior Subordinated Notes due 2015

        On March 2, 2005 Buhrmann received proceeds of the 7 7/8% Senior Subordinated Notes due 2015 (2015 Notes) with an aggregate principal amount of $150 million. The proceeds of the 2015 Notes are intended to be used to finance the planned repurchase of the Preference Shares C, together with a discounted rights issue of approximately €250 million and cash on hand. The proceeds of the 2015 Notes are being placed in escrow pending the completion of the repurchase transaction, which is expected to occur in early April 2005. The 2015 Notes have been issued at a price of 99.151% of the par value. The effective yield on the 2015 Notes is 8%.

34.    Summary of differences between generally accepted accounting principles in the Netherlands and generally accepted accounting principles in the United States and related disclosures

        Buhrmann's Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP), which vary in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP).

The tables below give the effect that application of US GAAP would have on net result and group equity (in millions of €).

		2004	2003	2002
Net result under Dutch GAAP		80	(132)	(588)
a)	Goodwill amortization	45	52	70
a)	Goodwill impairment	—	4	(439)
b)	Intangible fixed assets amortization	(5)	(6)	(6)
c)	Restructuring and integration provisions	—	(26)	7
d)	Derivatives	—	7	(7)
e)	Pensions	18	8	27
f)	Financing fees	2	(12)	3
g)	Revenue recognition	1	12	1
h)	Catalog contributions	1	5	—
i)	Sale Paper Merchanting Division	—	(132)	—
j)	Deferred lease	(4)	—	(2)
l)	Deferred taxes	(30)	(88)	(7)

Net result under US GAAP before cumulative effect of change in accounting principles		108	(308)	(941)
Cumulative effect of change in accounting principle for:
h)	Catalog contributions (net of €19 million tax gain)	—	(29)	—

Net result under US GAAP		108	(337)	(941)

		December 31,
		2004	2003
		(in millions of €)
Group equity under Dutch GAAP		1,474	1,484
a)	Goodwill	(117)	(175)
b)	Intangible fixed assets	65	75
c)	Restructuring and integration provisions	—	1
d)	Derivatives-Accumulated Other Comprehensive Income	(3)	(8)
d)	Derivatives	(2)	(2)
e)	Pensions	205	187
e)	Pensions-Accumulated Other Comprehensive Income	(18)	(9)
f)	Financing fees	(7)	(9)
g)	Revenue recognition	(27)	(29)
h)	Catalog contributions	(32)	(36)
j)	Deferred lease	(5)	(2)
k)	Other	(1)	(1)
l)	Deferred taxes	(2)	28

Group equity under US GAAP		1,530	1,504

        The differences between Dutch GAAP and US GAAP as indicated in the tables are explained below, including related disclosures required under US GAAP.

a)    Goodwill

        This item consists of the following:

           i)  For acquisitions occurring prior to January 1, 1997, goodwill was directly written off to Group equity under Dutch GAAP. Under US GAAP this goodwill is capitalized and amortized over the estimated useful life of forty years until December 31, 2001.

          ii)  Buhrmann repurchased the outstanding public 30% minority share of its former US subsidiary, BT Office Products Inc. in October 1998. Under Dutch GAAP this transaction was accounted for as a repurchase of Group equity and was shown as a movement in Group equity. Under US GAAP, the accounting treatment is to consider the surplus paid over fair value of net assets as goodwill.

         iii)  On November 1, 1999, Buhrmann purchased all the outstanding shares of Corporate Express Inc. Certain fair value adjustments, including provisions for restructuring and integration, which were made for Dutch GAAP purposes, did not qualify for US GAAP. This led to a lower amount of goodwill under US GAAP. In addition, for US GAAP purposes only, certain intangible assets (the workforce, Corporate Express brandname and internally used software) were valued and recognized separately from goodwill, see point b) below. Under Dutch GAAP these intangible assets are included in goodwill. Furthermore deferred taxes on certain of the above-mentioned fair value adjustments and certain valuation allowances on deferred tax assets that did not qualify for US GAAP resulted in differences in goodwill under US GAAP compared to Dutch GAAP.

          iv)  With the Samas and USOP acquisitions in April and May 2001, some provisions for redundancy payments for employees were recorded and included in goodwill under Dutch GAAP whereas under US GAAP these payments were expensed over the period these employees worked for Buhrmann.

        The net effect of the items mentioned above was a higher amount of goodwill under US GAAP which was amortized over its estimated useful life of forty years until December 31, 2001. The book value of this goodwill was €168 million at December 31, 2001. As of January 1, 2002, goodwill is no longer amortized under US GAAP. Amortization of goodwill recorded under Dutch GAAP of €45 million in 2004, €52 million in 2003 and €70 million in 2002 has been reversed under US GAAP.

        Under US GAAP, the Company reviews goodwill for impairment in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets", which requires a two-step process to analyze whether or not goodwill has been impaired.

        Step one is to test for potential impairment, and requires that the fair value of the reporting unit be compared to its book value including goodwill. The fair value of the reporting unit is calculated based on discounted future cash flows and residual values as under Dutch GAAP. If the fair value is higher than the book value, no impairment is recognized. If the fair value is lower than the book value, a second step is performed. The second step is to measure the amount of impairment loss, if any, and requires that assets and liabilities, including unrecognized intangible assets such as brand names and customer and supplier relationships, be assigned fair values in a hypothetical purchase price allocation to determine the implied fair value of goodwill. This fair value is then compared to the carrying value of goodwill. If the implied fair value is lower than the carrying value, an impairment must be recorded for the difference.

        The adoption of SFAS No. 142 as of January 1, 2002, did not result in an initial impairment of goodwill. A reduced level of profitability in 2002 and reduced visibility concerning future performance resulting in a higher cost of capital, caused a decline in the calculated fair value of our businesses which resulted in an impairment of goodwill of €573 million under Dutch GAAP at December 31, 2002. Under US GAAP the impairment was €439 million higher compared to Dutch GAAP. This was predominantly a result of the higher amount of goodwill previously capitalized under US GAAP, as explained above, for €248 million and the valuation of unrecognized intangible assets (brandnames and customer and supplier contracts) for €124 million. The amount of goodwill impairment at December 31, 2002 under US GAAP for the Office Products North America Division was €648 million, for the Office Products Europe Division €266 million and for the former Paper Merchanting Division €98 million.

        The annual impairment test on goodwill at December 31, 2003 resulted in an impairment of €53 million under Dutch GAAP and €49 million under US GAAP for the Office Products Europe Division. The lower impairment under US GAAP is mainly due to a lower carrying value of goodwill under US GAAP of this Division.

        The annual impairment test on goodwill at December 31, 2004 did not result in an impairment under Dutch GAAP or US GAAP.

        In connection with the sale of the Paper Merchanting Division in 2003, an amount of €104 million of capitalized goodwill was written-off under US GAAP. This write-off is included in the result on the sale of the Paper Merchanting Division in the reconciliation of net result. Under Dutch GAAP, this goodwill was directly written-off from Group equity before January 1, 1997.

        In 2004, 2003 and 2002 translation adjustments of €13 million, €48 million and €44 million on these goodwill items were recorded as some of these goodwill items are denominated in US dollars

        In 2003 and 2002 additions to goodwill of €3 million and € 15 million recorded under Dutch GAAP were either classified as intangible fixed assets or did not qualify under US GAAP.

        The net effect at December 31, 2004 of the items mentioned above was a lower amount of goodwill under US GAAP of €117 million.

        The movements in goodwill under US GAAP were as follows (in millions of €):

	2004	2003	2002
Book value at beginning of year	1,225	1,616	2,852
Investments	6	4	22
Divestments	—	(201)	—
Impairment	—	(49)	(1,012)
Release provisions (net of tax)	—	(6)	—
Translation differences	(66)	(139)	(246)

Book value at end of year	1,165	1,225	1,616

Accumulated cost	2,120	2,226	2,872
Accumulated amortization	(168)	(177)	(244)
Accumulated impairment	(787)	(824)	(1,012)

Book value at end of year	1,165	1,225	1,616

b)    Intangible fixed assets

        With the acquisition of Corporate Express in October 1999, certain intangible assets were valued and recognized separately from goodwill under US GAAP. These include the workforce (USD 10 million), the Corporate Express brandname (USD 75 million) and internally used software (USD 20 million). Under SFAS No. 142, the workforce no longer met the criteria for separate recognition and the book value thereof was reclassified to goodwill at January 1, 2002. The Corporate Express brandname and internally used software are amortized over their estimated useful lives of 40 and 7 years, respectively.

        The book value of the Corporate Express brandname at December 31, 2004 was USD 66 million and at December 31, 2003 was USD 68 million. The accumulated amortization at December 31, 2004 was USD 9 million and at December 31, 2003 was USD 7 million. The amortization expense was USD 2 million in each of 2004, 2003 and 2002 and will be USD 2 million in each of the next 5 years.

        The book value of the internally used software at December 31, 2004 was USD 5 million and at December 31, 2003 was USD 8 million. The accumulated amortization at December 31, 2004 was USD 15 million and at December 31, 2003 was USD 12 million. The amortization expense was USD 3 million in each of 2004, 2003 and 2002 and will be USD 3 million in 2005 and USD 2 million in 2006.

        Also included under "Intangible fixed assets", are amounts allocated to customer relationships of companies acquired in 2003 and 2002 of €7 million and €10 million, respectively, which are classified as intangible fixed assets under US GAAP and goodwill under Dutch GAAP. Under US GAAP these amounts are amortized over a period of ten years. The book value under US GAAP was €13 million at December 31, 2004 and €15 million at December 31, 2003. The accumulated amortization was €4 million at December 31, 2004 and €2 million at December 31, 2003. The amortization expense under US GAAP was €2 million in 2004 and €1 million in 2003 and 2002 and will be €2 million in each of the next 5 years.

(c)   Restructuring and integration provisions

        Following the acquisition of Corporate Express in October 1999 and subsequent integration, the Company's office product activities in the US and Europe underwent a restructuring. As explained in item a) Goodwill above, at the time of acquisition, some restructuring and integration provisions were recorded and included in goodwill under Dutch GAAP that did not qualify under US GAAP. As a consequence, some restructuring and integration payments in the years after the acquisition were expensed under US GAAP whereas under Dutch GAAP these payments were deducted from the provisions. In 2002 payments of €9 million were expensed. In 2003, no payments were expensed and the unused portion of €9 million of these provisions was reversed against goodwill as it became clear that no more payments were going to be made.

        This item also includes redundancy payments to former USOP employees of €2 million in 2002 which were expensed under US GAAP and for which under Dutch GAAP provisions were recorded at the time of acquisition in 2001 as part of goodwill.

        In addition, in 2001 and 2002, the Company introduced additional restructuring plans for its office products operations in North America and Europe as well as its former papermerchanting operations in Europe. As of January 1, 2001 Dutch GAAP was substantially similar to US GAAP with regard to recording provisions for restructuring plans except that Dutch GAAP required the plan to be communicated by the publication date of the Financial Statements and under US GAAP the plan had to be communicated by the balance sheet date. As of January 1, 2003 under US GAAP a provision for a cost associated with an exit or disposal activity can only be recognized in the period in which the liability is incurred and should be measured at fair value. Under Dutch GAAP an accrual of €45 million was recorded in 2001 in connection with these restructuring plans (for the continuing and discontinued operations) of which €10 million did not qualify for US GAAP for recognition in 2001 and was expensed under US GAAP in 2002. In 2002, Buhrmann accrued €60 million under Dutch GAAP for additional restructuring plans and €51 million for non-cash write-offs on IT, distribution infrastructure and some other assets. Under US GAAP, €28 million of this accrual, mainly related to the restructuring plans, did not qualify for recognition in 2002 and as a consequence was expensed in 2003.

        Furthermore, adjustments of €2 million to the 2002 restructuring plans which were recorded under Dutch GAAP in 2003 were under US GAAP already recorded in 2002. In addition, at the end of 2003, a reassessment was made of the accruals for the 2002 restructuring plans which resulted in an additional accrual of €6 million in the Office Products North America Division (mainly as a result of a reassessment of lease obligations for vacant properties offset by reduced redundancy costs and continuing usage of properties), of €3 million in the Office Products Europe Division (mainly for an additional reduction in the workforce of 135 employees) and of €1 million in the Graphic Systems Division, both under Dutch GAAP and US GAAP.

        The movements in the restructuring provisions in 2004 under US GAAP were as follows (in millions of €):

	Employee costs	Write-down of assets	Lease termination and other closing costs	Total
Balance at December 31, 2003	15	—	8	23
Set-up/finalization	1	—	7	8
Cash utilization	(6)	—	(9)	(15)
Reclassification	—	—	3	3
Currency translation	(1)	—	—	(1)

Balance at December 31, 2004	9	—	9	18

        The movements in the integration provisions in 2004 under US GAAP were as follows (in millions of €):

	Employee costs	Write-down of assets	Lease termination and other closing costs	Total
Balance at December 31, 2003	3	2	6	11
Cash utilization	—	—	(2)	(2)
Transfer to assets	(2)	—	(2)
Reclassification	(3)	—	(1)	(4)

Balance at December 31, 2004	—	—	3	3

(d)   Derivatives

        This item relates to interest rate swaps which under US GAAP are valued at fair value. The interest rate swaps were entered into to hedge variable rate debt to fixed rate. Currency swaps are also valued at fair value under US GAAP based on forward rates whereas the valuation under Dutch GAAP is based on spot rates. The valuation of the currency swaps under US GAAP approximates the valuation under Dutch GAAP and therefore no reconciling item was recorded in 2004, 2003 or 2002.

        In 2004, there was a gain of €3 million due to hedge ineffectiveness on interest rate swaps for which hedge accounting was applied and a €3 million loss on swaps for which no hedge accounting was applied.

        The €7 million gain under US GAAP in 2003 consists of a gain of €3 million due to hedge ineffectiveness on interest rate swaps for which hedge accounting was applied, a gain of €1 million on interest rate swaps for which no hedge accounting was applied and also a gain of € 3 million for the difference between Dutch GAAP and US GAAP in the cost of settlement of interest rate swaps (see Note 8). Under US GAAP, certain of these settled interest rate swaps had already been recorded at their fair value in previous years, with changes in the fair value recorded in net results because hedge accounting was not applied. Under Dutch GAAP, these interest rate swaps were not adjusted for changes in the fair value, as a result of which the loss on settlement was higher under Dutch GAAP than under US GAAP.

        In 2002, the €7 million loss under US GAAP consists of a loss of €5 million due to hedge ineffectiveness on interest rate swaps for which hedge accounting was applied and a loss of €2 million on interest rate swaps for which no hedge accounting was applied.

        The amount of €3 million negative in Accumulated Other Comprehensive Income at December 31, 2004 and €8 million negative at December 31, 2003 is the fair value of interest rate swaps for which hedge accounting is applied as they are designated as cash flow hedges as defined under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". The reduction of Group Equity under US GAAP of € 2 million at December 31, 2004 and December 31, 2003 is the fair value of the interest rate swaps for which no hedge accounting was applied. In 2004, a gain of €5 million was recorded as an addition to Other Comprehensive Income relating to interest rate swaps for which hedge accounting is applied. In 2003, a gain of €60 million was recorded as an addition to Other Comprehensive Income of which €36 million relates to settlement of interest rate swaps. In 2002, an amount of € 16 million was recorded as a reduction to Other Comprehensive Income. The amount of €3 million negative recorded in Accumulated Other Comprehensive Income at December 31, 2004 will affect earnings when the variable rate interest for the periods being hedged affect earnings. An amount of €1 million is expected to be reclassified to earnings in 2005.

        All amounts stated above are before taxes.

(e)   Pension

        Buhrmann sponsors pension plans in accordance with legal requirements and local customs. Substantially all of Buhrmann's employees in Europe are covered by defined benefit plans. For most of its employees in the United States, Canada and Australia, Buhrmann sponsors defined contribution plans. In addition, Buhrmann has some, relatively small, defined benefit plans in the United States of which the benefits were frozen as of January 1, 1998.

        The benefits are in general based on years of service and average salary.

        The defined benefit plans in the Netherlands and some foreign defined benefit plans are funded with plan assets which have been segregated and restricted in trusts. Contributions are made by Buhrmann, as necessary, to provide assets sufficient to meet benefit obligations in accordance with, among others, legal requirements and financing agreements with these trusts. When defined benefit plans are unfunded, Buhrmann recognizes a provision for the benefit obligation.

        In 2003, curtailment or settlement of a number of defined benefit plans occurred mainly in the United Kingdom and the Netherlands in connection with the sale of the Paper Merchanting Division.

        With regard to the defined benefit plans, US GAAP requires re-adjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Additionally, only those accumulated gains or losses arising in the plan from a difference between the actual experience of the plan and the actuarial assumptions made, falling outside ten percent of the greater of the projected benefit obligation or the market value of the assets, are being amortized. The excess of plan assets over projected benefit obligation, as of January 1, 1989, the transition date, is recognized as a part of periodic pension costs on a prospective basis.

        This method significantly differs from the accounting under Dutch GAAP, whereby contributions paid for defined benefit plans are expensed when incurred and provisions are recorded for past-service premiums falling due in the future, at their present value, as well as additional contributions to be made in the future to meet local minimum funding requirements.

        Information required to be disclosed in accordance with US GAAP for the Dutch and foreign defined benefit plans is set forth below (in millions of €, unless stated otherwise). This information includes the funded and unfunded defined benefit plans of the continuing and discontinued operations.

	Dutch plans			Foreign plans			Total
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Net periodic pension cost
Service cost	(8)	(10)	(7)	(2)	(4)	(7)	(10)	(14)	(14)
Interest cost	(32)	(31)	(32)	(4)	(9)	(9)	(36)	(40)	(41)
Expected return on plan assets	47	45	54	3	6	6	50	51	60
Settlement/curtailment gain	—	3	1	—	2	—	6	5	1
Net amortization and deferral and other expenses	6	3	4	(1)	(4)	(2)	(1)	(1)	2

Net periodic pension costs under US GAAP	13	10	20	(4)	(9)	(12)	9	1	8

        In 2003, Buhrmann recognized €5 million in pretax settlement and curtailment gains under US GAAP in connection with the sale of the Paper Merchanting Division. This gain was €7 million under Dutch GAAP. The difference is included in sale of the Paper Merchanting Division in the reconciliation of net result as discussed under item i) below.

        Costs related to defined contributions plans were €17 million in 2004, €20 million in 2003 and €18 million in 2002.

	Dutch plans		Foreign plans		Total
	2004	2003	2004	2003	2004	2003
Change in projected benefit obligation
Benefit obligation at beginning of year	(578)	(569)	(38)	(187)	(616)	(756)
Service cost	(8)	(10)	(2)	(5)	(10)	(15)
Interest cost	(32)	(31)	(4)	(9)	(36)	(40)
Plan participant's contributions	—	(1)	—	(2)	—	(3)
Actuarial gain/(loss)	(47)	(5)	(28)	(2)	(75)	(7)
Benefits paid	31	28	4	4	35	32
Curtailment/settlement	—	10	—	153	—	163
Currency translation adjustments		—	1	—	1
Other	—	—	(8)	10	(8)	10

Projected benefit obligation at end of year	(634)	(578)	(75)	(38)	(709)	(616)

	Dutch plans		Foreign plans		Total
	2004	2003	2004	2003	2004	2003
Change in plan assets
Fair value of plan assets at beginning of year	688	640	27	107	715	747
Actual return on plan assets	68	70	3	9	71	79
Employer's contribution	3	5	4	6	7	11
Plan participants' contributions	—	1	—	2	—	3
Actuarial gain/(loss)	—	—	13	—	13	—
Benefits paid	(31)	(28)	(3)	(4)	(34)	(32)
Curtailment/settlement	—	—	—	(85)	—	(85)
Currency translation adjustments	—	—	(1)	—	(1)
Other	6	—	—	(8)	6	(8)

Fair value of plan assets at end of year	734	688	43	27	777	715

	Dutch plans		Foreign plans		Total
	2004	2003	2004	2003	2004	2003
Funded Status	100	110	(32)	(11)	68	99
Unrecognized prior service cost	—	(1)	—	—	—	(1)
Unrecognized net actuarial (gain)/loss	102	79	25	13	127	92
Other pension arrangements	(5)	(6)	—	(13)	(5)	(19)

Prepaid/(accrued) benefit cost	197	187	(7)	(16)	190	171

	Dutch plans		Foreign plans		Total
	2004	2003	2004	2003	2004	2003
Additional minimum liability at end of year	—	—	18	9	18	9
Intangible asset	—	—	—	—	—

Reduction to equity	—	—	18	9	18	9

        Under US GAAP, Buhrmann recorded a minimum pension liability for the actuarial present value of accumulated benefits that exceeded plan assets. The accrued additional minimum pension liability at December 31, 2004 and 2003 was €18 million and €9 million, respectively.

	Dutch plans		Foreign plans		Total
	2004	2003	2004	2003	2004	2003
Accumulated benefit obligation at end of year	619	559	67	36	686	595

	Dutch plans		Foreign plans		Total
	2004	2003	2004	2003	2004	2003
Projected benefit obligation exceeds fair value of plan assets:
Benefit obligation	(2)	(1)	(75)	(38)	(77)	(39)
Plan assets	—	43	27	43	27
Accumulated benefit obligation exceeds fair value of plan assets:
Benefit obligation	(2)	(1)	(67)	(36)	(69)	(37)
Plan assets	—	—	43	27	43	27

        The pension benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are as follows (in millions of €):

	Dutch plans	Foreign plans	Total
2005	33	2	35
2006	32	2	34
2007	32	2	34
2008	33	3	36
2009	34	3	37
2010-2014	179	15	194

        The weighted average asset allocation of the funded defined benefit plans at December 31, 2004 and 2003 and target allocation for the year 2005 are as follows:

	Dutch plans			Foreign plans
	Target 2005	Allocation 2004	Allocation 2003	Target 2005	Allocation 2004	Allocation 2003
Asset category:
Equity Securities	30%	33%	28%	70%	71%	74%
Debt Securities	60%	58%	61%	2%	2%	—
Real Estate	10%	9%	11%	—	—
Cash	—	—	—	—	1%	—
Other (including insurance contracts)	—	—	—	28%	26%	26%

        The assumptions used to measure net periodic pension cost were as follows:

	Dutch plans			Foreign Plans
	2004	2003	2002	2004	2003	2002
Discount rate	5.5%	5.5%	5.5%	5.7%	5.9%	5.6%
Expected return on plan assets	7.0%	7.0%	7.0%	7.8%	8.4%	6.8%
Rate of compensation increase	3.0%	3.0%	3.0%	3.5%	3.4%	3.5%
Increase of state pension	2.0%	2.0%	2.0%	2.5%	2.4%	2.4%
Pension increases	2.0%	2.0%	2.0%	2.5%	2.4%	2.4%

        The assumptions used to measure the projected benefit obligation were as follows:

	Dutch plans			Foreign Plans
	2004	2003	2002	2004	2003	2002
Discount rate	4.9%	5.5%	5.5%	5.4%	5.9%	5.6%
Rate of compensation increase	3.0%	3.0%	3.0%	3.4%	3.4%	3.5%
Increase of state pension	2.0%	2.0%	2.0%	2.3%	2.4%	2.4%
Pension increases	2.0%	2.0%	2.0%	2.3%	2.4%	2.4%

        In estimating expected return on plan assets, appropriate consideration is taken into account of historical performance for the major asset classes held or anticipated to be held by the applicable pension funds and of current forecasts of future rates of return for those asset classes.

        The goal of the Dutch pension trust's investment policies is to reach an optimum between maximum return on plan assets, minimum and stable contributions to the plan, to grant a full indexation of the benefits and to maintain a sufficient funding level. Investments in debt securities are only made when they bear fixed interest. The policy is to hedge 50% of the currency risks related to investments in equity securities and in real estate which are denominated in other currencies than the €. Currency risks related to investments in debt securities in currencies other than the € are in principle completely hedged.

        Derivatives are only used to minimize financial market risk exposures such as currency risks. No speculative positions are entered into.

(f)    Financing fees

        This item relates to a difference in amortization and impairment methods used under Dutch GAAP and US GAAP.

        When repayments of long-term debt are made, a portion of the related fees may need to be written off so that the amount of unamortized fees is commensurate with the amount of debt remaining. Additionally, fees may be treated differently due to differences in Dutch GAAP and US GAAP treatment of refinancing transactions. In 2002, a write-off of capitalized financing fees relating to the Term Loans under the Senior Credit Facility entered into in 1999 was recorded which was €3 million lower under US GAAP. In 2003, certain fees relating to the new Senior Credit Facility entered into in 2003 amounting to €12 million are capitalized under Dutch GAAP, but they are treated as costs to extinguish the loans under the old Senior Credit Facility under US GAAP and therefore expensed. Additionally, the impairment of the financing fees in 2003 relating to the Revolver under the old Senior Credit Facility was €3 million lower under US GAAP whereas the impairment of the financing fees related to the Term Loans under the old Senior Credit Facility was €3 million higher under US GAAP. The net impact of these differences is a lower amount of capitalized financing fees under US GAAP of €9 million at December 31, 2003.

        In 2004, there was a €2 million lower amortization charge under US GAAP which is the net effect of lower capitalized financing fees and amortization on the basis of effective constant yield under US GAAP compared to linear amortization under Dutch GAAP. The net effect of the items mentioned above was a lower amount of capitalized financing fees under US GAAP of €7 million at December 31, 2004.

(g)   Revenue recognition

        As of January 1, 2003, this item relates primarily to sales of graphic machines sold to customers and financed by external financing companies and for which repurchase guarantees exist. Should the customer be declared in default, the respective financing company has a right of recourse against Buhrmann. Under US GAAP, Buhrmann recognizes revenue from these types of sales only when the right of recourse has ended, which is generally 5 years from the date of sale.

        Before January 1, 2003, this item also included differences in the recognition of sales of graphic machines without repurchase commitments because under Dutch GAAP these sales were in general recognized at delivery and under US GAAP after installation of the machines and/or after completion of all performance obligations. As of January 1, 2003, also under Dutch GAAP these sales are recognized after installation of the machines and/or after completion of all performance obligations.

(h)   Catalog contributions

        As of January 1, 2003, for US GAAP purposes only, Buhrmann adopted Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting by a Reseller for Cash Consideration Received from a Vendor". This guidance primarily affects our accounting for catalog contributions received from vendors. Before January 1, 2003, catalog contributions were recognized as income over the life of the related catalog both under US GAAP and Dutch GAAP and there was no relationship with inventories. Under EITF No. 02-16, there is a presumption that amounts received from vendors should be considered a reduction of inventory costs. This presumption can be overcome if certain restrictive provisions are met. For US GAAP purposes only, Buhrmann adopted a policy of considering all catalog contributions to be a reduction of inventory cost because the administrative cost of tracking the related expenses of producing the catalog, to determine whether Buhrmann meets the restrictive conditions required by Issue No. 02-16, would exceed the benefit.

        The adoption of EITF No. 02-16 resulted in a reduction of inventory and an accrual for catalog contributions received in advance, predominantly in the Office Products North America Division, under US GAAP compared to Dutch GAAP. To record the initial amount at January 1, 2003 of catalog contributions as a reduction of inventory and the accrual for catalog contributions received in advance, Buhrmann recorded a cumulative effect adjustment under US GAAP of €48 million (€29 million after tax). The impact of the new accounting method decreased cost of goods sold in 2004 under US GAAP by €1 million and decreased cost of goods sold in 2003 by €5 million under US GAAP.

(i)    Sale Paper Merchanting Division

        The loss on the sale of the Paper Merchanting Division in 2003 is higher under US GAAP mainly due to the write-off of €104 million of capitalized goodwill under US GAAP which was written-off directly from Group equity under Dutch GAAP prior to January 1, 1997. The recognition under US GAAP of translation adjustments relating to the Paper Merchanting Division which were recorded directly in Group equity in previous years, resulted in a loss of €26 million net of taxes. Furthermore, the effect of this sale on the curtailment of pensions resulted in an additional loss of € 2 million under US GAAP.

(j)    Deferred lease

        This item relates to lease of distribution facilities, equipment and offices under operating leases. Under US GAAP, these lease payments are recognized as an expense on a straight-line basis whereas under Dutch GAAP lease payments were usually expensed when incurred.

(k)   Other

        This category of reconciling items is other, individually insignificant, US GAAP adjustments related to subsidiaries of the Company.

(l)    Deferred taxes

        Under Dutch GAAP, the Company recorded valuation allowances on deferred tax assets for operating loss carry-forwards. Under US GAAP, of these valuation allowances, €29 million at December 31, 2004 and €57 million at December 31, 2003 did not qualify. The effect on net result under US GAAP was a loss of €29 million in 2004, €77 million in 2003, of which €1 million is recorded as part of the result on the sale of the Paper Merchanting Division, and €4 million in 2002.

        The loss of €77 million in 2003 is mainly due to a reduction of operating loss carry-forwards due to a profit on an intercompany transaction. As a result, valuation allowances on deferred tax assets for operating loss carry-forwards which were recorded under Dutch GAAP in previous years were no longer deemed necessary. As these valuation allowances were not recorded under US GAAP, a tax expense of €85 million was recorded under US GAAP in 2003.

        Furthermore, deferred taxes on US GAAP adjustments negatively affected Group equity under US GAAP in the amount of €31 million at December 31, 2004 and €29 million at December 31, 2003. The effect on net result under US GAAP was a loss of €1 million in 2004 and a gain of €2 million in 2003 which includes a gain of €10 million in 2003 recorded as part of the result on the sale of the Paper Merchanting Division. In addition, in 2004, an income tax expense of €1 related to the valuation of derivatives and an income tax gain of €2 million related to the valuation of pensions was recorded directly in Group equity as part of Accumulated Other Comprehensive Income. In 2002, the effect on net result of deferred taxes on US GAAP adjustments was a loss of €3 million.

        The components of deferred tax under US GAAP are as follows (in millions of €):

	December 31
	2004	2003
Deferred tax assets:
Derivatives	2	4
Catalog contributions	12	14
Tax loss carry-forwards	424	420
Other	77	73

Nominal deferred tax asset	515	511
Valuation allowances	(123)	(55)

Deferred tax asset	392	456

Current	63	32
Non current	329	424

Deferred tax asset	392	456

Deferred tax liabilities:
Fixed assets	(73)	(115)
Pension	(59)	(62)
Other	(36)	(62)

Deferred liabilities	(168)	(239)

Current	(4)	(9)
Non current	(164)	(230)

Deferred liabilities	(168)	(239)

        Total tax income or (expense) under US GAAP for the continuing and discontinued operations is as follows (in millions of €):

	2004	2003	2002
Current	(23)	(17)	(18)

Deferred:
Benefits operating loss carry-forwards	37	(15)	(8)
Adjustments to deferred taxes for enacted changes in tax laws or a change in the tax status	6	0	(3)
Adjustments in the valuation allowances due to change in judgment about realizability	(16)	3	29
All other deferred tax items	(1)	28	4

Total deferred	26	16	22

Total income taxes	3	(1)	4

Additional US GAAP disclosures

Operating result, result from operations and discontinued operations under US GAAP presentation

        Under Dutch GAAP, the results and cash flows from a discontinued operation are included in the results and cash flows from continuing operations until the date the operations are actually sold. Under US GAAP, the results and cash flows from discontinued operations are presented separately from continuing operations whereby the Consolidated Statements of Income and Consolidated Statements of Cash Flows for previous years are restated for discontinuance of an operation. The Paper Merchanting Division, which was sold with effect from October 31, 2003, qualifies as a discontinued operation.

        The extent to which the reconciling items between Dutch GAAP and US GAAP relate to the Paper Merchanting Division is summarized below (in millions of €):

Impact on net result

	2003	2002
Goodwill amortization	2	4
Goodwill impairment	—	(72)

Restructuring and integration provisions	(17)	17
Pensions	(3)	(2)
Sale Paper Merchanting Division	(132)	—
Deferred taxes	1	1

Total	(149)	(52)

        In 2002, under Dutch GAAP, certain non-recurring items were classified as extraordinary income or expenses. The income statement presented in the US GAAP format would result in a reclassification of these extraordinary items to operating result or result from operations, as these items are neither unusual nor infrequent according to the US GAAP definition.

        Operating result, result from continuing operations, result from discontinued operations, result on disposal of discontinued operations and net result under US GAAP are as follows (in millions of €):

	2004	2003	2002
Operating result	213	182	(718)
Result from continuing operations	104	(59)	(849)
Result from discontinued operations	—	1	(92)
Result on sale of discontinued operations	4	(250)	—

Net result before cumulative effect of change in accounting principle	108	(308)	(941)
Cumulative effect of change in accounting principle	—	(29)	—

Net result	108	(337)	(941)

        Result from discontinued operations and result on the sale of discontinued operations in the table above only includes the Paper Merchanting Division. The result on the sale of discontinued operations in 2004 includes a € 4 million gain due to the release of the provision for warranties which was recorded in 2003 as part of the result on the sale of the Paper Merchanting Division. Under Dutch GAAP this amount is recorded as part of net result from operations.

        Result from discontinued operations includes an income tax loss of € 15 million in 2003 and €11 million in 2002.

        The result on the sale of the Paper Merchanting Division under US GAAP recorded in 2003 is summarized as follows (in millions of €):

Initial consideration	706
less:
Net debt and cash adjustment	(6)
Other purchase price adjustments	(63)

Net	637
Net equity value Paper Merchanting Division as at October 31, 2003:
Shareholders' equity (net)	633
Goodwill	201
Net debt and cash	(6)

828

Book result	(191)
Realized translation adjustments, net of taxes	(26)
Transaction fees	(15)
Warranties	(18)

Total result (loss)	(250)

        Liabilities of discontinued operations and other divested companies to be retained by the Company as of December 31, 2004 amounted to €21 million (2003: €35 million) which is included in the Company's Consolidated Balance Sheet.

        Consolidated Statement of Cash Flows under US GAAP presentation

        As permitted under Dutch GAAP, changes in liquid funds (cash and deposits) include changes in bank overdrafts. Under US GAAP changes in bank overdrafts should be included in financing activities.

        Under US GAAP, costs related to the integration of group companies are expensed as incurred and are classified within operating activities, whereas under Dutch GAAP, payments for these costs are included within investing activities.

        The following cash flow disclosures are provided to quantify the significant differences between the Consolidated Statement of Cash Flows as presented under Dutch GAAP and cash flow statements that would be required under US GAAP (in millions of €):

	2004	2003	2002
Net result	108	(337)	(941)
Adjustments to reconcile net result to cash flows from operating activities:
Cumulative effect of change in accounting principle	—	48	—
Result on disposal of discontinued operations	(4)	244	—
Minority interests	17	12	12
Result from participations and other financial results	(2)	(10)	(16)
Non-cash tax expense (income)	(26)	(21)	(20)
Non-cash financing costs	40	128	19
Depreciation, amortization and impairment	89	159	1,131
Addition to/(release of) provisions	8	26	96
Accrued pension costs	(19)	(8)	(27)
Decrease in working capital (see below)	38	65	55
Payments related to integration of acquisitions and restructuring	(33)	(50)	(134)
Other financial income	—	18	—
Other payments and receivables	4	(9)	(7)

Net cash provided by operating activities from continuing and discontinued operations	220	265	168
Net cash provided by (used in) investing activities	(79)	552	(48)
Net cash used in financing activities (see below)	(126)	(685)	(182)

(Decrease)/increase in cash and deposits	15	132	(62)

Decrease in working capital:
(Increase)/decrease inventories	(17)	1	13
(Increase)/decrease accounts receivable	(19)	109	195
Increase/(decrease) accounts payable	50	(43)	(172)
(Increase)/decrease other receivables and liabilities	24	(2)	19

	38	65	55

        Net cash used in investing activities:

        Proceeds from the sale of tangible fixed assets and internally used software were insignificant in the years ended December 31, 2004, 2003 and 2002.

	2004	2003	2002
Net cash provided by financing activities (in millions of €):
Dividend payments	(11)	(9)	(25)
Payment to minority shareholders	(8)	(7)	(5)
Paid financing fees and tender premiums	(39)	(25)	(16)
Settlement of interest rate swaps	—	(40)	—
Proceeds from issuance of Subordinated Convertible Bond	—	114	—
Proceeds from issuance of 2014 Notes	116	—	—
Drawn long-term debt	—	440	—
Repayment of long-term debt	(184)	(1,158)	(136)

	(126)	(685)	(182)

Non-cash investing activities (in millions of €):
Net assets and liabilities disposed of in sale of a discontinued operation	—	625	—

Supplemental cash flow information (in millions of €):
Interest paid	62	134	184

Profit tax paid	22	22	16

Earnings per share under US GAAP

        Basic earnings per share are computed by dividing result after deduction of dividend on Preference Shares by the weighted average number of Ordinary Shares outstanding for the periods under review. Dividends paid to holders of Preference Shares A and C of €37 million, €33 million and €32 million in 2004, 2003 and 2002 respectively, were deducted for the years presented. Fully diluted earnings per share assume that any dilutive convertible securities were converted at the beginning of each year and all options outstanding at the end of the year were exercised, insofar as the average market price was higher than the exercise price during the financial year.

        The computation of basic and fully diluted earnings per Ordinary Share under US GAAP is as follows (in millions of €, unless otherwise indicated):

	2004	2003	2002
Computation basic earnings per share
Net result	108	(337)	(941)
Less dividends on Preference Shares A and C	(37)	(33)	(32)

Net result after deduction of dividend on Preference Shares	71	(370)	(973)
Cumulative effect of change in accounting principle	—	29	—

Net result before cumulative effect of change in accounting principle after deduction of dividend on Preference Shares	71	(341)	(973)
Discontinued operations	(4)	249	92

Result from continuing operations after deduction of dividend on Preference Shares	67	(92)	(881)

Weighted average number of Ordinary Shares outstanding (in thousands)	137,059	134,653	131,818
Basic earnings per share (in euro)
Result from continuing operations	0.49	(0.68)	(6.68)
Discontinued operations	0.03	(1.85)	(0.71)
Net result before cumulative effect of change in accounting principle	0.52	(2.53)	(7.38)
Cumulative effect of change in accounting principle	—	(0.22)	—
Net result	0.52	(2.75)	(7.38)
Computation fully diluted earnings per share
Net result	108
Add-back: interest Subordinated Convertible Bond	2
Less dividends on Preference Shares A and C	(37)

Net result after deduction of dividend on Preference Shares	73
Cumulative effect of change in accounting principle	—

Net result before cumulative effect of change in accounting principle after deduction of dividend on Preference Shares	73
Discontinued operations	(4)

Result from continuing operations after deduction of dividend on Preference Shares	69

Weighted average number of Ordinary Shares outstanding on fully diluted basis (in thousands)	151,582
Fully diluted earnings per share (in euro)
Result from continuing operations	0.45
Discontinued operations	0.03
Net result before cumulative effect of change in accounting principle	0.48
Net result	0.48
Computation weighted average number of Ordinary Shares outstanding on fully diluted basis (in thousands):
Weighted average number of Ordinary Shares outstanding	137,059
Conversion of Subordinated Convertible Bond	13,669
Conversion of Preference Shares C	—
Exercise of Share Option Rights	854

151,582

        In 2003 and 2002, basic and fully diluted earnings per share are equal as the conversion of the Subordinated Convertible Bond, the Preference Shares C and the option rights exercisable would have an anti-dilutive effect on earnings per Ordinary Share. In 2004, the conversion of Preference Shares C would have an anti-dilutive effect.

        The number of Ordinary Shares that would arise after conversion of the Subordinated Convertible Bond was 13.7 million at December 31, 2004 and December 31, 2003 (see Note 14). The annual interest on the Subordinated Convertible Bond is €2 million before and after tax.

        The number of Ordinary Shares that would arise after conversion of the Preference shares C at December 31, 2004, 2003 and 2002 was 37.9 million, 35.7 million and 23.2 million respectively. The dividend on Preference Shares C was €26 million, €22 million and € 21 million for 2004, 2003 and 2002 respectively (see Note 14).

        The number of Ordinary Shares that would arise after exercise of the option rights at December 31, 2004 and 2003 was 0.9 million and 0.7 million respectively (see Note 14) and none at December 31, 2002.

Stock Options

        Buhrmann operates a Share Option Plan, the "Buhrmann Incentive Plan". The options have a term of seven years and vest after three years. The Buhrmann Incentive Plan up to and including 2003 did not apply performance conditions to either the grant or the vesting of the options. The exercise price for option rights granted is the closing price of Buhrmann Ordinary Shares on the first trading on which the shares are quoted ex-dividend after the Annual General Meeting of Shareholders. Neither the exercise price nor other conditions in relation to the granted options can be modified during the term of the options, except insofar as prompted by structural changes relating to the shares or the Company in accordance with established market practice.

        At the Annual General Shareholders' meeting held on April 29, 2004, shareholders approved the adoption of a new share option plan. Pursuant to this New Buhrmann Incentive Plan, the number of options granted to eligible employees and the vesting of the options granted will be dependent on the performance of the Company relative to a peer group as measured over a three-year period. The maximum number of options authorized for the 2004 grant under the New Buhrmann Incentive Plan was 1,708,649, representing 1.25% of the total number of Ordinary Shares outstanding as of May 3, 2004, the date of the option grant. The number of options vesting may be increased up to 2.5% if, as a result of the Company's performance relative to the peer group, more than 100% of the granted options vest.

        For details about Buhrmann Share Option Plan, see Note 26 of the Consolidated Financial Statements.

        Below are additional disclosures required under US GAAP.

        The movements in the outstanding number of options and weighted average exercise price are shown in the table below. Each option gives right to one Buhrmann Ordinary Share.

	Buhrmann Incentive Plan		New Buhrmann Incentive Plan
	Number of options	Weighted average exercise price per option in €	Number of options	Weighted average exercise price per option in €
Balance at December 31, 2001	2,876,910	21.44
Options granted	1,563,928	13.75
Options exercised	—	—
Options expired	(191,650)	16.74
Options forfeited	(313,077)	19.20
Balance at December 31, 2002	3,936,111	18.79
Options granted	1,575,000	2.87
Options exercised	—	—
Options expired	—	—
Options forfeited	(464,413)	14.93
Balance at December 31, 2003	5,046,698	14.18
Options granted	—		1,708,649	7.79
Options exercised			—	—
Options expired	(416,500)	15.61	—	—
Options forfeited	(183,983)	14.36	(100,623)	7.79

Balance at December 31, 2004	4,446,215	14.04	1,608,026	7.79

        The total of options exercisable at the end of the year are:

	Buhrmann Incentive Plan
	Number of options	Weighted average exercise price per option in €
2002	459,500	15.61
2003	1,235,638	23.45
2004	1,707,922	23.50

        The weighted average fair values and weighted average exercise prices per option at the date of grant for the options outstanding at December 31 are as follows (in €):

	Buhrmann Incentive Plan			New Buhrmann Incentive Plan 2004
	2004	2003	2002
Weighted average fair value of options granted with exercise prices equal to the market value of the share at the date of grant	5.63	5.51	7.35	2.54
Weighted average exercise price of options granted with exercise prices equal to the market value of the share at the date of grant	13.26	13.48	18.12	7.79
Weighted average fair value of options granted with exercise prices above the market value of the share at the date of grant	8.19	7.89	8.65	—
Weighted average exercise price of options granted with exercise prices above the market value of the share at the date of grant	25.36	24.91	27.42	—

        The following table summarizes information about options outstanding at December 31, 2004:

	Options outstanding			Options exercisable
	Number of options	Weighted average remaining contractual life (in years)	Weighted average exercise price per option in €	Number of options	Weighted average remaining contractual life (in years)	Weighted average exercise price per option in €
Range of exercise price in €
2.85-3.80	1,414,700	5.34	2.87	—	—	—
13.69-19.61	2,153,866	1.94	16.02	830,273	1.30	19.61
24.52-32.94	877,649	0.40	27.17	877,649	0.40	27.17
Total	4,446,215	2.72	14.04	1,707,922	0.84	23.50

        At December 31, 2004, a total number of 1,608,026 options were outstanding under the New Buhrmann Incentive Plan at an exercise price of €7.79 and a remaining contractual life of 6.34 years, none of which were exercisable at that date.

        If the Company had elected to recognize compensation expense based on the fair value of all stock options at grant date in accordance with SFAS 123, "Accounting for Stock Based Compensation", compensation expense of € 5 million for the year ended December 31, 2004, €5 million for the year ended December 31, 2003 and €6 million for the year ended December 31, 2002 would have been recorded. For assumptions used in calculating fair values, see Note 26.

        Net result would have been reduced to the pro forma amounts indicated below:

	2004	2003	2002
	(in millions of €, except per share data)
US GAAP net result:
As reported	108	(337)	(941)
Pro forma	103	(342)	(947)
US GAAP basic earnings per share:
As reported	0.52	(2.75)	(7.38)
Pro forma	0.48	(2.79)	(7.43)
US GAAP fully diluted earnings per share:
As reported	0.48	(2.75)	(7.38)
Pro forma	0.45	(2.79)	(7.43)

Consolidated Statements of Comprehensive Income

        The calculation of Comprehensive Income is as follows (in millions of €):

	2004	2003	2002
Net result US GAAP	108	(337)	(941)
Other comprehensive income net of tax:
Foreign currency translation adjustments	(76)	(130)	(246)
Unrealized gains and losses on derivative instruments	4	37	(11)
Minimum pension liability	(7)	29	(35)

Comprehensive Income (Loss)	29	(401)	(1,233)

        Foreign currency translation adjustments do not include tax in 2004 (in 2003 a gain of €9 million and in 2002 a gain of €25 million). Unrealized gains and losses on derivative instruments includes a tax expense of €1 million in 2004 (in 2003 a tax expense of €23 million and in 2002 a tax benefit of €5 million). Minimum pension liability in 2004 includes a tax benefit of €2 million (in 2003 a tax expense of €11 million and in 2002 a tax benefit of €16 million).

        The balance of Accumulated Other Comprehensive Income (after tax) is as follows (in millions of €):

	Total	Foreign currency translation adjustments	Unrealized gains and losses on derivative instruments	Minimum pension liability
Balance at December 31, 2001	80	111	(31)	—
Other Comprehensive Income (loss)	(292)	(246)	(11)	(35)

Balance at December 31, 2002	(212)	(135)	(42)	(35)
Other Comprehensive Income (loss)	(63)	(129)	37	29

Balance at December 31, 2003	(275)	(264)	(5)	(6)
Other Comprehensive Income (loss)	(79)	(76)	4	(7)

Balance at December 31, 2004	(354)	(340)	(1)	(13)

        The Accumulated Other Comprehensive Income at December 31, 2004 is net of €26 million taxes on foreign currency translation adjustments, €1 million taxes on unrealized gains and losses on derivative instruments and €5 million taxes on minimum pension liability.

Group equity

        The movements in group equity under US GAAP are as follows (in millions of €):

	Year ended December 31
	2004	2003	2002
Group equity beginning of the year	1,504	1,910	3,157
Dividend Ordinary Shares	(4)	(4)	(10)
Share issue	5	6	—
Net result under US GAAP	108	(337)	(941)
Dividend Preference Shares A	(11)	(11)	(11)
Consolidation/deconsolidation	—	(2)	—
Dividend payment to third parties	(8)	(7)	(5)
Minority share in net result	17	12	12
Minority share in translation adjustments	(2)	—	—
Other comprehensive income (loss)	(79)	(63)	(292)

Group equity end of the year	1,530	1,504	1,910

        Under Dutch GAAP, the disclosure threshold for contingent assets is substantially lower than under U.S. GAAP. Under U.S. GAAP, contingent assets are disclosed when it is probable that an inflow of economic benefits will be realized and the amounts are estimable. In practice, contingent assets are not disclosed until the amount and timing of the inflow is known to the enterprise (e.g., there is a firm commitment from the counter party). Accordingly, the contingent asset related to the proceedings against PricewaterhouseCoopers, France disclosed in Note 30, would not be disclosed under U.S. GAAP given the uncertainty as to its realization and timing of realization, if at all.

Operating lease commitments

        The Company leases certain distribution facilities, equipment and offices under non-cancelable operating leases. Future minimum lease payments under all non-cancelable operating leases at December 31, 2004 are as follows (in millions of €):

Year ended December 31,
2004	76
2005	62
2006	52
2007	43
2008	33
Thereafter	122

Total	388

        Certain of these distribution facilities and offices are subleased by the Company. Income to be received from these subleases is deducted from the amounts in the table above. Lease expenses for non-cancelable operating leases for distribution facilities, equipment and offices charged to the income statement for the continuing and discontinued operations during the periods ended December 31, 2004, 2003 and 2002 were €89 million, € 111 million and €126 million respectively. Income from subleases was €1million, €3 million and €4 million respectively for the years ended December 31, 2004, 2003 and 2002.

Advertising costs

        Advertising costs (net) of the continuing and discontinued operations during the years ended December 31, 2004, 2003 and 2002 were €10 million, €14 million and €18 million respectively.

Provision for product warranties

        The provision for product warranties relates to potential liabilities in the event products delivered or services rendered do not meet the agreed qualities, in those cases that the guarantee period has not expired yet. The additions charged to result only relate to warranties issued during 2004 and are calculated as a percentage of net sales. This percentage is based on past experience.

        The movements in this provision for the continuing and discontinued operations were as follows (in millions of €):

Balance at December 31, 2003	3
Payments	(2)
Additions	2

Balance at December 31, 2004	3

Variable Interest Entities

        FASB Interpretation No. 46 (FIN 46) "Consolidation of Variable Interest Entities" requires certain disclosures of variable interest entities and, as of January 1, 2003, the consolidation of certain of these variable interest entities.

        Buhrmann has determined that at December 31, 2004 it had a variable interest in Silver Securitisation B.V., Silver Funding Ltd and Rheingold Securitisation Ltd which facilitate the accounts receivable securitization program described below. Aside from the accounts receivable and liabilities in connection with the accounts receivable securitization program that are included in Buhrmann's Consolidated Balance Sheet, these entities do not have other significant assets or liabilities. Buhrmann has also determined that at December 31, 2004 it had a variable interest in Faison Inc. which sells office products mainly to government institutions in the United States. The consolidation of this entity would not have had a material impact on net result or Group equity under US GAAP.

        The transactions relating to the accounts receivable securitization program are as follows:

        The Buhrmann operating companies in the Netherlands and the United States that sell their accounts receivable into Buhrmann's securitization program are called the Originators. The Dutch Originators sell their receivables on a true sale basis to the European Receivables Warehouse: Buhrmann Silver SA. Buhrmann Silver SA (a wholly owned Buhrmann subsidiary) sells the receivables onward to the European Master Purchaser Silver Securitisation BV. Silver Securitisation BV is a separate company of which the shares are held by a Stichting (Dutch Foundation) which is controlled by a board independent from Buhrmann. Silver Securitisation BV holds the European receivables and issues Buhrmann Notes with the receivables as security to the investors in these Notes. Investors in the Notes are Rheingold no 11 Ltd (a Jersey company sponsored by Deutsche Bank AG) as MTN Initial Buhrmann Note Purchaser and Silver Funding Ltd as issuer of the Medium Term Notes (MTN issuer). The shares of Silver Funding are held by the Silver Funding Charitable Trust which is controlled by a board that is independent from Buhrmann.

        In the United States the US Originators sell their receivables to the US Master Purchaser: Buhrmann Silver US LLC, which is a partnership with the US Originators as partners. The US Master Purchaser issues Buhrmann US Notes to both the Initial Buhrmann Notes Purchaser and the MTN Issuer. The US Master Purchaser and the European Master Purchaser have issued a cross guarantee on their respective receivables.

        With the Buhrmann Notes and Buhrmann US Notes as collateral, Rheingold no 11 Ltd and Silver Funding Ltd raise funds in the market. Rheingold no 11 issues Commercial Paper (Short Term Notes) through the CP Issuer Rheingold Securitisation Ltd. Silver Funding Ltd has issued Medium Term Notes, which are listed on the Luxembourg Stock Exchange, in US dollars and euro. As the euro denominated notes have the US dollar pool as their primary collateral, the Notes outstanding in euro have been swapped to US dollar until the maturity of the Notes.

        Buhrmann Stafdiensten BV (a Dutch Buhrmann company) services the program.

        The receivables sold by the Originators to Buhrmann Silver SA and Buhrmann Silver US LLC are included in Buhrmann's Consolidated Balance Sheet, both under Dutch GAAP and US GAAP. Also the Buhrmann Notes issued by Silver Securitisation BV and the Buhrmann US Notes issued by

Buhrmann Silver US LLC are included in Buhrmann's Consolidated Balance Sheet, both under Dutch GAAP and US GAAP.

35.    New accounting pronouncements

IFRS

        From January 1, 2005, all European publicly listed companies are required to report on the basis of International Financial Reporting Standards (IFRS). Buhrmann started preparing for the transition in 2003, aiming to begin external reporting on the basis of IFRS from the 2005 reporting periods onwards. Within the limits of the IFRS framework we strive towards convergence with our US GAAP reporting. There may be substantial differences between the results of operations, cash flows and financial condition Buhrmann reports under Dutch GAAP from the equivalent data Buhrmann would report under IFRS. Some of the accounting standards under IFRS, including their practical implementation, are not yet fully finalized but we expect that the classification as debt of our Preference Shares A and Preference Shares C under IFRS, which are classified as part of shareholders' equity under Dutch GAAP, will have a material impact.

US GAAP

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4". SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) must be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. Buhrmann is currently reviewing the impact that adoption of SFAS No. 151 will have on its consolidated results of operations, financial position and cash flows.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payments", which revises SFAS No. 123, "Accounting for Stock-Based Compensation", and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (revised 2004) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123, are no longer an alternative to financial statement recognition. Buhrmann intends to adopt this revised standard from January 1, 2005. Buhrmann is currently reviewing the impact that adoption of SFAS No. 123 (revised 2004) will have on its consolidated results of operations, financial position and cash flows. Buhrmann has not yet determined whether adoption of SFAS No. 123 will result in amounts that are similar to the pro forma disclosures in Note 34.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29". SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005. Buhrmann is currently reviewing the impact that adoption of SFAS No. 153 will have on its consolidated results of operations, financial position and cash flows but expects that it will not have a material impact.

36.    Valuation and Qualifying accounts

	Balance at the beginning of the period	Charges to costs and expenses	Utilization/ release	Deconso- lidation	Charges to other accounts*	Balance at the end of the period
	(in millions of €)
Year ended December 31, 2004
Allowance for doubtful accounts receivable	30	1	(8)	—	—	23
Inventory obsolescence reserve	41	10	(13)	—	(1)	37
Year ended December 31, 2003
Allowance for doubtful accounts receivable	51	10	(9)	(19)	(3)	30
Inventory obsolescence reserve	51	10	(12)	(7)	(1)	41
Year ended December 31, 2002
Allowance for doubtful accounts receivable	58	29	(31)	—	(5)	51
Inventory obsolescence reserve	56	13	(14)	—	(4)	51

*
Includes effect of acquisitions and disposals and foreign currency translation adjustments

37.    Supplemental Guarantor Information

        As part of the Senior Credit Facility and Indenture related to the Senior Subordinated Notes, Buhrmann N.V. and certain subsidiaries of Buhrmann N.V. act as guarantors. Presented below is consolidated information for Buhrmann US Inc., the issuer of the debt, Buhrmann N.V., the parent guarantor of the debt, the guarantor subsidiaries of Buhrmann N.V. (listed below), and the non-guarantor subsidiaries of Buhrmann N.V. All of the subsidiary guarantors are wholly owned subsidiaries of Buhrmann N.V. Pursuant to the Senior Credit Facility and the Indenture related to the Senior Subordinated Notes, Buhrmann N.V. and their subsidiary guarantors jointly, severally, fully and unconditionally guarantee Buhrmann US Inc.'s debt securities.

        Most reconciling items from Dutch GAAP to US GAAP as detailed in Note 34 are related to the operating activities of the guarantors. The US GAAP adjustment to the guarantor column would increase net result for the year 2004 by €42 million and would reduce non-guarantor net result by €14 million (2003: reduction of €42 million and €134 million respectively and 2002: reduction of €167 million and € 186 million respectively). The US GAAP adjustment would increase the guarantor equity at December 31, 2004 by €4 million and would increase non-guarantor equity by €52 million (2003: decrease of € 52 million and increase of €72 million respectively).

        GUARANTOR SUBSIDIARIES as of December, 31 2004

a)    United States

  ASAP Software Express, Inc.
  BTOP USA Corp.
  BTOPI Holding (U.S.)
  Buhrmann Swaps, Inc.
  Corporate Express Document & Print Management Inc.
  Corporate Express Office Products, Inc.
  Corporate Express Philadelphia Real Estate, Inc.
  Corporate Express Promotional Marketing, Inc.
  Corporate Express of Texas, Inc.
  Corporate Express, Inc.
  License Technologies Group, Inc.

b)    The Netherlands

  Buhrmann Financieringen B.V. (f/k/a KNP BT Financieringen B.V.)
  Buhrmann Fined B.V. (f/k/a Finbelco B.V.)
  Buhrmann II B.V. (f/k/a KNP BT II B.V.)
  Buhrmann International B.V.
  Buhrmann Nederland B.V.
  Buhrmann Nederland Holding B.V. (f/k/a Scadisbel B.V.)
  Tetterode-Nederland B.V.
  Veenman B.V. (f/k/a Corporate Express Document Automatisering B.V.)
  Buhrmann Office Products Nederland B.V. (f/k/a Corporate Express Benelux B.V.)

c)     Belgium

  Buhrmann Europcenter N.V.

d)    Luxemburg

  Buhrmann Luxembourg S.A.R.L.
  Buhrmann N.V.
  Notes to Consolidated Financial Statements

Buhrmann N.V. Consolidated Statement of Income December 31, 2004

	Guarantor
	Issuer of debt	Parent	Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
	In millions of €
Net sales	—	—	3,549	1,990		5,539
Costs of trade goods sold	—	—	(2,482)	(1,402)		(3,884)
Other costs of sales	—	—	(98)	(81)		(179)
Total costs of sales	—	—	(2,580)	(1,483)		(4,063)
Added value	—	—	969	507		1,476
Labor costs	—	—	(574)	(315)		(889)
Other operating costs	(1)	—	(171)	(120)		(292)
Exceptional operating results	—	—	(1)	(4)		(5)
Depreciation of tangible fixed assets and software	—	—	(63)	(21)		(84)
Amortization of goodwill	—	—	(43)	(2)		(45)
Total operating costs	(1)	—	(852)	(462)		(1,315)
Operating result	(1)		117	45		161
Net financing costs	114	26	(223)	15		(68)
Exceptional financing costs	(31)	—	(4)	—		(35)
Result from operations before taxes	82	26	(110)	60		58
Taxes on result from operations	(43)	(18)	45	29		13
Exceptional tax results	12	—	1	7		20
Other financial results	—	—	—	—		—
Exceptional other financial results	—	3	(1)	4		6
Results from subsidiaries	(103)	69	—	—	34
Minority interests				(17)		(17)
Net result from operations	(52)	80	(65)	83	34	80
Net result	(52)	80	(65)	83	34	80

Buhrmann N.V. Consolidated Statement of Income December 31, 2003

	Guarantor
	Issuer of debt	Parent	Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
	In millions of €
Net sales			3,882	4,171		8,053
Costs of trade goods sold			(2,742)	(3,191)		(5,933)
Other costs of sales			(100)	(161)		(261)
Exceptional costs of sales				(5)		(5)
Total costs of sales			(2,842)	(3,357)		(6,199)
Added value			1,040	814		1,854
Labor costs			(634)	(503)		(1,137)
Other operating costs	(1)		(184)	(208)		(393)
Exceptional operating results			51	5		56
Depreciation of tangible fixed assets and software			(65)	(39)		(104)
Amortization of goodwill			(47)	(5)		(52)
Impairment of goodwill			(53)	—		(53)
Total operating costs	(1)		(932)	(750)		(1,683)
Operating result	(1)		108	64		171
Net financing costs	135	26	(296)	(26)		(161)
Exceptional financing costs	(67)	2	(31)	—		(96)
Result from operations before taxes	67	28	(219)	38		(86)
Taxes on result from operations	(52)	(13)	92	(35)		(8)
Exceptional tax results	26	(3)	40	13		76
Other financial results				1		1
Exceptional other financial results	—	(32)	(84)	13		(103)
Results from subsidiaries	(136)	(112)	—	—	248	—
Minority interests				(14)		(14)
Exceptional minority interests				2		2
Net result from operations	(95)	(132)	(171)	18	248	(132)
Net result	(95)	(132)	(171)	18	248	(132)

Buhrmann N.V. Consolidated Statement of Income December 31, 2002

	Guarantor
	Issuer of debt	Parent	Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
	In millions of €
Net sales			4,893	5,055		9,948
Costs of trade goods sold			(3,470)	(3,922)		(7,392)
Other costs of sales			(138)	(165)		(303)
Total costs of sales			(3,608)	(4,087)		(7,695)
Added value			1,285	968		2,253
Labor costs			(790)	(540)		(1,330)
Other operating costs	(1)		(225)	(241)		(467)
Depreciation of tangible fixed assets and software			(71)	(43)		(114)
Amortization of goodwill			(50)	(20)		(70)
Impairment of goodwill			(547)	(26)		(573)
Total operating costs	(1)		(1,683)	(870)		(2,554)
Operating result	(1)		(398)	98		(301)
Net financing costs	160	28	(386)	(1)		(199)
Result from operations before taxes	159	28	(784)	97		(500)
Taxes on result from operations	(62)	(9)	3	50		(18)
Other financial results			13	3		16
Results from subsidiaries	(363)	(566)		—	929	—
Minority interests		(12)		(12)
Net result from operations	(266)	(547)	(768)	138	929	(514)
Extraordinary result (after tax)			(33)	(41)		(74)
Extraordinary result subsidiaries	(63)	(41)			104	—
Net result	(329)	(588)	(801)	97	1,033	(588)

Buhrmann N.V. Consolidated Balance Sheet December 31, 2004

	Guarantor
	Issuer of debt	Parent	Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
	In millions of €
Fixed assets
Intangible fixed assets	—	—	1,286	117	—	1,403
Tangible fixed assets	—	—	123	67	—	190
Financial fixed assets	23	3	378	17	(37)	384
	23	3	1,787	201	(37)	1,977
Group participations		1,549			(1,549)
Current assets
Inventories of trade goods	—	—	260	162		422
Accounts receivable	—	—	381	350		731
Other receivables	—	—	138	59		197
Cash and deposits	—	—	141	13		154
	—	—	920	584		1,504
Total assets	23	1,552	2,707	785	(1,586)	3,481
Group equity
Ordinary Shares		166				166
Preference Shares		64				64
Additional paid in capital		2,080				2,080
Retained earnings	1,392	(961)	(2,159)	680	87	(961)
Treasury shares		(10)				(10)
Undistributed profit		80				80
Minority interests				55		55
	1,392	1,419	(2,159)	735	87	1,474
Provisions
Pensions	—	—	1	15	—	16
Deferred taxes	34	1	109	2	(37)	109
Other	—	—	55	19	—	74
	34	1	165	36	(37)	199
Long-term liabilities
Subordinated loans	110	115	—	—		225
Other loans	504	—	79	14		597
Intercompany financing	(2,046)	—	4,075	(393)	(1,636)	—
	(1,432)	115	4,154	(379)	(1,636)	822
Current liabilities
Loans	20	—	—	13		33
Bank overdrafts	—	—	30	(24)		6
Accounts payable	—	—	383	280		663
Other liabilities	9	17	134	124		284
	29	17	547	393		986
Total group equity, provisions and liabilities	23	1,552	2,707	785	(1,586)	3,481

Buhrmann N.V. Consolidated Balance Sheet December 31, 2003

	Guarantor
	Issuer of debt	Parent	Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
	In millions of €
Fixed assets
Intangible fixed assets			1,421	122		1,543
Tangible fixed assets			137	71		208
Financial fixed assets	4	4	405	8		421
	4	4	1,963	201		2,172
Group participations		1,629			(1,629)	—
Current assets
Inventories of trade goods			248	175		423
Accounts receivable			411	325		736
Other receivables			156	45		201
Cash and deposits			128	17		145
			943	562		1,505
Total assets	4	1,633	2,906	763	(1,629)	3,677
Group equity
Ordinary Shares		164				164
Preference Shares		64				64
Additional paid in capital		2,055				2,055
Retained earnings	1,433	(705)	(2,019)	773	(187)	(705)
Treasury shares		(10)				(10)
Undistributed profit		(132)				(132)
Minority interests				48		48
	1,433	1,436	(2,019)	821	(187)	1,484
Provisions
Pensions			2	16		18
Deferred taxes	2	35	125	15		177
Other			60	19		79
	2	35	187	50		274
Long-term liabilities
Subordinated loans	277	115				392
Other loans	460		81	16		557
Intercompany financing	(2,187)	—	4,114	(485)	(1,442)	—
	(1,450)	(1,327)	4,195	(469)	(1,442)	949
Current liabilities
Loans	11		2	15		28
Bank overdrafts			21	(16)		5
Accounts payable			373	271		644
Other liabilities	8	47	147	91		293
	19	47	543	361		970
Total group equity, provisions and liabilities	4	191	2,906	763	(1,629)	3,677

Buhrmann N.V. Consolidated Statement of Cash Flows December 31, 2004

	Guarantor
	Issuer of debt	Parent	Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
	In millions of €
Cash flow from operating activities
Operating result	(1)	—	118	44		161
Adjustments for:
Depreciation of tangible fixed assets and software	—	—	62	22		84
Amortization and impairment of goodwill	—	—	43	2		45
Addition to/(release of) provisions	—	—	(9)	16		7
Net (increase)/decrease in working capital	6	2	21	7		36
Other operational payments:
Interest received/(paid)	136	34	(235)	3		(62)
Profit taxes received/(paid)	—	(45)	44	(21)		(22)
Payments charged to provisions	—	—	(6)	(20)		(26)
Net cash provided by operating activities	141	(9)	38	53		223
Cash flow from investing activities
Net investments in tangible fixed assets and internally used software	—	—	(45)	(14)		(59)
Acquisitions	—	—	—	(6)		(6)
Investments in financial fixed assets	—	—	(4)	—		(4)
Payments related to integration of acquisitions	—	—	(3)	—		(3)
Divestments including transaction expenses	—	(10)	—	—		(10)
Net cash provided by (used in) investing activities	—	(10)	(52)	(20)		(82)
Cash flow from financing activities
Dividend payments	—	(11)	—	—		(11)
Payment to and repurchase of interests of minority shareholders	—	—	—	(8)		(8)
Paid financing fees	(39)	—	—	—		(39)
Intercompany financing	(33)	30	24	(21)		—
Repayment of long-term debt	(69)	—	—	—		(69)
Net cash (used in) provided by financing activities	(141)	19	24	(29)		(127)
Net cash flow	—	—	10	4		14

Buhrmann N.V. Consolidated Statement of Cash Flows December 31, 2003

	Guarantor
	Issuer of debt	Parent	Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
	In millions of €
Cash flow from operating activities
Operating result	(1)		108	64		171
Adjustments for:
Depreciation of tangible fixed assets and software			65	39		104
Amortization and impairment of goodwill			101	4		105
Addition to/(release of) provisions			(8)	8		—
Net (increase)/decrease in working capital	(14)		67	28		81
Other operational payments:
Interest received/(paid)	189	51	(348)	(26)		(134)
Other financial income			17	1		18
Profit taxes received/(paid)			(28)	6		(22)
Payments charged to provisions			(8)	(43)		(51)
Net cash provided by operating activities	174	51	(34)	81		272
Cash flow from investing activities
Net investments in tangible fixed assets and internally used software			(45)	(34)		(79)
Acquisitions				(10)		(10)
Payments related to integration of acquisitions			(8)			(8)
Divestments including transaction expenses		641				641
Net cash provided by (used in) investing activities	—	641	(53)	(44)		544
Cash flow from financing activities
Dividend payments		(9)				(9)
Payment to and repurchase of interests of minority shareholders				(7)		(7)
Paid financing fees	(25)					(25)
Intercompany financing	495	(683)	221	(33)		—
Settlement interest rate swaps			(40)			(40)
Repayment of long-term debt	(600)					(600)
Net cash (used in) provided by financing activities	(130)	(692)	181	(40)		(681)
Net cash flow	44	—	94	(3)		135

Buhrmann N.V. Consolidated Statement of Cash Flows December 31, 2002

	Guarantor
	Issuer of debt	Parent	Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
	In millions of €
Cash flow from operating activities
Operating result	(1)		(271)	(29)		(301)
Adjustments for:
Depreciation of tangible fixed assets and software			71	43		114
Amortization and impairment of goodwill			470	173		643
Addition to/(release of) provisions			(6)	7		1
Net (increase)/decrease in working capital	1	(1)	60	(8)		52
Other operational payments:
Interest received/(paid)	197	59	(434)	(6)		(184)
Profit taxes received/(paid)			43	(59)		(16)
Payments charged to provisions			(6)	(45)		(51)
Net cash provided by operating activities	197	58	(73)	76		258
Cash flow from investing activities
Net investments in tangible fixed assets and internally used software			(67)	(40)		(107)
Acquisitions				(9)		(9)
Payments related to integration of acquisitions			(82)	(8)		(90)
Divestments including transaction expenses			6	62		68
Net cash provided by (used in) investing activities	—	—	(143)	5		(138)
Cash flow from financing activities
Dividend payments		(25)				(25)
Payment to and repurchase of interests of minority shareholders				(5)		(5)
Paid financing fees	(16)					(16)
Intercompany financing	(64)	(33)	195	(98)		—
Repayment of long-term debt	(162)					(162)
Net cash (used in) provided by financing activities	(242)	(58)	195	(103)		(208)
Net cash flow	(45)	—	(21)	(22)		(88)

BUHRMANN US INC.

Offer to Exchange

$150,000,000 principal amount of its 7 7/8% Senior Subordinated Notes due 2015 which have been registered under the Securities Act
for any and all of its outstanding 7 7/8% Senior Subordinated Notes due 2015

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the certificate of incorporation and the bylaws of each individual company.

Belgium

        Buhrmann Europcenter N.V. is a company organized under the laws of Belgium.

        There is no general provision under Belgian law dealing with insurance or indemnification of director liability, nor do the articles of Buhrmann Europcenter N.V. provide for such insurance or indemnification.

        According to general Belgian company law provisions concerning director liability, the directors of a Belgian company can, in principle, be held liable: (i) by the company for any fault in the exercise of their office, (ii) by the company and any other third party for breach of the company's articles or the Belgian Company Code, and (iii) by the company and any other third party under the general principles of tort liability.

        In addition to the above grounds for civil liability, directors may be held liable in very specific circumstances, including where a director's acts have contributed to the bankruptcy of the company or where the director has received unlawful financial gain through actions resulting in material adverse financial consequences to the company.

        Directors can be discharged by shareholders of any liability towards the company. However, such discharge is not enforceable against third parties.

Colorado

        Corporate Express, Inc. is a company organized under the laws of Colorado.

        Section 7-108-402 of the Colorado Business Corporation Act ("CBCA") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.

        Section 7-109-103 of the CBCA provides that a Colorado corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party because the person is or was a director, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation.

        Section 7-109-102 of the CBCA provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the

Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a director in connection with any Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

        Under Section 7-109-107 of the CBCA, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

        Article Seventh of Corporate Express, Inc.'s Certificate of Incorporation eliminates the liability of directors to Corporate Express, Inc. or its stockholders to the fullest extent allowed as provided by the CBCA, and Article Sixth indemnifies all persons to the fullest extent permitted by the CBCA.

        The bylaws of Corporate Express, Inc. indemnify any person made or threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation or in any proceeding involving an improper personal benefit) by reason of the fact that such person is or was a director or officer of Corporate Express, Inc. or any subsidiary, if such person acted in good faith, believed his conduct was not opposed to the corporations best interest, and in the case of a criminal action, if they had no reasonable cause to believe the conduct in question was unlawful.

Delaware

        Buhrmann US Inc., BTOP USA Corporation, Buhrmann Swaps, Inc., Corporate Express Office Products, Inc., CE Philadelphia Real Estate, Inc., Corporate Express of Texas, Inc., and License Technologies Group, Inc. are all companies organized under the laws of Delaware.

        BTOPI Holding (U.S.) is a partnership organized under the laws of Delaware. Under the Delaware Revised Uniform Partnership Act, a partnership may and shall have the power, subject to any standards or restrictions set forth in the partnership agreement, to indemnify any partner or other person from and against all claims and demands whatsoever. The partnership agreement of BTOPI Holding (U.S.) does not contain any standards or restrictions pertaining to indemnification.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

        Article Eighth of Buhrmann US Inc.'s Certificate of Incorporation eliminates the liability of directors to Buhrmann US Inc. or its stockholders, except for liabilities related to a breach of the duty of loyalty, actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, circumstances covered under Section 174 of the DGCL, or any transaction from which such director derived an improper personal benefit.

        The bylaws of Buhrmann US Inc. indemnify any person made or threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of Buhrmann US Inc. or serves or served at the request of Buhrmann US Inc. as a director, officer, employee, or agent, if such person acted in good faith, believed his conduct was not opposed to the corporation's best interest, and in the case of a criminal action, if they had no reasonable cause to believe the conduct in question was unlawful.

        In the case of a suit by or in the right of Buhrmann US Inc., Buhrmann US Inc. shall similarly indemnify such parties, except where such person shall have been adjudged to be liable to Buhrmann US Inc. unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to indemnity for certain expenses.

        Article Tenth of BTOP USA Corporation's Certificate of Incorporation eliminates the liability of directors to BTOP USA or its stockholders, except for liabilities related to a breach of the duty of loyalty, actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, circumstances covered under Section 174 of the DGCL, or any transaction from which such director derived an improper personal benefit.

        The bylaws of BTOP USA Corporation provide that BTOP USA shall indemnify any person made or threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, or employee of BTOP USA or serves or served at the request of BTOP USA as a director, officer or employee, if such person acted in good faith, believed his conduct was not opposed to the corporations best interest, and in the case of a criminal action, if they had no reasonable cause to believe the conduct in question was unlawful.

        In the case of a suit by or in the right of BTOP USA, BTOP USA shall similarly indemnify such parties, except where such person shall have been adjudged to be liable to BTOP USA unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to indemnity for certain expenses.

        Article Eighth of Buhrmann Swaps, Inc.'s Certificate of Incorporation eliminates the liability of directors to the fullest extent allowed as provided by the DGCL, and indemnifies and holds harmless any and all persons whom it shall have power to indemnify under the DGCL.

        The bylaws of Buhrmann Swaps, Inc. provide that Buhrmann Swaps shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL.

        Article Fifth of Corporate Express Office Products, Inc.'s Certificate of Incorporation eliminates the liability of directors to Corporate Express Office Products, Inc. or its stockholders, except for liabilities related to a breach of the duty of loyalty, actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, circumstances covered under Section 174 of the DGCL, or any transaction from which such director derived an improper personal benefit. Article Sixth of Corporate Express Office Products, Inc.'s Certificate of Incorporation indemnifies and holds harmless any and all persons whom it shall have power to indemnify under the DGCL.

        Article Seventh of CE Philadelphia Real Estate, Inc.'s Certificate of Incorporation eliminates the liability of directors to CE Philadelphia Real Estate, Inc. or its stockholders, except for liabilities related to a breach of the duty of loyalty, actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, circumstances covered under Section 174 of the DGCL, or any transaction from which such director derived an improper personal benefit.

        The bylaws of CE Philadelphia Real Estate, Inc. provide that CE Philadelphia Real Estate, Inc. shall indemnify any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of CE Philadelphia Real Estate, Inc. or serves or served at the request of CE Philadelphia Real Estate, Inc. as a director, officer, employee, fiduciary, or agent to the fullest extent allowed under the DGCL.

        Article Sixth of Corporate Express of Texas, Inc.'s Certificate of Incorporation eliminates the liability of directors to Corporate Express of Texas, Inc. or its stockholders, except for liabilities related to a breach of the duty of loyalty, actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, circumstances covered under Section 174 of the DGCL, or any transaction from which such director derived an improper personal benefit. Article Seventh of Corporate Express of Texas, Inc.'s Certificate of Incorporation indemnifies all persons to the fullest extent permitted by the DGCL.

        Article Ninth of License Technologies Group, Inc.'s Certificate of Incorporation eliminates the liability of directors to License Technologies Group, Inc. or its stockholders to the fullest extent allowed as provided by the DGCL, and Article Seventh indemnifies all persons to the fullest extent permitted by the DGCL.

        The bylaws of License Technologies Group, Inc. indemnify any person made or threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of License Technologies Group, Inc. or serves or served at the request of License Technologies Group, Inc. as a director, officer, employee, or agent, if such person acted in good faith, believed his conduct was not opposed to the corporations best interest, and in the case of a criminal action, if they had no reasonable cause to believe the conduct in question was unlawful.

        In the case of a suit by or in the right of License Technologies Group, Inc., Corporate License Technologies Group, Inc. shall similarly indemnify such parties, except where such person shall have been adjudged to be liable to License Technologies Group, Inc. unless and only to the extent that the

Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to indemnity for certain expenses.

Illinois

        ASAP Software Express, Inc. is a company organized under the laws of Illinois.

        Section 8.75 of the Illinois Business Corporation Act of 1983 (the "IBCA") empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than in an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

        In the case of an action or suit by or in the right of the corporation, Section 8.75 of the IBCA provides that no indemnification shall be made with respect to any claim, issue or matter as to which this person shall have been adjudged to be liable to the corporation, unless, and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Under Section 2.10 of the IBCA, a corporation may relieve a director from personal liability to such corporation or its shareholders for monetary damages for breach of fiduciary duty as a directors, except in circumstances involving: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability arising under Section 8.65 of the IBCA; or (iv) any transaction from which the director derived an improper personal benefit.

        The bylaws of ASAP Software Express, Inc. provide the power to indemnify any person made or threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of ASAP Software Express, Inc., if such person acted in good faith, believed his conduct was not opposed to the corporations best interest, and in the case of a criminal action, if they had no reasonable cause to believe the conduct in question was unlawful.

        In the case of a suit by or in the right of ASAP Software Express, Inc., ASAP Software Express, Inc. shall have the power to similarly indemnify any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of ASAP Software Express, Inc. or serves or served at the request of ASAP Software Express, Inc. as a director, officer, employee, or agent, except where such person shall have been adjudged to be liable to ASAP Software Express, Inc. unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to indemnity for certain expenses.

Luxembourg

        Buhrmann Luxembourg, S.ar.l. is organized under the laws of Luxembourg.

        Managers of a private limited liability company may be held liable to the company, and to third parties in certain circumstances, for misconduct in their capacity as managers, under article 192 (which refers to article 53) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended and under 1382 and 1383 of the Civil Code Luxembourg. The liability of managers in private limited liability companies may not be excluded contractually or through the company's articles of incorporation constitutional documents. In addition, companies may not put into place indemnity letters through which managers are indemnified and held harmless to the company. However, there is no legal provision under Luxembourg company law prohibiting the managers, or the company, from entering into an insurance contract covering the liability managers of the company may incur in such capacity.

Missouri

        Corporate Express Promotional Marketing, Inc. is a company organized under the laws of Missouri.

        Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

        Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.

        Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

Nebraska

        Corporate Express Document & Print Management, Inc. is a company organized under the laws of Nebraska.

        Sections 21-20,103 through 21-20,111 of the Nebraska Business Corporation Act (the "NBCA") provide, in part, that the directors and officers of a corporation may, under certain circumstances, be indemnified by the corporation against all liability expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the corporation, if they act in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

        In addition, Section 21-20,104 provides that, to the extent that a director has been wholly successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against reasonable expenses incurred in connection with such action, suit or proceeding.

        Article Eighth of Corporate Express Document & Print Management, Inc.'s Certification of Incorporation provides that Corporate Express Document & Management, Inc. shall indemnify any person made or threatened to be made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, or employee of Corporate Express Document & Management, Inc. or serves or served at the request of Corporate Express Document & Management, Inc. as a director, officer or employee, if such person acted in good faith, and in the case of a criminal action, if they had no reasonable cause to believe the conduct in question was unlawful.

        In the case of a suit by or in the right of Corporate Express Document & Print Management, Inc., Corporate Express Document & Print Management, Inc. shall similarly indemnify such parties, except where such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Corporate Express Document & Management, Inc. unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to indemnity for certain expenses.

        The bylaws of Corporate Express Document & Print Management, Inc. provide that Corporate Express Document & Print Management, Inc. shall indemnify any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Corporate Express Document & Print Management, Inc. or serves or served at the request of Corporate Express Document & Print Management, Inc. as a director or officer, except when, in any administrative or court proceeding, he shall have been adjudged guilty of negligence or misconduct in respect of the matter in which indemnity is sought.

The Netherlands

        Buhrmann N.V., Buhrmann Financieringen B.V., Buhrmann Fined B.V., Buhrmann II B.V., Buhrmann International B.V., Buhrmann Nederland B.V., Buhrmann Nederland Holding B.V., Tetterode-Nederland B.V., Veenman B.V., and Buhrmann Office Products Nederland B.V. are all companies organized under the laws of The Netherlands.

        There are no provisions under Dutch corporate law which allow or otherwise limit the indemnification of officers or directors. In addition, such persons are free to purchase insurance, or otherwise contract with third parties, to cover such liability.

        With the exception of Buhrmann N.V. in relation to indemnification of its directors, there are no specific provisions in the articles of association of the Dutch companies listed above under which a director or officer is insured or indemnified against liability that he or she may incur in his or her capacity as a director or officer. However, the articles of association of these entities do refer indirectly to the liability of a director when referencing the adoption of the annual accounts of the company by the General Meeting. At the General Meeting where it is resolved to adopt the annual accounts, the General Meeting may resolve to release the managing directors from liability for the management pursued, insofar as such management is reflected in the annual accounts.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit No.	Description of Exhibit
‡‡1.1	Articles of Association of Buhrmann NV, as amended, dated April 1, 2005.
‡1.2	Certificate of Incorporation of Buhrmann US Inc., as amdended, December 2, 2002.
‡1.3	By-Laws of Buhrmann US Inc.
‡1.4	Articles of Incorporation of A.S.A.P. Software Express, Inc., as amended, Novemeber 14, 1995.
‡1.5	By-Laws of A.S.A.P. Software Express, Inc.
‡1.6	Certificate of Incorporation of BTOP USA Corp., December 31, 1998.
‡1.7	By-Laws of BTOP USA Corp.
‡1.8	Statement of Partnership Existence for BTOPI Holding (U.S.), December 27, 2002.
‡1.9	Certificate of Incorporation of Buhrmann Swaps, Inc., October 8, 1999.
‡1.10	By-Laws of Buhrmann Swaps, Inc.
‡1.11	Articles of Incorporation of Corporate Express Document & Print Management, Inc., as amended, October 14, 1998.
‡1.12	By-Laws of Corporate Express Document & Print Management, Inc.
‡1.13	Certificate of Incorporation of Corporate Express Office Products, Inc., as amended, July 20, 1998.
‡1.14	By-Laws of Corporate Express Office Products, Inc.
‡1.15	Certificate of Incorporation of CE Philadelphia Real Estate, Inc., February 4, 1999.
‡1.16	By-Laws of CE Philadelphia Real Estate, Inc.
‡1.17	Certificate of Incorporation of Corporate Express Promotional Marketing, Inc.
‡1.18	By-Laws of Corporate Express Promotional Marketing.
‡1.19	Certificate of Incorporation of Corporate Express of Texas, Inc., February 22, 1995.
‡1.20	By-Laws of Corporate Express of Texas, Inc.
‡1.21	Articles of Incorporation and All Amendments of Corporate Express, Inc., December 2, 2003.
‡1.22	By-Laws of Corporate Express, Inc., September 22, 1994.
‡1.23	Certificate of Incorporation of License Technologies Group, Inc., June 14, 2000.
‡1.24	By-Laws of License Technologies Group, Inc.
‡1.25	Articles of Association of Buhrmann Financieringen B.V., as amended, dated December 27, 1999.
‡1.26	Articles of Association of Buhrmann Fined B.V., as amended, dated June 21, 2002.
‡1.27	Articles of Association of Buhrmann II B.V., as amended, dated January 28, 2003.

‡1.28	Articles of Association of Buhrmann International B.V., as amended, dated June 28, 2000.
‡1.29	Articles of Association of Buhrmann Nederland B.V., as amended, dated January 27, 2000.
‡‡1.30	Articles of Association of Buhrmann Nederland Holding B.V., as amended, dated November 2, 2004.
‡1.31	Articles of Association of Tetterode-Nederland B.V., as amended, dated October 27, 1999.
‡1.32	Articles of Association of Veenman B.V., as amended, dated April 1, 2003.
‡1.33	Articles of Association of Buhrmann Office Products Nederland B.V., as amended, dated April 23, 2002.
‡1.34	Articles of Association of Buhrmann Europcenter N.V., as amended, dated June 24, 2002.
‡‡1.35	Articles of Association of Buhrmann Luxembourg, Sarl, as amended, dated October 11, 2002.
4.1
Indenture, dated as of March 2, 2005 for the 7 7/8% Senior Subordinated Notes due 2015 among Buhrmann US Inc., as issuer, Buhrmann NV and the other guarantors listed therein and The Bank of New York, as trustee.
4.2	Form of 7 7/8% Senior Subordinated Notes due 2015 (included in exhibit 4.1)
‡4.3
Indenture, dated as of July 1, 2004 for the 8 1/4% Senior Subordinated Notes due 2014 among Buhrmann US Inc., as issuer, Buhrmann NV and the other guarantors listed therein and The Bank of New York, as trustee.
‡4.4	Form of 8 1/4% Senior Subordinated Notes due 2014 (included in exhibit 4.1)
4.5
Registration Rights Agreement, dated as of March 2, 2005, among Buhrmann US Inc., Buhrmann NV, each of the subsidiary guarantors listed therein, Deutsche Bank Securities Inc, BNP Paribas Securities Corp, and ING Bank, N.V.
‡4.6
Registration Rights Agreement, dated as of July 1, 2004, among Buhrmann US Inc., Buhrmann NV, each of the subsidiary guarantors listed therein, Deutsche Bank Securities Inc, BNP Paribas Securities Corp, and ING Bank, N.V.
††4.7	Term and conditions of the 2.00% Guaranteed Convertible Subordinated Bonds due 2010.
5.1	Opinion of Latham & Watkins
5.2	Opinion of General Counsel and Company Secretary of Buhrmann, N.V.
5.3	Opinion of Senior Vice President and General Counsel of Corporate Express, Inc.
5.4	Opinion of Allen & Overy, Belgium
5.5	Opinion of Allen & Overy, Luxembourg
*10.1	Stock Purchase Agreement, dated as of September 3, 1999 by and between Buhrmann NV, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and Bain Capital Fund VI, L.P.
*10.2	Amendment No. 1 to Stock Purchase Agreement, dated October 26, 1999 among Buhrmann NV, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and Bain Capital Fund VI, L.P.
†††10.3	Share Purchase Agreement, dated as of February 22, 2005 among Buhrmann NV, the Apollo Holders, the Bain Holders and others.

**10.4	Distributor Agreement, dated December 10, 2002 between Heidelberger Druckmaschinen Aktiengesellschaft (Heidelberg) and Buhrmann NV, effective as of July 1, 2003.
†10.5
Deposit Agreement, dated as of December 21, 1993, Amended and Restated as of September 20, 2001 by and among Buhrmann NV and The Bank of New York as Depositary and Owners and Holders of American Depositary Receipts.
**10.6	Form of employment contract for Members of the Executive Board.
**10.7
Dutch Master Receivables Purchase Agreement, amended and restated on July 18, 2002 between Buhrmann-Ubbens BV, Proost and Brandt BV, Buhrmann Silver S.A, Silver Securitisation B.V., Deutsche Trustee Company Limited and Buhrmann NV
††10.8	New US Originator Accession Agreement, dated April 16, 2003, between ASAP Software Expres, Inc. and Deutsche Trustee Company Limited and Buhrmann NV
††10.9	New Dutch Originator Accession Agreement, dated April 16, 2003, between Buhrmann Office Products Nederland B.V. and Deutsche Trustee Company Limited.
††10.10	Onward Dutch Receivables Re-Purchase Agreement, dated October 31, 2003, between Buhrmann Silver S.A., Buhrmann Ubbens B.V., Proost and Brandt B.V. and Deutsche Trustee Company Limited.
**10.11
US Contribution Agreement, amended and restated on July 18, 2002, between Corporate Express Office Products, Inc., Corporate Express of Texas, Inc., Burhmann Silver US LLC, Buhrmann NV and Deutsche Trustee Company Limited.
**10.12
English Originator Notice of Intention to Make Offers to Sell, given on July 18, 2002, by Robert Horne Group PLC, The Howard Smith Paper Group Limited and The M6 Paper Group Limited to Buhrmann Silver S.A.
††10.13
European Receivables Warehouse Company Sale and Purchase Agreement, dated October 31, 2003, between Buhrmann Silver S.A., Horne Group PLC, The Howard Smith Paper Group Limited, The M6 Paper Group Limited and Deutsche Trustee Company Limited.
**10.14	Master Definitions and Framework Deed, amended and restated July 18, 2002 between various parties in the securitization program.
**10.15	English Standard Terms and Conditions, amended and restated July 18, 2002 between various parties in the securitization program.
††10.16	Master Deed of Release and Termination, dated October 31, 2003, between various parties in the Securitsation Programme.
††10.17	Agreement for the sale and purchase of the Paper Merchanting Division of Buhrmann NV, dated September 8, 2003 between Buhrmann NV and PaperlinX Limited.
‡10.18
Senior Facilities Agreement, as amended June 28, 2004, between Buhrmann NV, as Parent, Buhrmann US Inc., as Borrower, various Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V., as Arrangers, Deutsche Bank AG London, as Agent, Deutsche Bank AG London, as Security Trustee, and various Lenders.
†††10.19
Amendment to Senior Facilities Agreement, dated December 1, 2004 between Buhrmann NV, as Parent, Buhrmann US Inc., as Borrower, various Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V., as Arrangers, Deutsche Bank AG London, as Agent, Deutsche Bank AG London, as Security Trustee, and various Lenders.

†††10.20
Amendment to Senior Facilities Agreement, dated March 10, 2005, between Buhrmann NV, as Parent, Buhrmann US Inc., as Borrower, various Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V., as Arrangers, Deutsche Bank AG London, as Agent, Deutsche Bank AG London, as Security Trustee, and various Lenders.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
†††21.1	List of significant Subsidiaries of Buhrmann NV.
23.1	Consent of Latham & Watkins (included in exhibit 5.1).
23.2	Consent of General Counsel and Company Secretary of Buhrmann, N.V. (included in exhibit 5.2).
23.3	Consent of Senior Vice President and General Counsel of Corporate Express, Inc. (included in exhibit 5.3).
23.4	Consent of Allen & Overy, Belgium (included in exhibit 5.4).
23.5	Consent of Allen & Overy, Luxembourg (included in exhibit 5.5).
23.6	Consent of PricewaterhouseCoopers Accountants N.V.
24.1	Powers of Attorney (included in the signature pages to this registration statement).
25.1	Statement of Eligibility of Trustee with respect to 8 1/4% Senior Subordinated Notes due 2014 Indenture.
99.1	Form of Letter of Transmittal, with respect to the exchange offer.
99.2	Form of Notice of Guaranteed Delivery, with respect to the old notes and the exchange notes.
99.3	Form of Letter to DTC Participants.
99.4	Form of Letter to Beneficial Holders.
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Incorporated by reference to Registration Statement of Buhrmann NV on Form F-4, dated March 31, 2000, File No. 333-11768.

**
Incorporated by reference to Annual Report of Buhrmann NV on Form 20-F, dated. June 27, 2003, File No. 001-16663.

†
Incorporated by reference to Post Effective Amendment No. 1 to the Form F-6 Registration Statement filed with theSecurities and Exchange Commission on August 24, 2001.

††
Incorporated by reference to Annual Report of Buhrmann NV on Form 20-F, dated June 21, 2004, File No.001-16663.

†††
Incorporated by reference to Annual Report of Buhrmann NV on Form 20-F, dated March 14, 2005, File No. 001-16663.

‡
Incorporated by reference to Registration Statement of Buhrmann NV on Form F-4, dated September 7, 2004, File No. 333-117584.

‡‡
To be filed supplementally by amendement hereto.

  (b)
  Financial Statement Schedules

        All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings.

        Each of the undersigned registrants hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4)   if such registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Each of the undersigned registrants hereby undertakes:

          (1)   to respond to requests for information that are incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means (this includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request); and

          (2)   to arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

        Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN N.V.
By:	/s/ F.H.J. KOFFRIE
Name:	F.H.J. Koffrie
Title:	Chief Executive Officer and Director
By:	/s/ F.F. WALLER
Name:	F.F. Waller
Title:	Chief Financial Officer and Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ F.H.J. KOFFRIE F.H.J. Koffrie	Chief Executive Officer and Director	April 8, 2005
/s/ F.F. WALLER F.F. Waller	Chief Financial Officer and Director	April 8, 2005
/s/ G. DEAN G. Dean	Director	April 8, 2005
/s/ M.S. HOFFMAN M.S. Hoffman	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN FINANCIERINGEN B.V.
By:	Buhrmann Nederland BV
Title:	Director
By its Directors
By:	/s/ F.H.J. KOFFRIE
Name:	F.H.J. Koffrie
Title:	Director
By:	/s/ F.F. WALLER
Name:	F.F. Waller
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Buhrmann Nederland BV By its Directors:
/s/ F.H.J. KOFFRIE F.H.J. Koffrie	Director	April 8, 2005
/s/ F.F. WALLER F.F. Waller	Director	April 8, 2005
/s/ G. DEAN G. Dean	Director	April 8, 2005
/s/ M.S. HOFFMAN M.S. Hoffman	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN FINED B.V.
By:	Buhrmann Nederland BV
Title:	Director
By its Directors
By:	/s/ F.H.J. KOFFRIE
Name:	F.H.J. Koffrie
Title:	Director
By:	/s/ F.F. WALLER
Name:	F.F. Waller
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Buhrmann Nederland BV By its Directors:
/s/ F.H.J. KOFFRIE F.H.J. Koffrie	Director	April 8, 2005
/s/ F.F. WALLER F.F. Waller	Director	April 8, 2005
/s/ G. DEAN G. Dean	Director	April 8, 2005
/s/ M.S. HOFFMAN M.S. Hoffman	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN II B.V.
By:	Buhrmann Nederland B.V.
By:	/s/ F.H.J. KOFFRIE
Name:	F.H.J. Koffrie
Title:	Director
By:	/s/ F.F. WALLER
Name:	F.F. Waller
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ F.H.J. KOFFRIE F.H.J. Koffrie	Director	April 8, 2005
/s/ F.F. WALLER F.F. Waller	Director	April 8, 2005
/s/ G. DEAN G. Dean	Director	April 8, 2005
/s/ M.S. HOFFMAN M.S. Hoffman	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN INTERNATIONAL B.V.
By:	/s/ F.H.J. KOFFRIE
Name:	F.H.J. Koffrie
Title:	Director
By:	/s/ F.F. WALLER
Name:	F.F. Waller
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ F.H.J. KOFFRIE F.H.J. Koffrie	Director	April 8, 2005
/s/ F.F. WALLER F.F. Waller	Director	April 8, 2005
/s/ G. DEAN G. Dean	Director	April 8, 2005
/s/ M.S. HOFFMAN M.S. Hoffman	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN NEDERLAND B.V.
By:	/s/ F.H.J. KOFFRIE
Name:	F.H.J. Koffrie
Title:	Director
By:	/s/ F.F. WALLER
Name:	F.F. Waller
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ F.H.J. KOFFRIE F.H.J. Koffrie	Director	April 8, 2005
/s/ F.F. WALLER F.F. Waller	Director	April 8, 2005
/s/ G. DEAN G. Dean	Director	April 8, 2005
/s/ M.S. HOFFMAN M.S. Hoffman	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN NEDERLAND HOLDING B.V.
By:	/s/ F.H.J. KOFFRIE

Name:	F.H.J. Koffrie
Title:	Director
By:	/s/ C.M. THOMAS

Name:	C.M. Thomas
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ F.H.J. KOFFRIE F.H.J. Koffrie	Director	April 8, 2005
/s/ C.M. THOMAS C.M. Thomas	Director	April 8, 2005
/s/ R.F. MAJENBURG R.F. Majenburg	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

TETTERODE-NEDERLAND B.V.
By:	/s/ J.P. WIJN
Name:	J.P. Wijn
Title:	Director
By:	/s/ H.B. ALBERS
Name:	H.B. Albers
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ J.P. WIJN J.P. Wijn	Director	April 8, 2005
/s/ H.B. ALBERS H.B. Albers	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Capelle a/d IJssel, The Netherlands on April 8, 2005.

VEENMAN B.V.
By:	/s/ E.S. ANNEMA
Name:	E.S. Annema
Title:	Director
By:	Corporate Express Europe BV
Title:	Director
By, its Directors
/s/ R.F. MAJENBURG
	Name:	R.F. Majenburg
	Title:	Director, Corporate Express Europe BV
/s/ R.T. VANHEES

	Name:	R.T. VanHees
	Title:	Director, Corporate Express Europe BV

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ E.S. ANNEMA E.S. Annema	Director	April 8, 2005
Corporate Express Europe BV	Director	April 8, 2005
By its Directors:
/s/ R.F. MAJENBURG R.F. Majenburg	Director, Corporate Express Europe BV	April 8, 2005
/s/ R.T. VANHEES R.T. VanHees	Director, Corporate Express Europe BV	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on                        , 2005.

BUHRMANN OFFICE PRODUCTS NEDERLAND B.V.
By:	/s/ H. VANHOE
Name:	H. Vanhoe
Title:	Director
By:	Corporate Express Europe BV
Title:	Director
By, its Directors
/s/ R.F. MAJENBURG
	Name:	R.F. Majenburg
	Title:	Director, Corporate Express Europe BV
/s/ R.T. VAN HEES
	Name:	R.T. Van Hees
	Title:	Director, Corporate Express Europe BV

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ H. VANHOE H. Vanhoe	Director	April 8, 2005
Corporate Express Europe BV	Director	April 8, 2005
By its Directors:
/s/ R.F. MAJENBURG R.F. Majenburg	Director, Corporate Express Europe BV	April 8, 2005
/s/ R.T. VAN HEES R.T. Van Hees	Director, Corporate Express Europe BV	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in their capacity as directors, thereunto duly authorized, in the country of Belgium on April 8, 2005.

BUHRMANN EUROPCENTER N.V. Bodemstraat 11, Box 1, 3830 Wellen RPR Enterprise number 0462996143 Commercial court of Tongeren
By:	/s/ R. HOVING
Name:	R. Hoving
Title:	Director
By:	/s/ C. BANGMA
Name:	C. Bangma
Title:	Director
By:	/s/ F.F WALLER
Name:	F.F. Waller
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that Buhrmann Eurocenter NV represented by each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on behalf of Buhrmann Europcenter N.V. by the following persons in the capacities and on the dates indicated.

/s/ R. HOVING R. Hoving	Director	April 8, 2005
/s/ C. BANGMA C. Bangma	Director	April 8, 2005
/s/ F.F WALLER F.F. Waller	Director	April 8, 2005
/s/ RUDI MERCKX Rudi Merckx	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the country of Luxembourg on April 8, 2005.

BUHRMANN LUXEMBOURG S.A.R.L.
By:	/s/ F.F. WALLER
Name:	F.F. Waller
Title:	Director
By:	/s/ C. BANGMA
Name:	C. Bangma
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ R. HOVING R. Hoving	Director	April 8, 2005
/s/ C. BANGMA C. Bangma	Director	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN US INC.
By:	/s/ MARK HOFFMAN
Name:	Mark Hoffman
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK HOFFMAN Mark Hoffman	Director	April 8, 2005
/s/ FRANS KOFFRIE Frans Koffrie	Chief Executive Officer and Director	April 8, 2005
/s/ FLORIS WALLER Floris Waller	Director	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado on April 8, 2005.

ASAP SOFTWARE EXPRESS, INC.
By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark Hoffman	Chief Executive Officer and Director	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Executive Vice President and Chief Financial Officer	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BTOP USA CORP.
By:	/s/ FRANS KOFFRIE
Name:	Frans Koffrie
Title:	Director
By:	/s/ FLORIS WALLER
Name:	Floris Waller
Title:	Director
By:	/s/ HEIDI VAN DER KOOIJ
Name:	Heidi van der Kooij
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ FRANS KOFFRIE Frans Koffrie	Chief Executive Officer and Director	April 8, 2005
/s/ FLORIS WALLER Floris Waller	Director	April 8, 2005
/s/ HEIDI VAN DER KOOIJ Heidi van der Kooij	Director	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BTOPI HOLDING (U.S.)
By:	BTOP USA CORP., its General Partner
By:	/s/ FRANS KOFFRIE
Name:	Frans Koffrie
Title:	Director, BTOP USA Corp.
By:	/s/ FLORIS WALLER
Name:	Floris Waller
Title:	Director, BTOP USA Corp.
By:	/s/ HEIDI VAN DER KOOIJ
Name:	Heidi van der Kooij
Title:	Director, BTOP USA Corp.

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark S. Hoffman	Chief Executive Officer	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Chief Financial Officer	April 8, 2005
/s/ FRANS KOFFRIE Frans Koffrie	Director, BTOP USA Corp.	April 8, 2005

/s/ FLORIS WALLER Floris Waller	Director, BTOP USA Corp.	April 8, 2005
/s/ HEIDI VAN DER KOOIJ Heidi van der Kooij	Director, BTOP USA Corp.	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands on April 8, 2005.

BUHRMANN SWAPS, INC.
By:	/s/ CORNELIS BANGMA
Name:	Cornelis Bangma
Title:	Director
By:	/s/ FLORIS WALLER
Name:	Floris Waller
Title:	Director
By:	/s/ RUTGER GOLDSCHMEDING
Name:	Rutger Goldschmeding
Title:	Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ FRANS KOFFRIE Frans Koffrie	Chief Executive Officer	April 8, 2005
/s/ FLORIS WALLER Floris Waller	Director	April 8, 2005
/s/ CORNELIS BANGMA Cornelis Bangma	Director	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado on April 8, 2005.

CORPORATE EXPRESS DOCUMENT & PRINT MANAGEMENT, INC.
By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	Chief Executive Officer and Sole Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark S. Hoffman	Chief Executive Officer and Sole Director	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Chief Financial Officer and Executive Vice President	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado on April 8, 2005.

CORPORATE EXPRESS OFFICE PRODUCTS, INC.
By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	Chief Executive Officer and Sole Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark S. Hoffman	Chief Executive Officer and Sole Director	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Chief Financial Officer and Executive Vice President	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado on April 8, 2005.

CE PHILADELPHIA REAL ESTATE, INC.
By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	Chief Executive Officer and Sole Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark S. Hoffman	Chief Executive Officer and Sole Director	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Chief Financial Officer and Executive Vice President	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado on April 8, 2005.

CORPORATE EXPRESS PROMOTIONAL MARKETING, INC.
By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	Chief Executive Officer and Sole Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark S. Hoffman	Chief Executive Officer and Sole Director	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Chief Financial Officer and Executive Vice President	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado on April 8, 2005.

CORPORATE EXPRESS OF TEXAS, INC.
By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	President and Sole Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark S. Hoffman	President and Sole Director	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Chief Financial Officer and Executive Vice President	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado on April 8, 2005.

CORPORATE EXPRESS, INC.
By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark S. Hoffman	Chief Executive Officer and Director	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Chief Financial Officer and Senior Vice President	April 8, 2005
/s/ FRANS KOFFRIE Frans Koffrie	Director	April 8, 2005
/s/ FLORIS WALLER Floris Waller	Director	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomfield, Colorado on April 8, 2005.

LICENSE TECHNOLOGIES GROUP, INC.
By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	Chief Executive Officer and Sole Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Floris F. Waller, Mr. Cornelis Bangma and/or Ms. Heidi van der Kooij, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ MARK S. HOFFMAN Mark S. Hoffman	Chief Executive Officer and Sole Director	April 8, 2005
/s/ GORDON GLOVER Gordon Glover	Chief Financial Officer and Executive Vice President	April 8, 2005
/s/ JOHN BRENHOLT John Brenholt	Vice President and Controller	April 8, 2005

SIGNATURE OF AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized represenatative in the United States of Buhrmann N.V., Buhrmann Financieringen B.V., Buhrmann Fined B.V., Buhrmann II B.V., Buhrmann International B.V., Buhrmann Nederland B.V., Buhrmann Nederland Holding B.V., Tetterode-Nederland B.V., Veenman B.V., Buhrmann Office Products Nederland B.V., Buhrmann Europcenter N.V., and Buhrmann Luxembourg, Sarl has signed this Registration Statement in the city of Broomfield, Colorado on April 8, 2005.

By:	/s/ MARK S. HOFFMAN
Name:	Mark S. Hoffman
Title:	Chief Executive Officer, Corporate Express, Inc.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
‡‡1.1	Articles of Association of Buhrmann NV, as amended, dated April 1, 2005.
‡1.2	Certificate of Incorporation of Buhrmann US Inc., as amdended, December 2, 2002.
‡1.3	By-Laws of Buhrmann US Inc.
‡1.4	Articles of Incorporation of A.S.A.P. Software Express, Inc., as amended, Novemeber 14, 1995.
‡1.5	By-Laws of A.S.A.P. Software Express, Inc.
‡1.6	Certificate of Incorporation of BTOP USA Corp., December 31, 1998.
‡1.7	By-Laws of BTOP USA Corp.
‡1.8	Statement of Partnership Existence for BTOPI Holding (U.S.), December 27, 2002.
‡1.9	Certificate of Incorporation of Buhrmann Swaps, Inc., October 8, 1999.
‡1.10	By-Laws of Buhrmann Swaps, Inc.
‡1.11	Articles of Incorporation of Corporate Express Document & Print Management, Inc., as amended, October 14, 1998.
‡1.12	By-Laws of Corporate Express Document & Print Management, Inc.
‡1.13	Certificate of Incorporation of Corporate Express Office Products, Inc., as amended, July 20, 1998.
‡1.14	By-Laws of Corporate Express Office Products, Inc.
‡1.15	Certificate of Incorporation of CE Philadelphia Real Estate, Inc., February 4, 1999.
‡1.16	By-Laws of CE Philadelphia Real Estate, Inc.
‡1.17	Certificate of Incorporation of Corporate Express Promotional Marketing, Inc.
‡1.18	By-Laws of Corporate Express Promotional Marketing.
‡1.19	Certificate of Incorporation of Corporate Express of Texas, Inc., February 22, 1995.
‡1.20	By-Laws of Corporate Express of Texas, Inc.
‡1.21	Articles of Incorporation and All Amendments of Corporate Express, Inc., December 2, 2003.
‡1.22	By-Laws of Corporate Express, Inc., September 22, 1994.
‡1.23	Certificate of Incorporation of License Technologies Group, Inc., June 14, 2000.
‡1.24	By-Laws of License Technologies Group, Inc.
‡1.25	Articles of Association of Buhrmann Financieringen B.V., as amended, dated December 27, 1999.
‡1.26	Articles of Association of Buhrmann Fined B.V., as amended, dated June 21, 2002.
‡1.27	Articles of Association of Buhrmann II B.V., as amended, dated January 28, 2003.
‡1.28	Articles of Association of Buhrmann International B.V., as amended, dated June 28, 2000.
‡1.29	Articles of Association of Buhrmann Nederland B.V., as amended, dated January 27, 2000.
‡‡1.30	Articles of Association of Buhrmann Nederland Holding B.V., as amended, dated November 2, 2004.

‡1.31	Articles of Association of Tetterode-Nederland B.V., as amended, dated October 27, 1999.
‡1.32	Articles of Association of Veenman B.V., as amended, dated April 1, 2003.
‡1.33	Articles of Association of Buhrmann Office Products Nederland B.V., as amended, dated April 23, 2002.
‡1.34	Articles of Association of Buhrmann Europcenter N.V., as amended, dated June 24, 2002.
‡‡1.35	Articles of Association of Buhrmann Luxembourg, Sarl, as amended, dated October 11, 2002.
4.1
Indenture, dated as of March 2, 2005 for the 7 7/8% Senior Subordinated Notes due 2015 among Buhrmann US Inc., as issuer, Buhrmann NV and the other guarantors listed therein and The Bank of New York, as trustee.
4.2	Form of 7 7/8% Senior Subordinated Notes due 2015 (included in exhibit 4.1)
‡4.3
Indenture, dated as of July 1, 2004 for the 8 1/4% Senior Subordinated Notes due 2014 among Buhrmann US Inc., as issuer, Buhrmann NV and the other guarantors listed therein and The Bank of New York, as trustee.
‡4.4	Form of 8 1/4% Senior Subordinated Notes due 2014 (included in exhibit 4.1)
4.5
Registration Rights Agreement, dated as of March 2, 2005, among Buhrmann US Inc., Buhrmann NV, each of the subsidiary guarantors listed therein, Deutsche Bank Securities Inc, BNP Paribas Securities Corp, and ING Bank, N.V.
‡4.6
Registration Rights Agreement, dated as of July 1, 2004, among Buhrmann US Inc., Buhrmann NV, each of the subsidiary guarantors listed therein, Deutsche Bank Securities Inc, BNP Paribas Securities Corp, and ING Bank, N.V.
††4.7	Term and conditions of the 2.00% Guaranteed Convertible Subordinated Bonds due 2010.
5.1	Opinion of Latham & Watkins
5.2	Opinion of General Counsel and Company Secretary of Buhrmann, N.V.
5.3	Opinion of Senior Vice President and General Counsel of Corporate Express, Inc.
5.4	Opinion of Allen & Overy, Belgium
5.5	Opinion of Allen & Overy, Luxembourg
*10.1	Stock Purchase Agreement, dated as of September 3, 1999 by and between Buhrmann NV, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and Bain Capital Fund VI, L.P.
*10.2	Amendment No. 1 to Stock Purchase Agreement, dated October 26, 1999 among Buhrmann NV, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and Bain Capital Fund VI, L.P.
†††10.3	Share Purchase Agreement, dated as of February 22, 2005 among Buhrmann NV, the Apollo Holders, the Bain Holders, and others.
**10.4	Distributor Agreement, dated December 10, 2002 between Heidelberger Druckmaschinen Aktiengesellschaft (Heidelberg) and Buhrmann NV, effective as of July 1, 2003.
†10.5
Deposit Agreement, dated as of December 21, 1993, Amended and Restated as of September 20, 2001 by and among Buhrmann NV and The Bank of New York as Depositary and Owners and Holders of American Depositary Receipts.
**10.6	Form of employment contract for Members of the Executive Board.

**10.7
Dutch Master Receivables Purchase Agreement, amended and restated on July 18, 2002 between Buhrmann-Ubbens BV, Proost and Brandt BV, Buhrmann Silver S.A, Silver Securitisation B.V., Deutsche Trustee Company Limited and Buhrmann NV
††10.8	New US Originator Accession Agreement, dated April 16, 2003, between ASAP Software Expres, Inc. and Deutsche Trustee Company Limited and Buhrmann NV
††10.9	New Dutch Originator Accession Agreement, dated April 16, 2003, between Buhrmann Office Products Nederland B.V. and Deutsche Trustee Company Limited.
††10.10	Onward Dutch Receivables Re-Purchase Agreement, dated October 31, 2003, between Buhrmann Silver S.A., Buhrmann Ubbens B.V., Proost and Brandt B.V. and Deutsche Trustee Company Limited.
**10.11
US Contribution Agreement, amended and restated on July 18, 2002, between Corporate Express Office Products, Inc., Corporate Express of Texas, Inc., Burhmann Silver US LLC, Buhrmann NV and Deutsche Trustee Company Limited.
**10.12
English Originator Notice of Intention to Make Offers to Sell, given on July 18, 2002, by Robert Horne Group PLC, The Howard Smith Paper Group Limited and The M6 Paper Group Limited to Buhrmann Silver S.A.
††10.13
European Receivables Warehouse Company Sale and Purchase Agreement, dated October 31, 2003, between Buhrmann Silver S.A., Horne Group PLC, The Howard Smith Paper Group Limited, The M6 Paper Group Limited and Deutsche Trustee Company Limited.
**10.14	Master Definitions and Framework Deed, amended and restated July 18, 2002 between various parties in the securitization program.
**10.15	English Standard Terms and Conditions, amended and restated July 18, 2002 between various parties in the securitization program.
††10.16	Master Deed of Release and Termination, dated October 31, 2003, between various parties in the Securitsation Programme.
††10.17	Agreement for the sale and purchase of the Paper Merchanting Division of Buhrmann NV, dated September 8, 2003 between Buhrmann NV and PaperlinX Limited.
‡10.18
Senior Facilities Agreement, as amended June 28, 2004, between Buhrmann NV, as Parent, Buhrmann US Inc., as Borrower, various Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V., as Arrangers, Deutsche Bank AG London, as Agent, Deutsche Bank AG London, as Security Trustee, and various Lenders.
†††10.19
Amendment to Senior Facilities Agreement, dated December 1, 2004 between Buhrmann NV, as Parent, Buhrmann US Inc., as Borrower, various Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V., as Arrangers, Deutsche Bank AG London, as Agent, Deutsche Bank AG London, as Security Trustee, and various Lenders.
†††10.20
Amendment to Senior Facilities Agreement, dated March 10, 2005, between Buhrmann NV, as Parent, Buhrmann US Inc., as Borrower, various Guarantors, Deutsche Bank AG London and ABN AMRO Bank N.V., as Arrangers, Deutsche Bank AG London, as Agent, Deutsche Bank AG London, as Security Trustee, and various Lenders.
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
†††21.1	List of significant Subsidiaries of Buhrmann NV.
23.1	Consent of Latham & Watkins (included in exhibit 5.1).

23.2	Consent of General Counsel and Company Secretary of Buhrmann, N.V. (included in exhibit 5.2).
23.3	Consent of Senior Vice President and General Counsel of Corporate Express, Inc. (included in exhibit 5.3).
23.4	Consent of Allen & Overy, Belgium (included in exhibit 5.4).
23.5	Consent of Allen & Overy, Luxembourg (included in exhibit 5.5).
23.6	Consent of PricewaterhouseCoopers Accountants N.V.
24.1	Powers of Attorney (included in the signature pages to this registration statement).
25.1	Statement of Eligibility of Trustee with respect to 8 1/4% Senior Subordinated Notes due 2014 Indenture.
99.1	Form of Letter of Transmittal, with respect to the exchange offer.
99.2	Form of Notice of Guaranteed Delivery, with respect to the old notes and the exchange notes.
99.3	Form of Letter to DTC Participants.
99.4	Form of Letter to Beneficial Holders.
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Incorporated by reference to Registration Statement of Buhrmann NV on Form F-4, dated March 31, 2000, File No. 333-11768.

**
Incorporated by reference to Annual Report of Buhrmann NV on Form 20-F, dated. June 27, 2003, File No. 001-16663.

†
Incorporated by reference to Post Effective Amendment No. 1 to the Form F-6 Registration Statement filed with the Securities and Exchange Commission on August 24, 2001.

††
Incorporated by reference to Annual Report of Buhrmann NV on Form 20-F, dated June 21, 2004, File No. 001-16663.

†††
Incorporated by reference to Annual Report of Buhrmann NV on Form 20-F, dated March 14, 2005, File No. 001-16663.

‡
Incorporated by reference to Registration Statement of Buhrmann NV on Form F-4, dated September 7, 2004, File No. 333-117584.

‡‡
To be filed supplementally by amendement hereto.